   As filed with the Securities and Exchange Commission on December 22, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                        FirstWorld Communications, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                    4813                   33-0521976
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial              Identification
     incorporation or         Classification Code             Number)
      organization)                 Number)
                                --------------
                      8390 E. Crescent Parkway, Suite 300
                          Greenwood Village, CO 80111
                                 (303) 874-8010
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                             Jeffrey L. Dykes, Esq.
              Senior Vice President, General Counsel and Secretary
                        FirstWorld Communications, Inc.
                      8390 E. Crescent Parkway, Suite 300
                          Greenwood Village, CO 80111
                                 (303) 874-8010
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies To:
        Michael L. Platt, Esq.                James S. Scott, Sr., Esq.
        Michael D. Stack, Esq.                John T. Blatchford, Esq.
          Cooley Godward llp                     Shearman & Sterling
   2595 Canyon Boulevard, Suite 250             599 Lexington Avenue
        Boulder, CO 80302-6737                 New York, NY 10022-6069
            (303) 546-4000                         (212) 848-4000
                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   Proposed Maximum
                                                      Aggregate      Amount of
Title of Securities                                    Offering     Registration
To be Registered                                     Price (1)(2)       Fee
--------------------------------------------------------------------------------
Series B Common Stock, $.0001 par value..........    $100,000,000     $26,400
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Explanatory Note: This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada and one to be used in a concurrent offering outside the United States and Canada. The prospectuses are identical except for the front cover page. The U.S. prospectus is included in this registration statement and is followed by the alternate page to be used in the international prospectus. The alternate page for the international prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion, dated December 22, 1999

PROSPECTUS
                              [FIRSTWORLD LOGO]

                                            Shares

                        FirstWorld Communications, Inc.
                             Series B Common Stock
           --------------------------------------------------------

This is our initial public offering of shares of common stock. No public market
 currently exists for our shares. We are offering      shares. Of the
shares being offered, we are offering           shares in the United States and
       Canada and           shares outside the United States and Canada.

  We propose to list the shares on the Nasdaq National Market under the symbol
 "FWIS". We anticipate the public offering price to be between $     and $
                                   per share.

     Investing in the shares involves risks. Risk Factors begin on page 7.

                                                             Per Share   Total
                                                             --------- ---------
Public Offering Price....................................... $         $
Underwriting Discount....................................... $         $
Proceeds to FirstWorld Communications....................... $         $

We have granted the underwriters the right to purchase up to     additional
shares within 30 days to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about       , 2000.
           --------------------------------------------------------
Lehman Brothers

          Bear, Stearns & Co. Inc.

                  Deutsche Banc Alex. Brown

                                                        PaineWebber Incorporated

      , 2000

   [Graphical depiction of FirstWorld's backbone network, depicting the portion of United States including and west of the Chicago metropolitan area. The map identifies the metropolitan areas in which FirstWorld currently has a sales presence, including:

     .  Denver;

     .  Salt Lake City;

     .  San Francisco;

     .  Los Angeles;

     .  Houston;

     .  Portland;

     .  Chicago; and

     .  San Diego.

   Finally, the map identifies metropolitan areas in which FirstWorld expects to have a sales presence by the end of 2000, including;

     .  Seattle; and

     .  Dallas.

   The map also identifies Denver as FirstWorld's headquarters. In addition, the map depicts cities in which we intend to use Enron's long-haul network to serve our customers.]

                         [Description of inside cover]

  [Graphic entitled FirstWorld Internet Data Center, depicting our data center architecture including:

     .  DSL access concentrater (Redback);

     .  Telecom platform (Lucent Pathstar);

     .  Internet platform (Cisco, Sun and Oracle);

     .  Multi-service access platform;

     . Redundant infrastructure for power, security, monitoring, management and backup;

     .  Dedicated/managed servers; and

     .  Customer co-location.]

                               [FirstWorld Logo]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Summary Consolidated Financial
 Data...............................    4
Risk Factors........................    7
Special Note Regarding Forward-
 Looking Statements; Market Data....   19
Use of Proceeds.....................   20
Dividend Policy.....................   20
Capitalization......................   21
Dilution............................   22
Selected Consolidated Financial
 Data...............................   23
Unaudited Pro Forma Condensed
 Combined Financial Data............   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   29

                                                                       Page
                                                                       ----
Business..............................................................  46
Management............................................................  65
Principal Stockholders................................................  77
Certain Transactions..................................................  80
Description of Capital Stock..........................................  84
Shares Eligible for Future Sale.......................................  89
Certain United States Tax Consequences for Non-U.S. Investors.........  90
Underwriting..........................................................  93
Legal Matters.........................................................  97
Experts...............................................................  97
Where You Can Find Additional Information.............................  97
Table of Contents to Consolidated Financial Statements................ F-1

                               ----------------
   We were originally incorporated in the State of California in July 1992 under the name of Sigma Link. We changed our name to Lambda Link International in May 1993, to SpectraNet International in September 1993, and to FirstWorld Communications, Inc. in January 1998. We were reincorporated in the State of Delaware in June 1998. In October 1998, we changed our fiscal year end from September 30 to December 31. Our principal executive offices are located at 8390 E. Crescent Parkway, Suite 300, Greenwood Village, Colorado 80111 and our phone number is (303) 874-8010.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of Series B common stock and seeking offers to buy shares of Series B common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Series B common stock.

   In this prospectus, FirstWorld, we, us and our refer to FirstWorld Communications, Inc. and its subsidiaries, unless the context otherwise requires. The term Enron refers to Enron Corp. and its direct and indirect subsidiaries collectively. In addition, unless otherwise indicated, all information contained in this prospectus:

  . assumes the underwriters' over-allotment option is not exercised;

  . assumes no exercise of outstanding options and warrants to purchase
    shares of our Series B common stock after       , 2000; and

  . assumes the conversion of outstanding stock appreciation rights into options simultaneously with the closing of this offering.

   Our logo and some titles and logos of our products and services mentioned in this prospectus are either trademarks or servicemarks that we own or that have been licensed to us. Each trademark, tradename or servicemark of any other company appearing in this prospectus belongs to its holder.

   Until              (25 days after the date of this prospectus), all dealers
effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information from this prospectus and may not contain all of the information that you should consider before deciding to purchase our Series B common stock. For a more complete understanding of FirstWorld and the shares of Series B common stock offered by this prospectus, you should read the entire prospectus, including the risk factors, and our consolidated financial statements and accompanying notes.

                                  The Company

   We are a rapidly growing network-based provider of Internet, data and communications services. Our service offerings include high-speed Internet access, such as dedicated access and digital subscriber line, or DSL; dial-up Internet access; web hosting and design; data center services, including co-location, access and monitoring services; e-commerce solutions; and web integration and consulting services. To complement our data services, we also provide local and long distance telephony services in selected markets. Our strategy is to offer our customers a single source solution to meet the full range of their increasingly complex Internet, data and communications needs. We primarily market our services, using a consultative sales approach, to small- and medium-sized businesses, and also selectively to larger businesses, wholesale customers and consumers.

   We currently offer our services in the San Francisco, Los Angeles, San Diego, Portland, Denver, Houston, Salt Lake City and Chicago metropolitan markets and are expanding our service offering in each of these markets to include a comprehensive range of data products and services. We plan to enter two additional metropolitan markets by the end of 2000. We currently operate data centers in Glendale, San Diego, Santa Clara, Irvine and Denver, and plan to open six additional centers in 2000. For the nine months ended September 30, 1999, we reported revenue of $36.5 million and ended the period with approximately 71,950 active accounts, including 1,350 dedicated access, 1,450 DSL, 57,000 dial-up Internet access, 11,000 web hosting, 200 web integration and 950 telephony accounts.

   We deliver our services over a communications network that utilizes advanced packet-switching technology and the communications protocol known as Internet Protocol, or IP, that enables us to provide cost-effective services to our customers. Our network combines equipment housed in our own facilities and equipment interconnected to the incumbent local exchange carrier's central office with redundant, high-speed connectivity to the Internet. We seek to establish these interconnections in areas with a high density of small- and medium-sized businesses. In addition, we have rights to use certain routes in a nationwide, long-haul, fiber-optic network currently under construction by Enron.

   In October 1998, Sheldon S. Ohringer joined FirstWorld as President and Chief Executive Officer and the leader of a new management team. Mr. Ohringer was formerly the President of ICG Telecom Group, Inc., the principal operating subsidiary of ICG Communications, Inc. Since that time we have expanded our management team significantly, adding a number of experienced data and communications executives. Our equity sponsors include entities controlled by Donald L. Sturm. Mr. Sturm is a private equity investor and the former Vice Chairman of Peter Kiewit Sons' Inc. Mr. Sturm, who participated in the decision by Peter Kiewit Sons' to invest in MFS Communications and who owns a significant interest in Level 3 Communications, controls entities which have invested approximately $30 million in FirstWorld. On December 2, 1999, we entered into an equity investment agreement with an entity controlled by Mr. Sturm under which we can require this entity to purchase up to 6,666,667 shares of Series B common stock. See "Certain Transactions -- Sturm Equity Investment Agreement."

The FirstWorld Opportunity

   Data communications is the fastest growing segment of the communications industry. Forrester Research, Inc. projects that the total market for worldwide data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, of which approximately $27.9 billion will be from services to businesses. The Internet's rapid growth as an essential communications medium has created a substantial market opportunity for companies such as ours that provide Internet, data and communications services. We believe this market opportunity is due to the convergence of a number of factors, including the following:

  . Growing Demand for Single Source Internet and Data Solutions. Most companies, particularly small- and medium-sized businesses, lack the expertise, capital or personnel required to install, maintain and monitor their own web infrastructure and are increasingly demanding a single source solution for their Internet, data and communications requirements finding it more cost-effective to outsource these services.

  . Growth of Small- and Medium-Sized Business Internet Market. Data communications, particularly through the Internet, have made it possible for smaller companies to compete more effectively with larger competitors. Demand for data communications services from small- and medium-sized businesses is growing, however, these businesses have traditionally been underserved by the larger communications providers.

  . Increasing Demand for High-Speed Internet Access. The growth in bandwidth-intensive applications, and the increasing number of remote office workers is increasing the demand for high-speed Internet connections, particularly among small- and medium-sized businesses.

  . Emergence of Third Party Co-location Services. Internet infrastructure and applications platforms are complex and sensitive to environmental factors, leading many businesses to rely on third parties to house, monitor and maintain the equipment that supports their web sites, e-commerce platforms and other business-critical applications. Third party co-location services also allow them the flexibility to rapidly add additional servers as their businesses grow.

Our Strategy

   We intend to capitalize on the market opportunity outlined above and the key elements of our strategy include:

  . Providing single source Internet and data services to meet our customers' needs;

  . Focusing on Internet and data products while expanding our product offerings;

  . Employing a consultative sales approach to tailor our Internet, data and communications solutions to fit our customers' business needs;

  . Deploying flexible, cost-effective networks and expanding our market footprint; and

  . Pursuing a focused acquisition strategy to accelerate our penetration into new markets, grow our customer base and increase the breadth of our product offerings.

   Our principal executive offices are located at 8390 E. Crescent Parkway, Suite 300, Greenwood Village, Colorado 80111, and our telephone number is (303) 874-8010. Our World Wide Web address is www.firstworld.com. The information on our web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Series B common stock offered................              shares

Series B common stock offered in the:
  United States offering............................       shares
  International offering............................       shares
                                                     -----
    Total...........................................       shares
                                                     =====
Common stock to be outstanding after the
 offering:
  Series A common stock.............................       shares
  Series B common stock.............................       shares
                                                     -----
    Total...........................................       shares
                                                     =====

Over-allotment option........................       shares of Series B common stock

Voting rights:
  Series A common stock......................  Ten votes per share
  Series B common stock......................  One vote per share

Use of proceeds..............................  We will receive net proceeds from this
                                               offering of approximately $      million.
                                               We intend to use the net proceeds to expand
                                               our sales and marketing efforts, fund our
                                               operating losses, hire additional
                                               personnel, fund potential acquisitions,
                                               fund our capital expenditures and product
                                               development, provide working capital and
                                               for general corporate purposes. See "Use of
                                               Proceeds."

Dividend policy..............................  We have not paid any dividends on our common stock and do not intend to pay
                                               dividends on our common stock in the
                                               foreseeable future. We plan to retain any
                                               earnings for use in the operation of our
                                               business and to fund future growth. See
                                               "Dividend Policy." We have not generated
                                               net income and do not expect to do so for
                                               several years.

Proposed Nasdaq National Market symbol.......  FWIS

   The foregoing information is based on 28,778,006 shares of Series A and Series B common stock outstanding as of November 30, 1999 and excludes:

  . 6,585,392 Series B shares of common stock (including 589,825 of stock appreciation rights that are anticipated to be cancelled and reissued as stock options to purchase Series B common stock) issuable upon the exercise of outstanding stock options as of November 30, 1999 at exercise prices ranging from $.25 to $7.50 per share, with a weighted average exercise price of $6.21 per share;

  . Any exercise of our agreement with an entity controlled by Donald L.
    Sturm that allows us to sell up to 6,666,667 shares of Series B common stock at a price of $7.50 per share;

  . 25,048,527 Series B shares of common stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $.01 to $6.00 per share, with a weighted average exercise price of $2.52 per share; and

  . 2,689,452 Series B shares of common stock reserved for issuance under our stock plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following table sets forth our summary consolidated financial data. These data do not present all of our financial information. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The data for each of the three years ended September 30, 1998 have been derived from the audited financial statements appearing elsewhere in this prospectus. The data for the three month transition period ended December 31, 1998 and for the nine month period ended September 30, 1999 have been derived from the audited financial statements appearing elsewhere in this prospectus. The data for the nine month period ended September 30, 1998 have been derived from the unaudited financial statements appearing elsewhere in this prospectus and, in our management's opinion, include all adjustments consisting of normal recurring items necessary for a fair presentation of our results of operations and financial position. The results of operations for the three months ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 are not necessarily indicative of the results of operations that may be expected for the full year. Certain prior period amounts have been reclassified to conform to the 1999 basis of presentation.

                                                            Three Months      Nine Months
                             Year Ended September 30,          Ended      Ended September 30,
                          --------------------------------  December 31, -----------------------
                            1996       1997        1998         1998        1998         1999
                          ---------  ---------  ----------  ------------ ----------   ----------
                                   (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenue:
 Internet services......  $     --   $     --   $      --    $      123  $       --   $   13,203
 Web integration and
 consulting services....        --         --          --         2,285          --       20,013
 Telephony services.....        354        171       1,091          565         977        3,246
                          ---------  ---------  ----------   ----------  ----------   ----------
   Total revenue........        354        171       1,091        2,973         977       36,462
                          ---------  ---------  ----------   ----------  ----------   ----------
Operating expenses:
 Network and service
  costs.................        247        474       1,029        2,707         885       25,776
 Selling, general and
  administrative........      3,870      7,421      16,113       10,812      13,865       45,955
 Depreciation and
  amortization..........         75        501       2,425        1,812       1,947       14,924
                          ---------  ---------  ----------   ----------  ----------   ----------
   Total operating
    expenses............      4,192      8,396      19,567       15,331      16,697       86,655
                          ---------  ---------  ----------   ----------  ----------   ----------
Loss from operations....     (3,838)    (8,225)    (18,476)     (12,358)    (15,720)     (50,193)
Other income (expense):
 Interest income........          9        149       6,749        3,227       6,742        5,929
 Interest expense.......        (27)    (1,372)    (16,898)      (8,600)    (15,549)     (28,125)
                          ---------  ---------  ----------   ----------  ----------   ----------
Loss before
 extraordinary item.....     (3,856)    (9,448)    (28,625)     (17,731)    (24,527)     (72,389)
Extraordinary loss--
 extinguishment of
 debt...................        --        (105)     (4,731)         --       (4,731)          --
                          ---------  ---------  ----------   ----------  ----------   ----------
Net loss................  $  (3,856) $  (9,553) $  (33,356)  $  (17,731) $  (29,258)  $  (72,389)
                          =========  =========  ==========   ==========  ==========   ==========
Basic and diluted loss
 per common share:
 Loss before
  extraordinary item....  $   (1.38) $   (2.95) $    (1.56)  $    (0.68) $    (1.05)  $    (2.64)
 Extraordinary loss--
  extinguishment of
  debt..................        --        (.03)       (.25)         --         (.20)         --
                          ---------  ---------  ----------   ----------  ----------   ----------
 Net loss per common
  share.................  $   (1.38) $   (2.98) $    (1.81)  $    (0.68) $    (1.25)  $    (2.64)
                          =========  =========  ==========   ==========  ==========   ==========
Weighted average shares
 outstanding:
 Basic and diluted......  2,792,250  3,209,450  18,395,172   26,196,664  23,411,474   27,471,288
                          =========  =========  ==========   ==========  ==========   ==========

Other Data:
EBITDA..................  $  (3,763) $  (7,724) $  (16,051)  $  (10,546) $  (13,773)  $  (33,377)
Capital expenditures....        908     12,637      26,068       15,518      23,578       42,798

Consolidated Cash Flow
 Data:
Net cash provided (used)
 by operating
 activities.............  $  (2,168) $  (7,446) $  (10,133)  $      134  $   (9,066)  $  (22,477)
Net cash provided (used)
 by investing
 activities.............       (923)   (12,647)   (191,659)     (42,264)   (189,169)      51,948
Net cash provided (used)
 by financing
 activities.............      3,156     20,557     273,295         (250)    270,004         (968)

                              September 30,                      September 30, 1999
                         -------------------------              ---------------------
                                                   December 31,             As
                          1996     1997     1998       1998     Actual   Adjusted
                         -------  -------  ------- ------------ -------  --------
                                              (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents ........... $    72  $   536  $72,039   $29,659    $58,162  $
Marketable Securities...     ---      ---  165,591   170,030     30,523    30,523
Working capital
 (deficit)..............  (1,801)  (3,319) 233,059   190,589     69,269
Property and equipment,
 net....................   1,088   20,331   44,020    61,247    100,825   100,825
Total assets............   1,427   25,321  294,105   294,816    277,699
Long-term debt,
 including current
 portion................   1,009   19,684  256,659   265,427    293,040   293,040
Total stockholders'
 equity (deficit).......  (1,541)   2,264   29,373    11,794    (47,651)

   The Statement of Operations data for the three months ended December 31, 1998 presented above include our results for the entire three months and for Optec for the period from November 24, 1998, the date of our acquisition of Optec, through December 31, 1998. The Statement of Operations data for the nine months ended September 30, 1999 presented above include the results for FirstWorld and Optec for the entire nine month period and for Slip.Net, Sirius, Hypercon, Internet Express, inQuo, Transport Logic and Intelenet, beginning with their respective acquisition dates through September 30, 1999.

   The as adjusted balance sheet information presented above gives effect to
the issuance and sale of          shares of common stock offered in this
offering at an assumed initial public offering price of $       per share,
after deducting the estimated underwriting discounts, commissions and offering expenses.

   EBITDA, shown above under "Other Data," consists of earnings before interest, income taxes, extraordinary loss, depreciation and amortization and a one-time, non-cash litigation charge for the nine months ended September 30, 1999 of $1.9 million. We have included information concerning EBITDA in this prospectus because this type of information is commonly used in the communications industry as one measure of a company's operating performance and liquidity. EBITDA is not determined using generally accepted accounting principles and, therefore, EBITDA is not necessarily comparable to EBITDA as calculated by other companies. EBITDA also does not indicate cash provided by operating activities. You should not use our EBITDA as a measure of our operating income and cash flows from operations under generally accepted accounting principles. Both of those measures are presented above. You also should not look at our EBITDA in isolation, as an alternative to or as more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   The following table sets forth summary unaudited pro forma condensed combined financial data and summary historical consolidated financial data for the year ended September 30, 1998, the three month transitional period ended December 31, 1998 and the nine months ended September 30, 1999. This pro forma financial information assumes that our acquisitions of Optec, Slip.Net, Sirius, Hypercon, Internet Express, inQuo, Transport Logic and Intelenet, which were completed in 1998 and 1999, had occurred on October 1, 1997. Please refer to "Unaudited Pro Forma Condensed Combined Financial Data" for a more detailed presentation of our pro forma information.

                               Year Ended          Three Months Ended       Nine Months Ended
                           September 30, 1998       December 31, 1998      September 30, 1999
                          ----------------------  ----------------------  -----------------------

                          Historical  Pro Forma   Historical  Pro Forma   Historical   Pro Forma
                          ----------  ----------  ----------  ----------  ----------   ----------
                                   (in thousands, except share and per share data)
Revenue:
 Internet services......  $      --   $   18,577  $      123  $    6,202  $   13,203   $   22,853
 Web integration and
  consulting services            --       14,766       2,285       5,401      20,013       20,013
 Telephony services.....       1,091       1,091         565         565       3,246        3,246
                          ----------  ----------  ----------  ----------  ----------   ----------
 Total revenue..........       1,091      34,434       2,973      12,168      36,462       46,112
                          ----------  ----------  ----------  ----------  ----------   ----------
Cost and expenses:
 Operating expenses.....      17,142      49,389      13,519      23,484      71,731       81,083
 Depreciation and
  amortization..........       2,425      22,807       1,812       6,942      14,924       22,373
                          ----------  ----------  ----------  ----------  ----------   ----------
 Total operating
  expense...............      19,567      72,196      15,331      30,426      86,655      103,456
                          ----------  ----------  ----------  ----------  ----------   ----------
Loss from operations....     (18,476)    (37,762)    (12,358)    (18,258)    (50,193)     (57,344)
                          ----------  ----------  ----------  ----------  ----------   ----------
Other income:
 Other income
  (expense).............       6,749       3,501       3,227       2,523       5,929        5,392
 Interest expense.......     (16,898)    (17,196)     (8,600)     (8,728)    (28,125)     (28,281)
                          ----------  ----------  ----------  ----------  ----------   ----------
 Total other expense....     (10,149)    (13,695)     (5,373)     (6,205)    (22,196)     (22,889)
                          ----------  ----------  ----------  ----------  ----------   ----------
Net loss from continuing
 operations.............  $  (28,625) $  (51,457) $  (17,731) $  (24,463) $  (72,389)  $  (80,233)
                          ==========  ==========  ==========  ==========  ==========   ==========
Net loss from continuing
 operations per common
 share:
 Basic and diluted......  $    (1.56) $    (2.55) $     (.68) $     (.87) $    (2.64)  $    (2.82)
                          ==========  ==========  ==========  ==========  ==========   ==========
Weighted average shares
 outstanding:
 Basic and diluted......  18,395,172  20,215,600  26,196,664  28,017,092  27,471,288   28,483,705
                          ==========  ==========  ==========  ==========  ==========   ==========
Other Data:
EBITDA..................  $  (16,051) $  (15,170) $  (10,546) $  (11,316) $  (33,377)  $  (34,971)

                                 RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before you decide to buy our common stock.

Evaluating Our Current Business Is Difficult Because Our Business Plan Is Unproven and We Have a Limited Operating History

   It is difficult to value our business and evaluate our prospects because we are not aware of any other company that has generated net income from a similar business plan. We have limited historical financial and operating data related to our current business for you to review in evaluating our current business and prospects. We did not begin to develop and offer Internet and data services until December 1998. From October 1, 1993 through September 30, 1999, we generated net losses of approximately $138.2 million on revenue of only approximately $41.2 million. Our unproven business plan creates a significant risk that the value of our common stock will decline.

We Expect Our Losses and Negative Cash Flow to Continue

   We expect to incur substantial operating and net losses and negative operating cash flow for the foreseeable future. We intend to rapidly and substantially increase our capital expenditures and operating expenses in an effort to expand our network services. To date, we have incurred substantial operating losses, net losses and negative operating cash flow. As of September 30, 1999, we had an accumulated deficit of $138.2 million. For the nine months ended September 30, 1999, we had an operating loss of $50.2 million, a net loss of $72.4 million and negative cash flow from operations of $22.5 million. We have funded our operations through the private sale of debt and equity securities and have not generated any income from our business to date. If we fail to generate positive cash flows and net income, there will be a significant risk that the value of our common stock will decline.

The Market for Our Data and Internet Solutions Is New and Evolving and We Cannot Predict Whether the Market in General or the Market for Our Services Will Continue to Grow

   The market for Internet, data and communications services is new and rapidly evolving. Although we expect demand for these services to grow, we cannot assure you that this growth will occur. Certain critical issues concerning commercial viability of these services, including security, reliability, ease and cost of access and quality of service, may remain unresolved and may negatively impact our growth. To be successful, we must develop and market our services in a rapidly changing marketplace. Therefore, there is a risk that our services will become obsolete before they can be profitably sold, but only to the extent we have spent money to develop and market them. If the market for our services grows more slowly than we anticipate or becomes saturated with competitors, there will be a significant risk that the value of our common stock will decline.

As a Young Company, We May Not Be Able to Effectively Execute Our Business
Plan

   You should consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in rapidly evolving and intensively competitive markets such as ours. Some of the specific risks include whether we will be able to:

  . attract and retain customers;

  . accurately assess potential markets and effectively respond to competitive developments;

  . continue to develop and integrate our operational support systems and other back office systems;

  . raise additional capital;

  . enter into interconnection, co-location agreements and working arrangements with incumbent carriers, substantially all of whom we expect to be our competitors;

  . rapidly expand the geographic coverage of our services;

  . deploy an effective network infrastructure;

  . effectively manage our expanding operations;

  . comply with evolving governmental regulatory requirements;

  . increase awareness of our services; and

  . attract, retain and motivate qualified personnel.

   We may not be successful in addressing these and other risks, and our failure to do so would create a significant risk that the value of our common stock will decline.

We Are Subject to Intense Price Competition

   For many communications services, including the services we offer, there is a negligible marginal cost of providing an additional unit of service. As a result, there have been rapid and continuing price reductions, particularly for Internet access services. Accordingly, we may need to reduce our prices to remain competitive. Price competition could result in lower margins and therefore, create a significant risk that the value of our common stock will decline.

We May Not Be Able to Compete Successfully

   We face significant competition in providing our services. Most of our competitors, as well as a number of our potential competitors, have significantly greater financial, sales and marketing resources, larger customer bases, longer operating histories, greater name recognition, embedded infrastructure and more established relationships with vendors, distributors and partners than we have. These factors place us at a disadvantage when we respond to our competitors' pricing strategies, technological advances and other initiatives. Additionally, our competitors may develop services that are superior to ours or that achieve greater market acceptance.

   We expect the level of competition to intensify, particularly given the current regulatory environment. We have not obtained significant market share in any of the areas where we offer or intend to offer services, nor do we expect to do so given the size of the Internet, data and communications market, the intense competition and the diversity of customer needs. In each market area in which we provide services, we compete or will compete with several other service providers and the technologies they use. We may not be able to compete successfully with these current or future competitors, which creates a significant risk that the value of our common stock will decline. Please refer to "Business--Competition" for further discussion of our competitive environment.

We Face Risks Involving Acquired Businesses and Potential Acquisitions

   We have grown rapidly by acquiring other businesses. In the nine months ended September 30, 1999, we acquired seven businesses. We expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

  . significant strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

  . difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of the acquired businesses;

  . difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of the acquired businesses;

  . the potential loss of key employees or customers of the acquired businesses;

  . entering geographic and business markets in which we have little or no prior experience;

  . unanticipated liabilities or contingencies of acquired businesses;

  . fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions;

  . reduced earnings due to increased goodwill amortization from acquired businesses; and

  . dilution to existing stockholders if we use stock to acquire businesses.

   We cannot assure you that we will be able to successfully complete the integration of the businesses which we have already acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, there will be a significant risk that the value of our common stock will decline.

Industry Consolidation Could Make It More Difficult to Compete

   Companies offering Internet, data and communications services are increasingly consolidating. As a company with a limited operating history, we may not be able to compete successfully with businesses that have combined, or will combine, to produce companies with substantially greater financial, sales and marketing resources, larger customer bases, extended networks and infrastructures and more established relationships with vendors, distributors and partners than we have. In addition, this consolidation trend could prevent or hinder our ability to further grow our operations through acquisitions. With these heightened competitive pressures, there is a significant risk that the value of our common stock will decline.

We Need Significant Additional Capital

   We believe that our current capital resources, including the proceeds of this offering and the proceeds of the 1999 equity investment agreement, will be sufficient to fund our capital expenditures and working capital requirements, including operating losses, for approximately the next 12 months. We will need significant additional financing after that. In addition, our actual funding requirements may differ materially if our assumptions underlying this estimate turn out to be incorrect. We may seek additional financing earlier than we currently anticipate if:

  . we alter the schedule, proposed markets or scope of our network rollout plan;

  . we acquire other businesses; or

  . we are unable to generate revenues in the amount and in the time frame we expect or we experience unexpected cost increases.

   We may not be able to raise sufficient additional capital at all or on terms that we consider acceptable. If we are unable to obtain adequate funds on acceptable terms and on a timely basis, our ability to operate and deploy our networks, fund our expansion or respond to competitive pressures would be significantly impaired. This limitation could create a significant risk that the value of our common stock will decline.

We Have a Substantial Amount of Debt

   We are highly leveraged, and we may seek additional debt funding in the future. As of September 30, 1999, we had approximately $293.0 million of outstanding debt and an accumulated deficit of $138.2 million. We have $470.0 million in principal amount at maturity of 13% senior discount notes due 2008 outstanding. Payment of interest on these notes does not begin until October 15, 2003. Instead, they accrete, which means they effectively increase in principal amount, from $284.4 million at September 30, 1999 to $470.0 million at April 15, 2003. We are not generating sufficient revenue to fund our operations or to repay our debt. Our existing substantial leverage poses, and any future leverage may pose, the risk that:

  . we may be unable to repay our debt;

  . we may be unable to obtain additional financing;

  . we must dedicate a substantial portion of our cash flow from operations, if any, to pay interest on our debt generally beginning in 2003, and if any cash flow remains after that, it may not be adequate to fund our operations; and

  . we may be more vulnerable during economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

   Additionally, our outstanding debt imposes significant restrictions on how we can conduct our business. For example, the restrictions prohibit or limit our ability to incur additional debt and make dividend payments. The restrictions may materially and adversely affect our ability to finance future operations or capital needs or conduct additional business activities. Any future debt that we may incur would also likely impose restrictions on us. If we fail to comply with any of these restrictions, we would be in default. If we default, the holders of the applicable debt could demand that we pay the debt, including interest, immediately. This would create a significant risk that the value of our common stock will decline.

Our Failure to Manage Our Growth Could Impair Our Business

   We have rapidly and significantly expanded our operations. We anticipate further significant expansion of our operations in an effort to achieve our network rollout and deployment objectives. Our expansion to date has strained our management, financial controls, operational support systems, personnel and other resources. Any future expansion could increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with their expectations. As a result, rapid growth of our business would make it difficult to implement our strategy successfully and to provide superior customer service. We may not be able to manage growth of our operations if we do not:

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

  . hire, train and manage additional qualified personnel;

  . expand and upgrade our network and technologies; and

  . effectively manage multiple relationships with our customers, suppliers and other third parties.

   We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings. Any failure to successfully address these issues could create a significant risk that the value of our common stock will decline.

We May Not Be Able to Grow Our Business Unless We Keep Pace with Rapidly Changing Technologies

   Our industry is characterized by:

  . rapid technological change;

  . changing customer needs;

  . frequent new product and service introductions; and

  . evolving industry standards.

   These market characteristics could render our existing services, technologies, network infrastructure and systems obsolete. We may be unable to obtain access to new technologies on acceptable terms or at all, and we may be unable to adapt to new technologies and offer services in a competitive manner. New technologies, industry standards and products may not be compatible with our existing technologies and current business plan, and we cannot predict the effect of technological changes on our business. As a result, there is a significant risk that the value of our common stock will decline.

Our Business Could Suffer if High Quality Network Capacity, Services and Products That We Obtain from Third Parties Are Not Available or Cost More Than We Expect

   We depend on third parties to maintain and provide us key components of our network infrastructure. Our business, prospects, financial condition and operating results may suffer if the third parties we depend on to provide network services and infrastructure fail to maintain the operational integrity of their networks or increase their cost. In part, we rely on and will continue to rely on third parties, including certain of our competitors and potential competitors, for the development of and access to communications and networking technologies. We expect that new products and technologies applicable to our market will emerge. For example, we depend on data communications equipment providers and equipment providers, such as Pacific Bell, UUNET, Sprint, NorthPoint, Covad, Lucent and Cisco to provide the data and communications capacity and equipment we, and our customers, require. If these components are unavailable or cost more than we expect, there is a significant risk that the value of our common stock will decline.

Our Business Could Suffer if We Are Unable to Expand and Adapt Our Network Infrastructure to Meet Our Customers' Demands

   We must continue to expand and adapt our network. We also plan to build a number of data centers to house our Internet, data and voice equipment. If we are unable to expand and adapt our network infrastructure and build our data centers on a cost-effective and timely basis, we may lose customers. We have had limited deployment of our services and limited experience in building data center facilities. Accordingly, we do not know whether our network and data center facilities will be able to handle, connect and manage large numbers of users at high transmission speeds. In addition, future attempts to increase our network capacity and data center facilities may be delayed or cause further network complications. We may encounter equipment or software incompatibility, among other things, if we upgrade our network to increase its capacity. These problems may cause delays in our attempts to expand or improve our services.

   In order to generate additional revenue, we must continue to expand and adapt our network infrastructure as the number of users and their bandwidth demands increase and as customer requirements change. We cannot be sure that we will be able to do so on a timely basis, at a commercially reasonable cost, or at all. Any such failure would create a significant risk that the value of our common stock will decline.

We Are Dependent on the Incumbent Local Exchange Carriers

   We rely on the incumbent local exchange carriers for copper and fiber optic telephone lines and co-location space. In some cases, we also rely on them for transmission between our co-located offices and our data centers. These carriers compete with us in providing DSL and other services and, accordingly, may be reluctant to make capital expenditures to purchase and install additional equipment or cooperate with us in meeting our supply needs. The Federal Communications Commission currently requires incumbent local exchange carriers to take affirmative steps to enable competitive local exchange carriers to offer service over the incumbent local exchange carriers' networks. The FCC's current rules give the incumbent carriers flexibility regarding the timing, technical standards and charges, which the incumbent carriers may use to delay performance of loop conditioning that we may need to provide service.

   Additionally, we plan to co-locate our equipment and facilities at the central offices of many of the incumbent local exchange carriers. Co-location space may not be available in a particular central office, and we may face competition from other communications companies to obtain available space. The incumbent carriers may reject some of our co-location applications, and we may experience delays. The 1996 Telecommunications Act requires that, in order to qualify for authority to sell long distance services, the former Bell operating company incumbent local carriers must cooperate with other communications companies in establishing co-location facilities. These incumbent carriers will probably be less cooperative with us after such authority is granted. These incumbent carriers are not subject to similar legal requirements in providing transmission facilities to our data center facilities. If the incumbent carriers do not provide us with transmission facilities on a timely basis and we are unable to obtain transmission facilities from other providers, the rollout of our network may be delayed, which could create a significant risk that the value of our common stock will decline.

Interference or Claims of Interference Could Delay our Rollout or Harm our DSL Services

   All transport technologies deployed on copper telephone lines have the potential to interfere with, or to be interfered with by, other transport technologies on copper telephone lines. We believe that our DSL technologies, like other transport technologies, do not interfere with existing telephony services. Nevertheless, incumbent carriers may claim that the potential for interference permits them to restrict or delay our deployment of DSL services. Interference could degrade the performance of our services or make us unable to provide service on selected lines. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Moreover, incumbent carriers may make claims regarding interference or unilaterally take action to resolve interference issues to the detriment of our services. State or federal regulators could also institute responsive actions. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment and customer satisfaction and retention which could cause the value of our common shares to decline.

We Are Unable to Control the Terms and Conditions Under Which We Gain Access to the Incumbent Local Carriers Co-Location and Transmission Facilities

   We must negotiate the terms under which we co-locate our equipment, connect to copper and fiber optic telephone lines and gain the use of the incumbent local carriers' transmission facilities. State and federal tariffs, state public utility commissions, the FCC and interconnection agreements with the incumbent local carriers determine the price, terms and conditions under which co-location space is made available as well as the terms and conditions of access to copper and fiber optic telephone lines and other network components. Currently, the incumbent local carriers unilaterally set the spectrum capability and spectrum management policies that determine whether our service can be provided over a particular copper and fiber optic telephone line without creating interference with other services and the measures we would be required to take in order to solve any interference problems. The FCC has adopted rules that facilitate a competitively neutral process for resolving some interference issues and has proposed additional requirements but has not yet made a ruling on these issues. These issues may create a significant risk that the value of our common stock will decline.

We Are Unable to Control the Terms or Timing of Extending Our Interconnection Agreements

   Our access to the incumbent local carriers' co-location and transmission facilities and copper and fiber optic lines depends on our ability to maintain interconnection agreements with the incumbent carriers. Many of our interconnection agreements provide that if the term expires before we have a replacement agreement, we may continue on the rates, terms and conditions of the original interconnection agreement on a month-to-month basis, but we may not be able to take advantage of any lower prices that the incumbent carriers may offer. Some of our other interconnection agreements provide that if the term expires before we have a replacement agreement, the rates, terms and conditions of the original interconnection agreement may be superseded by more generic and potentially less favorable rates, terms and conditions. In addition, we may not be able to negotiate new agreements on terms favorable to us.

   State regulatory commissions, the FCC and the courts oversee our interconnection agreements as well as the terms and conditions under which we gain access to incumbent local carrier copper and fiber optic telephone lines and transmission facilities and co-location. These governmental entities may modify the terms or prices applicable to our interconnection agreements and the terms governing our access to copper and fiber optic telephone lines, transmission facilities, and co-location in ways that would be adverse to our business. These issues may create a significant risk that the value of our common stock will decline.

Some of our Switching Technologies and Equipment Have a Very Limited Performance History

   Some of the switching technologies and equipment that we intend to use in our network services are relatively new, have not been commercially proven and may be unreliable. For example, our switching platform incorporates the Lucent Pathstar, which is a new technology that has a very limited operating history. We were one of the first companies to deploy this new technology for local switching and currently have deployed it in only one of our markets. We intend to install three Lucent Pathstar's by the end of 2000. Any failure by Lucent to provide these switches to us on a timely basis would delay the roll out of our services and our business plan.

   If any of our switching technologies contain undetected design faults or "bugs," interruption of service to our customers or delay in our deployment could negatively affect our financial performance. We cannot assure you that our switching platforms will perform as expected or that we will be successful in deploying them in all of our markets in a timely manner. These factors could result in a significant risk that the value of our common stock will decline.

A System Failure or Breach of Network Security Could Cause Delays or Interruptions of Service to Our Customers Which Could Materially and Adversely Affect Our Business

   Our success in marketing our services to business customers requires that we provide reliable, continuous and secure service. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on our reputation and customer acceptance of our services. Our networks and those of third parties on whom we rely are subject to damage from human error, earthquakes, floods, other natural disasters, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors. In addition, our operations may be disrupted by unannounced or unexpected changes in transmission protocols or other technological issues that may not be easily resolved. These problems could result in unanticipated and extended system disruptions, slower response times, impaired quality and reduced levels of customer service, any of which could create a significant risk that the value of our common stock will decline.

   Despite our design and implementation of a variety of network security measures, breaches such as unauthorized access, computer viruses, or other disruptions could occur. In addition, we may incur significant costs to prevent breaches in security or to alleviate problems caused by such breaches. Any breaches that may occur could result in liability to us, loss of existing customers and the deterrence of future customers.

We May Encounter Difficulty in Upgrading Our Billing and Operational Support Systems

   We are in the process of upgrading our billing and operational support systems to accommodate our planned expansion and to achieve operating efficiencies. Although we have selected vendors with established software packages for these upgrades, the installation and implementation of the new billing and operational support systems involve a significant commitment of resources and are subject to a number of risks, including:

  . the potential incurrence of substantial third party consulting costs;

  . delays in implementation;

  . undetected software errors;

  . conflicts with our existing hardware and software systems; and

  . difficulties arising from continuing business operations during implementation.

   The failure to successfully install and implement new billing and operational support systems in a timely fashion could create a significant risk that the value of our common stock will decline.

Our Success Depends on Our Retention of Certain Key Personnel and Our Ability to Hire Additional Key Personnel

   Competition in the Internet, data and communications services industries is intense for qualified executives, and technical, sales and marketing personnel. Moreover, these industries have a high level of employee mobility and aggressive recruiting of key personnel. As a result of these factors, we may not be able to attract and retain the qualified personnel on whom our future success depends.

   In addition, our success depends on the performance of our officers and key employees, especially our Chief Executive Officer. Members of our senior management team have worked together at our company for only a short period of time. Any of our executive officers may terminate their employment with us at any time.

We Rely Primarily on a Direct Sales Method Which May Not Be Cost-Effective

   We market our products and services primarily through our own staff. Our markets are new, and our direct marketing efforts may not be an effective means of selling Internet, data and communications services. Many of our competitors are selling their services indirectly through Internet service providers, carriers, resellers and integrators. Our direct method may prove to be a more costly approach. We may not achieve a level of sales sufficient to justify maintaining our own marketing force and sales staff.

An Unfavorable Outcome of a Lawsuit Filed Against Us by the City of Anaheim Could Harm Us

   On May 13, 1999, the City of Anaheim filed a lawsuit in Orange County Superior Court, against us and one of our subsidiaries, FirstWorld Anaheim. The City alleges that we and our subsidiary repudiated our respective contractual obligations under a series of agreements that we entered into with the City in February 1997 primarily relating to the development of a fiber-optic network located in Anaheim, California. In addition, the City alleges, among other things, that we materially breached certain of our obligations under these agreements. The City alleges that it is entitled to damages in excess of $45 million. The City also seeks specific performance compelling us to completely perform some or all of our obligations under the agreements. In response to the lawsuit, we filed a motion to compel arbitration and requested a stay of the court proceeding. On October 6, 1999 the court entered a written order granting our motion and finding that there is a valid arbitration provision in the agreements and that the City had not established that we unequivocally repudiated the agreements. The court action has been stayed pending the completion of the arbitration, and the City has not commenced arbitration procedures pursuant to the arbitration provision in the agreements. We believe that we are not in breach of the agreements as alleged and intend to vigorously defend any such claims by the City. However, the outcome of this dispute is uncertain and cannot be predicted at this time. Any adverse result could have a material adverse effect on our company's financial condition and results of operations. See "Business--Litigation."

Our Services Are Subject to Government Regulation, and Changes in Current or Future Laws or Regulations Could Restrict the Way We Operate Our Business

   We are subject to regulation by the FCC, state public service and public utility commissions and local governments as a provider of communications services. Changes in existing policies or regulations in the states and localities in which we provide services or by the FCC could create a significant risk that the value of our common stock will decline, particularly if those regulatory or policy changes make it more difficult to obtain unbundled network elements from the incumbent local exchange carriers at competitive prices, restrict access to public rights of way or otherwise increase the cost and regulatory burdens of providing our services. There can be no assurance that regulatory authorities in the areas we serve or the FCC will not take actions having an adverse effect on the value of our common stock. The Telecommunications Act has significantly altered regulation of the telecommunications industry by preempting state and local laws to the extent that they prevent competition and by imposing a variety of new duties on local exchange carriers and the incumbent local carriers in order to promote competition in local exchange and access services. Although we believe that the Telecommunications Act and other trends in federal and state legislation and regulation that favor increased competition are to our advantage, there can be no assurance that the increased competitive opportunities or other changes in current regulations or future regulations at the federal or state level will not create a significant risk that the value of our common stock will decline.

Challenges to Governmental Regulation Could Increase Our Operating Costs

   We are subject to FCC and state regulation for our interconnection arrangements with the incumbent local carriers in our markets. The scope of this regulation is uncertain because it is the subject of ongoing court and administrative proceedings. Several parties have brought court challenges to the FCC's interconnection rules, including the rules that establish the terms under which a competitive communications company may use portions of an incumbent local carrier's network and that define the particular network elements to which we are entitled to access. If a rule that is beneficial to our business is struck down by the courts, it could harm our ability to compete. In particular, the courts may determine that the FCC's pricing rules are unlawful, which would require the FCC to establish a new pricing methodology. If this occurs, the new pricing methodology may result in our having to pay a higher price to the incumbent local carriers to use a portion of their networks in providing our services, which could create a significant risk that the value of our common stock will decline.

   Recently, the FCC issued a decision that an incumbent local carrier's data services are subject to unbundling and resale requirements. The FCC is still considering alternative corporate structures for the incumbent local carriers that would allow them to compete more directly with other companies like us on an unregulated basis. This issue is still pending before the FCC. An FCC decision in favor of the incumbent local carriers could create a significant risk that the value of our common stock will decline.

A Recent U.S. Supreme Court Decision Has Raised Questions About Our Ability to Obtain Essential Facilities From Incumbent Local Carriers, Which May Hurt Our Business

   A January 1999 decision by the U.S. Supreme Court has raised questions about whether we will be able to obtain network elements to provide data and voice services in the future from the incumbent local carriers. In that decision, the Supreme Court invalidated an FCC rule defining the particular elements of an incumbent local carrier's network that must be provided to competitors like us, and it sent the matter back to the FCC with instructions to consider further the question of which elements of an incumbent local carrier's network must be provided to competitors. The FCC has stated that it plans to issue a new decision later this year. We would be adversely affected if the FCC were to specify a set of elements that does not include the elements that we need to provide our services.

We May Be Liable for Information Disseminated through Our Network

   The law relating to the liability of Internet service providers and private network operators for information carried on or disseminated through the facilities of their networks is currently unsettled. The costs incurred in defending against any claims and potential adverse outcomes of such claims could have a material adverse effect on the value of our common stock. Several lawsuits seeking a judgment of such liability are pending. While such claims have not been asserted against us, we cannot be sure that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting certain types of information and content, such as obscene communications. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us of potential liability for materials carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. We believe that it is currently unclear whether the Telecommunications Act prohibits or imposes liability for any of our services should the content of information transmitted be subject to the statute.

Our Limited Ability to Protect Our Intellectual Property Rights May Adversely Affect Our Ability to Compete

   Trademarks, service marks, trade secrets and copyrights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations of their proprietary rights. If we invoke legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive. Our technology may be misappropriated or a third party may independently develop technologies that are substantially equivalent or superior to ours.

We May be Subject to Claims Alleging Infringement of Third parties' Intellectual Property Rights

   We may be subject to claims alleging that we have infringed third party proprietary rights. If we were to discover that any of our services infringed a third party's rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we must defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk. Any of these events could create a significant risk that the value of our common stock will decline.

   Our management personnel were previously employees of other communications companies. In many cases, these individuals are performing activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of trade secret violations and other similar claims. If such claims materialize, there is a significant risk that the value of our common stock will decline.

Our Principal Stockholders and Management Own a Significant Percentage of Our Company and Will Be Able to Exercise Significant Influence Over Our Company

   As of November 30, 1999, three limited liability companies controlled by Donald L. Sturm (the "Sturm Entities") beneficially owned approximately 51.4% of our outstanding common stock, including 49.3% of our outstanding Series A common stock (assuming only the exercise of outstanding warrants held by the Sturm Entities). The Series A common stock has ten votes per share, as compared to one vote per share for the Series B common stock. By virtue of these super-voting rights of the Series A common stock, the Sturm Entities control approximately 50.0% of the voting power of our outstanding common stock. As of November 30, 1999, Enron beneficially owned approximately 44.5% of our outstanding common stock, including 49.3% of our Series A common stock. By virtue of the super-voting rights of the Series A common stock, Enron controls approximately 48.0% of the outstanding voting power of our common stock. In addition, the Sturm Entities are entitled to appoint three directors and Enron is entitled to appoint two directors to our seven-person Board of Directors. These rights terminate on the second anniversary of the closing of this offering. As a result of their respective ownership interests and Board designees, the Sturm Entities and Enron, together control our company. The Sturm Entities and Enron have the ability to control the election of at least a majority of our directors and any other major decisions involving our company or its assets. If we exercise our rights under the equity investment agreement with an additional entity controlled by Mr. Sturm, the beneficial ownership of entities he controls will be increased. This agreement is discussed in the section of this prospectus entitled "Certain Transactions - Sturm Equity Investment Agreement."

   In addition to their investments in our company, the Sturm Entities and Enron have investments, and may in the future make investments, in other communications companies and ventures, including our competitors. We, the Sturm Entities and Enron have agreed that the Sturm Entities and Enron are under no obligation to bring to our company any investment or business opportunities of which they become aware, even if such opportunities are within our scope and objectives, and that the Sturm Entities and Enron may compete with us. As a result, the Sturm Entities and/or Enron may compete with us to obtain business or for the acquisitions of companies.

Our Capital Structure and Some of Our Anti-Takeover Provisions May Discourage Our Acquisition by Others and Thus Depress Our Stock Price

   The ownership and voting interests possessed by the Sturm Entities and Enron make it impossible for a third party to acquire control of us without their consent. In addition, some of the provisions that may be included in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition at a premium price. These provisions include:

  . authorizing the issuance of "blank check" preferred stock;

  . eliminating the ability of stockholders to call a special meeting of stockholders;

  . limiting the removal of directors by the stockholders to removal for cause; and

  . requiring a super-majority stockholder vote to effect certain amendments.

   The indenture governing our outstanding senior notes requires us to offer to repurchase all senior discount notes at a premium, within 30 days after a change of control. This could also discourage an acquisition.

Our Failure and The Failure of Third Parties to Be Year 2000 Compliant Could Negatively Impact Our Business

   Failure of our internal computer systems or third-party hardware, software, or systems to operate properly with regard to Year 2000 and thereafter could cause systems interruptions or loss of data or could require us to incur significant unanticipated expenses to remedy any problems. The expenses associated with our efforts to remedy any Year 2000 problems, the expenses or liabilities to which we may become subject as a result of such problems or the impact of Year 2000 problems on the ability of our existing or future customers to conduct business with us could create a significant risk that the value of our common stock will decline.

   We have done an extensive review of our software, hardware and third-party interfaces to evaluate their Year 2000 compliance and we are continuing to assess the functionality of our systems and our vendors' systems to determine whether these systems will require updating to continue to function properly beyond 1999. There can be no assurance that we will be able to identify all Year 2000 problems in our systems in advance of their occurrence or that we will be able to successfully remedy any problems. In addition, to the extent that our suppliers, including the incumbent local exchange carriers over whose networks we provide certain of our services, fail to address Year 2000 issues in a timely and effective manner, our ability to provide uninterrupted, reliable service to customers serviced through such networks may be adversely affected. Moreover, the profitability and stability of our customers may be adversely affected by Year 2000 problems not related to their relationships with us. The expenses associated with our efforts to remedy any Year 2000 problems, the expenses or liabilities to which we may become subject as a result of such problems or the impact of Year 2000 problems on the ability of existing or future customers to do business with us could create a significant risk that the value of our common stock will decline. Please refer to our discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

Future Sales of Our Common Stock in the Public Market Could Depress Our Stock Price

   Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for the common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which our executive officers, directors
and principal stockholders, who will collectively hold    % of our common
stock after this offering, or   % if the underwriters exercise their over-
allotment option in full, have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

   After this offering, the holders of      shares of common stock will have
the right to require us to register the sale of their shares, subject to limitations and to the lock-up agreements with the underwriters. Within approximately 180 days after this offering, we intend to file a registration
statement under the Securities Act to register          shares of common stock
for issuance under our 1999 Employee Stock Purchase Plan. The sale of these additional shares into the public market may further adversely affect the market price of our common stock.

You Will Incur Immediate and Substantial Dilution of the Book Value of Your
Shares

   Prior investors paid a lower per share price than the price in this offering. The initial public offering price is substantially higher than the as adjusted net negative tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial
dilution of $       in the as adjusted net negative tangible book value per
share of the common stock from the price you pay for the common stock in this offering. See "Dilution."

        SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

   Some of the statements contained in this prospectus are not historical facts, including some statements made in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and are statements of future expectations and other forward-looking statements. We use words such as expect, intend, plan, project, believe, estimate and anticipate, and variations of these words and similar expressions to identify such forward-looking statements. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in those statements, including:

  . the rate of expansion of our network and/or customer base;

  . inaccuracies in our internal forecasts of communications traffic or customers;

  . the loss of a customer or distributor that provides us with significant revenues;

  . highly competitive market conditions;

  . the failure of FirstWorld or of third parties to remediate Year 2000 issues;

  . changes in or developments under laws, regulations, licensing requirements or telecommunications standards;

  . changes in the availability of transmission facilities;

  . changes in retail or wholesale communications rates;

  . changes in technology;

  . the loss of the services of key officers, such as Sheldon S. Ohringer, our Chief Executive Officer; and

  . general economic conditions.

   The foregoing important factors should not be construed as exhaustive. We undertake no obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See also "Risk Factors" for additional cautionary statements identifying important factors with respect to forward-looking statements contained in this prospectus that could cause actual results to differ materially from results or expectations referred to in the forward-looking statements.

   This prospectus contains market data related to us and our industry. These data have been included in the studies of market research firms International Data Corporation, Forrester Research and eStats. These market research firms assume certain events, trends and activities will occur and they project information on those assumptions. We do not know all of the assumptions made by these firms and are not able to assess the basis for their assumptions. In particular, we do not know what level of growth in the U.S. economy these firms have assumed, or whether they have assumed that there would be a recession. If the market research firms are wrong about any of their assumptions, then their projections may also be wrong. Other market research firms, whose projections we have not included in this prospectus, make different assumptions and different projections than those made by International Data Corporation, Forrester Research and eStats.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $     million in net
proceeds from this offering, or $     if the underwriters' overallotment
option is exercised in full, based upon an assumed initial public offering of
$     per share. This amount reflects deductions from the gross proceeds of the offering of underwriting discounts and commissions and our estimated offering expenses.

   We expect to use the net proceeds to:

  . expand our sales and marketing efforts;

  . fund our operating losses;

  . hire additional personnel;

  . fund potential acquisitions;

  . fund our capital expenditures and product development; and

  . provide working capital and for other general corporate purposes.

   The amounts we actually spend in these areas may vary significantly and will depend on a number of factors, including our future revenues. We may also use a portion of the net proceeds to acquire or invest in complimentary businesses, technologies, services or products.

   Pending such uses, we will invest the net proceeds of this offering in short term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The terms of our outstanding indebtedness limit our ability to pay dividends. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and other factors that our board of directors deems relevant.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999. This information is presented:

  . on an actual basis; and


  . on an as adjusted basis to give effect to the issuance and sale of shares of common stock offered in this offering at an assumed
    initial public offering price of $     per share, after deducting the
    estimated underwriting discounts and commissions and offering expenses.

   This table should be read together with the financial statements and notes to those statements appearing in this prospectus.

                                                          September 30,
                                                              1999
                                                        ------------------
                                                                     As
                                                         Actual   Adjusted
                                                        --------  --------
                                                        (in thousands, except
                                                           share amounts)
Long-term obligations:
  Long-term debt, net of discount...................... $284,587  $284,587
  Capital lease obligations............................    7,587     7,587
                                                        --------  --------
    Total long-term debt...............................  292,174   292,174
                                                        --------  --------
Stockholders' equity (deficit):
  Preferred stock, $.0001 par value, 10,000,000 shares
   authorized; no shares issued or outstanding.........
  Common stock, $.0001 par value, 100,000,000 shares
   authorized; 10,135,164 designated Series A and
   89,864,836 designated Series B
    Series A, 10,135,164 shares issued and outstanding;
     and 10,135,164 issued and outstanding as
     adjusted..........................................        1         1
    Series B, 18,564,926 shares issued and outstanding;
     and      issued and outstanding as adjusted.......        2
Additional paid-in capital.............................   58,661
Warrants...............................................   31,963    31,963
Stockholder receivables................................      (45)      (45)
Accumulated deficit.................................... (138,233) (138,233)
                                                        --------  --------
    Total stockholders' equity (deficit)...............  (47,651)
                                                        --------  --------
      Total capitalization............................. $244,523  $
                                                        ========  ========

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999. We are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. The following is a summary of these additional shares of common stock at September 30, 1999:

  . 6,707,997 shares of Series B common stock (including 632,700 of stock appreciation rights that are anticipated to be cancelled and reissued as stock options to purchase Series B common stock) issuable upon exercise of options outstanding under our stock option plans at exercise prices ranging from $.25 to $7.50 per share, with a weighted average exercise price of $6.17 per share;

  . 25,048,527 shares of Series B common stock subject to issuance upon exercise of outstanding warrants at exercise prices ranging from $ .01 to $6.00 per share, with a weighted average exercise price of $2.52 per share; and

  . 2,707,877 shares of Series B common stock reserved for issuance under our stock plans.

  . up to 6,666,667 shares of Series B common stock subject to issuance upon exercise of the Sturm equity investment agreement with an entity controlled by Donald L. Sturm discussed in the section of this prospectus entitled "Certain Transactions--Sturm Equity Investment Agreement."

                                   DILUTION

   Our negative net tangible book value as of September 30, 1999 was approximately $108.7 million, or negative $3.79 per share. Negative net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Without taking into account any other changes in the negative net tangible book value after September 30, 1999, other than to give effect to our receipt
of the net proceeds from the sale of the           shares of Series B common
stock in this offering at an assumed initial public offering price of $
per share, our pro forma, net tangible book value as of September 30, 1999
would have been approximately $           , or $    per share. This represents
an immediate increase in net tangible book value of $      per share to
existing stockholders and an immediate dilution of $      per share to new
investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share..............          $
 Negative net tangible book value per share as of September
  30, 1999................................................... $
 Increase in net tangible book value per share attributable
  to new investors...........................................
                                                              --------
Pro forma net tangible book value per share after this
 offering....................................................
Dilution per share to new investors..........................          $
                                                                       ========

   The following table summarizes, on the as adjusted basis described above as of September 30, 1999, the differences between existing stockholders and the new investors with respect to:

  . the number of shares of common stock purchased from us;

  . the total consideration paid to us; and

  . the average price per share paid, before deducting estimated discounts and commissions and estimated offering expenses payable by us.

                          Shares Purchased  Total Consideration
                         ------------------ ------------------- Average Price
                           Number   Percent   Amount    Percent   Per Share
                         ---------- ------- ----------- ------- ------------- ---
Existing stockholders... 28,700,090       % $58,661,000       %     $2.04
New investors...........
                         ----------  -----  -----------  -----
  Total.................             100.0% $            100.0%
                         ==========  =====  ===========  =====

   The foregoing discussion and tables assume no exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants after September 30, 1999. As of September 30, 1999, there were outstanding options to purchase an aggregate of 6,707,997 shares of Series B common stock (including 632,700 of stock appreciation rights anticipated to be cancelled and reissued as stock options) at a weighted average exercise price $6.17 per share and warrants to purchase an aggregate of 25,048,527 shares of Series B common stock at a weighted average exercise price of $2.52 per share. In addition, the foregoing discussion does not include any additional options issued through November 30, 1999 or any exercise under the Sturm equity investment agreement allowing us to sell 6,666,667 shares of Series B common stock at a purchase price of $7.50 per share. There will be further dilution to new investors to the extent any of these options or warrants are exercised.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The financial data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The data for each of the three years ended September 30, 1998 have been derived from the audited financial statements appearing elsewhere in this prospectus. The data for the three months ended December 31, 1998 and for the nine months ended September 30, 1999 have been derived from the audited financial statements appearing elsewhere in this prospectus. The data for the three months ended December 31, 1997 and for the nine months September 30, 1998 have been derived from the unaudited financial statements appearing elsewhere in this prospectus. The selected financial data for the years ended September 30, 1994 and 1995 have been derived from audited financial statements not included in this prospectus. The results of operations for the three months ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 are not necessarily indicative of the results of operations that may be expected for a full year. In our management's opinion, the accompanying consolidated financial statements include all adjustments (consisting of normal recurring items) necessary for a fair presentation of our results of operations and financial position. Certain prior period amounts have been reclassified to conform to the 1999 basis of presentation.

                                                                              Three Months Ended         Nine Months
                                  Year Ended September 30,                       December 31,        Ended September 30,
                     ------------------------------------------------------  ---------------------  -----------------------
                       1994       1995       1996       1997        1998       1997        1998        1998         1999
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
                                            (in thousands, except share and per share data)
Statement of
 Operations Data:
Revenue:
 Internet
  services.........  $     --   $     --   $     --   $     --   $      --   $     --   $      123  $      --    $   13,203
 Web integration
  and consulting
  services.........        --         --         --         --          --         --        2,285         --        20,013
 Telephony
  services.........         85         97        354        171       1,091        114         565         977        3,246
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
   Total revenue...         85         97        354        171       1,091        114       2,973         977       36,462
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
Operating expenses:
 Network and
  service costs....        --         188        247        474       1,029        144       2,707         885       25,776
 Selling, general
  and
  administrative...        429        740      3,870      7,421      16,113      2,248      10,812      13,865       45,955
 Depreciation and
  amortization.....         21         39         75        501       2,425        478       1,812       1,947       14,924
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
   Total operating
    expenses.......        450        967      4,192      8,396      19,567      2,870      15,331      16,697       86,655
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
Loss from
 operations........       (365)      (870)    (3,838)    (8,225)    (18,476)    (2,756)    (12,358)    (15,720)     (50,193)
Other income
 (expense):
 Interest income...        --         --           9        149       6,749          7       3,227       6,742        5,929
 Interest
  expense..........        (53)       (38)       (27)    (1,372)    (16,898)    (1,349)     (8,600)    (15,549)     (28,125)
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
Loss before
 extraordinary
 item..............       (418)      (908)    (3,856)    (9,448)    (28,625)    (4,098)    (17,731)    (24,527)     (72,389)
Extraordinary
 loss--
 extinguishment of
 debt..............        --         --         --        (105)     (4,731)       --          --       (4,731)         --
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
Net loss...........  $    (418) $    (908) $  (3,856) $  (9,553) $  (33,356) $  (4,098) $  (17,731) $  (29,258)  $  (72,389)
                     =========  =========  =========  =========  ==========  =========  ==========  ==========   ==========
Basic and diluted
 loss per common
 share:
 Loss before
  extraordinary
  item.............  $    (.16) $    (.34) $   (1.38) $   (2.95) $    (1.56) $   (1.25) $    (0.68) $    (1.05)  $    (2.64)
 Extraordinary
  loss--
  extinguishment
  of debt..........        --         --         --        (.03)       (.25)       --          --         (.20)         --
                     ---------  ---------  ---------  ---------  ----------  ---------  ----------  ----------   ----------
 Net loss per
  common share.....  $    (.16) $    (.34) $   (1.38) $   (2.98) $    (1.81) $   (1.25) $    (0.68) $    (1.25)  $    (2.64)
                     =========  =========  =========  =========  ==========  =========  ==========  ==========   ==========
Weighted average
 shares
 outstanding:
 Basic and
  diluted..........  2,659,500  2,706,000  2,792,250  3,209,450  18,395,172  3,265,567  26,196,664  23,411,474   27,471,288
                     =========  =========  =========  =========  ==========  =========  ==========  ==========   ==========

                                                                           Three Months
                                                                               Ended             Nine Months
                                  Year Ended September 30,                 December 31,      Ended September 30,
                          ---------------------------------------------  ------------------  --------------------
                           1994    1995     1996      1997      1998       1997      1998      1998       1999
                          ------  ------  --------  --------  ---------  --------  --------  ---------  ---------
                                          (in thousands, except share and per share data)
Other Data:
EBITDA..................  $ (344) $ (831) $ (3,763) $ (7,724) $ (16,051)   (2,278) $(10,546) $ (13,773) $ (33,377)
Capital expenditures....       6      25       908    12,637     26,068     2,490    15,518     23,578     42,798
Consolidated Cash Flow
 Data:
Net cash provided (used)
 by operating
 activities.............  $ (416) $ (781) $ (2,168) $ (7,446) $ (10,133) $ (1,117) $    134  $  (9,066) $ (22,477)
Net cash provided (used)
 by investing
 activities.............      18      45      (923)  (12,647)  (191,659)   (2,490)  (42,264)  (189,169)    51,948
Net cash provided (used)
 by financing
 activities.............     425     827     3,156    20,557    273,295     3,291      (250)   270,004       (968)

                                    September 30,
                         ---------------------------------------- December 31, September 30,
                         1994   1995    1996     1997      1998       1998         1999
                         -----  -----  -------  -------  -------- ------------ -------------
                                                 (in thousands)
Balance Sheet Data:
Cash, and cash
 equivalents ........... $   4  $   6  $    72  $   536  $ 72,039   $ 29,659     $ 58,162
Marketable Securities...   ---    ---      ---      ---   165,591    170,030       30,523
Working capital
 (deficit)..............  (522)  (192)  (1,801)  (3,319)  233,059    190,589       69,269
Property and equipment,
 net....................    76    122    1,088   20,331    44,020     61,247      100,825
Total assets............   145    173    1,427   25,321   294,105    294,816      277,699
Long-term debt,
 including current
 portion................   328    106    1,009   19,684   256,659    265,427      293,040
Total stockholders'
 equity (deficit).......  (424)   (68)  (1,541)   2,264    29,373     11,794      (47,651)


   The Statement of Operations data for the three months ended December 31, 1998 presented above include our results for the entire three months and for Optec for the period from November 24, 1998, the date of our acquisition of Optec, through December 31, 1998. The Statement of Operations data for the nine months ended September 30, 1999 presented above include our results for FirstWorld and Optec for the entire nine month period and for Slip.Net, Sirius, Hypercon, Internet Express, inQuo, Transport Logic and Intelenet, beginning with their respective acquisition dates through September 30, 1999.

   EBITDA, shown above under "Other Data," consists of earnings before interest, income taxes, extraordinary loss, depreciation and amortization and a one-time, non-cash litigation charge for the nine months ended September 30, 1999 of $1.9 million. We have included information concerning EBITDA in this prospectus because this type of information is commonly used in the communications industry as one measure of a company's operating performance and liquidity. EBITDA is not determined using generally accepted accounting principles and, therefore, EBITDA is not necessarily comparable to EBITDA as calculated by other companies. EBITDA also does not indicate cash provided by operating activities. You should not use our EBITDA as a measure of our operating income and cash flows from operations under generally accepted accounting principles. Both of those measures are presented above. You also should not look at our EBITDA in isolation, as an alternative to or as more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   The following tables set forth selected historical consolidated financial information and unaudited pro forma condensed combined financial data. The pro forma information reflects our acquisitions of Optec, Slip.Net, Sirius, Hypercon, Internet Express, inQuo, Transport Logic and Intelenet, using the purchase method of accounting, and the effects of those acquisitions. We have presented this pro forma information to give you a better understanding of what our business might have looked like had we owned these acquired companies since October 1, 1997. These companies may have performed differently if they had actually been combined with our operations during these periods. You should not rely on the unaudited pro forma information as indicative of the historical results that we would have had or the future results that we will experience after the acquisitions. These pro forma results do not necessarily represent results that would have occurred if the consolidated acquisitions had taken place as of October 1, 1997. A pro forma condensed combined balance sheet as of September 30, 1999 is not presented as the effects of all acquisitions are included in the historical consolidated balance sheet data as of September 30, 1999 presented in "Selected Consolidated Financial Data-- Balance Sheet Data."

   The tables present the unaudited pro forma condensed combined statement of operations data for the following periods:

  . the year ended September 30, 1998;

  . the three months ended December 31, 1998; and

  . the nine months ended September 30, 1999.

   The historical columns include our results for the entire period for each of the periods presented. In addition, the historical columns include data for each of the acquisitions beginning on their respective acquisition date through the end of the period presented. The acquisitions columns include the data for the acquired entities from the beginning of the period through their respective acquisition date. Thus, the Unaudited Pro Forma Condensed Combined Statements of Operations, inclusive of adjustments, give effect to all acquisitions as if they had occurred on October 1, 1997. The foregoing purchase price allocations are preliminary and are subject to adjustment. The final purchase price allocations are not expected to be substantially different from the preliminary allocations.

   The pro forma adjustments are based upon available information and certain adjustments that our management believes are reasonable. Additionally, our management believes that all adjustments have been made to present fairly the unaudited pro forma condensed combined financial data.

   Historical financial statements of the individual acquired companies are not included in this prospectus because they are not significant either individually or in the aggregate.

         Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the Year Ended September 30, 1998

                                                      Pro Forma
                            Historical  Acquisitions Adjustments    Pro Forma
                            ----------  ------------ -----------    ----------
                                            (in thousands)
 Revenue:
   Internet services....... $      --     $18,577     $     --      $   18,577
   Web integration and
    consulting services....        --      14,766           --          14,766
   Telephony services......      1,091        --            --           1,091
                            ----------    -------     ---------     ----------
     Total revenue.........      1,091     33,343           --          34,434
                            ----------    -------     ---------     ----------
 Costs and expenses:
   Operating expenses......     17,142     32,247           --          49,389
   Depreciation and
    amortization...........      2,425      1,266        19,116(a)      22,807
                            ----------    -------     ---------     ----------
     Total operating
      expense..............     19,567     33,513        19,116         72,196
                            ----------    -------     ---------     ----------
     Loss from operations..    (18,476)      (170)      (19,116)       (37,762)
                            ----------    -------     ---------     ----------
 Other income (expense):
   Other income (expense)..      6,749       (337)       (2,911)(b)      3,501
   Interest expense........    (16,898)      (298)          --         (17,196)
                            ----------    -------     ---------     ----------
     Total other income
      (expense)............    (10,149)      (635)       (2,911)       (13,695)
                            ----------    -------     ---------     ----------
     Net loss from
      continuing
      operations........... $  (28,625)   $  (805)    $ (22,027)    $  (51,457)
                            ==========    =======     =========     ==========
 Net loss from continuing
  operations per share:
   Basic and diluted....... $    (1.56)                             $    (2.55)
                            ==========                              ==========
 Weighted average shares
  outstanding:
   Basic and diluted....... 18,395,172                1,820,428(c)  20,215,600
                            ==========                =========     ==========

--------
   The following pro forma adjustments have been made to the above.

  (a) Represents the recognition of amortization of goodwill associated with the various acquisitions as if they had been acquired on October 1, 1997. $56.0 million of goodwill is amortized on a straight-line basis over the estimated useful life of three years for all acquired companies other than Optec. $5.6 million of goodwill associated with Optec is amortized on a straight-line basis over 10 years.

  (b) Represents interest income reflected in the historical FirstWorld statement of operations that would not have been earned if the acquisitions had occurred on October 1, 1997.

  (c) Represents shares issued associated with the various acquisitions as follows:

         Acquisition                                      Shares
         -----------                                     ---------
         Slip.Net..........................................187,500
         Sirius............................................285,000
         Hypercon...........................................49,993
         Internet Express...................................30,000
         Transport Logic...................................392,935
         Intelenet.........................................875,000
                                                         ---------
                                                         1,820,428
                                                         =========

         Unaudited Pro Forma Condensed Combined Statement of Operations
                  For the Three Months Ended December 31, 1998

                                                      Pro Forma
                            Historical  Acquisitions Adjustments    Pro Forma
                            ----------  ------------ -----------    ----------
                                            (in thousands)
 Revenue:
   Internet services....... $      123    $ 6,079     $     --      $    6,202
   Web integration and
    consulting services....      2,285      3,116           --           5,401
   Telephony services......        565        --            --             565
                            ----------    -------     ---------     ----------
     Total revenue.........      2,973      9,195           --          12,168
                            ----------    -------     ---------     ----------
 Costs and expenses:
   Operating expenses......     13,519      9,965           --          23,484
   Depreciation and
    amortization...........      1,812        444         4,686(a)       6,942
                            ----------    -------     ---------     ----------
     Total operating
      expense..............     15,331     10,409         4,686         30,426
                            ----------    -------     ---------     ----------
     Loss from operations..    (12,358)    (1,214)       (4,686)       (18,258)
                            ----------    -------     ---------     ----------
 Other income (expense):
   Other income (expense)..      3,227        (15)         (689)(b)      2,523
   Interest expense........     (8,600)      (128)          --          (8,728)
                            ----------    -------     ---------     ----------
     Total other income
      (expense)............     (5,373)      (143)         (689)        (6,205)
                            ----------    -------     ---------     ----------
     Net loss from
      continuing
      operations........... $  (17,731)   $(1,357)    $  (5,375)    $  (24,463)
                            ==========    =======     =========     ==========
 Net loss from continuing
  operations per share:
   Basic and diluted....... $     (.68)                             $     (.87)
                            ==========                              ==========
 Weighted average shares
  outstanding:
   Basic and diluted....... 26,196,664                1,820,428(c)  28,017,092
                            ==========                =========     ==========

--------
   The following pro forma adjustments have been made to the above.

  (a) Represents the recognition of amortization of goodwill associated with the various acquisitions as if they had been acquired on October 1, 1997. $56.0 million of goodwill is amortized on a straight-line basis over the estimated useful life of three years for all acquired companies other than Optec. $5.6 million of goodwill associated with Optec is amortized on a straight-line basis over 10 years.

  (b) Represents interest income reflected in the historical FirstWorld statement of operations that would not have been earned if the acquisitions had occurred on October 1, 1997.

  (c) Represents shares issued associated with the various acquisitions as follows:

         Acquisitions                                     Shares
         ------------                                    ---------
         Slip.Net.......................................   187,500
         Sirius.........................................   285,000
         Hypercon.......................................    49,993
         Internet Express...............................    30,000
         Transport Logic................................   392,935
         Intelenet......................................   875,000
                                                         ---------
                                                         1,820,428
                                                         =========

         Unaudited Pro Forma Condensed Combined Statement of Operations
                  For the Nine Months Ended September 30, 1999

                                                      Pro Forma
                            Historical  Acquisitions Adjustments    Pro Forma
                            ----------  ------------ -----------    ----------
                                            (in thousands)
 Revenue:
   Internet services....... $   13,203     $9,650     $     --      $   22,853
   Web integration and
    consulting services....     20,013        --            --          20,013
   Telephony services......      3,246        --            --           3,246
                            ----------     ------     ---------     ----------
     Total revenue.........     36,462      9,650           --          46,112
                            ----------     ------     ---------     ----------
 Costs and expenses:
   Operating expenses......     71,731      9,352           --          81,083
   Depreciation and
    amortization...........     14,924        883         6,566(a)      22,373
                            ----------     ------     ---------     ----------
     Total operating
      expense..............     86,655     10,235         6,566        103,456
                            ----------     ------     ---------     ----------
     Loss from operations..    (50,193)      (585)       (6,566)       (57,344)
                            ----------     ------     ---------     ----------
 Other income (expense):
   Other income (expense)..      5,929        325          (862)(b)      5,392
   Interest expense........    (28,125)      (156)          --         (28,281)
                            ----------     ------     ---------     ----------
     Total other income
      (expense)............    (22,196)       169          (862)       (22,889)
                            ----------     ------     ---------     ----------
     Net loss from
      continuing
      operations........... $  (72,389)    $ (416)    $  (7,428)    $  (80,233)
                            ==========     ======     =========     ==========
 Net loss from continuing
  operations per share:
   Basic and diluted....... $    (2.64)                             $    (2.82)
                            ==========                              ==========
 Weighted average shares
  outstanding:
   Basic and diluted....... 27,471,288                1,012,417(c)  28,483,705
                            ==========                =========     ==========

--------
   The following pro forma adjustments have been made to the above.

  (a) Represents the recognition of amortization of goodwill associated with the various acquisitions as if they had been acquired on October 1, 1997. $56.0 million of goodwill is amortized on a straight-line basis over the estimated useful life of three years for all acquired companies other than Optec. $5.6 million of goodwill associated with Optec is amortized on a straight-line basis over 10 years.

  (b) Represents interest income reflected in the historical FirstWorld statement of operations that would not have been earned if the acquisitions had occurred on October 1, 1997.

  (c) Represents the additional shares that would have been outstanding at the beginning of the period had we acquired the following entities on January 1, 1999:

                                              Incremental Weighted
         Acquisitions                            Average Shares
         ------------                         --------------------
         Slip.Net............................          4,167
         Sirius..............................         61,222
         Hypercon............................         27,959
         Internet Express....................         18,222
         Transport Logic.....................        272,144
         Intelenet...........................        628,703
                                                   ---------
                                                   1,012,417
                                                   =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in such forward looking statements. Please see "Risk Factors" and "Special Note Regarding Forward-Looking Statements; Market Data" elsewhere in this prospectus.

Overview

   We are a rapidly growing network-based provider of Internet, data and communications services. Our service offerings include high-speed Internet access, such as dedicated access and DSL; dial-up Internet access; web hosting and design; data center services, including co-location, access and monitoring services; e-commerce solutions; and web integration and consulting services. To complement our data services, we also provide local and long distance telephony services in selected markets. Our strategy is to offer our customers a single source solution to meet the full range of their increasingly complex Internet, data and communications needs. We primarily market our services, using a consultative sales approach, to small- and medium-sized businesses, and also selectively to larger businesses, wholesale customers and consumers. We currently provide services in eight metropolitan markets and intend to expand our market footprint to ten markets by the end of 2000.

   Prior to 1997, we were engaged in the business of engineering, designing and installing fiber optic communications networks for third parties. Revenue generated from these activities has been shown as telephony services revenue. In 1997, we stopped bidding on engineering contracts in order to focus on the design and construction of our own communications network to service the Los Angeles metropolitan market. We commenced network operations in August 1997. Substantially all of our revenues generated in 1997 and 1998 resulted from providing telephony services to customers in the Los Angeles metropolitan market. In October 1998, Sheldon S. Ohringer joined our company as President and Chief Executive Officer. Since that time, we have expanded our management team significantly, adding a number of experienced data and communications executives.

   To capitalize on the growing demand for data services, the fastest growing segment of the communications industry, we made a strategic decision in the fourth quarter of 1998 to expand our services and emphasize data services and expand our market footprint. As a result of this decision, we began to acquire data communications companies beginning in November 1998. Since that time, we have acquired eight data communications and Internet companies in seven metropolitan markets. These acquisitions have significantly expanded our market presence and substantially increased our revenue.

   We currently provide selected Internet and data services in the San Francisco, San Diego, Portland, Denver, Houston, Salt Lake City and Chicago metropolitan markets, and provide Internet, data and communications services in the Los Angeles metropolitan market. We are expanding our service offering in each of the markets we have entered in the last year to offer a broad range of data products and services. In addition to entering new markets on our own, we plan to aggressively acquire data communications companies in additional markets.

   From October 1, 1993 through September 30, 1999, we generated cumulative net losses of approximately $138.2 million and approximately $43.3 million of negative cash flow from operations. We expect that operating and net losses and negative operating cash flow will continue for at least the next several years and will increase significantly as we implement our growth strategy of expanding into new markets.

   In October 1998, we changed our fiscal year end from September 30 to December 31. We had a three-month transition period from October 1, 1998 through December 31, 1998.

Recent Acquisitions

   Optec

   On November 24, 1998, we acquired Optec, Inc., a company with operations in Oregon and Washington that provides web integration services to businesses, from Enron. As part of this acquisition, we also acquired rights to use fiber optic cable in parts of Oregon and rights to OC-3 level capacity to connect up to 15 cities on a nationwide long-haul network being developed by Enron. As consideration for the acquisition, we paid $18.3 million in cash and repaid $4.0 million of Optec's outstanding debt. We assigned values of $11.1 million, $9.2 million and $2.0 million to the long-haul network rights, Optec and the Oregon fiber optic rights, respectively. Since the long-haul network rights have not yet been placed into service, we are not amortizing this asset. We accounted for the acquisition of Optec under the purchase method of accounting. Approximately $5.6 million was recorded as goodwill and is being amortized on a straight-line basis over 10 years. We will amortize the fiber optic rights on a straight-line basis over 20 years.

   Slip.Net

   On January 7, 1999, we purchased all of the outstanding capital stock of Accelerated Information, Inc., the parent company of Slip.Net, Inc., an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services, primarily in the San Francisco Bay Area. The purchase price consisted of approximately $10.5 million in cash and 187,500 shares of our Series B common stock. We accounted for the acquisition under the purchase method of accounting. Approximately $10.9 million was recorded as goodwill and is being amortized on a straight-line basis over three years.

   Sirius

   On March 2, 1999, we purchased all of the outstanding capital stock of Sirius Solutions, Inc., d/b/a Sirius Connections, an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services, primarily in the San Francisco Bay Area. The purchase price consisted of approximately $7.5 million in cash and 285,000 shares of our Series B common stock. We accounted for the acquisition under the purchase method of accounting. Approximately $8.6 million was recorded as goodwill and is being amortized on a straight-line basis over three years.

   Hypercon

   On June 1, 1999, we purchased all of the outstanding capital stock of Hypercon, Inc., an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services in the Houston metropolitan area. The purchase price consisted of approximately $2.0 million in cash and 49,993 shares of our Series B common stock. Subsequent to the acquisition, we repaid approximately $215,000 in debt. We accounted for the acquisition under the purchase method of accounting. The total consideration of cash, stock and assumption of net liabilities was approximately $2.8 million. Approximately $2.8 million was recorded as goodwill and is being amortized on a straight-line basis over three years.

   Internet Express

   On June 14, 1999, we purchased all of the outstanding membership interests of Internet Express, LLC, an Internet service company providing Internet access and web hosting services in the Denver/Front Range metropolitan area, including Colorado Springs and Fort Collins. The purchase price consisted of approximately $1.0 million in cash and 30,000 shares of our Series B common stock. Subsequent to the acquisition, we repaid approximately $959,000 in various liabilities of Internet Express, LLC. We accounted for the acquisition under the purchase method of accounting. The total consideration of cash, stock and assumption of certain net liabilities was approximately $2.2 million. Approximately $2.2 million was recorded as goodwill and is being amortized on a straight-line basis over three years.

   inQuo

   On June 22, 1999, we purchased all of the outstanding capital stock of inQuo, Inc., an Internet service company providing dedicated Internet access in the Salt Lake City metropolitan area. The purchase price was approximately $844,000 of cash. We accounted for the acquisition under the purchase method of accounting. The total consideration of cash and acquired net liabilities of approximately $150,000 resulted in total consideration of approximately $1.0 million, which we recorded as goodwill and is being amortized on a straight-line basis over three years.

   Transport Logic

   On July 7, 1999, we acquired all of the outstanding capital stock of Oregon Professional Services, Inc., d/b/a Transport Logic, Inc., an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services in the western and northwestern United States. The purchase price consisted of approximately $7.2 million in cash and 392,935 shares of our Series B common stock. We accounted for the acquisition under the purchase method of accounting. The total consideration of cash, stock and assumption of certain liabilities of approximately $1.0 million resulted in consideration of $10.5 million, which we recorded as goodwill and is being amoritzed on a straight-line basis over three years.

   Intelenet

   On July 14, 1999, we purchased all of the outstanding capital stock of Intelenet Communications, Inc., an Internet service company providing advanced connectivity, data center services and networking consulting in Southern California. The purchase price consisted of approximately $16.0 million in cash and 875,000 shares of our Series B common stock. We accounted for the acquisition under the purchase method of accounting. Approximately $20.2 million was recorded as goodwill and is being amortized on a straight-line basis over three years.

Revenue

   We derive revenue from three primary product categories: Internet services, web integration and consulting services and telephony services.

   Internet Services

   Internet services revenue is derived from providing high-speed Internet access, such as dedicated access and DSL, web hosting services, e-commerce solutions, data center co-location services and dial up access. We first generated revenue from providing Internet services in December of 1998.

   Dial-up Internet access customers pay fixed monthly charges. High-speed Internet access customers, including dedicated access and DSL customers, when market conditions permit, pay us a one-time set-up fee and thereafter, fixed monthly charges. These charges vary depending on the type of service, the length of contract and local market conditions. High-speed Internet access customers typically sign a contract for a one year initial service period which becomes a month-to-month contract thereafter. These contracts may be terminated at any time; however, our customers generally remain obligated to pay for the initial contract period if they terminate within that period.

   For web hosting services, we typically charge a flat rate fee for shared and dedicated web hosting services based on the customer's server and network capacity requirements. We also typically charge a one-time set-up fee. Additionally, we charge customers recurring fees based on the amount of data transmitted. We also receive fees for additional services provided to customers, such as remote monitoring and management and providing information on their site performance.

   We offer several categories of e-commerce solutions with varying price and feature categories. Our customers generally pay a flat monthly fee depending on the number of features they require. We give our customers the ability to create custom web sites, utilizing our application platform, which we generally price on a per-hour basis.

   Data center services revenue is derived from customers co-locating their file servers and equipment within our facilities. The fee paid by a customer is primarily based on the amount of space required to house their equipment and the related Internet connectivity.

   Revenue for all services is recognized as the service is provided. Amounts billed relating to future periods are recorded as deferred revenue and are recognized as revenue as services are rendered. To encourage potential customers to adopt our services, we sometimes offer reduced prices for an initial period. Internet services revenue is primarily affected by the number of customers, price and service competition. Prices for these services have been falling and we expect prices to continue to fall.

   Web Integration and Consulting Services

   Web integration and consulting services revenue is derived from network consulting, design, integration and equipment sales. Revenues are recognized under the percentage-of-completion method of accounting based upon the ratio that costs incurred bear to the total estimated costs for each contract. Web integration and consulting services revenue is primarily affected by the number of customers, price and service competition, price of equipment, product offering and timing of sales. While we believe that offering web integration and consulting services will provide us with access to a broader customer base, we expect this revenue to decrease as a percentage of total revenue in the future as we grow our data service offerings.

   Telephony Services

   Telephony services revenue is generated from local, long distance and other telephone services. We currently provide telephony services in the Los Angeles metropolitan market. We are installing switching equipment in the San Francisco Bay Area and in San Diego and expect to begin offering telephony services to customers in these markets during the second quarter of 2000. We generate telephony services revenue by replacing the basic telephony services currently provided by incumbent local exchange carriers, interexchange carriers and competitive local exchange carriers, including local, long distance and other telephony services.

   We recognize telephony services revenue in the month services are provided. Amounts billed relating to future periods are recorded as deferred revenue and are recognized as revenue as services are rendered. Telephony services revenue is primarily affected by number of customers, price and service competition. Prices for these services have been falling and we expect prices to continue to fall. While we believe that offering telephony services will provide us with access to a broader customer base, we expect telephony revenue to decrease as a percentage of total revenue in the future as we grow our data service offerings.

Costs and Expenses

   Network and Service Costs

   Network and service costs include a variety of service and network operations costs. Network costs consist of payments to other communications carriers and DSL wholesalers for monthly recurring and non-recurring communications line charges incurred to provide DSL, integrated services digital network, frame relay and telephony services as well as backbone transport charges. Service costs include labor and materials associated with web integration and consulting services. Network and service operations costs include rent and utilities associated with co-locations, points of presence and network operations centers. We currently enter into operating leases for a significant portion of our infrastructure and we expect this practice to continue as we enter into new markets. Labor associated with line repair and maintenance is also included in network and service costs.

   Selling, General and Administrative

   Our selling, general and administrative, or SG&A, expenses consist of costs related to selling, marketing, customer care, provisioning, billing and collections, information technology, general management and overhead and other administrative expenses. We expect that SG&A expenses will increase significantly in the future as we expand operations into new markets and grow our sales and marketing staff.

   Depreciation and Amortization

   Depreciation and amortization expenses include charges relating to depreciation of property and equipment, which consists principally of network infrastructure, communications equipment, buildings and leasehold improvements, furniture and equipment, and amortization of intangibles, including goodwill. We depreciate our assets and network infrastructure on a straight-line basis over the estimated useful life of each asset. Estimated useful lives for our assets currently range from three to 20 years. In addition, we have recorded goodwill in connection with our acquisitions, which we will amortize over a period generally expected to be three years, with the exception of goodwill associated with the acquisition of Optec, which is being amortized over 10 years.

   Interest

   Interest expense consists of interest expense associated with our debt. We incurred minimal interest expense prior to 1997. Interest expense during the fiscal year ended September 30, 1997 was primarily related to a revolving credit facility that we terminated on April 13, 1998. On April 13, 1998, we completed the issuance of our senior notes. Interest expense subsequent to this date primarily relates to our senior notes and capital leases. We are not currently scheduled to make any cash interest payments on our senior notes until the year 2003.

   Prior to 1998, interest income was minimal. Interest income during 1998 and subsequent to 1998 primarily represents interest earned on our investments in high-grade, short-term marketable securities and cash equivalents. Marketable securities consist of commercial paper with original maturities greater than three months but less than six months. Cash equivalents consist of money market instruments, commercial paper and government agency issues with maturities less than three months. We have classified our marketable securities as held-to-maturity, as we have the intent and ability to hold these securities to maturity.

Results of Operations

   Nine Months Ended September 30, 1999 Compared with Nine Months Ended September 30, 1998

       Revenues

   Total revenues increased from $977,000 for the nine months ended September 30, 1998 to $36.5 million, an increase of $35.5 million. The increase was primarily a result of increases in the aggregate number of our data communications customers. These customers were acquired as a result of our acquisitions of Optec, Slip.Net, Sirius, Hypercon, Internet Express, inQuo, Transport Logic and Intelenet. The remaining increase was due to the continued expansion of our customer base in the Los Angeles metropolitan area.

   Internet services. Internet services revenue was $13.2 million for the nine months ended September 30, 1999. There were no revenues for Internet services during the nine months ended September 30, 1998. Internet services revenue associated with our acquisitions was $11.6 million for the nine months ended September 30, 1999. The remaining increase is due to the provision of data services to our customer base in the Los Angeles metropolitan area.

   Web integration and consulting services. Web integration and consulting services revenue was $20.0 million for the nine months ended September 30, 1999. The Company had no web integration and consulting services revenue during the nine months ended September 30, 1998. Optec generated approximately

$18.2 million of web integration and consulting revenue during the nine months ended September 30, 1999. The remaining increase is due to expansion of our customer base in the Los Angeles metropolitan area.

   Telephony services. Telephony services increased from $977,000 for the nine months ended September 30, 1998 to $3.2 million for the nine months ended September 30, 1999, an increase of $2.3 million. This increase is due to the continued market penetration and expansion of our customer base in the Los Angeles metropolitan area.

       Operating Expenses

   Network and service costs. Network and service costs increased from $885,000 for the nine months ended September 30, 1998 to $25.8 million for the nine months ended September 30, 1999, an increase of $24.9 million. Our acquisitions and the support of the customers acquired in those acquisitions increased network and service costs in aggregate by approximately $18.9 million for the nine months ended September 30, 1999. The remaining increase is due to the cost of providing service to our expanded customer base in the Los Angeles metropolitan area.

   Selling, general and administrative. SG&A expenses increased from $13.9 million for the nine months ended September 30, 1998 to $46.0 million for the nine months ended September 30, 1999, an increase of $32.1 million. The SG&A of acquired businesses increased our SG&A by an aggregate of approximately $12.5 million for the nine months ended September 30, 1999. Salaries and other related expenses, excluding the acquisitions, increased approximately $10.6 million for the nine months ended September 30, 1999, primarily due to higher staffing levels at our headquarters and increased sales and marketing costs. In addition, as further discussed in Note 12 to the financial statements for the nine months ended September 30, 1999, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 79, we recorded a capital contribution and corresponding non-cash charge during the nine months ended September 30, 1999 in the amount of $1.9 million. The remaining increase was due to higher overall expenses resulting from expansion of operations in accordance with the execution of our business plan.

   Depreciation and amortization. Depreciation and amortization expenses increased from $1.9 million for the nine months ended September 30, 1998 to $14.9 million for the nine months ended September 30, 1999, an increase of $13.0 million. The majority of the increase in depreciation and amortization is due to the amortization of goodwill associated with the our various acquisitions. Amortization of the goodwill associated with these acquisitions approximated $8.0 million for the nine months ended September 30, 1999. The remaining increase related primarily to depreciation associated with communications equipment placed in service.

       Other

   Interest income. Interest income decreased from $6.7 million for the nine months ended September 30, 1998 to $5.9 million for the nine months ended September 30, 1999, a decrease of $813,000. In April 1998, the Company completed a debt offering of senior notes raising approximately $250.0 million in proceeds. As of September 30, 1999, the Company had approximately $88.7 million in cash and marketable securities, a decline of approximately $148.9 million in cash and marketable securities compared to the same prior year period, this decrease resulted in lower interest income.

   Interest expense. Interest expense increased from $15.5 million for the nine months ended September 30, 1998 to $28.1 million for the nine months ended September 30, 1999, an increase of $12.6 million. This increase relates primarily to interest expense associated with the senior notes, partially offset by a reduction in interest expense associated with a revolving credit facility, which was terminated in April 1998. The Company is not currently scheduled to make any cash interest payments on the senior notes until the year 2003. Capitalized interest for the nine months ended September 30, 1999 and 1998 was $405,000 and $450,000, respectively.

   Extraordinary loss. An extraordinary loss on the extinguishment of debt of $4.7 million was recorded in the nine months ended September 30, 1998. The Company reported no extraordinary loss in the nine months ended September 30, 1999. On September 16, 1997, the Company entered into a revolving credit facility with a syndicate of lenders to provide financing for the construction of telecommunication networks and for general working capital purposes. The Company terminated the credit facility concurrently with the closing of the senior notes and paid the syndicate of lenders a $1.0 million termination fee pursuant to the terms thereof. The Company recorded an extraordinary loss of approximately $4.7 million associated with such debt extinguishment in the nine months ended September 30, 1998. This loss was inclusive of the termination fee and the write-off of unamortized debt discount and deferred financing costs.

   Quarter Ended December 31, 1998 Compared With Quarter Ended December 31,
   1997

       Revenue

   Total revenue increased from $114,000 for the quarter ended December 31, 1997 to $3.0 million for the quarter ended December 31, 1998, an increase of $2.9 million. Our revenue increased primarily as a result of our acquisition of Optec, which generated $2.3 million of revenue in the quarter ended December 31, 1998.

   Internet services. Internet services revenue was $123,000 for the quarter ended December 31, 1998. We had no Internet services revenue for the quarter ended December 31, 1997. Our Internet services revenue increased primarily as a result of the addition of the resale of high-speed Internet access to our product mix in the Los Angeles metropolitan market.

   Web integration and consulting services. Web integration and consulting services revenue was $2.3 million for the quarter ended December 31, 1998. We had no web integration and consulting services revenue for the quarter ended December 31, 1997. Our web integration and consulting services revenue related entirely to our acquisition of Optec.

   Telephony services. Telephony services increased from $114,000 for the quarter ended December 31, 1997 to $565,000 for the quarter ended December 31, 1998, an increase of $451,000. This increase was due to market penetration and expansion of our customer base in the Los Angeles metropolitan market.

       Costs and Expenses

   Network and service costs. Network and service costs increased from $144,000 for the quarter ended December 31, 1997 to $2.7 million for the quarter ended December 31, 1998, an increase of $2.6 million. This increase resulted from the following factors: the acquisition of Optec, which resulted in the addition of $1.8 million in operating costs; personnel costs associated with the expansion of our operations and network deployment groups; and increased operating costs relating to our expanded customer base in the Los Angeles metropolitan market.

   Selling, general and administrative. SG&A expenses increased from $2.2 million for the quarter ended December 31, 1997 to $10.8 million for the quarter ended December 31, 1998, an increase of $8.6 million. Significant factors contributing to the overall increase in SG&A expenses included an increase of approximately $4.5 million in personnel costs associated with increased staffing, executive signing bonuses and personnel bonuses; and an increase of approximately $558,000 associated with the operations of Optec.

   Depreciation and amortization. Depreciation and amortization expenses increased from $478,000 for the quarter ended December 31, 1997 to $1.8 million for the quarter ended December 31, 1998, an increase of $1.3 million. This increase primarily related to depreciation expense associated with new equipment purchases for our central office in Orange County, California. Also, during the quarter ended December 31, 1998, we recorded a charge of approximately $328,000 related to the write-down of certain unused telecommunications equipment.

       Other

   Interest income. Interest income increased from $7,000 for the quarter ended December 31, 1997 to $3.2 million for the quarter ended December 31, 1998. The increase in interest income is primarily attributable to the investment of the net proceeds from the sale of our outstanding senior notes.

   Interest expense. Interest expense increased from $1.3 million for the quarter ended December 31, 1997 to $8.6 million for the quarter ended December 31, 1998, an increase of $7.3 million. The increase in interest expense related primarily to additional interest expense associated with our outstanding senior notes, partially offset by a reduction in interest expense associated with a revolving credit facility which was terminated in April 1998. During the quarter ended December 31, 1998, interest costs of $333,000 were capitalized. No interest was capitalized for the quarter ended December 31, 1997.

   Year Ended September 30, 1998 Compared With Year Ended September 30, 1997

       Revenue

   Telephony services. Telephony services revenue increased from $171,000 for the fiscal year ended September 30, 1997 to $1.1 million for the fiscal year ended September 30, 1998, an increase of $929,000. Telephony services revenue increased as a result of our Orange County network being operational for a full year. This network began servicing customers in August 1997. Prior to the commencement of operations of the Orange County network, telephony services revenue consisted principally of reimbursable engineering, design and construction costs associated with the design of fiber optic communications networks and royalties from the license of a patent for fiber optic connectors. We did not generate revenue from any other source during this period.

       Costs and Expenses

   Network and service costs. Network and service costs increased from $474,000 for the fiscal year ended September 30, 1997 to $1.0 million for the fiscal year ended September 30, 1998, an increase of $565,000. This increase was principally due to increased personnel costs associated with operating and deploying our Orange County operations.

   Selling, general and administrative. SG&A expenses increased from $7.4 million for the fiscal year ended September 30, 1997 to $16.1 million for the fiscal year ended September 30, 1998, an increase of $8.7 million. The increase primarily resulted from the commencement of operations of our communications network in the Los Angeles metropolitan market. The increase also resulted in part from our management consulting obligations with an entity controlled by Donald L. Sturm and with Enron, pursuant to which we incurred costs aggregating $840,000 for the year ended September 30, 1998. See "Certain Transactions."

   Depreciation and amortization. Depreciation and amortization expenses increased from $501,000 for the fiscal year ended September 30, 1997 to $2.4 million for the fiscal year ended September 30, 1998, an increase of $1.9 million. This increase primarily related to depreciation expense associated with equipment purchased for our central office in Orange County as well as the built and leased elements of our fiber optic network and office and other equipment associated with our general operations.

       Other

   Interest income. Interest income increased from $149,000 for the fiscal year ended September 30, 1997 to $6.7 million for the fiscal year ended September 30, 1998, an increase of $6.6 million. The increase in interest income was primarily attributable to the investment of the net proceeds from the sale of our outstanding senior notes.

   Interest expense. Interest expense increased from $1.4 million for the fiscal year ended September 30, 1997 to $16.9 million for the fiscal year ended September 30, 1998, an increase of $15.5 million. The increase in interest expense related primarily to additional interest expense associated with our outstanding senior notes, partially offset by a reduction in interest expense associated with a revolving credit facility that was terminated in April 1998. Interest expense incurred during fiscal 1998 and fiscal 1997 was offset by approximately $450,000 and $52,000, respectively, of capitalized interest.

   Year Ended September 30, 1997 Compared With Year Ended September 30, 1996

       Revenue

   Telephony services. Telephony services revenue decreased from $354,000 in the fiscal year ended September 30, 1996 to $171,000 in the fiscal year ended September 30, 1997, a decrease of $183,000. This decrease reflects the transition from performing engineering and consulting contracts to developing a communications network. During the fiscal year ended September 30, 1997, we stopped bidding on new engineering contracts in order to focus on designing and constructing our communications network in Orange County.

       Costs and Expenses

   Network and service costs. Network and service costs increased from $247,000 in the fiscal year ended September 30, 1996 to $474,000 in the fiscal year ended September 30, 1997, an increase of $227,000. This increase was principally comprised of increased personnel costs in the operations and engineering groups, increased operating costs for the Orange County central office and costs for materials and equipment needed to finish an engineering project started in 1996.

   Selling, general and administrative. SG&A expenses increased from $3.9 million in the fiscal year ended September 30, 1996 to $7.4 million in the fiscal year ended September 30, 1997, an increase of $3.5 million. This increase was principally due to increased costs of sales, marketing and administrative personnel and an increase in administration expense related to overhead associated with the Orange County central office.

   Depreciation and amortization. Depreciation and amortization expenses increased from $75,000 in the fiscal year ended September 30, 1996 to $501,000 in the fiscal year ended September 30, 1997, an increase of $426,000. This increase consists principally of depreciation expense related to the Orange County central office, the fiber optic network that we placed into service during 1997 and depreciation related to office and other equipment associated with general operations.

       Other

   Interest income. Interest income increased from $9,000 in the fiscal year ended September 30, 1996 to $149,000 in the fiscal year ended September 30, 1997, an increase of $140,000. The increase in interest income was a result of an increase in funds available for short-term investment as a result of amounts raised from sales of preferred stock in January 1997.

   Interest expense. Interest expense increased from $27,000 in the fiscal year ended September 30, 1996 to $1.4 million in the fiscal year ended September 30, 1997. Interest expense of $997,000 related to a capital lease with the City of Anaheim. The remaining balance of the increase primarily related to interest expense under the credit facility and other short-term loans and interest expense associated with our capital leases.

   Quarterly Results of Operations

   The following table sets forth certain unaudited consolidated statements of operations data for our most recent eight quarters. This information has been derived from our unaudited consolidated financial statements. In our management's opinion, this unaudited information has been prepared on the same basis as the audited annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the quarters presented. This information should be read in conjunction with the audited consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period. Certain prior period amounts have been reclassified to conform to the 1999 basis of presentation.

                         Dec. 31  Mar. 31  June 30   Sep. 30  Dec. 31   Mar. 31   June 30   Sep. 30
                          1997     1998      1998     1998      1998      1999      1999      1999
                         -------  -------  --------  -------  --------  --------  --------  --------
                                                    (in thousands)
Revenue:
 Internet services...... $   --   $   --   $    --   $   --   $    123  $  2,412  $  3,865  $  6,926
 Web integration and
  consulting services...     --       --        --       --      2,285     5,207     7,124     7,682
 Telephony services.....     114      130       416      431       565       643     1,189     1,414
                         -------  -------  --------  -------  --------  --------  --------  --------
   Total revenue........     114      130       416      431     2,973     8,262    12,178    16,022
                         -------  -------  --------  -------  --------  --------  --------  --------
Costs and expenses:
 Network and service
  costs.................     144      192       247      446     2,707     5,696     8,886    11,194
 Selling, general and
  administrative........   2,248    2,525     4,898    6,442    10,812    10,912    13,723    21,320
 Depreciation and
  amortization..........     478      551       811      585     1,812     2,989     4,325     7,610
                         -------  -------  --------  -------  --------  --------  --------  --------
   Total costs and
    expenses............   2,870    3,268     5,956    7,473    15,331    19,597    26,934    40,124
                         -------  -------  --------  -------  --------  --------  --------  --------
Loss from operations....  (2,756)  (3,138)   (5,540)  (7,042)  (12,358)  (11,335)  (14,756)  (24,102)
Other income (expense):
 Interest income........       7       49     3,191    3,502     3,227     2,401     2,047     1,481
 Interest expense.......  (1,349)  (1,131)   (8,592)  (5,826)   (8,600)   (8,830)   (9,698)   (9,597)
                         -------  -------  --------  -------  --------  --------  --------  --------
   Total other expense..  (1,342)  (1,082)   (5,401)  (2,324)   (5,373)   (6,429)   (7,651)   (8,116)
                         -------  -------  --------  -------  --------  --------  --------  --------
Loss before
 extraordinary item.....  (4,098)  (4,220)  (10,941)  (9,366)  (17,731)  (17,764)  (22,407)  (32,218)
Extraordinary item--
 extinguishment of
 debt...................     --       --     (4,731)     --        --        --        --        --
                         -------  -------  --------  -------  --------  --------  --------  --------
Net loss................ $(4,098) $(4,220) $(15,672) $(9,366) $(17,731) $(17,764) $(22,407) $(32,218)
                         =======  =======  ========  =======  ========  ========  ========  ========

   We could experience quarterly variations in revenue and operating income as a result of many factors, including:

  . changes in our revenue mix among our various service offerings;

  . the introduction of new services by us;

  . actions taken by competitors;

  . the timing of the acquisition or loss of customers; and

  . the timing of additional SG&A expenses incurred to acquire and support new or additional business.

Liquidity and Capital Resources

   Our existing operations have required and will continue to require substantial capital investment for the installation of communications equipment, DSL equipment, data center facilities, incumbent local exchange carrier co-locations, fiber optics and other electronics and related equipment. In addition, we expect to incur operating losses for at least several years. Such expansion will require significant additional capital for the design, development and construction of our network, business acquisitions and the funding of operating losses as a result of expanding the network into new markets.

   To date, we have satisfied our cash requirements through the private placements of debt and equity securities. From our inception through September 30, 1999, we raised approximately $62.6 million in net proceeds from the sale of equity securities and $241.8 million in net proceeds from the sale of debt securities.

   On December 30, 1997, we consummated a private placement of our Series A common stock to an entity controlled by Donald L. Sturm and Enron. Aggregate proceeds from this offering totaled approximately $26.5 million, net of offering commissions and certain other advisory fees, and were received on January 6, 1998. On April 13, 1998, concurrent with our senior notes offering discussed below, we completed an additional $18.8 million, net of offering commissions and other fees, private placement of capital stock to an entity controlled by Donald L. Sturm and Enron. In addition, we have raised approximately $16.2 million, net of offering commission and other fees, from the issuance of Series A, B and C preferred stock and $1.1 million from the exercise of options to purchase our Series B common stock. All shares of preferred stock have subsequently been converted to Series B common stock.

   On April 13, 1998, we completed an offering of senior notes pursuant to Rule 144A under the Securities Act of 1933. In this debt offering, we sold 470,000 units consisting of 13% Senior Discount Notes due 2008 and warrants to purchase, at $.01 per share, an aggregate of 3,713,094 shares of our Series B common stock. The aggregate net proceeds of the debt offering was $241.8 million.

   On December 2, 1999, we entered into an equity investment agreement with Spectra 4, LLC, an entity controlled by Donald L. Sturm, for a $50.0 million equity commitment. This agreement allows us to require that Spectra 4 purchase up to $50.0 million of Series B common stock priced at $7.50 per share. The agreement expires on June 19, 2000, or upon the closing of this offering.

   The equity investment agreement contains three dates on which we can require Spectra 4 to purchase our Series B common stock. These dates are:
February 15, 2000; March 31, 2000; and the expiration date of the Agreement. Additionally, if our cash, cash equivalents and marketable securities position is $20.0 million or less, we will automatically exercise $25.0 million of the commitment. Under the terms of the Sturm equity investment agreement, we have agreed to pay Spectra 4 a non-refundable $5.0 million commitment fee not later than the closing of this offering.

   As of September 30, 1999, we had $88.7 million of cash, cash equivalents and marketable securities. We had an accumulated deficit of $138.2 million at September 30, 1999.

   For the nine months ended September 30, 1999 and the three months ended December 31, 1998, capital expenditures were $42.8 million and $15.5 million, respectively. For the year ended September 30, 1998, capital expenditures were $26.1 million. In addition, we had expenditures related to acquisitions of $45.4 million and $22.3 million for the nine months ended September 30, 1999 and the three months ended December 31, 1998, respectively.

   We believe that the net proceeds of this offering, together with the proceeds of the 1999 equity investment agreement with an entity controlled by Donald L. Sturm, our existing cash, cash equivalents and marketable securities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, we may require additional funds to support our working capital and capital expenditure requirements and may seek to raise additional funds through public or private equity or debt financing or other sources for such requirements and acquisitions of technologies, companies and development of our existing and new services. Any additional financing we may need may not be available on terms favorable to us, or at all.

   Our sources and uses of funds were as follows:

                              Year Ended       Three Months Nine Months Ended
                            September 30,         Ended       September 30,
                          -------------------  December 31, -------------------
                            1997      1998         1998       1998       1999
                          --------  ---------  ------------ ---------  --------
                                            (in thousands)
Net cash provided (used)
 by operating
 activities.............  $ (7,446) $ (10,133)   $    134   $  (9,066) $(22,477)
Net cash provided (used)
 by investing
 activities.............   (12,647)  (191,659)    (42,264)   (189,169)   51,948
Net cash provided (used)
 by financing
 activities ............    20,557    273,295        (250)    270,004      (968)

   Net cash used in operations for the nine month periods ended September 30, 1999 and 1998 and the fiscal years ended September 30, 1998 and 1997 were primarily due to net operating losses, offset in part by, non-cash items, consisting mainly of depreciation and amortization. Cash provided by operations for the three months ended December 31, 1998 was primarily due to non-cash items, consisting mainly of depreciation and amortization, and an increase in accounts payable.

   Net cash provided by investing activities for the nine months ended September 30, 1999 was primarily a result of the sale of short-term investments, partially offset by the purchase of short-term investments, acquisitions and capital expenditures. The cash used by investing activities for the nine months ended September 30, 1998 was the result of the purchase of short-term investments and capital expenditures. Net cash used by investing activities for the three months ended December 31, 1998 was primarily the result of acquisitions and capital expenditures. Net cash used by investing activities for the fiscal year ended September 30, 1998 was primarily a result of the purchase of short-term investments and capital expenditures partially offset by the sale of short-term investments. Net cash used by investing activities for the year ended September 30, 1997 was primarily a result of our capital expenditures.

   Net cash used by financing activities for the nine months ended September 30, 1999 was primarily a result of the repayment of debt assumed in our acquisitions, partially offset by proceeds from the exercise of stock options and warrants. Net cash provided by financing activities for the nine months ended September 30, 1998, resulted from the issuance of the senior notes and proceeds from the sale of Series A and B common stock, partially offset by revolving credit facility repayments. Net cash provided by financing activities for the year ended September 30, 1998 was primarily due to proceeds from the issuance of our outstanding senior notes. Net cash provided by financing activities for the year ended September 30, 1997 was primarily due to proceeds from the issuance of equity securities and borrowings under a credit facility.

Quantitative and Qualitative Disclosures about Market Risk

   We are exposed to fluctuations in interest rates and market value of our investments. Our exposure to fluctuations in interest rates and market values of our investments relates primarily to our short-term investment portfolio, which is included in cash and cash equivalents and marketable securities. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in high-grade commercial paper, money market instruments and government agency issues and we limit the amount of credit exposure to any one issuer. Due to the short-term nature of our investments, the impact of interest rate changes would not be expected to have a significant impact on the value of these investments. The effect of interest rate and investment risk on us has not been significant.

   Investments in fixed rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates. Because of this, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that have declined in market value due to changes in interest rates.

   Management believes that the carrying amounts shown for our financial instruments reasonably approximate their fair values.

Year 2000 Readiness Disclosure


   Compliance Program Overview

   All references to Year 2000 within this prospectus are provided as "Year 2000 Statements" within the meaning of the Year 2000 Information and Readiness Disclosure Act.

   We have a comprehensive internal Year 2000 compliance program designed to enable us to continue our business without interruption as we move into the next millennium. We established our Year 2000 compliance program to address the impact of the Year 2000 date transition on our operations, pursuant to the act.

   This program covers not only our internal information systems and other information technology facilities such as data and telephony communications, building management, and security systems, but also the readiness and compliance programs of our key suppliers.

   In 1998, we established a dedicated Year 2000 Project Team, consisting of subject matter experts from relevant departments within FirstWorld. A project manager coordinates existing projects and oversees management and execution of our Year 2000 compliance program. Our Chief Information Officer has ultimate responsibility for the Year 2000 compliance program, and he communicates Year 2000 progress weekly to our senior management, and monthly to our Board of Directors.

   Policies, procedures, and standard approaches for assessing and resolving issues and managing compliance have been adapted from both internal and external sources.

   State of Year 2000 Readiness

   We have adopted the California Public Utilities Commission's definition of "Year 2000 Ready" and of "Year 2000 Compliant." Our Year 2000 compliance program covers several phases, including:

  . taking inventory of hardware, software, third party suppliers and embedded systems;

  . assessing business and customer risks associated with these systems or suppliers and creating, executing and monitoring action plans to address known risks;

  . taking appropriate remedial action; and

  . establishing and implementing contingency plans and procedures.

   We are continually monitoring new hardware, software and embedded systems introduced into our environment that could be affected by potential Year 2000 issues. We continue to update our inventory as our business grows. We use this inventory and the information we derive from it to drive our internal Year 2000 efforts. Action plans generally consist of:

  . assessing the Year 2000 readiness of systems;

  . repairing, replacing, or retiring systems that are not Year 2000 Ready;
    and

  . testing repaired or replaced components and systems where possible.

   Our Year 2000 compliance program encompasses information technology hardware and software systems such as communications systems, desktop PCs, and custom-built software programs, as well as systems with embedded technology, such as power generators, temperature controls, alarms, security systems and elevators.

   We have segregated our systems and applications and their corresponding Year 2000 readiness risk into the following five categories:

  . internal information technology enterprise applications, such as billing and customer service;

  . network infrastructure, including corporate local- and wide area networks, user workstations and off-the-shelf software applications;

  . customer Internet service provider platform;

  . customer telephony platform; and

  . corporate facilities, such as offices, phone systems and voice mail.

   We are using a variety of software tools to assist us in evaluating our Year 2000 readiness. Where possible, we test our critical applications. These tests include transaction processing at various dates before, during and after the millennium, including the leap day in February 2000. While we do not anticipate that the Year 2000 will cause disruption in our ability to provide services, there can be no assurance that all systems, processes and platforms will be Year 2000 ready given our significant reliance on third-party systems and providers.

   Since we implemented our Year 2000 compliance program, we acquired a number of companies and business operations and intend to continue to make acquisitions from time to time. As a part of our due diligence prior to closing these acquisitions, we make a preliminary assessment of the state of each acquired business' Year 2000 readiness. After closing, we evaluate the systems and/or applications of the acquired company as part of our Year 2000 compliance program. The evaluation of these companies and any required remediation is substantially complete. Although we can give no assurance, we currently expect that each of our recently acquired companies will be Year 2000 ready prior to the century date change.

   Our Year 2000 compliance program also addresses third party vendors. Certain third party services or products are critical to our continued day-to-day operations. These third parties include power and other utilities, switch vendors, network providers, including both local and long-haul carriers, and other hardware and software vendors.

   Most of our third party vendors are large, national companies, providing services similar to those provided to many other similar customers. We have no control over these companies' Year 2000 state-of-readiness. Indeed, if some of these companies experience Year 2000 difficulties in their systems, it will not only affect us but whole geographic regions of their customers. For example, if an incumbent local exchange carrier loses its switching or transmission platform, we, as well as virtually all of our competitors in that region, will be impacted.

   To mitigate this risk, we have assessed our vulnerability to unexpected business interruptions due to the failure of third parties to remediate Year 2000 readiness issues. In connection with this assessment, we conducted an extensive review of product Year 2000 compliance information on vendor supplied items and services available online, in vendor literature and through trade group resources and generally have executed vendor prescribed methodologies, where applicable, to make these items Year 2000 Compliant. We have collected and cataloged relevant vendor information regarding our vendors' Year 2000 compliance and matched it against our system inventory. We continue to review that information for updates. We maintain documentation of assessments that have been performed by such vendors or outside sources. We are relying on such information to accurately describe the state of Year 2000 readiness of third party products or components so assessed. We have sent and continue to send Year 2000 compliance questionnaires and letters to our significant third party business partners, suppliers and vendors, where we have been unable to match compliance documentation with our utilized hardware, software and network services, requesting that they certify their Year 2000 readiness. We are in the process of re-contacting our critical suppliers and vendors who have not responded adequately to our requests for proof of certification. We have substantially completed this process and continue to follow-up on unresolved issues. There can be no assurance that the third party information upon which we have relied is accurate or that third parties who have responded, or will respond, to our request regarding their Year 2000 readiness have responded, or will respond, accurately or satisfactorily or that anticipated Year 2000 actions set forth in their responses will be properly conducted.

   Since we implemented our Year 2000 compliance program, we have established many new contractual relationships for services, including carrier agreements, software and hardware platform purchases and upgrades. Where appropriate, we have required the vendors to address their Year 2000 readiness as part of the contract or service agreement.

   We believe most hardware components and systems now available are Year 2000 Compliant. However, it is currently expected that manufacturers and vendors will continue to produce patches until the end of the year. Any such patches will be installed when they become available. However, there can be no assurance that such patches will be made available to us for timely installation prior to the century date change.

   We presently expect to continue extensive monitoring of our Year 2000 compliance program throughout the remainder of 1999. The current status of our Year 2000 readiness efforts is as follows:

  . inventory is essentially complete;

  . assessment and planning are essentially complete;

  . remediation is substantially complete; however, there are currently isolated noncompliant services and components that for product standardization purposes are being moved to Year 2000 compliant systems. Contingency plans are in place if migration is not completed by year end; and

  . contingency planning is substantially complete.

We are continually monitoring new hardware, software and embedded systems introduced into our environment that could be affected by potential Year 2000 issues.

   Risks Associated with Year 2000 Issues

   A significant amount of the demand we have experienced in recent months for our products and services may have been generated by our continuing acquisition and expansion strategy during 1999. The acquisition of a company or customer that has failed to address its Year 2000 issues could have a material adverse effect on our own Year 2000 efforts. To minimize the risk associated with these acquisitions, we have instituted certain guidelines that include Year 2000 readiness as a crucial due diligence factor. In addition, as the Year 2000 approaches, customers may slow down Internet and telephony systems purchases as they devote more time to preparing and testing their systems for Year 2000 readiness, versus evaluating and implementing new systems. Thus, the data and telecommunications industry and FirstWorld may experience a significant deceleration from the strong annual growth rates historically experienced in the telecommunications marketplace.

   Based on the information currently available, we currently anticipate that our products and services will be Year 2000 Compliant in all material aspects. There can be no assurances, however, that our current products and services do not contain undetected Year 2000 defects. The most reasonably likely worst case scenarios would include the partial failure of a widely-sold product and service of ours that is of mission-critical importance to our customers. Such a scenario could expose us to litigation that could have a material adverse impact on us. Some commentators have stated that a significant amount of litigation will arise out of Year 2000 compliance issues. However, because of the unprecedented nature of such litigation, it is uncertain to what extent we could be affected by it. We currently do not believe that we will incur any material costs or experience material disruptions in our business associated with preparing our internal systems for the Year 2000. There can be no assurances however, that we will not experience serious unanticipated negative consequences caused by undetected Year 2000 defects in our internal systems, including third-party software and hardware products and services. The most reasonably likely worst case scenarios related to such undetected Year 2000 defects would include:

  . corruption of data contained in our internal information systems, rendering the data useless unless and until it is corrected;

  . failure of hardware, software, or other information technology systems to correctly process or transmit date-sensitive data, causing an interruption or failure of normal business operations; and

  . failure of any one of a number of third party systems or interfaces, on which we rely for our service platform, which could interfere with our operations.

   Such a scenario could have a material adverse impact on us. In addition, there can be no assurances that we will not experience serious unanticipated negative consequences caused by the failure of services provided by third parties, such as electrical power, communications services, and shipping services. Due to the impossibility of knowing what failures generally will result from the Year 2000 date change (particularly outside of the United States and other countries where Year 2000 remediation has progressed the furthest), and what effects such failures could have on third party vendors, we are unable to assess the likelihood of a material adverse impact on our results of operations, liquidity or financial condition due to such Year 2000 failures. We currently anticipate that we will experience a significant increase in calls to customer support from customers seeking:

  . Year 2000 product information;

  . information on migrating from older, non-compliant products to compliant products; and

  . assistance in handling other Year 2000 issues.

   We have developed a program designed to enable us to handle the expected increase in calls. We may incur significant costs in connection with this program. Among other things, we currently anticipate that we will be required to reassign consultants to the customer support organization on an interim basis, which could cause a decrease in consulting revenues. Such costs or lost revenues cannot be estimated until sometime after year end based on the amount of customer support required.

   In connection with most of our remediation efforts, we have collected and cataloged vendor prescribed remediation plans. We have executed the vendor prescribed methodology and relied upon such methodology to bring our system into Year 2000 readiness.

   In many cases, our remediation efforts were performed by the vendors who supplied the product. If our remediation efforts are not successful or are not completed in a timely manner, the Year 2000 issue could significantly disrupt our ability to transact business with our customers and suppliers, and could have a material impact on our operations. Even if our remediation efforts are successful or we complete them on time, there can be no assurance that other companies will timely and effectively address Year 2000 issues and successfully convert their systems with which our systems interact, or that any such failure to address Year 2000 issues or failure to convert by another company would not have an adverse effect on our business or operations. We cannot estimate the potential adverse impact that may result from non-compliance with the Year 2000 issue by the software and equipment vendors and others with whom we conduct business.

   Contingency Planning

   Our services may be adversely affected by potential Year 2000 issues because of the uncertainties involved in addressing the Year 2000 issues and to the extent our suppliers, vendors or customers, including incumbent local exchange carriers over whose networks we provide certain of our services, fail to address Year 2000 issues in a timely and effective manner. Contingency planning is therefore an important part of our Year 2000 compliance program. We are identifying and assessing potential points of failures and the resulting impact to the business. Our methodology includes examining risk reduction measures as well as the development of detailed contingency plans.

   We have prepared comprehensive contingency plans to address possible failures caused by the Year 2000 date change. The contingency plans address, among other things, access to alternative third-party vendors for services and products, such as access and transport services, manual "work-arounds" for software and hardware failures, and substitution of hardware and software systems, if necessary. Our contingency planning is substantially complete. We have addressed potential and expected effects of the Year 2000 date change by planning for increased support staffing in late 1999 and early 2000. Such existing plans are incorporated into the contingency plans. However, we can not make any assurances that the contingency plans will resolve any Year 2000 failure that may occur, in a manner that is satisfactory or desirable to us.

   Costs of Addressing Year 2000 Issues

   We are continually upgrading and improving our information technology systems and facilities, and we expense all incremental costs associated with Year 2000 compliance issues as incurred. Through November 30, 1999, such costs incurred were approximately $200,000 primarily consisting of contract consulting fees. We currently expect to incur internal costs, including salaries and benefits for two dedicated full-time equivalent employees to address Year 2000 compliance issues; such costs represent approximately 8% of the budgeted information technology staff.

   We have not yet determined the full cost of our Year 2000 compliance program and its related impact on our financial condition. We currently have budgeted $500,000 for the completion of our Year 2000 program, and have included it as part of the normal 1999 information technology operating budget. No assurance can be made, however, as to the total cost for the Year 2000 compliance program until the program has been completed. While there can be no assurance, we do not believe that any such additional costs will have a material impact on our results of operations.

Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS No. 131"), effective for fiscal years beginning after December 15, 1997. Under SFAS No. 131, we will be required to present certain information about operating segments, including profit or loss and segment assets. We have not yet determined the impact of the adoption of this statement.

   In June 1998 and June 1999, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133" ("SFAS No. 137"). We are required to adopt SFAS No. 133 and SFAS No. 137 in the year ended December 31, 2001. These pronouncements establish methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities.

                                   BUSINESS

The Company

   We are a rapidly growing network-based provider of Internet, data and communications services. Our service offerings include high-speed Internet access, such as dedicated access and digital subscriber line, or DSL; dial-up Internet access; web hosting and design; data center services including co-location, access and monitoring services; e-commerce solutions; and web integration and consulting services. To complement our data services offerings, we also provide local and long distance telephony services in selected markets. Our strategy is to offer our customers a single source solution to meet the full range of their increasingly complex Internet, data and communications needs. We primarily market our services, using a consultative sales approach, to small- and medium-sized businesses, and also selectively to larger businesses, wholesale customers and consumers. We currently provide services in eight metropolitan markets and intend to expand our market footprint to ten markets by the end of 2000.

   Prior to 1998, we offered telephony and network construction services in the Los Angeles metropolitan market. To capitalize on the growing demand for data services, the fastest growing segment of the communications industry, we made a strategic decision in 1998 to broaden our service offering and emphasize data services and expand our market footprint. Since that time, we have acquired eight companies to enhance our data service offerings and our market presence. In November 1998, we expanded into the Portland area by acquiring Optec, a company providing web integration services to businesses. In early 1999, we entered the San Francisco Bay Area through the acquisition of two Internet service providers, Slip.Net and Sirius. We continued our market expansion with the acquisition of four Internet service providers in June and July 1999, giving us a market presence in Houston, Denver and Salt Lake City, and expanding our existing presence in Portland. Finally, in July 1999 we acquired Intelenet, an Irvine, California-based data center and value added service provider with operations in the Los Angeles basin and the Chicago metropolitan area.

   We currently offer selected Internet and data services in the San Francisco, San Diego, Portland, Denver, Houston, Salt Lake City, and Chicago metropolitan markets and provide Internet, data and communications services in the Los Angeles metropolitan market. We operate data centers in Glendale, San Diego, Santa Clara, Irvine and Denver. We are in the process of expanding our service offering in each of the markets we have entered in the last year to include a comprehensive range of data products and services. We plan to open data centers in each of the markets we serve and intend to expand our service offerings into two additional metropolitan markets by the end of 2000. As of September 30, 1999, we had approximately 71,950 active accounts, including 1,450 DSL, 1,350 dedicated access, 57,000 dial-up, 11,000 web hosting, 200 web integration and 950 telephony accounts.

   We deliver our services over a communications network that utilizes advanced packet-switching technology and the communications protocol known as Internet Protocol, or IP, that enables us to provide cost-effective services to our customers. Our network combines equipment housed in our own facilities and equipment interconnected to the incumbent local exchange carrier's central office with redundant, high-speed connectivity to the Internet backbone. Key components of our network architecture are our Internet data centers. These centers house our own Internet platform, support our shared and dedicated server hosting products and provide co-location space for our customers' equipment.

   As part of the Optec acquisition, we acquired rights to use capacity to connect up to 15 cities on a nationwide, long-haul fiber-optic network currently under construction by Enron. We plan to expand into selected cities served by the Enron network as cities on this network come on-line. Enron has advised us that capacity on this network is available in Portland, Los Angeles and Salt Lake City. Enron is also obligated to deliver capacity to Denver, Houston, Dallas and Miami.

   We have been certified as a competitive local exchange carrier in California, Colorado, Oregon, Texas, Washington and Utah and have an application pending in Illinois. We plan to seek certification in additional states as we expand our services into new markets.

   In October 1998, Sheldon S. Ohringer joined FirstWorld as President and Chief Executive Officer and the leader of a new management team. Mr. Ohringer was formerly the President of ICG Telecom Group, Inc., the principal operating subsidiary of ICG Communications, Inc. Since that time we have expanded our management team significantly, adding a number of experienced data and communications executives. Our equity sponsors include entities controlled by Donald L. Sturm. Mr. Sturm is a private equity investor and the former Vice Chairman of Peter Kiewit Sons' Inc. Mr. Sturm, who participated in the decision by Peter Kiewit Sons' to invest in MFS Communications and who owns a significant interest in Level 3 Communications, controls entities which have invested approximately $30 million in FirstWorld. On December 2, 1999, we entered into an equity investment agreement with an entity controlled by Mr. Sturm under which we can require this entity to purchase up to an aggregate of $50.0 million of Series B common stock.

Industry Overview

   Data communications is the fastest growing segment of the communications industry. The Internet, in particular, has emerged as one of the fastest growing communications medium in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation estimates that the number of Internet users worldwide will grow from 97 million at the end of 1998 to 320 million by 2002. Forrester Research, Inc. projects that the total market for worldwide data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, of which approximately $27.9 billion will be from services to businesses.

   The Internet's rapid growth as an essential communications medium has created a substantial market opportunity for companies such as ours that provide Internet, data and communications services. We believe we are well positioned to capitalize on this opportunity due to the convergence of the following factors:

  . Growing Demand for Single Source Internet and Data Solutions. Many companies, particularly small- and medium-sized businesses, lack the expertise, capital or personnel required to install, maintain and monitor their own web servers, web sites and access facilities. In addition, these businesses must contend with the cost and complexity of retaining multiple vendors for their data needs: Internet service providers for Internet access and web hosting, data center companies for co-location and data center services, and equipment integrators for network configuration and installation. We believe that these businesses can benefit from, and are increasingly demanding, a single source solution for their Internet and data requirements.

  . Small- and Medium-Sized Businesses Expected to Fuel Growth. We believe that a significant portion of the growth in data communications will be generated by small- and medium-sized businesses, which we believe have traditionally been underserved by the larger communications providers. Data communications, particularly through the Internet, have made it possible for smaller companies to compete more effectively with larger competitors by reducing their costs of communicating with employees, customers and suppliers. eStats estimates that less than 10% of small-sized businesses and less than 30% of medium-sized businesses currently maintain their own web site, and that less than 15% of these businesses in total are currently conducting sales on-line. In addition, according to eStats, less than 25% of small-sized businesses and less than 50% of medium-sized businesses are currently connected to the Internet.

  . Emergence of Third Party Co-location Services. Internet infrastructure and applications platforms are complex and sensitive to environmental factors, such as temperature and power fluctuations. These factors, together with the need for increased bandwidth, have led many businesses to rely on third parties to house, monitor and maintain the equipment that supports their web sites, e-commerce platforms and other business-critical applications at secure climate controlled facilities. Housing these platforms at third party sites also allows for easier maintenance and operation. In addition, by locating equipment in another provider's facility, customers can more easily increase their Internet capacity, allowing them to scale their presence more quickly.

   In addition, an increasing number of new businesses are conducting a significant portion of their operations on the Internet. These businesses have an expanding need for co-location space that allows them the flexibility to rapidly add additional servers as their businesses grow. Many of these companies are also building redundancy into their web presence by housing their equipment at multiple locations to protect against a network or server failure at any single location.

  . Increasing Demand for High-Speed Internet Access. The rapidly expanding number of Internet users and the growth in bandwidth-intensive applications, combined with the availability of reasonably priced high-speed access products, such as DSL, is increasing demand for high-speed Internet connections, particularly among small- and medium-sized businesses and individual consumers. Higher access speeds enable businesses to maintain complex web sites, including web sites that allow them to access critical business information, conduct electronic business, or e-commerce, and communicate more efficiently with business partners, customers and employees. Additionally, many companies are supporting increasing numbers of remote offices and workers who require high-speed access to network resources.

   Traditionally, small- and medium-sized businesses, telecommuters and individuals have relied on low speed lines for data transport. For example, according to International Data Corporation, approximately 78% of Internet access revenue derived from small- and medium-sized business in 1997 was generated using relatively slow 28.8 to 56 kilobits per second dial-up modems or integrated services digital networks, or ISDN, lines. In the future, we believe there will be an increasing demand for high-speed connectivity as businesses, telecommuters and individuals seek solutions with higher data transmission speeds.

  . Trend Toward Outsourcing of Internet Operations. Our customers are increasingly finding that investing in the resources and personnel required to maintain their web infrastructure is cost-prohibitive and extremely difficult given the shortage of technical talent and the risk of technological obsolescence. As a result of these factors, many small- and medium-sized businesses are seeking to outsource their web facilities and system needs, to focus on their core competencies. Demand for web hosting, co-location services and outsourced e-commerce solutions is expected to grow. International Data Corporation has estimated the demand for web hosting services in the U.S. was approximately $770 million in 1998 and is expected to grow to approximately $12 billion by 2002.

The FirstWorld Solution

   We provide a variety of Internet, data and communications services, including high-speed Internet access, web hosting and design, data center services, e-commerce solutions and web integration and consulting services. To complement our data services offerings, we also provide local and long distance telephony services in selected markets. Our strategy is designed to offer our customers a single source solution to meet the full range of their increasingly complex Internet, data and communications needs. We primarily market our services, using a consultative sales approach, to small- and medium-sized businesses, and secondarily to larger businesses, wholesale customers and consumers. We typically seek to bundle our services, however, our customers can select from the services we offer to tailor the most appropriate solution for their needs. We believe the FirstWorld solution offers a number of benefits to our customers including:

  . Single Source Data Solution. We currently provide a broad range of Internet and data services that allow our customers to effectively outsource their Internet and data needs to a single provider. Today, we believe most service providers provide a subset of the services that we offer and that we represent a new, single source Internet and data solution. We differentiate our services from our competitors by providing our customers with sophisticated, integrated data solutions and superior customer service. In addition, we attempt to bundle our services which allows us to lower customer turnover, increase revenue per customer and lower customer acquisition costs.

  . Flexibility and Scalability. We have designed our service offerings to enable customers to purchase the level of service, product set, access speed and functionality that meet their existing requirements while at the same time allowing them to easily upgrade services as their Internet and communications needs grow. We provide flexible service pricing, billing our customers according to their bandwidth and capacity utilization, as opposed to traditional flat-rate billing.

  . Small- and Medium-Sized Business Focus. Our primary target market is small- and medium-sized businesses, which we believe have traditionally been underserved by larger communications providers and are increasingly looking to outsource their Internet, data and communications requirements. Using a consultative sales approach, we work with small- and medium-sized businesses to solve the full range of these needs. These businesses typically lack the expertise to address all of their Internet, and data requirements in-house and are therefore best positioned to benefit from our solution.

  . Reliable and Secure Data Centers. We currently operate five data centers and are in the process of constructing six additional data centers to meet the growing demand for third party co-location services. Our data centers are geographically distributed, technologically advanced facilities with uninterruptible power supplies, back-up generators, fire suppression, computer floors, separate cooling zones, seismically braced racks, 24 hours, 7 days a week monitoring and high levels of security. Through these centers we offer our customers a secure environment in which to house their critical data communications equipment and obtain access to high bandwidth connectivity to the Internet.

  . High-Speed, Cost-Effective Internet Access. We provide a full range of high-speed Internet access products from a wide range of DSL service options through DS-3 connectivity, allowing our customers to choose a cost-effective solution that fits their high-speed access needs. We also offer dial-up Internet access for those seeking entry-level connectivity and remote access services.

  . High Quality Service and Customer Support. We strive to provide our customers with end-to-end solutions to their Internet, data and communications needs. An important part of our solution is to provide our customers with superior customer service and support. We believe that this differentiates us from many of our competitors, particularly larger service providers who have typically not focused on our market segment. By organizing a direct sales organization around customers and focusing on end-users' needs, we seek to attain a high level of customer satisfaction, achieve customer loyalty and accelerate the adoption of our services.

Growth Strategy

   Our objective is to become a leading provider of a comprehensive range of Internet, data and communications solutions. Key elements of our strategy include:

  . Provide Single Source Internet, Data and Communications Services. We seek to provide a broad range of services to fulfill the Internet, data and communications requirements of our customers. We believe that "one-stop shopping" capabilities enable us to provide significant value to our customers and ultimately reduce customer turnover. As such, we are in the process of expanding our service offering in each of the markets we have entered within the last year to offer a comprehensive range of data products and services and offer a single source solution in each of our markets.

  . Focus on Internet and Data Products. We focus on selling Internet and data services to attract customers to our solution. We believe that our focus on data solutions differentiates us from other communications companies, many of whom sell a limited number of data services, and enables us to attract customers with intensive Internet and data needs. We are also continuing to develop and expand our data product set with services and features that have technologically advanced and value-added capabilities to serve the evolving needs of our customer base. Additionally, we currently operate five data centers, and are constructing an additional six centers to allow customers in each of our markets access to co-location and other services.

  . Employ Consultative Sales Approach. Our sales personnel consult with our customers, offering them a broad array of products and services and tailored Internet, data and communications solutions to fit their business needs. Our direct sales force has been trained to sell a comprehensive Internet, data and communications product set. We believe that by actively consulting with customers to help them identify and implement their data communications initiatives, we develop close relationships with our customers, enhance customer retention and differentiate ourselves from our competitors.

  . Deploy Flexible, Cost-Effective Networks. To provide Internet, data and communications solutions, we are deploying an advanced integrated platform that utilizes standard, scalable resources and standardized, scalable architecture components, including Lucent Pathstar packet-based switches, Cisco routers and Sun servers. We have designed our networks, including our central office service platform, to support a wide array of services and to be compatible with technologies still under development in the industry. We use a demand-driven approach to network deployment, marketing our services to a geographically targeted cluster of businesses before committing to implementation of network infrastructure. Additionally, we seek to combine elements of our network with those of other service providers to offer a more cost-effective solution to our customers and expand our network reach.

  . Expand Our Market Footprint. We are aggressively seeking to expand our presence into new geographic markets. We currently serve customers in eight metropolitan areas and plan to expand our service area to two new metropolitan markets by the end of 2000. We believe that increasing the number of markets we serve will allow us to leverage our network infrastructure and provide a more cost- competitive service.

  . Pursue a Focused Acquisition Strategy. To date, we have acquired eight companies to expand our Internet and data product offerings and geographic market presence. We expect to continue to aggressively pursue a strategy of acquiring Internet and data communications companies that accelerates our penetration into new markets, grows our customer base and increases the breadth of our product offerings. By accelerating market entry through acquisitions, we can quickly acquire new customers in a given region, cross-sell additional data services to existing customers and enhance our network utilization. Our senior management team has significant experience in the acquisition and integration of businesses.

Our Markets

   We currently provide service in eight metropolitan areas in California, Colorado, Illinois, Oregon, Texas and Utah. Additionally, we plan to deploy our services in two additional metropolitan markets by the end of 2000. We believe that increasing the number of markets we serve will allow us to leverage our network infrastructure and provide a more cost-competitive service.

   We evaluate new markets based on their demographic profile, competitive landscape and the availability of network facilities, including the Enron nationwide long-haul network.

   The following table shows our existing and planned primary markets for 1999 and 2000 as well as the services we currently offer and expect to offer in that time frame. In the following table, the term Internet refers to high-speed Internet access services including dedicated access and DSL; dial-up Internet access; web hosting and design services; and e-commerce solutions. Additionally, we define our primary markets as those in which we have or plan to have sales staff resident in the market.

     Primary Markets      Market Entry  Date Current Services Offered Future Services
  Los Angeles (1)                3Q97        . Internet               --
                                             . Data center
                                             . Voice
                                             . Web integration
---------------------------------------------------------------------------------------
  Portland (1) (2)               4Q98        . Internet               . Data center
                                             . Web integration
---------------------------------------------------------------------------------------
  San Francisco Bay Area         1Q99        . Internet               . Voice
   (1) (2)                                   . Data center
                                             . Web Intergration
---------------------------------------------------------------------------------------
  Houston (1) (2)                2Q99        . Internet               . Data center
                                             . Web integration
---------------------------------------------------------------------------------------
  Denver/Front Range (1)         2Q99        . Internet               . Voice
   (2)                                       . Data center
                                             . Web integration
---------------------------------------------------------------------------------------
  Salt Lake City (1) (2)         2Q99        . Internet               . Data center
                                                                      . Web integration
---------------------------------------------------------------------------------------
  Chicago (1) (2)                3Q99        . Internet                --
                                             . Data center (3)
---------------------------------------------------------------------------------------
  San Diego (1)                  4Q99        . Internet               . Voice
                                             . Data center
                                             . Web integration
---------------------------------------------------------------------------------------
  Dallas (1)                     2Q00         --                      . Internet
                                                                      . Data center
                                                                      . Web integration
---------------------------------------------------------------------------------------
  Seattle (1)                    4Q00         --                      . Internet
                                                                      . Web integration

--------
(1) Indicates that we have received or applied for competitive local exchange carrier certification, meaning that we can provide telephony service directly rather than by reselling services provided by other communications companies.
(2) Indicates markets we entered through acquisition.
(3) Data center services in Chicago are currently provided out of a facility owned and managed by a third party.

Our Products and Services

   We provide a wide range of Internet, data and communications products and services that enable our customers to increase the speed, efficiency and reliability of their communications. These products and services include:

  . Internet access services, including dial up, ISDN, DSL and dedicated access;

  . data center services;

  . web hosting and design services;

  . e-commerce solutions;

  . web integration and consulting services; and

  . voice services.

   Our products and services are designed to meet the evolving needs of our customers and to support them as those needs grow, thus enhancing sales efficiency and lowering customer turnover. We believe that our comprehensive product and service offering enables us to provide single source solutions that support our customers' Internet, data and communications needs throughout their business lifecycle.

   Internet Access Services. We offer a variety of Internet access solutions, providing customers with reliable access to the Internet. With access speeds ranging from 56 kilobits per second for entry-level dial-up customers to dedicated services at 1.54 megabits per second (T-1) to 45 megabits per second (DS-3) for large enterprise users and growing online businesses, we tailor our Internet access offerings to meet the varying needs of our customers. Many new customers are selecting advanced, high-speed access services such as DSL services. DSL services allow data transfer rates at speeds of up to 7.1Mbps over existing copper telephone lines. Our access customers can also purchase our enhanced web services, such as domain name registration, web hosting, additional Internet protocol addressing, and multiple e-mail accounts. All of our customers have access to technical support 24 hours a day, 7 days a week.

   The following table describes several of our most popular Internet access services:


        Description                   Speed              Monthly Price
-----------------------------------------------------------------------
  Dial-Up Services
    Basic                  . 56Kbps                     $19.95
    Business               . 56Kbps                     $34.95
-----------------------------------------------------------------------
  ISDN
    Residential Flat-rate  . 128Kbps                    $29.95
    Business Flat Rate     . 128Kbps                    $49.95
-----------------------------------------------------------------------
  DSL
    Residential            . 384Kbps-1.54 Mbps download $49.95-$289.95
                           . 128Kbps-1.54Mbps upload
    Business               . 144Kbps-1.54Mbps download  $119.95-$425.95
                           . 384Kbps-1.54Mbps upload
-----------------------------------------------------------------------
  Dedicated Access
    Fixed Access           . 128Kbps-45Mbps             $399-$29,500
    Burstable Access       . Burst 128Kbps              $599 +
                           . Burst 768Kbps              $974 +
                           . Burst 6Mbps                $5,000 +

   Data Center Services. We currently operate data centers in Glendale, Santa Clara, San Diego, Irvine and Denver and are constructing additional data centers in Dallas, San Francisco, Irvine, Salt Lake City, Portland and Houston to meet the growing demand for third-party co-location services. We also provide data center services in the Chicago area using leased facilities. Our data centers house our Internet, data and packet-switching equipment and provide space for our customers to co-locate their own equipment. These facilities provide a secure, monitored environment, coupled with high-speed connectivity to the Internet. Our data centers have a number of features designed to assure continuous, reliable service, including uninterruptible power supplies, back-up generators, fire suppression, computer floors, separate cooling zones and, where required, seismically braced racks. These centers are monitored 7 days a week, 24 hours a day. We plan to open data centers in each of our markets to offer our customers a full range of data center services.

   Our data center customers require the higher performance, reliability and security associated with housing their equipment at a third-party custom data center. Customers have physical access to the equipment they co-locate in our facilities 24 hours a day, 7 days a week and remote access for software maintenance and administration. Specialized services are also available for those customers who want us to manage and administer their co-located hardware or software.

   We support most leading Internet hardware and software platforms, including Ascend, Check Point Software, Cisco, Compaq, Lucent, Microsoft, Netscape, Oracle, and Sun Microsystems. In addition, we can host a variety of software applications in our data centers, making them available to customers in a secure environment and with direct connectivity to the Internet. Standard applications include advanced e-mail services, e-commerce applications, HTML development, security and firewall services, remote monitoring and backup and web authoring.

   Web Hosting and Design. We offer a variety of shared and dedicated web hosting services that allow customers to create and maintain high quality, sophisticated Internet sites without purchasing, configuring, maintaining and administering the necessary hardware, software and Internet connectivity that would be necessary if they were to create and host the sites themselves.

   Our shared web hosting services, targeted to small- and medium-sized businesses, can be rapidly deployed and include standard levels of storage on our servers and data transfer bandwidth that can be increased to accommodate our customers' expanding needs. Our standard monthly prices range from $19.95 to $99.95 for these services. Additional development tools, such as Microsoft FrontPage extensions, server-side scripting and custom interfaces, give customers the ability to grow their Internet business. We also offer utility programs that enable customers to control, maintain and update their sites remotely, monitor site performance, create reports on site activity, check billing information and evaluate the overall performance of their web site. All shared hosting servers have regular back-up and recovery procedures to protect customer files and are monitored with the same systems that we use to monitor our own network systems and transport backbone.

   Our dedicated server web hosting services are targeted to customers desiring substantially more server and network capacity or for customers desiring their own physical server. We support the two most common operating systems, Windows NT and UNIX. Our customers can create and support applications that are more complex, require higher throughput, and have greater storage requirements while still outsourcing the maintenance and monitoring of their site and equipment. In addition, we can typically create and configure these platforms within several business days. Customers can control and monitor these dedicated servers with all the same tools that are available for our shared hosting customers.

   E-commerce Solutions. Our e-commerce products and services are designed to enable our customers to easily design a web site that allows them to sell their products and services on-line and execute electronic transactions. In August 1999, we licensed advanced e-commerce software from Intershop that provides an application platform that allows our customers to establish their own e-commerce sites without the significant capital investment and expert personnel usually required in e-commerce web site creation. Using our application platform, a customer can quickly create an e-commerce site that includes product descriptions, graphics, a credit card transaction system, security, encryption and back-end marketing support utilities. Additionally, we have the ability to create custom web sites for our larger customers requiring features or functionality not available from our standard Intershop package. Custom service offerings are typically priced on a per-hour basis.

   We offer the following categories of e-commerce products with varying price and feature categories to address a range of customer needs.

       Product                    Features                   Monthly Price
-------------------------------------------------------------------------------
  First eBusiness 1  . 25 products                              $ 34.95
                     . 3 departments
-------------------------------------------------------------------------------
  First eBusiness 2  . 100 products                             $ 79.95
                     . 10 departments
-------------------------------------------------------------------------------
  First eBusiness 3  . Unlimited products                       $139.95
                     . 1,000 departments
                     . Some reporting features
-------------------------------------------------------------------------------
  First eBusiness 4  . Unlimited products & departments         $255.95
                     . Advanced reporting tools
                     . Custom development tools
-------------------------------------------------------------------------------
   First eBusiness   . Hosting features                 Varies based on project
      Community
                     . Co-location                           requirements
                     . NT or Unix platforms
-------------------------------------------------------------------------------

   As our customers' needs grow, they can easily upgrade to a more sophisticated e-commerce solution while maintaining the same development environment.

   Web Integration and Consulting. As part of our acquisitions of Optec and Intelenet, we acquired considerable expertise in planning, designing and implementing advanced network solutions. These solutions include high-speed Internet access, router and server design and configuration, and security and operational support systems. Our services include client/server consulting, implementation, support services, network management and monitoring and equipment sales. For high-end customers needing sophisticated network solutions, such as large enterprise customers, corporate or regional headquarters locations and state and local government agencies, we have a consulting practice that provides an integrated solution to complex communications problems.

   Our web integration services involve enterprise network design and consulting, specification, purchase, installation and maintenance of servers, routers and related infrastructure. We provide these web integration and consulting services to complement our existing products and services in selected markets. While we believe that offering web integration and consulting services will provide us with access to a broader customer base, we expect consulting and equipment sales to decrease as a percentage of total revenue in the future as we grow our data services offerings.

   Telephony Services. We currently offer telephony service in the Los Angeles metropolitan market. We are installing telephony switching equipment to serve the San Francisco and the San Diego metropolitan areas and expect to begin offering telephony services to customers in these markets by the second quarter of 2000. In addition, we also plan to install telephony equipment in Denver in 2000. We provide telephony services to complement our Internet and data offerings, including local, long distance and private line services.

Our Customers

   We market our services primarily to small- and medium-sized businesses. We also selectively market our services to larger businesses, consumers and wholesale customers. We employ a market segmentation strategy, which involves tailoring our service offerings, sales and marketing techniques and network deployment to meet the varying needs of small- and medium-sized businesses, larger businesses, consumers and wholesale customers. Our consulting, sales and marketing initiatives and tailored product offerings are designed to reflect the varying customer buying patterns and address competitive factors in our target market.

   Small- and Medium-sized Businesses. Small- and medium-sized businesses typically have between two and 1,000 employees and often access the Web using slower speed dial-up access, or have no Internet access at all. Many of these businesses maintain either a very limited web site, or none at all, and an extremely small percentage of these businesses are conducting e-commerce. We believe we add significant value to small- and medium-sized business customers by offering them a broad range of Internet and data services. Moreover, we believe our ability to understand customers' needs through consultative sales efforts and to meet those needs through bundled service offerings will enhance our reputation for value and ultimately result in additional revenues.

   Major Accounts. Major accounts include larger businesses as well as companies whose primary activities take place on the Web. We believe that these customers are increasingly looking to outsource the housing of the equipment that supports their web site, e-commerce platform and content applications, as well as the monitoring and maintenance of this equipment, at secure, environmentally sound third-party locations. Our data center services offer these customers a variety of solutions to meet their needs.

   Wholesale. We market our wholesale product line primarily to Internet service providers and other service providers such as web developers and content providers. Our primary wholesale service offerings include DSL connectivity, co-location services and dedicated Internet services. We believe that smaller service providers will continue to find it cost effective to purchase services on a wholesale basis from larger providers such as FirstWorld. Additionally, these accounts allow us to leverage the fixed cost components of our network by adding traffic quickly to our network.

   Consumer. Consumer customers are individual, home office and single employee businesses requiring services that range from dial-up access to broadband DSL access to value-added Internet services, such as e-mail applications, web hosting and design, basic e-commerce and file transfer services. We believe that these customers will increasingly demand higher speed access and more sophisticated web functionality and will look to their Internet provider to facilitate such services.

   As of September 30, 1999, we had approximately 71,950 active accounts, including 1,450 DSL, 1,350 dedicated access, 57,000 dial-up, 11,000 web hosting, 200 web integration and 950 telephony accounts.

Sales and Marketing

   We market our services primarily through our direct sales force, employing a consultative approach. We believe that our direct sales strategy allows us to develop close relationships with our customers and manage the sales and service process more effectively. Small- and medium-sized businesses, in particular, often do not have a dedicated, in-house communications manager and consequently prefer to purchase services from an integrated or a single source solution provider. As a result, we believe that our ability to provide a comprehensive range of Internet and data solutions and act as an experienced consultant is attractive to our current and potential customers. We have also developed a sales methodology and a training program that we believe to be a key ingredient in our ability to successfully compete for the data communications requirements of our customers.

   Direct Sales Channels

   As of September 30, 1999, we had 134 sales and technical personnel and 14 sales offices supporting our sales efforts as indicated in the following table:


             Target Market                       Sales Channel
     Small- and medium-             . Account manager (by territory)
     sized businesses
                                    . Indirect agents
                                    . Leads through telemarketing
  -------------------------------------------------------------------------
     Major accounts                 . National account manager (by product)
  -------------------------------------------------------------------------
     Wholesale customers            . Wholesale account manager
  -------------------------------------------------------------------------
     Consumer                       . Web site presence
                                    . Advertising and direct mail
                                    . Inbound telemarketing

  -----------------------------------------------------------------------

   Our direct sales force consists of:

  . Account Managers. Account managers focus on selling our end-to-end
    Internet and data services to small- and medium-sized businesses. Account managers qualify customer leads and establish initial appointments. Account managers are supported by sales engineers who assist in pre- and post-sale technical consulting. Sales managers and regional sales directors also provide local sales leadership to the account teams in each market.

  . National Account Managers. National account managers focus on selling our services to larger accounts, typically technology intensive businesses with multiple locations and large numbers of distributed workers and to businesses who conduct a significant amount of business on the Web. National account managers primarily focus on selling our data center solutions to these customers. Our national account managers seek to work directly with the chief information officer and the communications manager responsible for Internet services in the target account. National account managers are supported by regional sales directors who provide leadership and sales strategy, as well as sales and network engineers to assist with custom, sophisticated solutions.

  . Wholesale Account Managers. Wholesale account managers focus on selling our services to Internet service providers and other service providers. Our wholesale account managers sell DSL connectivity, co-location services and dedicated Internet services. Wholesale account managers are supported by regional sales directors who provide leadership and sales strategy.

   Indirect Sales Channels

   We also market our services through indirect channels, including network service providers, independent agents and value-added resellers. We offer each service provider the ability to select those services that it would like to bundle with its own service offerings to offer a total solution to its customers. As of September 30, 1999, we had two sales and technical personnel supporting our indirect sales efforts.

   Marketing

   Our marketing team develops and implements our positioning, branding, pricing and promotional strategies. We have formulated detailed criteria for identifying target customers for each of our services and have created a bundle of services to be offered to each segment of our potential customer base. In particular, we are focused on building our brand identification as we roll out our service offerings. We promote our brands through direct mail to targeted accounts, outdoor advertising, radio advertisements, print advertisements and our general public relations effort.

Network Architecture and Technology

   We deliver our services over a communications network that utilizes advanced packet-switching technology and the communications protocol known as Internet Protocol, or IP, that enables us to provide cost-effective services to our customers. Our network combines equipment housed in our data centers and equipment interconnected to the telephone company's central offices with redundant, high-speed connectivity to the Internet backbone. Our metropolitan networks consist of elements we own as well as elements we lease from third-parties. We believe that this approach allows us to deploy a network that is both cost-effective and responsive to our customers' needs. Our metropolitan networks will be connected via the long-haul capacity we purchased from Enron as part of the Optec acquisition, or via capacity purchased from other long-haul carriers, to create a national platform for the provision of our services.

   Our current infrastructure includes Internet equipment in all of our markets, fiber in Portland and the Los Angeles basin and a Nortel DMS 500 local switch housed in Anaheim, and DSL access equipment located in incumbent carriers' central offices. Although we intend to keep utilizing this local switch for existing customers, we have recently installed a new packet-based switching facilities utilizing the Lucent Pathstar switching platform in the Los Angeles basin, and are currently installing additional Pathstars in San Diego and the San Francisco Bay Area. We anticipate that the Pathstars currently being installed in San Diego and the San Francisco Bay Area will be operational during the second quarter of 2000. In addition, we plan to install a Lucent Pathstar switch in Denver in 2000. This Pathstar equipment provides the network infrastructure for a single voice and data path to the customers, reduces equipment cost, lowers space and power requirements and decreases on-going network operations costs.

   As part of the Optec acquisition we acquired rights to use 15 OC-3 level data network capacity increments in cities located on Enron's long haul network currently under construction. An OC-3 level data network capacity increment represents the capacity to transport 155 million bits of information per second from one point to another. Enron has advised us that capacity is available in Portland, Los Angeles and Salt Lake City. Enron is obligated to deliver capacity to Denver, Houston, Dallas and Miami by November 24, 2001. If capacity is not delivered by this date we may extend the agreement. We may select capacity increments in additional cities or increase capacity in selected cities which in the aggregate does not exceed 15 OC-3 level increments. Our rights terminate on the earlier of November 24, 2005 or 4 years after the date capacity is made available to the last of the cities listed above.

   Equipment. In markets where we will offer local telephony services, we have selected the Lucent Pathstar as our switching platform. The Pathstar switching infrastructure combines five elements into one platform and offers the ability to transport both voice and data traffic:

  . A Class 5 Telephony System allowing for the provision of local telephony services;

  . VoIP Gateway for the provision of IP services;

  . DSL Access Equipment capable of supporting ADSL and that will be G.Lite compatible;

  . Digital Loop Carrier enabling us to access our customers over existing local network facilities; and

  . Edge Router which is a remote router housed at our central office co-locations that allows data traffic to be directly routed to the Internet.

   The Cisco BPX is our core ATM switch. This switch connects our central office co-locations to our data centers and serves as a primary backbone switch, providing our integrated service platform with the highest quality of service and reliability.

   Data Center Facilities. We maintain facilities in each of our markets to house our Internet, data, telephony and packet switching platforms. In each of our markets we have expanded or plan to expand these facilities into Internet data centers, or IDCs, which include space for customers who want to co-locate their equipment with ours. We currently operate five data center facilities in four markets and we are building additional data center facilities in each of our markets. We plan to have 11 data center facilities by the end of 2000. These centers will support an Internet gateway platform, allowing a full range of Internet access, shared and dedicated server hosting products, as well as co-location space for our customer's equipment.

   Telephone Company Central Office Facilities. We establish our central office co-locations by installing equipment in the incumbent local exchange carrier's central offices. We use DSL technology to transmit high-speed data over copper lines between our customers and a central office. We install an endpoint device at the customer's premise to manage the transmission of data from the customer's internal information technology system to a central office. We plan to install ATM switches in each of our data centers to more efficiently aggregate and consolidate data in our markets. From the data center, traffic is transported on our network to major Internet traffic exchange points or the public switched transport networks. Leasing existing transport services from other providers, including the copper wire to our customers' premises wherever possible, allows us to focus our capital outlay on the value-added elements of our network, including equipment, ATM switches, routers and data centers.

   Digital Subscriber Line, or DSL, Technologies. We use a variety of DSL technologies that we purchase from multiple vendors. We provide DSL services utilizing our own network as well as reselling the networks of others. DSL switching technology provides for high-speed transmission of information over existing copper telephone lines by encoding the information in a digital format. This allows us to offer connection speeds ranging from 128Kbps to 7.1Mbps. Actual speeds are a function of the distance from the end user or local area network to the central office and the quality of the copper line. We describe the basic features and the market positioning of our primary DSL technologies below.

  . Rate Adaptive Digital Subscriber Line, or RADSL. RADSL technology allows each end user or local area network to utilize the full digital capability of the underlying telephone line. Speeds reach up to 7.1 Mbps downstream and up to 1.1 Mbps upstream if the end user or local area network is within 15,000 feet, or approximately 2.8 miles, of the central office. We use this technology for end users or local area networks needing very high access speeds. Our target customers for RADSL connections consist of small- and medium-sized businesses and branch offices of large businesses needing T-1 or higher speeds. We believe that these businesses often find the cost of dedicated private line or frame relay services to be prohibitive. We believe our RADSL connection competes favorably on a price/performance basis relative to traditional fractional T-1 and frame relay services. The service also provides the highest speed of any DSL service for bandwidth intensive applications.

  . Symmetric Digital Subscriber Line, or SDSL. SDSL technology allows end users to achieve up to 1.5 Mbps speeds both downstream and upstream. Depending on the quality of the copper line, 1.5 Mbps can be achieved if the end user or local area network is within 8,000 feet, or approximately
    1.5 miles, from the central office.

  . Integrated Digital Subscriber Line, or IDSL. IDSL technology allows us to reach end users or local area networks up to 28,000 feet, or approximately 5.3 miles, from a central office. IDSL service operates at up to 144 Kbps in each direction. This service can use existing ISDN equipment at the end user site, and is targeted at the integrated services digital network replacement market. For information intensive users, we believe that IDSL compares favorably with integrated services digital network on a price/performance basis when the monthly flat rate IDSL charge is compared with the per minute integrated services digital network charge.

   National Operations Center. Our network is managed from our National Operations Center in Anaheim. The center is staffed 7 days per week, 24 hours per day and monitors the integrity and performance of the entire network, including environmental and security systems. Our monitoring network is independent from our transport network, providing complete independence for fault monitoring. Our monitoring capabilities extend from our data centers through the telephone company central offices to the customer premise equipment.

Information Technology and Support Systems

   We currently have billing and other back-office systems to support our different lines of business. We are in the process of upgrading many of those systems to support our planned expansion, end-to-end customer relationship management and cross-product bundling. We expect that these upgrades will provide us with a scalable system that will not only provide greater efficiencies for supporting a large diverse customer base, but also differentiate the value proposition we offer to customers. We expect to substantially complete this upgrade by the end of 1999.

   Our approach to systems focuses on implementing mature, best-of-class, commercial off-the-shelf applications that we integrate through an advanced messaging protocol that allows consistent communication and coordination throughout our entire network. Web-based user interfaces are designed to be used by both internal and external customers for such activities as account activation, billing presentment, trouble ticket and sales funnel management. We plan to leverage our internal expertise with that of outside vendors to assist with project/program management and implementation/integration services.

   We have selected leading application and hardware vendors for key functional requirements, including:

          Vendor                              Function
    Boardtown           Internet service provider billing
  -------------------------------------------------------------------------
    Cisco               Enterprise and ISP routers and switches
  -------------------------------------------------------------------------
    Compaq              Network servers
  -------------------------------------------------------------------------
    Hewlett Packard     Network management
  -------------------------------------------------------------------------
    Kenan               Integrated voice and data billing
  -------------------------------------------------------------------------
    Lucent              Switch interfaces, IP services
  -------------------------------------------------------------------------
    Macromedia, Allaire Web development
  -------------------------------------------------------------------------
    Microsoft           SQL Server, mail/groupware and desktop applications
  -------------------------------------------------------------------------
    Onyx                Sales force automation, customer management and
                        enterprise web portal
  -------------------------------------------------------------------------
    Oracle              Relational database management system and internet
                        directory platform
  -------------------------------------------------------------------------
    Peoplesoft          Accounting, finance and human resources enterprise
                        resource planning
  -------------------------------------------------------------------------
    Quintessent         Third-party gateways and provisioning support
  -------------------------------------------------------------------------
    Sun Microsystems    Enterprise and web application servers
  -------------------------------------------------------------------------
    Vitria              Application integration, process mapping
  -------------------------------------------------------------------------

   Although we are using standard commercial applications to address major functionality of such processes as billing and customer care, we are integrating these applications in a fashion to provide strategic and operating advantages such as direct customer access to account information and integrated provisioning for all products and services. In addition, certain of our trading partners and application providers are working with us to jointly develop specialized applications to support such processes as flow-through provisioning, supply chain management and web-based processes. We expect these activities to give us significant strategic advantages.

Competition

   In each market area in which we offer or plan to offer services we compete or will compete with several other service providers. Most of our competitors have long-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical, marketing and other resources than we do. We expect to compete on the breadth, quality and reliability of our service offering; the quality and responsiveness of our customer services; and price.

   Internet Services. The Internet services market is extremely competitive, and we expect competition in this market to intensify in the future. We compete, or in the future we expect to compete, directly or indirectly with the following categories of companies:

  . national and regional Internet service providers;

  . high-speed Internet access providers, including DSL and cable modem companies;

  . web hosting and data center companies;

  . computer software and technology companies;

  . national and regional telecommunications companies, including regional bell operating companies and competitive local exchange carriers; and

  . wireless service providers.

   The entry of new participants from these categories and the potential entry of competitors from other categories, such as computer hardware manufacturers, would result in substantially greater competition for us.

   Web Integration and Consulting. In the markets for web integration and consulting, we compete against a number of companies focused on the data integration and consulting market, including USWeb, INS, Sapient, Electronic Data Services and IBM, as well as a number of small systems and network integration service providers. In particular, we will be required to compete with companies that design and manufacture products for the local and wide area network markets and large system integrators.

   Telephony. Our telephony services compete principally with the services offered by incumbent telephone companies in the markets in which we operate, including GTE and PacificBell. We also compete with various competitive local exchange carriers including MFS Communications, Inc., NEXTLINK Communications, Inc., ICG Communications, Inc., GST Telecommunications, Inc. and Teleport Communications Group, Inc. The incumbent telephone company dominates each of the markets targeted by us and possesses ubiquitous infrastructure and the financial wherewithal to offer service at subsidized prices to maintain key customers. We compete with incumbent telephone companies on the basis of price, customer support and the ability to offer and provide value-added, integrated service bundles. We compete with competitive local exchange carriers by providing a variety of voice, data and Internet services in different combinations to address the needs of different market segments.

Governmental Regulation

   Our Internet operations are not currently subject to direct regulation by the FCC or any other U.S. governmental agency, other than regulations applicable to businesses generally. However, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by Internet service providers. Although the FCC has determined that Internet service providers should not be treated as telecommunications carriers and therefore should not be regulated, it is expected that future Internet service provider regulatory status will continue to be uncertain. Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from the incumbent telephone companies, interexchange carriers or other telecommunications providers, could have an adverse effect on our business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material effect on our business.

   Our telecommunications common carrier services are subject to regulation by federal, state and local governmental agencies. We have obtained all authorizations and approvals necessary to conduct our operations as currently conducted and believe that we are in compliance with all laws, rules and regulations governing our current operations. We have received competitive local exchange carrier certification in California, Colorado, Oregon, Texas, Washington and Utah and have an application pending before the state Public Utilities Commission in Illinois. We are also considering the financial, regulatory and operational implications of becoming an authorized competitive local exchange carrier in certain other states.

   Changes in existing laws and regulations or any failure or significant delay in obtaining necessary future regulatory approvals, could have a material adverse effect on our business, financial condition and results of operations.

   The FCC has jurisdiction over interstate and international telecommunications common carrier services. State regulatory commissions have jurisdiction over intrastate telecommunications common carrier services communications. Municipalities and other local jurisdictions may regulate limited aspects of our business by, for example, regulating the use of rights-of-way, imposing zoning and other requirements, and requiring installation permits. We also are subject to taxation at the federal and state levels and may be subject to varying taxes and fees from local jurisdictions.

   Federal Legislation and Regulation. The Telecommunications Act of 1996, enacted on February 8, 1996, substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The 1996 Act, among other things, mandates that (i) the incumbent telephone companies permit resale of their services and facilities on reasonable and nondiscriminatory terms and at wholesale rates, (ii) all local exchange carriers (including us) allow customers to retain the same telephone number, or number portability, when they switch local service providers, (iii) incumbent telephone companies permit interconnection by competitors to their networks at any technically feasible point that is at least equal in quality to that which the incumbent telephone companies provide to themselves and pursuant to reasonable and nondiscriminatory terms and cost-based rates, (iv) the incumbent telephone companies unbundle their network services and facilities at any technically feasible point and permit competitors and others to use these facilities at cost-based, reasonable and nondiscriminatory rates, (v) all local exchange carriers ensure that an end user does not have to dial any more digits to reach customers of local competitors than to reach the incumbent telephone companies' customers to the extent technically feasible, or dialing parity, and (vi) all local exchange carriers must establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic.

   The 1996 Act gave the FCC significant responsibility for its implementation, especially in the areas of universal service, access charges, numbering, number portability and price caps. The details of the rules adopted by the FCC, and the extent to which they are upheld by the courts reviewing the FCC's rules, will have a significant effect on when and to what extent barriers to competition in local services are removed. For example, the FCC has the power to grant incumbent carriers increased flexibility to enable them to reduce prices for special access, private line services and advanced telecommunications services.

   The 1996 Act provides incentives to most of the incumbent carriers to enter into interconnection agreements with carriers like FirstWorld. We need interconnection agreements to gain access to the incumbent carriers' networks. Although we have obtained, or are in the process of entering into interconnection agreements in all of our current markets, we cannot be certain that incumbent carriers in new markets we seek to enter will negotiate quickly with us or that any resulting agreements will be on terms favorable to us.

   In January 1999, the U.S. Supreme Court upheld key provisions of the FCC rules implementing the 1996 Act, in a decision that was generally favorable to companies providing competitive communications services like FirstWorld. In two earlier decisions, the United States Court of Appeals for the Eighth Circuit had invalidated these rules. The Supreme Court's decision reinstated all but one of the FCC rules invalidated by the Eighth

Circuit. The Supreme Court held the FCC has general jurisdiction to implement the 1996 Act's local competition provisions, including pricing and enforcement jurisdiction. Significantly, the Court upheld the FCC's "pick and choose" rule, which allows competitors to choose which provisions of other carriers' interconnection agreements they wish to incorporate in their own interconnection agreements with that incumbent carrier.

   State Regulation. Many of our services will be classified as intrastate services and therefore will be subject to state regulation. All of the states where we operate, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. In most states, intrastate tariffs are also required for various intrastate services, although we are not typically subject to price or rate of return regulation for tariffed intrastate services. We may also be subject to a variety of other state regulatory requirements, including interconnection, universal service, reporting and customer service requirements.

   The 1996 Act requires each state to remove barriers to entry and barriers to competition for the incumbent telephone companies' competitors. While no assurance can be given as to how quickly and how effectively each state will act to implement this legislation, many state authorization processes are being streamlined and the authorization time frames shortened considerably. Several states have allowed the incumbent telephone companies rate, special contract (selective discounting) and tariff flexibility, particularly for services deemed subject to completion. Such pricing flexibility increases the ability of the incumbent telephone companies to compete with us and constrains the rates that we may charge for our services. In view of the additional competition expected to result from the 1996 Act, states may grant the incumbent telephone companies additional pricing flexibility. At the same time, some incumbent telephone companies may request increases in local exchange rates to offset revenue losses due to competition.

   Under the 1996 Act, if a request is made by us, the incumbent telephone companies generally have a statutory duty to negotiate interconnection and access arrangements in good faith for our provision of local service (unless they are exempted from such requirement as small or rural incumbent telephone companies). We have completed or are in the process of entering into interconnection agreements with the RBOCs within our territory. During these negotiations, we or the ILEC may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the 1996 Act, the parties may submit outstanding disputes to the states for arbitration. To date we have not submitted any disputes to the states for mediation or arbitration.

   Local Regulation. We will need to interact with local governments in a variety of ways, and may be required to obtain various permits and authorizations from municipalities in which we operate. How diverse local governments will exercise traditional functions, including zoning, permitting and management of rights-of-ways, and address the expansion of telecommunications competition and varying means of entry in particular, is uncertain. The kinds and timing of approvals required to conduct aspects of our business varies among local governments and may also vary with the specific technology or equipment configuration used by us.

   While the 1996 Act permits local governments to manage rights-of-way, the scope of that authority, including the circumstances when fees can be charged and the amount of such charges, has already been the subject of numerous disputes between telecommunications carriers and such local governments. In addition, some local governments have been requiring substantial filings and review before telecommunications carriers can operate in their licensed areas and have also required the payment of significant franchise fees or taxes. Some of these disputes involving licensing of telecommunications carriers and rights-of-way are in litigation and more administrative and court litigation is likely. The prohibition of entry barriers set forth in the Telecommunications Act and the FCC's power to preempt such barriers have been addressed in these cases, which to date have rejected local government efforts to impose "franchise" or tax obligations on competitive local exchange carriers and other telecommunications carriers. The FCC has recently preempted, and thereby prevented enforcement of, certain state and local regulations that had the effect of inhibiting local competition. Any inability or unwillingness by the FCC to preempt additional state and local regulations in a timely fashion could have a material adverse impact on our business.

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

Intellectual Property

   We regard our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

   Further, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. Steps taken by us may not prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights to protect our trade secrets or to determine that validity and scope of proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

Employees

   As of September 30, 1999, we had 658 employees (excluding temporary personnel and consultants), employed in engineering, sales and marketing, customer support and general and administrative functions. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management.

Facilities

   Our headquarters are located in Greenwood Village, a suburb of Denver, Colorado. We have entered into a lease for approximately 42,000 square feet which expires July 2002. We have an option to renew the lease for up to five years. In addition, we have leases for various terms for our smaller regional offices. We consider our headquarters and regional office space adequate for our current operations. We also lease space in a number of traditional telephone central offices and private facilities in which we locate our Internet, data and communications equipment. The following table lists our Internet data centers:

                                        Lease                                  Approximate
      Location                       Expiration                               Square Footage
      --------                      -------------                             --------------
   San Francisco, CA                November 2009                                 40,000
   Dallas, TX                       March 2010                                    38,000
   Denver, CO                       August 2009                                   21,500
   San Diego, CA                    March 2014                                    20,000
   Santa Clara, CA                  April 2009                                    18,900
   Glendale, CA                     July 2008                                      5,000

Litigation

   On May 13, 1999, the City of Anaheim filed a complaint in Orange County (California) Superior Court, Case Number 809281, against FirstWorld and our wholly-owned subsidiary, FirstWorld Anaheim. The City alleges that we and our subsidiary repudiated our respective obligations under a series of agreements that we entered into with the City in February 1997 primarily regarding the development of a fiber-optic network located in Anaheim, California. The City specifically alleged that we materially breached certain of our respective obligations under those agreements by failing to:

   .  commence construction and operation of a demonstration center;

   . provide verification that phase I of the construction of the network is substantially complete;

   . provide a Subsequent Implementation Program, a report that specifies construction, operation and maintenance activities;

   .  comply with certain specified auditing procedures; and

   .  make a quarterly payment under the agreements.

   The City alleges that it is entitled to damages in excess of $45 million as well as costs, pre-judgment interest and such other relief as the court deems proper. The City also seeks specific performance compelling us to completely perform some or all of our obligations under the agreements.

   In response to the lawsuit, we filed a motion to compel arbitration and requested a stay of the court proceeding. On September 16, 1999, the court granted our motion. On October 6, 1999, the court entered a written order finding that there is a valid arbitration provision in the agreements and that the City had not established that we unequivocally repudiated the agreements. The court action has been stayed pending completion of the arbitration. The City has not commenced arbitration procedures pursuant to the arbitration provision in the agreements. We believe that we are not in breach of the agreements as alleged and intend to vigorously defend any such claims by the City. However, the outcome of this dispute is uncertain and cannot be predicted at this time. Any adverse result could have a material adverse effect on our company's financial condition and results of operations.

                                  MANAGEMENT

Executive Officers and Directors

   Our directors, executive officers and key employees and their ages as of October 31, 1999 are as follows:

              Name              Age                  Position
              ----              ---                  --------
 Donald L. Sturm (1)...........  67 Chairman of the Board
 Sheldon S. Ohringer (1) (4)...  42 President, Chief Executive Officer and
                                    Director
 David J. Gandini..............  41 Executive Vice President
 Jeffrey L. Dykes..............  44 Senior Vice President, General Counsel and
                                    Secretary
 Marion K. Jenkins.............  46 Senior Vice President of Information
                                    Technology and Chief Information Officer
 Douglas L. Kramer.............  45 Senior Vice President and Chief Technical
                                    Officer
 Scott M. Chase................  31 Senior Vice President, Corporate and
                                    Government Affairs and Assistant Secretary
 Paul C. Adams.................  36 Vice President of Finance, Treasurer and
                                    Assistant Secretary
 C. Kevin Garland (1) (3) (4)..  31 Director
 Stephen R. Horn (2)...........  42 Director
 James O. Spitzenberger (2)....  55 Director
 John C. Stiska (2)............  57 Director
 Melanie L. Sturm (3)..........  38 Director

--------
(1) Member of the Chairman's Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee
(4) Member of the Equity Investment Committee

   Donald L. Sturm. Mr. Sturm has been Chairman of our board of directors and head of the Chairman's Committee since January 1998. Mr. Sturm served as President from January 1998 through September 1998 and as Chief Executive Officer from March 1998 through September 1998. Since December 1991, Mr. Sturm has been a private equity investor, with interests in telecommunications, banking and real estate, among others. Mr. Sturm currently serves as chairman of the board of three bankholding companies with nine banks that he owns in the Rocky Mountain area and the Midwest. Mr. Sturm was a member of the group that brought Continental Airlines out of bankruptcy in 1993, and currently is a significant stockholder and director of Continental. Prior to December 1991, Mr. Sturm served as Vice Chairman of Peter Kiewit Sons' Inc., a construction, coal mining and telecommunications company that has made significant investments in other industries. In 1984, Mr. Sturm led Peter Kiewit Sons' $3.5 billion acquisition of The Continental Group Inc. and became the Continental Group's Chairman and Chief Executive Officer, positions he held until Peter Kiewit Sons' sold the Continental Group in 1991. While Vice Chairman of Peter Kiewit Sons', Mr. Sturm participated in decisions to invest in MFS Communications which was taken public in 1993 and sold to MCI WorldCom, Inc. in 1996 for approximately $14.4 billion. Mr. Sturm owns significant ownership interests in MCI WorldCom, Level 3 Communications, Inc., and KAPT, a Paris, France based telecommunications company.

   Sheldon S. Ohringer. Mr. Ohringer has been Chief Executive Officer, President, a director of FirstWorld and a member of the Chairman's Committee since October 1, 1998 and a member of the Equity Investment Committee since November 1999. Beginning in November 1994, Mr. Ohringer served in various capacities for ICG Communications, Inc., most recently as Executive Vice President--Telecom of ICG Communications and President of ICG Telecom Group, Inc., an operating subsidiary of ICG Communications. Before working for ICG, Mr. Ohringer was Senior Vice President of Sales and Business Development for U.S. Long Distance Corp. from May 1991 until October 1994. From May 1984 until August 1990, Mr. Ohringer held key management and executive positions with Telecom* USA, a long distance carrier which was acquired by MCI WorldCom in 1990. Mr. Ohringer received a B.A. degree in Business Administration from the University of Iowa in December 1979.

   David J. Gandini. Mr. Gandini has been Executive Vice President of FirstWorld since November 1998. Mr. Gandini is responsible for sales and field operations. From 1996 to October 1998, Mr. Gandini served in various capacities at ICG Telecom, most recently as Senior Vice President of Wholesale Services and President of Long Distance Operations. During this period, Mr. Gandini directed the construction of a 166-node network, one of the largest voice/data/Internet Protocol domestic networks. Before joining ICG Telecom, Mr. Gandini was the President of Pace Network Services. Mr. Gandini was recently ranked among the top 50 most influential people in competitive long distance by Phone+, an industry trade publication. Mr. Gandini received a B.A. degree in telecommunications from Michigan State University.

   Jeffrey L. Dykes. Mr. Dykes has been Senior Vice President and General Counsel of FirstWorld since January 1999 and is responsible for all of our legal affairs. In March 1999, Mr. Dykes was appointed Secretary of FirstWorld. From February 1996 through January 1999, Mr. Dykes served in various capacities in the legal department at ICG Communications, most recently as Assistant General Counsel. From 1991 through 1995, Mr. Dykes served in various positions at the Denver and Regional Offices of the Resolution Trust Corporation, most recently as Senior Attorney. In 1997, Mr. Dykes received a Certificate of Advanced Studies in Telecommunications from University College at the University of Denver. Mr. Dykes obtained his law degree from the University of Denver College of Law in 1981.

   Marion K. Jenkins, Ph.D. Dr. Jenkins has been Senior Vice President of Information Technology and Chief Information Officer of FirstWorld since November 1998. For the previous two years, Dr. Jenkins held various executive offices, most recently as Vice President of Strategic Client Applications at Qwest Communications International, Inc., Vice President of Sales Operations at LCI International and Chief Information Officer at U.S. Long Distance Corp. Dr. Jenkins worked in these various positions as a result of the acquisition of LCI by Qwest and the acquisition of USLD by LCI. Dr. Jenkins also served as Vice President of Sales for American Telco, Inc. from 1986 through 1996. Dr. Jenkins holds a Ph.D. degree in philosophy and a M.S. degree in mechanical engineering from Stanford University, and a B.S. degree, with honors, in mechanical engineering from Utah State University.

   Douglas L. Kramer. Mr. Kramer has been Senior Vice President and Chief Technical Officer of FirstWorld since December 1998. Mr. Kramer served in various capacities for ICG Telecom for the previous six years, most recently as Vice President of Planning. While at ICG Telecom, Mr. Kramer directed all integrated planning; network, switch, SS7 and data planning and engineering; switch provisioning; and industry code compliance. In addition, he was responsible for developing and deploying ICG Telecom's 3,000-mile fiber based network throughout nine states and was credited with deploying one of the nation's largest IP networks. Prior to working at ICG Telecom, Mr. Kramer directed network services for MidAmerican Communications, which was acquired by MCI WorldCom in 1991.

   Scott M. Chase. Mr. Chase has been our Senior Vice President of Corporate and Government Affairs of FirstWorld since October 1998. In March 1999, Mr. Chase was appointed Assistant Secretary of FirstWorld. Mr. Chase worked in various capacities for ICG Communications from March 1997 to September 1998, most recently as Vice President, Corporate Communications and Government Affairs. After graduating from the University of Colorado in 1991 and until he joined ICG Communications in March 1997, Mr. Chase served in various government capacities and was actively involved in a number of local, state and federal electoral campaigns, including serving as the Deputy Political Director for the Colorado campaign to elect Clinton/Gore in 1992. During this period, Mr. Chase also served as a senior policy and political advisor for several public officials, including U.S. Senator Tim Wirth and former Governor of Colorado Roy Romer.

   Paul C. Adams. Mr. Adams has been Vice President of Finance and Treasurer of FirstWorld since January 1999. In March 1999, Mr. Adams was appointed Assistant Secretary of FirstWorld. From 1993 to 1998, Mr. Adams was employed by Western Gas Resources, Inc., most recently as Controller. From 1987 to 1993, Mr. Adams was employed by PricewaterhouseCoopers LLP, most recently as Manager of Business Assurance. Mr.

Adams is the principal financial and accounting officer of FirstWorld. He received a B.S. degree in Business from the University of Colorado in 1987 and a B.A. degree in Economics from the University of Alberta in 1985. He is a Certified Public Accountant.

   C. Kevin Garland. Mr. Garland has been a director of FirstWorld and has been a member of our Compensation Committee since January 1998 and a member of the Equity Investment Committee since November 1999. Mr. Garland joined Enron in 1995. He currently serves as Vice President of Equity Investments for a division of Enron Communications, Inc. and is responsible for overseeing minority and control investments in the communications area for Enron. From June 1993 to December 1994, Mr. Garland served as senior associate in mergers and acquisitions for Parker & Parsley, an independent oil and gas company.

   Stephen R. Horn. Mr. Horn is a director of FirstWorld and has been a member of the Audit Committee since June 1999. Mr. Horn was appointed to our board of directors in April 1999 to fill the vacancy created by the resignation of Mr. Rodney D. Malcolm. Mr. Horn has been a Vice President and Group Head of the Principal Investments Group of Enron North America since 1996. Prior to 1996, Mr. Horn was a principal of Yellowstone Energy Partners, a private equity investing firm in Houston, Texas, where he commenced work in 1994. Mr. Horn holds an M.B.A. degree from Harvard University and a B.S. degree from Texas A&M University.

   James O. Spitzenberger. Mr. Spitzenberger has been a director of FirstWorld and a member of the Audit Committee since January 1998 and Chairman of the Audit Committee since June 1999. Since July 1996, Mr. Spitzenberger has been a private equity investor. Prior to July 1996, Mr. Spitzenberger was a Vice President of Peter Kiewit Sons' Inc, which he joined in February 1981. While at Peter Kiewit Sons' Inc., Mr. Spitzenberger served as Director of Taxation. Prior to joining Peter Kiewit Sons' Inc, Mr. Spitzenberger was a tax manager with Arthur Andersen LLP.

   John C. Stiska. Mr. Stiska has been a director of FirstWorld since September 1997, and was appointed a member of the Audit Committee in June 1999. Mr. Stiska currently is Chairman of Commercial Bridge Capital, LLC. From February 1996 to February 1998, he served as Corporate Senior Vice President and General Manager of the Technology Applications Division of QUALCOMM Incorporated, a leading developer and manufacturer of telecommunications technology. Prior to 1996, Mr. Stiska was President and then Chairman and Chief Executive Officer of Triton Group Ltd., where he worked since 1990. During that time, he also served on the board of directors of Triton's subsidiaries, two of which were publicly traded: Mission West Properties and Ridgewood Properties, Inc. Previously, Mr. Stiska practiced law for 20 years, specializing in corporate law, mergers and acquisitions and securities law. In July 1998, Mr. Stiska joined the law firm of Latham & Watkins as of-counsel. Mr. Stiska serves on the board of directors of several companies, including Laser Power Corporation, a publicly traded company.

   Melanie L. Sturm. Ms. Sturm has been a director of FirstWorld and a member of our Compensation Committee since January 1998. Ms. Sturm is a private equity investor and currently serves on the board of directors of MD Network, a private healthcare concern, and Little Switzerland, Inc., a publicly traded duty-free retailer. From 1990 to 1996, Ms. Sturm served as an Investment Officer at International Finance Corporation, the private sector affiliate of the World Bank. From 1984 to 1988, Ms. Sturm worked in the Mergers & Acquisitions departments of Drexel, Burnham Lambert and Morgan Stanley. Ms. Sturm graduated magna cum laude with a B.A. degree in International Relations and a B.S. degree in Economics from Tufts University and has an M.B.A. degree from INSEAD of Fontainebleau, France. Ms. Sturm is Donald L. Sturm's daughter.

   Messrs. Sturm and Spitzenberger and Ms. Sturm were appointed to our board of directors as the three directors that the Spectra 1, Spectra 2 and Spectra 3 are entitled to appoint under the securityholders agreement discussed below. Likewise, Messrs. Garland and Horn were appointed to the board of directors as the two directors that Enron is entitled to appoint pursuant to the securityholders agreement. Mr. Stiska is the board member elected by the holders of the Series B common stock.

Board Structure

   We currently have seven authorized directors. Our current certificate of incorporation provides that six of the members of our board shall be elected by the holders of the Series A common stock and Series B common stock, voting together as a class (currently held by Messrs. Sturm, Ohringer, Garland, Spitzenberger, Horn and Ms. Sturm) and that one of the members of the board of directors shall be elected by the holders of the Series B common stock (currently held by Mr. Stiska). Members of the board of directors currently hold office and serve until our next annual meeting of stockholders or until their respective successors have been elected. See "Description of Capital Stock." Prior to the completion of this offering, the board intends to nominate for election two additional "independent directors" within the meaning of NASD regulations.

Committees of the Board

   Chairman's Committee. Our chairman's committee consists of Messrs. Sturm, Ohringer and Garland. The chairman's committee is empowered to conduct all activities that may be conducted by the board of directors, subject only to limitations imposed by applicable corporation law.

   Compensation Committee. Our compensation committee consists of Ms. Sturm and Mr. Garland. The compensation committee reviews salaries, bonuses and stock options of our executive officers, administers our executive compensation policies, stock option plans and the bonus program and makes recommendations to the board for approval of certain actions.

   Audit Committee. Our audit committee consists of Messrs. Spitzenberger, Horn and Stiska. The audit committee is primarily concerned with the effectiveness of our accounting policies and practices, financial reporting and internal controls. Specifically, the audit committee: makes recommendations to the board of directors on appointing our independent public accountants; reviews and approves the scope of the annual examination of our books and records; reviews the audit findings and changes recommended by the independent public accountants; monitors the extent to which we have implemented changes recommended by the independent public accountants or the audit committee; and provides oversight with respect to accounting principles to be employed in our financial reporting.

   Equity Investment Committee. Our Equity Investment Committee consists of Messrs. Ohringer and Garland. The committee is empowered to make all decisions regarding the Sturm equity investment agreement, exercise the exercise our rights and perform other necessary actions under that agreement.

Director Compensation

   Directors who are also our employees receive no directors' fees. Mr. Stiska, one of our non-employee directors, receives a retainer of $1,000 per month and options to purchase 5,000 shares of Series B common stock per year under our 1997 Stock Option Plan. All non-employee directors are reimbursed for their reasonable out-of-pocket travel expenditures. Our directors are also eligible to receive grants of stock options under our 1997 Stock Option Plan. Corporate Managers, LLC, a Colorado limited liability company, receives an annual management fee of $500,000 plus out of pocket expenses. Corporate Managers is an affiliate of the Sturm Entities, which are controlled by Mr. Sturm and in which Mr. Spitzenberger owns membership interests. Messrs. Garland and Horn are officers of Enron, which also receives an annual management fee of $500,000 plus out of pocket expenses. Corporate Managers and Enron receive these management fees under a three-year contract, which commenced on January 1, 1998. See "Certain Transactions--December 1997 Equity Investment--Management Services Agreements."

Compensation Committee Interlocks and Insider Participation

   During fiscal 1998, FirstWorld's Compensation Committee consisted of Mr. Garland and Ms. Sturm. Mr. Garland is an officer of an Enron affiliate. As such, Mr. Garland has an indirect interest in the arrangements and relationships between FirstWorld and Enron and its affiliates. For information about these arrangements and relationships, please see "Certain Transactions-- December 1997 Equity Investment."

Employment Agreements

   We have employment agreements with Sheldon S. Ohringer, David J. Gandini, Jeffrey L. Dykes, Marion K. Jenkins, Douglas L. Kramer, Scott M. Chase and Paul C. Adams, among others.

   Sheldon S. Ohringer

   We entered into an employment agreement on September 28, 1998, as amended May 20, 1999, with Sheldon S. Ohringer pursuant to which Mr. Ohringer agreed to join FirstWorld as our President and Chief Executive Officer on October 1, 1998. This employment agreement has a three year term ending on September 30, 2001 and thereafter will automatically renew for one year periods, unless terminated earlier by either party. It also provides that Mr. Ohringer will be nominated to serve as a director of FirstWorld during the term of the agreement. The agreement provides for an initial annual base salary of $200,000 which will be reviewed annually beginning October 1999, and an annual cash bonus of not more than 50% of Mr. Ohringer's base salary. Also, to compensate Mr. Ohringer for certain benefits that he would have received from his previous employer, we have agreed to pay Mr. Ohringer a cash payment of $4.0 million in three separate installments. The first installment in the amount of $2.0 million was paid on October 1, 1998, the second $1.0 million installment was paid on October 1, 1999 and the final $1.0 million installment is due on October 1, 2000. Under his employment agreement, Mr. Ohringer must be employed by FirstWorld on the date an installment becomes due to be eligible to receive the installment payment unless FirstWorld terminates Mr. Ohringer's employment other than for cause or Mr. Ohringer terminates his own employment for good reason prior to the installment date. In addition, Mr. Ohringer may elect to receive all or any portion of the third installment payment in the form of Series B common stock, in which case the stock will be valued at $7.50 per share, respectively.

   In addition, under his employment agreement, Mr. Ohringer will be eligible for the following bonuses:

   Initial Public Offering Bonus. If we complete an initial public offering with gross proceeds to FirstWorld of at least $20.0 million, referred to below as a qualified public offering, with a price of at least $10.00 per share before April 1, 2000, we will pay Mr. Ohringer a single sum of $1.0 million as a cash bonus.

   Deferred Cash Bonus. In addition to the initial public offering bonus discussed above, Mr. Ohringer may be entitled to receive the following compensation:

     (i) If we complete a qualified public offering with a price of at least $10.00 per share before April 1, 2000, we will pay Mr. Ohringer a $4.2 million cash bonus on September 30, 2001.

     (ii) If we complete a qualified public offering with a price of at least $12.50 per share before October 1, 2000, we will pay Mr. Ohringer an $8.4 million cash bonus on September 30, 2001 instead of the bonus described in paragraph (i).

     (iii) If FirstWorld's Series B common stock trades at a price in excess of $20.00 for a period of 20 consecutive trading days prior to October 1, 2001, then on September 30, 2001 we will pay Mr. Ohringer a cash payment equal to $16.8 million minus any amounts he receives under paragraph (i) or
  (ii) above.

   The payments described in paragraphs (i), (ii) and (iii) above are referred to as the "deferred cash bonus." Upon a change of control or the termination of Mr. Ohringer's employment by FirstWorld without cause, voluntarily by Mr. Ohringer for good reason or upon his death, any deferred cash bonus previously earned by Mr. Ohringer that has not yet been paid shall be paid within 30 days of the date of termination. In no event will the termination of Mr. Ohringer's employment, including termination by FirstWorld for cause or disability or Mr. Ohringer's voluntary termination of his employment without good reason, affect Mr. Ohringer's right to receive the deferred cash bonus earned prior to that termination.

   Mr. Ohringer also has been granted an option to purchase 2,805,000 shares of Series B common stock at an exercise price of $6.00 per share, subject to anti-dilution protections set forth in his employment agreement. The option has a term of seven years from October 1, 1998 and vested with respect to one-third of the shares on October 1, 1998 and 1999, and will vest with respect to the remaining one-third on October 1, 2000. In addition, all of the shares subject to the option shall immediately vest (i) immediately prior to a change of control, (ii) if FirstWorld's Series B common stock trades at a price in excess of $20.00 for a period of 20 consecutive trading days prior to October 1, 2001, or (iii) if Mr. Ohringer is terminated by FirstWorld without cause or Mr. Ohringer voluntarily terminates his employment with FirstWorld for good reason. Subject to certain exceptions, Mr. Ohringer has agreed to hold 40% of the shares he acquires upon exercise of the option for at least one year from the date of exercise.

   Mr. Ohringer also has been granted a right of first refusal which allows him to maintain his percentage ownership interest, assuming the exercise in full of the option described above, with respect to certain future equity issuances. This right of first refusal terminates on the earlier of (i) January 31, 2004, (ii) the day immediately prior to the closing of a qualified public offering or (iii) the date of his termination. Mr. Ohringer may also participate in the employee benefit plans generally available to other executive officers of FirstWorld.

   Depending on how Mr. Ohringer's employment with FirstWorld terminates, Mr. Ohringer or his estate may be eligible to receive certain termination payments and Mr. Ohringer or his family and dependents would also be entitled to continuation of certain benefits for a specified period of time. In addition, if Mr. Ohringer's employment is terminated by FirstWorld without cause or by Mr. Ohringer for good reason, FirstWorld will pay Mr. Ohringer a severance payment equal to two times his annual base salary and bonus plus certain accrued vacation, all options awarded to him will fully vest and the non-compete covenant discussed below will not apply.

   Mr. Ohringer is subject to a one year non-compete covenant if his employment is terminated by FirstWorld for cause or for disability or if Mr. Ohringer voluntarily terminates his employment without good reason.

   Other Employment Agreements

   The employment agreements we have entered into with certain of the our other key executive officers provide for annual salaries and eligibility for a bonus based on a certain percentage of each executive's annual salary. In addition, under the employment agreements, we typically grant the executive an option to acquire a certain number of shares of Series B common stock. The shares subject to the option generally vest in four equal installments on the first, second, third and fourth anniversaries of the executive's start date with FirstWorld and have exercise prices ranging from $4.50 to $7.50 per share. If we terminate an executive's employment during the term of his employment agreement without cause or the executive terminates his employment with us for good reason the executive would generally be entitled to receive a severance payment from us.

   In certain instances the employment agreements also provide for cash payments of up to $500,000, referred to as equalization payments, to compensate an executive for certain benefits that he would have received from his previous employer. In some instances these equalization payments are payable in three annual installments. If an equalization payment is payable in installments, the executive must be employed by FirstWorld on the date an installment becomes due to be eligible to receive the installment payment, unless FirstWorld terminates the executive's employment other than for cause or the executive terminates his own employment for good reason prior to the installment date.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to the three people who served as our Chief Executive Officer and our four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1998 (collectively, the "named executive officers"). Due to a change in FirstWorld's fiscal year, the information presented in the table includes overlapping periods. The information provided with respect to the 12 month period ended December 31, 1998 includes compensation that also appears in the information provided with respect to the 12 month period ended September 30, 1998 and vice versa.

                          Summary Compensation Table

                                                                          Long-Term
                                        Annual Compensation (1)          Compensation
                                   -----------------------------------   ------------
                           Twelve                         Other Annual    Securities
Name and Principal         Months                         Compensation    Underlying   All Other
Position(s)                Ended   Salary ($)   Bonus ($)     ($)         Options (#) Compensation
------------------        -------- ----------   --------- ------------   ------------ ------------
Sheldon S. Ohringer(2)..  12/31/98   50,006                2,000,000(3)   2,805,000
 President and Chief
 Executive Officer
Donald L. Sturm(4)......  12/31/98        0(5)
 Former Chief Executive
 Officer                   9/30/98        0(5)
Renney Senn(6)..........  12/31/98        0                                  16,417      72,443(7)
 Former Chief              9/30/98   26,666                                              72,443(7)
 Executive Officer         9/30/97  223,022
John Lewis(8)...........  12/31/98  152,800                                  40,000
 Former Senior Vice
 President,                9/30/98  139,167       2,000                      56,417
 Network and Operations    9/30/97  130,000                                  14,000
Dennis M. Mulroy(9).....  12/31/98  140,000                                  10,000
 Former Vice President,    9/30/98  131,667                                  26,417
 Finance and
 Administration            9/30/97   80,087                                  50,000
Robert E. Randall(10)...  12/31/98  200,000                                 100,000
 Former Executive Vice
 President                 9/30/98  176,667                                 116,417
 and former acting Chief   9/30/97  199,063      41,085
 Financial Officer
Robert Cerasoli(11).....  12/31/98  105,000                                  16,417      59,099(12)
 Former Senior Vice
 President,                9/30/98  131,667
 Communications and
 Public                    9/30/97  184,688      40,463
 Policy

--------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of total annual salary and bonus for the Named Executive Officers for such year.
(2) Mr. Ohringer became FirstWorld's Chief Executive Officer on October 1,
    1998.
(3) Pursuant to the terms of Mr. Ohringer's employment agreement Mr. Ohringer is entitled to a cash payment of $4.0 million for certain benefits that he would have been eligible to receive from his former employer. The cash payment of $4.0 million is payable in three separate installments, the first installment in the amount of $2.0 million was paid to Mr. Ohringer on October 1, 1998 and the second installment was paid to Mr. Ohringer on October 1, 1999.
(4) Mr. Sturm served as Chief Executive Officer of FirstWorld from March 17, 1998 through September 30, 1998. Effective September 30, 1998, Mr. Sturm resigned his position as Chief Executive Officer of FirstWorld in order to allow Mr. Ohringer to assume the position.
(5) The Company pays annual management fees to Corporate Managers, an affiliate of Mr. Sturm, pursuant to the management consulting services agreement between FirstWorld and Corporate Managers, as amended. See "Certain Relationships and Related Transactions--December 1997 Equity Investment--Management Services Agreements."
(6) Mr. Senn resigned from FirstWorld in January 1998.
(7) In connection with Mr. Senn's resignation, Mr. Senn received approximately $12,231 less applicable federal and state taxes for accrued vacation days. In addition, pursuant to an employee severance program adopted in connection with the December 1997 equity investment, FirstWorld paid severance payments to Mr. Senn in an aggregate amount of $60,212.
(8) Mr. Lewis resigned from FirstWorld in January 1999.
(9) Mr. Mulroy resigned from FirstWorld in April 1999.
(10) Mr. Randall resigned from FirstWorld in December 1998.
(11) Mr. Cerasoli resigned from FirstWorld in September 1998.
(12) In connection with Mr. Cerasoli's resignation, he received approximately $24,099 less applicable federal and state taxes for accrued vacation days. In addition, FirstWorld paid severance payments to Mr. Cerasoli in an aggregate amount of $35,000 pursuant to a negotiated severance agreement.

   We have recently undergone significant changes in our management structure. Based on 1999 salaries, our five most highly compensated executive officers, their 1999 base salary, their target discretionary bonus amount expressed as a percentage of base salary, if available, and any signing bonus received are as follows:

                                                Base   Discretionary  Signing
                                               Salary      Bonus       Bonus
                                              -------- ------------- ----------
Sheldon S. Ohringer
 President, Chief Executive Officer and
  Director................................... $200,000       50%     $4,000,000
David J. Gandini
 Executive VP................................  185,000       40         500,000
Jeffrey L. Dykes
 Senior VP, General Counsel and Secretary....  160,000       35          30,000
Marion K. Jenkins
 Senior VP--Information Technology and Chief
  Information Officer........................  160,000       50             --
Douglas L. Kramer
 Senior VP and Chief Technology Officer......  135,000       35          30,000

Option Grants During 1998

   The following table sets forth certain information with respect to options to purchase Series B common stock granted during the twelve-month period ended December 31, 1998 to certain of our executive officers. There were no stock appreciation rights outstanding as of December 31, 1998.


                            Number of      % of Total                           Potential Realizable
                           Securities    Options Granted  Exercise                Value at Assumed
                           Underlying     to Employees     Price               Annual Rates of Stock
                         Options Granted in Fiscal Year  per  Share Expiration   Price Appreciation
          Name                 (#)             (%)         ($/SH)      Date       for Option Term
          ----           --------------- --------------- ---------- ---------- ----------------------
           5%                  10%
 -----------------------    ---------
Sheldon S. Ohringer.....    2,805,000         73.59%       $6.00     9/30/05   $6,851,500 $15,966,909
Donald L. Sturm.........          --            --           --          --           --          --
Renney Senn.............          --            --           --          --           --          --
John Lewis..............       40,000          1.05         4.50      6/2/08      150,935     382,498
Dennis M. Mulroy........       10,000          0.26         4.50      6/1/08       37,734      95,625
Robert E. Randall.......      100,000          2.62         4.50      6/1/08      377,337     956,246
Robert Cerasoli.........          --            --           --          --           --          --

-------
Messrs. Lewis, Mulroy and Randall resigned from FirstWorld in January 1999, April 1999 and December 1998, respectively.

   Options were granted at an exercise price equal to or greater than the fair market value of our Series B common stock. Exercise prices are determined by our board of directors on the date of grant.

   The 5% and 10% assumed annual rates of compounded stock price appreciation shown above are mandated by rules of the SEC. These values do not take into account amounts required to be paid as income taxes and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting, and do not reflect our estimate of future stock price growth, if any, of the shares of Series B common stock.

Options Exercised During 1998 and Option Values

   The following table sets forth certain information with respect to the exercise of options to purchase Series B common stock during the twelve-month period ended December 31, 1998, and the unexercised options held and the value thereof at that date, for each of the named executive officers.

                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In-
                           Shares              Options at Fiscal Year     the-Money Options at
                          Acquired    Value            End(#)              Fiscal Year End($)
                         on Exercise Realized ------------------------- -------------------------
          Name               (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Sheldon S. Ohringer.....      --         --     935,000     1,870,000         --           --
Donald L. Sturm.........      --         --         --            --          --           --
Renney Senn.............   16,417     17,074        --            --          --           --
John Lewis..............      --         --      51,617        54,800     202,251      156,000
Dennis M. Mulroy........    5,000     27,500     38,417        38,000     162,251      177,000
Robert E. Randall.......      --         --      36,417        80,000      79,251      120,000
Robert Cerasoli.........   16,417     49,251        --            --          --           --

--------

   In the table above, the value of unexercised in-the-money options is based on the fair market value of our Series B common stock as of December 31, 1998 (determined by the board of directors to be $6.00 per share), minus the per share exercise price, multiplied by the number of shares underlying the option. The realized value of shares acquired is calculated by determining the difference between the fair market value of the securities underlying the options at the respective date of exercise as determined by the board of directors ($4.04 per share for the shares acquired by Mr. Senn and $6.00 per share for the shares acquired by Mr. Mulroy and Mr. Cerasoli) and the exercise price of the options.

Stock Option Plans, Stock Purchase Plans and Bonus Program

   As of the closing of this offering we have six stock option and stock purchase plans currently in place: the 1995 Stock Option Plan, the 1997 Stock Option Plan and the 1999 Equity Incentive Plan, the 1998 Stock Purchase Plan, the 1999 Employee Stock Purchase Plan and the Quarterly Bonus Program. We also offer our employees the opportunity to participate in our 401(k) Plan.

   1995 Stock Option Plan. Under the SpectraNet International 1995 Stock Option Plan we are authorized to issue incentive stock options to acquire up to an aggregate of 1,500,000 shares of Series B common stock. Subject to the limitations set forth in the 1995 Stock Option Plan, the board of directors or a committee thereof comprised of at least three board members has the authority, subject to certain limitations, to select the employees of FirstWorld or its subsidiaries to whom grants are made, to designate the number of shares to be covered by each option, to establish vesting schedules, and to specify other terms of the options. No person will be granted an option to the extent that the aggregate fair market value of the shares for which such option is exercisable for the first time by the optionee during a calendar year exceeds $100,000. Generally, options vest over a four and one half year period and expire ten years from the date of grant. Options granted under the 1995 Stock Option Plan are nontransferable and expire 90 days after the termination of an optionee's employment with FirstWorld, unless such optionee's service with FirstWorld is terminated by death or disability, in which case the options expire six months and one year, respectively. Upon the occurrence of a sale, merger or consolidation, where FirstWorld is the surviving corporation, each option issued under the 1995 Stock Option Plan will terminate, unless those options are assumed by FirstWorld; provided, that upon a merger or consolidation, if such options are not assumed by FirstWorld, the optionee may exercise his or her options to the extent already vested, until 15 days prior to the merger or consolidation transaction. Upon the occurrence of a merger or consolidation where FirstWorld is not the surviving corporation, each option issued under the 1995 Stock Option Plan, to the extent not already vested, will vest 30 days prior to that transaction unless assumed by the successor corporation. As of November 30, 1999, options to purchase an aggregate of 66,800 shares of Series B common stock at prices ranging from $0.25 to $4.50 were outstanding under the 1995 Stock Option Plan and 226,900 shares remained available for future grant under this plan.

   1997 Stock Option Plan. Under the SpectraNet International 1997 Stock Option Plan we are authorized to issue an aggregate of 1,500,000 options to purchase Series B common stock. The 1997 Stock Option Plan provides for the grant of incentive stock options and nonqualified stock options and the award of stock purchase rights. Subject to the terms and conditions of the 1997 Stock Option Plan and applicable law, the board of directors or a duly appointed committee of the board has the authority to determine, among other things, which employees, officers, directors or consultants should be awarded options, the type of options to be awarded, the number of shares covered by option awards, the exercise price applicable to options awarded and the vesting schedule of such options. Generally, options granted to officers, directors and consultants will become exercisable at a rate of not less than 20% per year over a period of five years from their date of grant. Options awarded under the 1997 Stock Option Plan are nontransferable and generally expire ten years from the date of grant. Unless otherwise indicated in the applicable stock option agreement, the vested portion of options awarded pursuant to the 1997 Stock Option Plan will remain exercisable for three months after the termination of the optionee's service to FirstWorld. However, if the optionee's service to FirstWorld ends because of death or disability, unless otherwise indicated in the stock option agreement, the optionee has 12 months to exercise the vested portion of his or her options. In the event of a merger or sale of substantially all of the assets of FirstWorld, all outstanding options and stock purchase rights will be assumed or substituted with an equivalent number of options or rights from the successor corporation, and in the event that the successor corporation refuses to assume or substitute the options or the stock purchase rights, the option or right will become fully vested, whether exercisable or not, for a period of 15 days from the date that the optionee receives notice that the options and rights have accelerated. The 1997 Stock Option Plan also provides that the board or the committee may, at any time, offer to buy out, for a payment in cash or shares, an option previously granted to any optionee on such terms and conditions as they may determine. As of November 30, 1999, options to purchase an aggregate of 629,137 shares of Series B common stock at exercise prices ranging from $3.00 to $7.50 were outstanding under the 1997 Stock Option Plan and 547,227 remained available for future grant under this plan. The 1997 Stock Option Plan does not contain any provisions as to maximum number of options or stock purchase rights that may be granted to any one individual, and will terminate ten years from the date it was adopted by the Board.

   1999 Equity Incentive Plan. Under our 1999 Equity Incentive Plan we are authorized to issue options to purchase up to 5,000,000 shares of our Series B common stock. The 1999 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options and stock appreciation rights. Subject to limitations contained in the 1999 Equity Incentive Plan and approval by the board of directors, the compensation committee of the board of directors determines which of our employees or consultants are to receive grants under the 1999 Equity Incentive Plan, designate the number of options or stock appreciation rights to be granted, and make any decisions necessary to administer the plan. No more than 500,000 options can be granted to any individual under the terms of the 1999 Equity Incentive Plan. Unless the board determines otherwise, payment upon the exercise of any options or stock appreciation rights must be made in cash at the time of exercise. Prior to a public offering of FirstWorld, options granted under the plan are non-transferable and expire 90 days after an employee or consultant relationship with the company is terminated for any reason other than for death, disability or cause. After a public offering of First World, options will expire 30 days after an employee or consultant relationship with the company is terminated for any reason other than for death, disability or cause. Where, however, the employee or consultant relationship is terminated for cause, the board of directors or a committee, in its discretion, may terminate the optionee's right to exercise his or her option. Where the optionee dies or becomes disabled, the optionee will have 12 months to exercise his or her options. Options generally vest over a period of not more than four years, and expire five or seven years after the grant date, based on compliance with certain securities laws. In the event of a change in control, the board of directors may provide (i) that all awards granted under the 1999 Equity Incentive Plan become fully exercisable, or (ii) that the resulting or surviving corporation assume the awards granted, or (iii) that the surviving corporation substitute such awards for an option to purchase its shares on the same terms and conditions. As of November 30, 1999, options covering an aggregate of 3,085,175 shares of FirstWorld's Series B common stock were outstanding under the 1999 Equity Incentive Plan at exercise prices ranging from $6.00 to $7.50. In addition, as of November 30, 1999, stock appreciation rights covering an aggregate of 589,825 shares of our Series B common stock were outstanding under the 1999 Equity Incentive Plan, and 1,914,825 shares remained available for future grant under the 1999 Equity Incentive Plan. The 1999 Equity Incentive Plan became effective on March 8, 1999 and terminates automatically on March 8, 2004, unless it is terminated sooner. In December 1999, the board approved the conversion of stock appreciation rights into options as of the date of this offering.

   1998 Stock Purchase Plan. Under our 1998 Stock Purchase Plan we are authorized to issue rights to purchase up to 500,000 shares of our Series B common stock to directors and employees. Administration of the 1998 Stock Purchase Plan has been delegated to the compensation committee of the board of directors, subject to certain limitations. That committee may determine the offerees to whom purchase rights are to be granted, the number of such rights to be granted, the price per share of the purchase rights and the time limit for exercise of the purchase rights. Shares granted under the 1998 Stock Purchase Plan may be purchased using a promissory note for up to 50% of the purchase price of the stock. If the purchaser elects to use a promissory note as any part of the purchase price, the shares purchased must be pledged to secure that note. In September 1998, FirstWorld offered rights to purchase an aggregate of 300,000 shares of Series B common stock to 17 offerees. Prior to the stated expiration of the stock purchase rights in November 1998, five employees purchased 42,250 shares of Series B common stock at a price of $4.50 per share. No stock purchase rights have been granted under the 1998 Stock Purchase Plan since September 1998. The 1998 Stock Purchase Plan has a term of ten years and terminates automatically on September 18, 2008 unless it is terminated sooner.

   1999 Employee Stock Purchase Plan. In December 1999 the board adopted the 1999 Employee Stock Purchase Plan covering an aggregate of 1,000,000 shares of common stock. The 1999 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under the 1999 Employee Stock Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan is administered by the board or a committee authorized by the board to act on its behalf.

   The 1999 Employee Stock Purchase Plan provides a means by which employees of FirstWorld may purchase Series B common stock through payroll deductions. The 1999 Employee Stock Purchase Plan is implemented by offering rights to purchase to eligible employees. The first offering will begin on the effective date of the initial public offering and will end on January 31, 2001. Purchases will occur on January 31, 2000, July 31, 2000 and on each subsequent January 31 and July 31 thereafter. Unless otherwise determined by the board, Series B common stock is purchased for accounts of employees participating in the 1999 Employee Stock Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a share of Series B common stock on the first offering date of each purchase period or (ii) 85% of the fair market value of a share of Series B common stock on the date of purchase.

   Generally, all regular employees, including executive officers, who work at least 20 hours per week and are employed by FirstWorld or by an affiliate of FirstWorld for at least five months per calendar year may participate in the 1999 Employee Stock Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of Series B common stock under the 1999 Employee Stock Purchase Plan.

   Eligible employees may be granted rights only if the rights, together with any other rights granted under any FirstWorld employee stock purchase plan, do not permit such employee to purchase stock of FirstWorld with a fair market value in excess of $25,000 for each calendar year in which such rights are outstanding. In addition, no employee will be eligible for the grant of any rights under the 1999 Employee Stock Purchase Plan if immediately after such rights are granted, such employee would have voting power of more than 5% of the outstanding capital stock of FirstWorld.

   Where the employee's employment terminates for any reason, the employee's rights under the 1999 Employee Stock Purchase Plan will immediately terminate and FirstWorld will distribute to the employee all of his or her accumulated payroll deductions, without interest. In the event of certain changes of control, the board has discretion to provide that each right to purchase Series B common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The 1999 Employee Stock Purchase Plan will terminate at the direction of the board or when all of the shares reserved for issuance have been purchased.

   Quarterly Bonus Program. Our Quarterly Bonus Program was adopted by the board of directors on May 3, 1999 and amended in December 1999. The bonus plan is administered by the compensation committee. Eligible participants include employees who are scheduled to work 40 or more hours per week. Temporary contract employees are not eligible to participate in the bonus plan. This bonus plan is intended to lead to increased individual productivity and employee retention. A bonus earned by each eligible employee in the bonus plan is based in part on the productivity of that participant's profit and loss center and in part on that participant's individual performance. Year end bonuses, in addition to the fourth quarter bonus, include an amount equal to the sum of the recipient's first quarter, second quarter and third quarter bonuses. A recipient must be employed by FirstWorld on the day the bonus check is issued in order to be eligible to receive a bonus. If however, the participant's employment is terminated due to a reduction in force (as defined in the bonus plan), the participant will be entitled to a pro rata share of any bonus for which he or she would otherwise qualify for under the bonus plan. We incurred expenses of approximately $613,000 and $1.6 million for the three and nine months ended September 30, 1999, respectively. Certain executive officers may elect to receive shares of stock in FirstWorld in lieu of a cash bonus payment under the bonus plan. An aggregate of 200,000 shares of Series B common stock will be available for issuance under the bonus plan for this purpose. As of November 30, 1999, 10,560 shares of Series B common stock had been issued under the Quarterly Program. The bonus plan was amended by the board in December 1999 for the year 2000 to provide that the bonus earned will be based on FirstWorld's overall year-to-date performance rather than the participant's profit and loss center as measured on a quarter-by-quarter stand-alone basis.

   401(k) Plan. On November 1, 1998, we adopted a 401(k) retirement plan, pursuant to which eligible employees may elect to defer up to 20% of their compensation into the 401(k) Plan up to a maximum of $10,000 per annum. The 401(k) Plan also stipulates that we may provide discretionary matching contributions to the participants of the 401(k) Plan, which matching contributions would be allocated to the participants as of December 31 of each 401(k) Plan year and would vest to the participants at the rate of 25% per year of service. All administrative expenses of the 401(k) Plan will be borne by us. On December 13, 1999, the board approved a matching contribution in cash in the amount equal to 50% of each participant contribution to the 401(k) Plan, up to a maximum contribution of 6% of the participant eligible compensation for the 1999 plan year. Matching contributions in future plan years will be made at the discretion of the board.

   Annual Grant of Stock Options and Stock Appreciation Rights. On December 13, 1999, our board of directors approved an annual grant of stock options and stock appreciation rights under our 1999 Equity Incentive Plan to our eligible employees. Their stock options and stock appreciation rights will be granted in 1999 and, at the discretion of the board, each subsequent year based on the position and individual performance of the eligible employee within FirstWorld in the respective year.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of our common stock as of November 30, 1999 for:

  . each person known to us to own beneficially more than 5% of the common stock;

  . each of our directors;

  . each of the executive officers named in the summary compensation table;
    and

  . all of our directors and executive officers as a group.



                         Series A Common Stock(1)        Series B Common Stock(1)          Total Common Stock(1)
                      ------------------------------- ------------------------------- -------------------------------   % of
                                    Percent of Class                Percent of Class               Percent of Equity   Voting
                         No. of    ------------------    No. of    ------------------    No. of    ------------------   Power
                         Shares    Prior to Following    Shares    Prior to Following    Shares    Prior to Following Following
                      Beneficially   the       the    Beneficially   the       the    Beneficially   the       the       the
                         Owned     Offering Offering     Owned     Offering Offering     Owned     Offering Offering  Offering
                      ------------ -------- --------- ------------ -------- --------- ------------ -------- --------- ---------
Donald L.
 Sturm(2).......       5,000,000    49.33%    49.33%   15,258,349   52.13%        %    20,258,349   51.41%        %         %
Enron Corp.(3)..       5,000,000    49.33     49.33    11,472,166   42.68              16,476,166   44.50
C. Kevin
 Garland(4).....               0        *         *             0       *                       0       *
Stephen R.
 Horn(5)........               0        *         *             0       *                       0       *
Sheldon S.
 Ohringer(6)....               0        *         *     1,870,000    9.12               1,870,000    6.10
James O.
 Spitzenberger(7)..            0        *         *             0       *                       0       *
John C.
 Stiska(8)......               0        *         *        35,000       *                  35,000       *
Melanie L.
 Sturm(9).......               0        *         *             0       *                       0       *
John Lewis(10)..               0        *         *        77,769       *                  77,769       *
Robert
 Cerasoli(11)...               0        *         *       342,417    1.84                 342,417    1.19
Renney
 Senn(12).......               0        *         *       882,274    4.73                 882,274    3.07
Robert E.
 Randall(13)....               0        *         *       489,748    2.63                 489,748    1.70
Dennis
 Mulroy(14).....               0        *         *        66,417       *                  66,417       *
All directors
 and executive
 officers as
 a group (13 persons)
 (15)...........       5,000,000    49.33%    49.33%   17,417,908   55.57%        %    22,417,908   53.96%        %         %

--------
 *  Less than one percent beneficially owned
(1) In accordance with SEC rules, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants prior to January 29, 1999. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the individuals have sole voting and investment control with respect to the shares beneficially owned by them. Unless otherwise indicated, the business address for each of the individuals or entities listed below is c/o FirstWorld Communications, Inc., 8390 E. Crescent Parkway, Suite 300, Greenwood Village, Colorado 80111. In accordance with SEC rules, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of Series A common stock and Series B common stock as of October 31, 1999 and those shares of Series A common stock or Series B common stock that may be acquired by such stockholder within 60 days of such date. Consequently, the denominator for calculating such percentage may be different for each stockholder. The table above is based upon information supplied by directors, executive officers and principal stockholders. See "Description of Capital Stock"
(2) Shares listed include: (a) 5,000,000 shares of Series A common stock held of record by Colorado Spectra 3, LLC; (b) 1,392,757 shares of Series B common stock held of record by Colorado Spectra 1, LLC; (c) 3,236,083 shares of Series B common stock held of record by Spectra 3; and (d) 10,629,509 shares of Series B common stock subject to currently exercisable warrants held of record by Spectra 1, Colorado Spectra 2, LLC. Spectra 1, 2 and 3 are referred to as the "Sturm Entities." Beneficial ownership of the foregoing shares is attributable to Mr. Sturm because he is the managing member of the Sturm Entities and is therefore deemed to exercise voting power and investment authority with respect to the shares.
(3) Shares listed include: (a) 5,000,000 shares of Series A common stock held of record by Sundance Assets, L.P., an affiliate of Enron; (b) 3,236,083 shares of Series B common stock held of record by Sundance Assets; and (c) 8,236,083 shares of Series B common stock subject to currently exercisable warrants held of record by Sundance Assets.
(4) Excludes the securities owned by Sundance Assets described in Footnote (3) above. Mr. Garland is an officer of Enron Communications, Inc., a Delaware corporation and an affiliate of Enron Corp., but disclaims beneficial ownership of the shares owned by its affiliate, Sundance Assets.
(5) Excludes the securities owned by Sundance Assets described in Footnote (3) above. Mr. Horn is an officer of Enron North America Corp., but disclaims beneficial ownership of the shares owned by its affiliate, Sundance Assets.
(6) Shares listed include 1,870,000 shares of Series B common stock subject to currently exercisable options held by Mr. Ohringer at an exercise price of $6.00.
(7) Excludes shares of Series A common stock and Series B common stock beneficially owned by the Sturm Entities (described in note 2). Mr. Spitzenberger, together with trusts established for the benefit of Mr. Spitzenberger's children, owns 10.0%, 10.0% and 6.67% of the membership interests in Spectra 1, Spectra 2 and Spectra 3, respectively. Mr. Spitzenberger disclaims beneficial ownership of such shares.
(8) Shares listed include: (a) 10,000 shares of Series B common stock held directly by Mr. Stiska; and (b) 25,000 shares of Series B common stock subject to currently exercisable options held by Mr. Stiska at an exercise price of $3.00.
(9) Excludes shares of Series A common stock and Series B common stock beneficially owned by the Sturm Entities (described in note 2). Ms. Sturm owns membership interests in certain of the Sturm Entities, through a revocable trust of which she is a co-trustee. Ms. Sturm disclaims beneficial ownership of such shares.
(10) Shares listed include: (a) 64,417 shares of Series B common stock held of record by John W. and Dorothy M. Lewis Family Trust; beneficial ownership of such shares is attributable to Mr. Lewis because he is a trustee of the John W. and Dorothy M. Lewis Family Trust and is therefore deemed to exercise voting power and investment authority with respect to the shares; (b) 567 shares of Series B common stock subject to currently exercisable warrants held by Mr. Lewis at an exercise price of $3.53; and
     (c) 12,785 held of record jointly by Mr. Lewis and his wife. Mr. Lewis' address is 16742 Bermejo St., Canyon Country, CA 91351.
(11) Shares listed include: (a) 261,417 shares of Series B common stock held directly by Mr. Cerasoli; (b) 11,000 shares of Series B common stock held of record by Smith Barney, as IRA Custodian for Robert Cerasoli; beneficial ownership of such shares is attributable to Mr. Cerasoli because he has the power to direct the voting and investment of such shares; (c) 40,000 shares of Series B common stock held of record by Mr. Cerasoli's wife; (d) 10,000 shares of Series B common stock held by Mr. Cerasoli as custodian for Anna Michel Cerasoli; (e) 10,000 shares of Series B common stock held by Mr. Cerasoli as custodian for Christopher
     R. Cerasoli; and (f) 10,000 shares of Series B common stock held by Mr. Cerasoli as custodian for Evan Todd Cerasoli. Mr. Cerasoli's address is 3645 Bayside Walk, San Diego, CA 92109.

(12) Shares listed include 882,274 shares of Series B common stock held of record jointly by Mr. Senn and his wife. Mr. Senn's address is 2307 Corina Circle, Escondido, CA 92029.
(13) Shares listed include: (a) 183,082 shares of Series B common stock held of record by Randall Lamb Associates Profit Sharing Plan; beneficial ownership of the shares is attributable to Mr. Randall because he has the power to direct the voting and investment of the shares; (b) 5,000 shares of Series B common stock held of record by Robert E. and Dianne M. Randall as custodians for Natalie Marie Ray under the California Uniform Transfers to Minors Act ("CUTMA") and 5,000 shares of Series B common stock held of record by Robert E. and Dianne M. Randall as custodians for Alexandra Dianne Ray under CUTMA; beneficial ownership of the shares is attributable to Mr. Randall because he is a custodian of the minor children and is therefore deemed to exercise voting power and investment authority with respect to the shares; and (c) 296,666 shares of Series B common stock held of record by Robert E. and Dianne M. Randall as trustees of the Robert E. and Dianne M. Randall Family Trust, dated 2/3/97; beneficial ownership of such shares is attributable to Mr. Randall because he is a trustee of the Robert E. and Dianne M. Randall Family Trust and is therefore deemed to exercise voting power and investment authority with respect to the shares. Mr. Randall's address is 4472 Heritage Glen Lane, San Diego, CA 92130.
(14) Mr. Mulroy's address is 470 Mensha Place, San Diego, CA 92130.
(15) See notes 3-9. Excludes shares held by Sundance Assets. Also excludes shares held by John Lewis, Robert Cerasoli, Renney Senn, Robert E. Randall and Dennis M. Mulroy, none of whom were employed by FirstWorld as of October 31, 1999. Of the 17,417,908 shares of Series B common stock beneficially owned by the directors and executive officers as a group, 9,559 shares of Series B common stock were acquired by certain executive officers pursuant to FirstWorld's Quarterly Bonus Program.

                             CERTAIN TRANSACTIONS

December 1997 Equity Investment

   General. On December 30, 1997, we issued 5,000,000 shares of newly created Series A common stock to each of Spectra 3 and ECT for $3.00 per share pursuant to a common stock purchase agreement. We also issued for no additional consideration warrants to purchase 5,000,000 shares of Series B common stock at $3.00 per share to each of Spectra 3 and Enron. The Series A common stock and Series B common stock are identical in all material respects, except that the Series A common stock possesses ten votes per share on all matters subject to a vote of stockholders while the Series B common stock possesses one vote per share. See "Description of Capital Stock." Spectra 3, an entity controlled by Donald L. Sturm, was formed for the purpose of participating in this equity investment. Spectra 3 is an affiliate of Spectra 1 and Spectra 2, entities that owned equity securities of FirstWorld prior to the Equity Investment. See "Principal Stockholders of Certain Beneficial Owners and Management." Spectra 1,2 and 3 are referred to as the "Sturm Entities."

   The stock purchase agreement also granted Spectra 3 and Enron, for a period of 45 days following the closing of the equity investment, the right to invest an additional $20.0 million in the aggregate on the same terms applicable to their purchases of Series A common stock, except that any additional shares of common stock to be acquired would be Series B common stock. Spectra 3 and Enron exercised this option in April 1998 and acquired an aggregate of shares of Series B common stock at an exercise price of $3.00 per share.

   Investor Rights Agreement. In connection with the closing of the equity investment discussed above, we entered into an amended and restated investor rights agreement which entitles Spectra 3, Enron and other prior investors to certain demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights." In addition, the Sturm Entities and Enron were granted rights of first refusal that permit them to maintain their respective percentage ownership interest in FirstWorld with respect to certain future equity issuances. Under the terms of his employment agreement, Mr. Ohringer was also granted a right to maintain his percentage ownership interest in FirstWorld with respect to certain future equity issuances.

   In connection with the additional investment of $20.0 million discussed above, we further amended and restated the investor rights agreement in order to (i) allow for, and coordinate with, the registration rights granted pursuant to the warrant registration rights agreement dated April 13, 1998 between FirstWorld and the initial purchasers of those warrants and (ii) to make certain other revisions to the previous version of the investor rights agreement. Also, in connection with the hiring of Mr. Ohringer as our President and Chief Executive Officer in October 1998, we amended the investor rights agreement to waive the right of first refusal with respect to the issuance of options pursuant to Mr. Ohringer's employment agreement.

   In connection with the 1999 Equity Investment Agreement the Investor Rights Agreement was amended to: (i) waive the right of first refusal held by the Eligible Holders related to the acquisition of the Series B common stock that may occur pursuant to the agreement, (ii) provide Spectra 4 the same rights and obligations as the "Sturm Entities" under the Investor Rights Agreement, and (iii) provide the same registration rights to Spectra 4 as are provided to other holders under the agreement.

   Amendment to Sturm Warrant. On January 31, 1997, FirstWorld, Spectra 1 and Spectra 2 entered into a warrant purchase/right to maintain agreement pursuant to which we sold to Spectra 2 a warrant that was initially exercisable for 800,000 shares of common stock at an aggregate exercise price of $3.8 million. This warrant contained an anti-dilution provision pursuant to which the number of shares that could be purchased could be increased based upon the weighted average issuance price of equity securities issued by FirstWorld prior toApril 1, 1999. In connection with the closing of the 1997 equity investment, this warrant was amended to provide for the issuance upon exercise of up to 2,110,140 shares of Series B common stock with an exercise price of $1.80 per share, amounting to an aggregate exercise price of approximately $3.8 million. The warrant is subject to customary adjustment on stock splits, stock dividends, subdivisions or combinations, but is not otherwise subject to adjustment. In addition, Spectra 1 and Spectra 2 waived their maintenance rights provided under the warrant purchase/right to maintain agreement.

   Board of Directors. Upon the closing of the December 1997 equity investment, FirstWorld's board of directors was reconstituted with seven directors as follows: three designees of the Sturm Entities--Donald L. Sturm, Melanie Sturm and James O. Spitzenberger; two designees of Enron Capital--C. Kevin Garland and Rodney Malcolm (Mr. Malcolm resigned in April 1999 and was replaced by Mr. Horn); one management representative--Robert E. Randall; and John C. Stiska, an existing director, as an independent member of the board. Pursuant to the stock purchase agreement, the Series B common stock holders became entitled to designate a director in lieu of the manager representative.

   Waiver of Business Opportunities. To reduce the potential for conflicts of interest among Enron, the Sturm Entities and FirstWorld and their affiliates, we revised our certificate of incorporation to provide that FirstWorld generally may not engage in oil, natural gas, electricity, water and other energy related business.

   In addition to this restriction, FirstWorld, the Sturm Entities and Enron entered into a business opportunity agreement to address the fact that Enron and the Sturm Entities or their affiliates own or participate in telecommunications businesses, and may develop, finance or otherwise participate in such businesses in the future, including businesses that may compete with FirstWorld. Enron advised FirstWorld and the Sturm Entities that
(a) FirstPoint Communications, Inc. and its affiliates, which are affiliates of Enron, are engaged in the business of providing telecommunications services, and may have developed or will develop, finance or acquire interests in telecommunications and related companies that compete with FirstWorld, and
(b) FirstPoint was at the time of the investment by Enron in FirstWorld pursuing a financing, acquisition or investment opportunity in a competitor or potential competitor of FirstWorld.

   This business opportunity agreement generally provides, except as agreed by the parties and as set forth in that agreement, that (i) neither Enron, the Sturm Entities nor any of their affiliates would have any obligation to pursue any business opportunity jointly with FirstWorld or to offer any business opportunity to FirstWorld, and any Enron or Sturm Entity representative on the board would have no obligation to offer any business opportunity to FirstWorld; (ii) Enron, the Sturm Entities and their affiliates would be free to pursue business opportunities jointly with parties other than FirstWorld, including opportunities that might involve telecommunications; and (iii) Enron, the Sturm Entities and their affiliates would be free to compete with FirstWorld and would have no obligation to refrain from engaging in any business.

   Grant of Exclusive Rights to Enron. The business opportunity agreement also provides that we would, during an exclusivity period, grant Enron and its affiliates the exclusive right to pursue jointly with us any "joint application opportunity" that includes both telecommunications and utility applications, for example, the marketing of natural gas, electricity or water and the provision of related services. The exclusivity period began on the closing of the December 1997 equity investment and continues until the earlier of (x) December 30, 2000 or (y) the date upon which Enron and any of its affiliates hold less than 5% of the capital stock or warrants of FirstWorld (determined on a fully-diluted basis). During this exclusivity period, we are obligated to provide Enron notice of any joint application opportunity that we want to pursue anywhere in the United States. If Enron notifies us that it desires to participate, then we cannot pursue the joint application opportunity without the participation of Enron. If Enron elects not to participate, then we are free to pursue independently the telecommunications portion of the joint application opportunity without the participation of Enron, but we cannot pursue the joint application opportunity with any other person (except for provision of the telecommunications portion thereof on a subcontract basis only), and Enron is free to pursue the joint application opportunity (including the utility applications and/or the telecommunications applications) on its own or with any party other than FirstWorld.

   Securityholders Agreement. The Sturm Entities and Enron entered into a securityholders agreement, to which FirstWorld is also a party, in connection with the closing of the December 1997 equity investment. This contains agreements among the Sturm Entities and Enron with respect to the designation, election, removal and replacement of the members of the board other than those elected by the holders of our Series B common stock. It also contains agreements among the Sturm Entities and Enron (i) providing for rights of first offer with respect to certain proposed transfers of common stock or warrants of FirstWorld by any of the Sturm Entities or Enron,

(ii) providing for rights to purchase the common stock and warrants held by a party to the securityholders agreement, other than FirstWorld, that experiences a change of control or other triggering event and (iii) providing for rights to participate in certain proposed dispositions of common stock or warrants by any of the Sturm Entities or Enron. In connection with the 1999 Equity Investment Agreement, the Securityholders Agreement was amended to add Spectra 4 as a Holder and a member of the Sturm Group as those terms are defined under that Agreement.

   Transaction Fees and Expenses. We paid the Spectra 3 and Enron a transaction fee equal to six percent of the gross amount invested by them in the December 1997 equity investment and the additional $20 million in April 1998--$1.5 million for each of Spectra 3 and Enron. In addition, FirstWorld reimbursed all reasonable costs and expenses of the Sturm Entities and Enron incurred in connection with the stock purchase agreement, up to a maximum of $50,000 for the Sturm Entities and $50,000 for Enron, plus the $90,000 of required filing fees under the Hart-Scott-Rodino Act.

   Management Services Agreements. FirstWorld entered into separate management consulting services agreements with each of Enron and Corporate Managers, LLC, a Colorado limited liability company which is an affiliate of the Sturm Entities and of which Mr. Spitzenberger is a member. Pursuant to this agreement, Enron and Corporate Managers will provide management services to FirstWorld for three years following the closing of the equity investment in exchange for an annual management fee. Both management consulting services agreements initially provided for annual management fees of $500,000 plus out of pocket expenses. The Company amended the management consulting services agreement with Corporate Managers in March 1998 to provide for an annual management fee of $620,000 plus out of pocket expenses because Mr. Sturm had taken a more active management role with FirstWorld than originally anticipated. On October 1, 1998, FirstWorld further amended that management consulting services agreement to reduce the compensation payable to Corporate Managers thereunder to $500,000 per year. This reduction was intended to reflect the reduced role Mr. Sturm was expected to take effective with the retention of Mr. Ohringer as FirstWorld's new Chief Executive Officer and President. Corporate Managers and Enron each has the right in its discretion to terminate its management consulting services agreement with FirstWorld.

Optec Capacity Agreement

   As part of the Optec acquisition we acquired rights to use 15 OC-3 level data network capacity increments in cities located on Enron's long haul network currently under construction. Enron has advised us that capacity is available in Portland, Los Angeles and Salt Lake City. Enron is obligated to deliver capacity to Denver, Houston, Dallas and Miami by November 24, 2001. If capacity is not delivered by this date we may extend the agreement. We may select capacity increments in additional cities or increase our capacity in selected cities which in the aggregate does not exceed 15 OC-3 level increments. Our rights terminate on the earlier of November 24, 2005 or 4 years after the date capacity is made available to the last of the cities listed above. In addition, we obtained a right to use 48 fiber strands in three routes in the Portland metropolitan area for the economically useful life of the fiber.

Network Equipment Sale

   In November 1999 we agreed to sell approximately $3.4 million worth of network equipment to Enron Leasing.

Sturm Equity Investment Agreement

   On December 2, 1999, we entered into an agreement with Colorado Spectra 4, LLC, an affiliate of the Sturm Entities, which provides for a $50.0 million equity commitment from Spectra 4. The agreement will allow us to require that the Spectra 4 purchase up to $50.0 million of Series B common stock priced at $7.50 per share, and will expire on the earlier June 18, 2000 or the closing of this offering.

   The agreement contains three dates on which we can require that Spectra 4 purchase the Series B common stock. These dates are: February 15, 2000, March 31, 2000 and the expiration date of the agreement. Additionally, if at any time after the effectiveness of the agreement the amount of cash, cash equivalents and marketable securities we hold falls below $20.0 million, we will be deemed to have exercised $25.0 million of the commitment. Under the terms of the agreement, we are required to pay Spectra 4 a non-refundable $5.0 million fee for the commitment no later than the closing of this offering.

Subsequent Transfer of Certain Interests and Obligations of Enron

   The FirstWorld Securities purchased by Enron were subsequently transferred to Sundance Assets LLP, an affiliate of Enron. Enron continues to be a party to the business opportunity agreement and the management consulting services agreement.

Legal Matters

   John C. Stiska, one of FirstWorld's directors, accepted an of counsel position with Latham & Watkins in July 1998. During 1999, Latham & Watkins provided legal services to FirstWorld.

                         DESCRIPTION OF CAPITAL STOCK

   Effective on the closing of this offering, FirstWorld's authorized capital stock will consist of: (i) 150,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock, $.0001 par value per share. Of the authorized common stock, 10,135,164 shares have been designated Series A common stock and 139,864,836 have been designated Series B common stock. As of November 30, 1999, no shares of preferred stock, 10,135,164 shares of Series A common stock, 18,642,842 shares of Series B common stock and warrants to purchase 25,048,527 shares of Series B common stock were issued and outstanding.

   Except as otherwise required by law, actions taken at FirstWorld's stockholder meetings require the affirmative vote of a majority of the shares represented at the meeting and that a quorum be present. The holders of common stock have no preemptive rights. See "Certain Transactions--December 1997 Equity Investment--Investor Rights Agreement." In the event of a liquidation, dissolution or winding up of FirstWorld, holders of common stock are entitled to share ratably in the assets of the company which are legally available for distribution, if any, remaining after the payment of all debts and liabilities of FirstWorld and the liquidation preference of any then outstanding preferred stock. At present there is no established market for FirstWorld's common stock.

Series A Common Stock.

   Each share of FirstWorld's Series A common stock entitles the holder to ten votes on all matters submitted to a vote of stockholders. Each share of Series A common stock is convertible at any time at the option of the holder into one share of Series B common stock in accordance with the terms of our certificate of incorporation. In addition, each share of Series A common stock automatically converts into one share of Series B common stock,

  . upon a sale or transfer of any Series A common stock to anyone other than
    (1) a natural person who is qualified as an accredited investor under applicable securities laws and who is a member, manager or officer of Spectra 3 or an affiliate of any such member, manager or officer (a "Permitted Transferee") or (2) an affiliate of Donald L. Sturm or Enron, or

  . with respect to shares of Series A Common Stock held by Spectra 3, upon a transfer of a controlling interest in Spectra 3 to any person or entity other than Enron, Donald L. Sturm, a Permitted Transferee or one of their affiliates.

   Spectra 3 and Enron, the two principal holders of Series A common stock, are parties to the Securityholders Agreement, which, among other things, contains agreements with respect to the designation, election, removal and replacement of the members of FirstWorld's board of directors other than the director elected by the holders of the FirstWorld's Series B common stock. See "Certain Transactions--December 1997 Equity Investment--Securityholders Agreement."

Series B Common Stock

   Each share of Series B common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The holders of Series B Common Stock voting as a class are entitled to elect one director at each meeting called for the election of directors. Any vacancy occurring because of the death, resignation or removal of a director elected by holders of Series B common stock shall be filled by the vote or written consent of a majority of the shares of Series B common stock or, in the absence of such action by the holders of Series B common stock, by the action of the remaining directors then in office. All other directors shall be elected by the holders of Series A common stock and Series B common stock voting together.

Preferred Stock

   Our board of directors is authorized, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices and liquidation preferences. The issuance of preferred stock could:

  . adversely affect the voting power of holders of common stock,

  . adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation, and

  . delay, defer or prevent a change in control of FirstWorld.

   We have no present plans to issue any shares of preferred stock.

Warrants

   Private Note Warrants. In April 1998 FirstWorld sold 470,000 units each consisting of a $1,000 principal amount at maturity of notes and a warrant to purchase 7.9002 shares of the Company's Series B common stock (subject to adjustment). These warrants, referred below as "Private Note Warrants," have an exercise price of $.01 per share, are exercisable at any time on or after the earlier to occur of an initial public offering of our Series B common stock or a change of control of FirstWorld, and expire on April 15, 2008. These warrants have the registration rights set forth below under the caption "--Registration Rights."

   Other Warrants. In August 1997, in connection with a financing transaction, we issued to Sand Hill Capital, LLC, two seven year warrant currently exercisable for 470,092 shares of Series B common stock at a price of $3.829 per share. On September 16, 1997, in connection with a financing transaction, we issued to Foothill Capital Corporation a five year warrant to purchase 800,000 shares of Series B common stock at a price of $3.00 per share. On January 31, 1997 we issued a warrant to Mr. Sturm currently exercisable for 2,110,140 shares of Series B common stock with an exercise price of $1.80 per share See "Certain Transactions--December 1997 Equity Investment--Amendment to Sturm Warrant." In connection with the equity investments of December 1997 and April 1998 by Spectra 3 and Enron, we issued to those entities warrants to purchase an aggregate of 16,801,830 shares of Series B common stock at a price of $3.00. In connection with our Series C preferred stock financing, we issued warrants currently exercisable for an aggregate of 954,682 shares of Series B common stock for an average exercise price of $3.83.

Registration Rights

   Several agreements provide registration rights to certain of FirstWorld's investors.

   The Investor Rights Agreement. The Amended and Restated Investor Rights Agreement grants demand and "piggyback" registration rights to the Sturm Entities, Enron and certain other investors with respect to 22,439,589 shares of Series B common stock. Subject to certain exceptions and requirements, the parties to the investor rights agreement are entitled to demand three long-form registrations; provided, however, that FirstWorld is not required to effect demand registrations prior to the earlier to occur of January 31, 2000 or FirstWorld's first firm commitment underwritten public offering of its Series B common stock. In addition, subject to certain exceptions and requirements, the parties to the investor rights agreement are entitled to demand unlimited short-form registrations once such short-form registration becomes available to FirstWorld. The parties to the investor rights agreement also possess "piggyback" registration rights which entitle them to have their shares registered on registration statements relating to primary or secondary registered public offerings of FirstWorld's securities, subject to certain cutback restrictions in connection with any public offerings of FirstWorld's equity securities.

   Foothill Warrant. The holder of a warrant to purchase 800,000 shares of Series B common stock issued to a lender of FirstWorld is entitled, subject to certain limitations, to demand two registrations. FirstWorld is not required to effect such demand registrations prior to the consummation of this offering. The holder of this warrant also possesses "piggyback" registration rights which entitle it to have its shares registered on registration statements relating to primary or secondary registered public offerings of FirstWorld's securities. The holder of this warrant is subject to certain cutback restrictions in connection with any public offerings of FirstWorld's equity securities.

   Sand Hill Warrant. The holder of two warrants to purchase an aggregate amount of 470,092 shares of Series B common stock issued to a previous lender of FirstWorld was granted the same rights to "piggyback" registrations as were granted to the parties under the Amended and Restated Investor Rights Agreement.

   Private Note Warrants. Beginning the earlier of April 15, 2003 or 180 days after the consummation of this offering, the holders of 25% or more of the Private Note Warrants and the shares issued upon exercise of those warrants, referred to as "Warrant Shares," will be entitled to require FirstWorld to effect one demand registration of the Warrant Shares. The Private Note Warrants are currently excersiable for 3,713,094 shares of Series B common stock. Subject to certain conditions and limitations, upon a demand, FirstWorld will notify the holders of all Private Note Warrants and Warrant Shares that a demand registration has been requested, and prepare and file within 120 days of such demand a registration statement in respect of all of the Warrant Shares which holders request to have included therein. Holders of Warrant Shares have priority for inclusion in a demand registration over any other security holders seeking to include securities in such registration.

   Holders of Private Note Warrants and Warrant Shares also have the right, subject to certain limitations, to include the Warrant Shares in any registration statement under the Securities Act filed by FirstWorld either for our own account or for the account or other security holders on the same terms and conditions whenever such a registration statement is filed under the Securities Act. In the case of a such a "piggy-back registration," a holder's right to include shares in a underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such offering, except that (i) 800,000 shares of Series B common stock issuable upon exercise of the Lender Warrant discussed above generally have priority for inclusion over the Warrant Shares and securities having registration rights under the Amended and Restated Investor Rights Agreement and (ii) in the case of a demand registration under the Amended and Restated Investor Rights Agreement, holders of demand registration rights thereunder have priority over the Warrant Shares and securities issuable upon exercise of a the Lender Warrant.

   If FirstWorld has complied with all its obligations with respect to a demand registration or a piggy-back registration relating to an underwritten public offering, all holders of Warrants and Warrant Shares, upon request of the lead managing underwriter with respect to such underwritten public offering, generally will be required to not sell or otherwise dispose of any warrants or underlying shares for a period not to exceed 180 days from the consummation of such underwritten public offering.

   Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   The following provisions of our restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the common stock:

   Board of Director Vacancies. The board of directors will be authorized to fill vacant directorships and to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees.

   Stockholder Action; Special Meetings of Stockholders. Prior to the consummation of this offering, our stockholders will be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

   Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification Matters

   Our amended and restated bylaws that will become effective upon the closing of this offering provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

   In addition, our restated certificate of incorporation that will become effective upon the closing of this offering provides that, to the fullest extent permitted by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. This provision of the restated certificate of incorporation does not eliminate the directors' duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws.

   Each director will continue to be subject to liability for:

  . breach of a director's duty of loyalty to us and our stockholders;

  . acts or omissions not in good faith, accompanied by circumstances of gross neglect or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  . any transaction from which a director derived an improper personal benefit.

   We have entered into indemnification agreements with our directors and executive officers and have obtained directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in a claim for indemnification.

Listing

   We have applied for listing of the common stock on the Nasdaq National Market under the trading symbol "FWIS."

Transfer Agent and Registrar

   We have appointed Norwest Bank Minnesota, NA to serve as the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the closing of this offering, we will have a total of shares of Series A and Series B common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or
warrants. Of the outstanding shares, the            shares being sold in this
offering will be freely tradable, except that any shares held by our "affiliates" may only be sold in compliance with the limitations described
below. The remaining            shares of common stock will be "restricted
securities" that may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act.

   Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will become available for sale in the public market as follows:

 Number
   of
 Shares  Date
 ------  ----
         Upon the date of this prospectus (shares eligible for resale under
         Rule 144(k) and not subject to lock-up agreements)
         90 days following the date of this prospectus (shares eligible for resale under Rules 144 and 701 and not subject to lock-up agreements)
         180 days following the date of this prospectus (lock-up agreements released)

   In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of common
stock (approximately            shares immediately after this offering) or
(ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed. In addition, a person who is not considered an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

   In addition, following the closing of this offering, we intend to file a
registration statement to register for resale the            shares of common
stock available for issuance under our stock plans. Accordingly, shares issued under those plans will become eligible for resale in the public market from time to time, subject to the lock-up agreements described below and, in the case of affiliates of FirstWorld, the volume limitations of Rule 144 described above. As of the date of this prospectus, options and purchase rights to
acquire a total of            shares of common stock are outstanding under our
stock plans, of which            are currently exercisable.

   Directors, officers and stockholders of FirstWorld holding an aggregate of shares of common stock have agreed that they will not sell any shares of common stock without the prior written consent Lehman Brothers Inc. for a period of 180 days from the date of this prospectus. Please refer to our discussion in "Underwriting" for further discussion of these agreements.

   We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options and purchase rights under our stock plans and the issuance of common stock pursuant thereto.

   Following this offering, certain of our stockholders will have rights to have their shares of common stock registered for resale under the Securities Act. Please refer to "Description of Capital Stock" for further discussion of these registration rights.

         CERTAIN UNITED STATES TAX CONSEQUENCES FOR NON-U.S. INVESTORS

Introduction

   The following is a summary of certain United States federal income and estate tax consequences to non-U.S. investors of owning and disposing of Series B common stock. In this summary, a "non-U.S. investor" is a beneficial owner of our Series B common stock that is, for United States federal income tax purposes:

  . a nonresident alien individual,

  . a foreign corporation,

  . a nonresident alien fiduciary of a foreign estate or trust, or

  . a foreign partnership.

   This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances and also does not discuss any state, local or foreign tax. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended. Treasury regulations, and judicial and administrative interpretations as of the date hereof. These authorities are all subject to change, possibly with retroactive effect. If you are considering buying Series B common stock, you should consult your tax advisor with respect to the tax consequences of owning and disposing of the Series B common stock.

Distributions

   Dividends paid to a non-U.S. investor generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, you must furnish to us or our paying agent a completed IRS Form 1001 or W-8BEN (or substitute form) certifying that you qualify for a reduced rate. Dividends that are effectively connected with the conduct of a trade or business within the United States of a non-U.S. investor or, if a treaty applies, attributable to a permanent establishment of a non-U.S. investor within the United States, will be exempt from withholding if you provide us with an IRS Form 4224 or IRS Form W-8ECI (or substitute form). Dividends exempt from withholding because they are effectively connected or attributable to a permanent establishment of a non-U.S. investor will instead be taxed at ordinary United States federal income tax rates on a net income basis. Further, if the non-U.S. investor is a corporation, this effectively connected dividend income may also be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless an applicable treaty provides otherwise. Under current Treasury regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, for dividends paid after December 31, 2000, this presumption is eliminated, and a non-U.S. investor would be required to satisfy applicable certification and other requirements.

   If a distribution is made that is not a dividend, it will first constitute a return of capital that is applied against the non-U.S. investor's basis in the Series B common stock and any remaining amount will be treated as gain from the sale or exchange of stock. Currently, withholding of United States federal income tax is generally imposed on the gross amount of a distribution, regardless of whether we have sufficient current and accumulated earnings and profits to cause the distribution to be a dividend for United States federal income tax purposes. However, withholding on distributions made after December 31, 2000 may be on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate by us of our accumulated and current earnings and profits.

Sale or Other Disposition of Series B Common Stock

   A non-U.S. investor generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of Series B common stock, except in the following circumstances:

     (1) The gain is effectively connected with a trade or business of the non-U.S. investor within the United States or, if a treaty applies, is attributable to a permanent establishment of the non-U.S. investor. Unless an applicable treaty provides otherwise, the non-U.S. investor will be taxed on its net gains derived from the sale under regular graduated U.S. federal income tax rates. If the non-U.S. investor is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless an applicable treaty provides otherwise.

     (2) The non-U.S. investor is an individual who holds the Series B common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In this case, the non-U.S. investor will be subject to a flat 30% tax on the gain derived form the sale, which may be offset by certain United States capital losses.

     (3) United States federal income tax laws applicable to certain expatriates applies to the non-U.S. investor.

     (4) We are or have been a "United States real property holding corporation" at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. investor's holding period), unless both (i) the non-U.S. investor held, actually or constructively, no more than 5 percent of the outstanding Series B common stock and (ii) our stock is "regularly traded on an established securities market," for purposes of these rules. We believe that we will not constitute a United States real property holding corporation immediately after the offering and do not expect to become a United States real property holding corporation; however, we can give no assurance in this regard.

Backup Withholding and Information Reporting

   Dividends. United States backup withholding tax generally will not apply to dividends paid before January 1, 2001, to a non-U.S. investor at an address outside the United States, or to dividends paid after December 31, 2000 if the non-U.S. investor certifies that it is a non-U.S. investor on an IRS Form W-8BEN or otherwise establishes an exemption. We must report annually to the IRS and to each non-U.S. investor the amount of dividends paid to such investor and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the non-U.S. investor's country of residence.

   Sale through a U.S. office of a broker. Upon the sale or other disposition of Series B common stock by a non-U.S. investor to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the investor certifies its foreign status under penalties of perjury or otherwise establishes an exemption from backup withholding.

   Sale through a foreign office of a broker. The proceeds of a sale or other disposition of Series B common stock by a non-U.S. investor to or through a foreign office of a United States or foreign broker will not be subject to backup withholding. However, if the broker is a U.S. person or a foreign person with certain types of relationships with the United States, it must report the sale or other disposition to the IRS unless the broker has documentary evidence in its files that the seller is a non-U.S. investor and certain other conditions are met, or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against the non-U.S. investor's United States federal income tax liability, if any, provided, that the required information is timely furnished to the IRS.

Federal Estate Taxes

   Series B common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for United States federal estate tax purposes, at the time of death, will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

   The foregoing discussion is a summary of certain United States federal income and estate tax consequences of the ownership, sale or other disposition of our Series B common stock by non-U.S. investors. You are urged to consult you own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our Series B common stock, including the effect of any state, local, foreign or other tax laws.

                                 UNDERWRITING

   Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the U.S. underwriters named below, for which Lehman Brothers Inc., Bear Stearns & Co. Inc., Deutsche Bank Securities Inc. and PaineWebber Incorporated are acting as U.S. representatives, and each of the international managers named below, for which Lehman Brothers International (Europe), Bear Stearns International Limited, Deutsche Bank AG London and PaineWebber International (UK) Ltd. are acting as lead managers, have agreed to purchase from us, severally, the number of shares of Series B common stock shown opposite its name below:

                                                                       Number of
   U.S. Underwriters                                                    Shares
   -----------------                                                   ---------
   Lehman Brothers Inc................................................
   Bear Stearns & Co. Inc.............................................
   Deutsche Bank Securites Inc. ......................................
   PaineWebber Incorporated...........................................
                                                                        -------
     Subtotal.........................................................
                                                                        -------
                                                                       Number of
   International Managers                                               Shares
   ----------------------                                              ---------
   Lehman Brothers International (Europe).............................
   Bear Stearns International Limited.................................
   Deutsche Bank AG London............................................
   PaineWebber International (UK) Ltd. ...............................
                                                                        -------
     Subtotal.........................................................
                                                                        -------
     Total............................................................
                                                                        =======

   We refer to the U.S. underwriters and international managers as the underwriters and the U.S. representatives and international lead managers as the representatives.

   The underwriting agreement provides that the obligations of the underwriters to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement. The underwriting agreement also provides that if any of the shares of Series B common stock are purchased by the underwriters, then all of the shares of Series B common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that:

  . the representations and warranties made by us to the underwriters are true;

  . there is no material change in the financial markets; and

  . we deliver to the underwriters customary closing documents.

   The representatives have advised us that the underwriters propose to offer the shares of Series B common stock directly to the public at the public offering price shown on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling
concession not in excess of $   per share. The underwriters may allow, and the
dealers may reallow, a concession not in excess of $   per share to brokers
and dealers. After the offering, the underwriters may change the offering price and other selling terms.

   We have granted the U.S. underwriters an option to purchase up to an
aggregate of         additional shares of Series B common stock, exercisable
solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The U.S. underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If the option is exercised, each

U.S. underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of Series B common stock proportionate to the U.S. underwriter's initial commitment as indicated in the table above, and we will be obligated, under the over-allotment option, to sell the shares of Series B common stock to the U.S. underwriters.

   Each of FirstWorld and the directors, executive officers and certain other stockholders of FirstWorld has agreed that, without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of Series B common stock or any securities convertible into or exercisable or exchangeable for Series B common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Series B common stock,

whether any transaction described above is to be settled by delivery of Series B common stock or such other securities, in cash or otherwise.

The restrictions described in this paragraph do not apply to:

  . the sale of shares to the underwriters;

  . the issuance by FirstWorld of shares of Series B common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than FirstWorld relating to shares of Series B common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

   The U.S. underwriters and the international managers have entered into an agreement among U.S. underwriters and international managers. In this agreement, each U.S. underwriter has agreed that,

  . it is not purchasing any of these shares for the account of anyone other than a U.S. Person, and

  . it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any of these shares or distribute any prospectus to anyone other than a U.S. Person.

  In addition, under the agreement, each international manager has agreed that,

  . it is not purchasing any of these shares for the account of a U.S.
    Person, and

  . it has not offered or sold, and will not offer, sell, resell, or deliver, directly or indirectly, any of these shares or distribute any prospectus to any U.S. Person.

   The limitations described above do not apply to stabilization transactions or to certain other transactions specified in the underwriting agreement and the agreement among U.S. underwriters and international managers, including

  . certain purchases and sales between U.S. underwriters and the international managers,

  . certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion,

  . purchases, offers or sales by a U.S. underwriter who is also acting as an international manager or by an international manager who is also acting as a U.S. underwriter and

  . other transactions specifically approved by the representatives.

   As used in this section, the term "U.S. Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source. The term "United States" means the United States of America, including the District of Columbia, and its territories, its possessions and other areas subject to its jurisdiction, and the term "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.

   According to the agreement among the U.S. underwriters and international managers, sales may be made between the U.S. underwriters and the international managers of the number of shares of Series B common stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for the shares of Series B common stock being sold by the U.S. underwriters and the international managers less an amount equal to the selling concession allocable to those shares of Series B common stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. underwriters and the international managers under the agreement among the U.S. underwriters and the international managers, the number of shares of Series B common stock available for sale by the U.S. underwriters or by the international managers may be more or less than the amount specified in the table above.

   Before this offering, there has been no public market for shares of our Series B common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the Series B common stock, the representatives will consider, among other things and in addition to prevailing market conditions:

  . our capital structure;

  . estimates of our business potential and earning prospects;

  . an overall assessment of our management; and

  . the consideration of the above factors in relation to market valuations of companies in related businesses.

   We have applied for quotation of our common stock on the Nasdaq National Market under the trading symbol "FWIS."

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments that the underwriters may be required to make for these liabilities.

   Until the distribution of the Series B common stock is complete, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of Series B common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the Series B common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Series B common stock.

   The underwriters may create a short position in the Series B common stock in connection with the offering. This means that they may sell more shares than are shown on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing Series B common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of Series B common stock offered by them.

   The representatives also may impose a penalty bid on underwriters and selling group members. This means that, if the representatives purchase shares of Series B common stock in the open market to reduce the underwriters' short position or to stabilize the price of the Series B common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members that sold those shares as part of the offerings.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series B common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   Each international manager has represented and agreed that:

  . it has not offered or sold and, prior to the date six months after the date of issue of the shares of common stock, will not offer to sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulation with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and

  . it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the shares of common stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom these documents may otherwise be issued or passed upon.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

   Purchasers of the shares of Series B common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price shown on the cover page of this prospectus.

   At our request, the underwriters have reserved up to         shares of the
Series B common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates. These shares will be offered at the public offering price shown on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for FirstWorld by Cooley Godward LLP, Boulder, Colorado, and for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

   The consolidated financial statements as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998 and the consolidated financial statements as of December 31, 1998 and for the three months then ended and as of September 30, 1999 and for the nine months then ended, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We are subject to the information requirements of the Securities Act, and, in accordance therewith, we file reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the SEC, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov. We have applied to have our common stock approved for quotation on the Nasdaq National Market, and such reports, proxy and information statements and other information also can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and the common stock to be sold in this offering, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document to which this prospectus refers are not necessarily complete. Each such statement is qualified in all respects by any underlying contract or document filed as an exhibit to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC.

   We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

                        FIRSTWORLD COMMUNICATIONS, INC.

             TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   ----
Audited Annual Financial Statements:
  Report of Independent Accountants...............................  F-3

  Consolidated Balance Sheets at September 30, 1997 and 1998......  F-4

  Consolidated Statements of Operations for each of the three years in the period ended September 30, 1998...................  F-5

  Consolidated Statements of Stockholders' Equity (Deficit) for
   each of the three years in the period ended September 30,
   1998...........................................................  F-6

  Consolidated Statements of Cash Flows for each of the three years in the period ended September 30, 1998...................  F-8

  Notes to Consolidated Financial Statements......................  F-9

Audited Interim Financial Statements:
  Report of Independent Accountants............................... F-29

  Consolidated Balance Sheets at December 31, 1998 and September
   30, 1999 ...................................................... F-30

  Consolidated Statements of Operations for the three months ended
   December 31, 1998 and the nine months ended September 30, 1999
   ............................................................... F-31

  Consolidated Statements of Stockholders' Equity (Deficit) for
   the three months ended December 31, 1998 and the nine months ended September 30, 1999....................................... F-32

  Consolidated Statements of Cash Flows for the three months ended
   December 31, 1998 and the nine months ended September 30, 1999
   ............................................................... F-33

  Notes to Consolidated Financial Statements...................... F-34

Unaudited Interim Financial Statements:
  Consolidated Balance Sheets (Unaudited) at December 31, 1997 and
   September 30, 1998............................................. F-57

  Consolidated Statements of Operations (Unaudited) for the three months ended December 31, 1997 and the nine months ended
   September 30, 1998............................................. F-58

  Consolidated Statements of Stockholders' Equity (Deficit)
   (Unaudited) for the three months ended December 31, 1997 and the nine months ended September 30, 1998....................... F-59

  Consolidated Statements of Cash Flows (Unaudited) for the three months ended December 31, 1997 and the nine months ended
   September 30, 1998............................................. F-61

  Notes to Consolidated Financial Statements...................... F-62

                      [This Page Intentionally Left Blank]

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of FirstWorld Communications, Inc.

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of FirstWorld Communications, Inc. and its subsidiaries at September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Diego, California
December 14, 1999

                        FIRSTWORLD COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                               September 30,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                          Assets
Current assets:
 Cash and cash equivalents.................................  $    536  $ 72,039
 Restricted cash...........................................        50       --
 Marketable securities.....................................       --    165,591
 Interest receivable.......................................       --      3,017
 Accounts receivable, net of allowance for doubtful
  accounts of
  $0 and $9,765............................................        73       493
 Prepaid expenses..........................................       100       306
 Other current assets......................................        15        11
                                                             --------  --------
  Total current assets.....................................       774   241,457
Property and equipment, net................................    20,331    44,020
Deferred financing costs, net of accumulated amortization
 of $60,872 and $429,818...................................     4,068     8,217
Other assets...............................................       148       411
                                                             --------  --------
                                                             $ 25,321  $294,105
                                                             ========  ========
           Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable..........................................  $  2,485  $  6,611
 Accrued interest..........................................       570       546
 Accrued employee costs....................................       205       222
 Other accrued expenses....................................       113       694
 Short-term borrowings, net of discount....................       401       --
 Current portion of long-term debt.........................         8        30
 Current portion of capital lease obligations..............       311       788
                                                             --------  --------
  Total current liabilities................................     4,093     8,891
Long-term debt, net of discount............................    11,756   249,726
Convertible bridge notes...................................       406       --
Capital lease obligations..................................     6,802     6,115
                                                             --------  --------
  Total liabilities........................................    23,057   264,732
Commitments (Notes 7, 8 and 14)............................
Stockholders' equity:
 Preferred stock, no par value, 5,160,335 shares authorized
  at September 30, 1997:
 Series C, convertible, voting, 2,600,000 shares issued and
  outstanding..............................................    12,279       --
 Series B, convertible, voting, 2,016,638 shares issued and
  outstanding..............................................     3,670       --
 Series A, convertible, non-voting, 118,667 shares issued
  and outstanding..........................................       395       --
 Preferred stock, $.0001 par value, 10,000,000 shares
  authorized at September 30, 1998; no shares designated,
  issued or outstanding....................................       --        --
 Common stock, voting, no par value, 15,000,000 shares
  authorized at September 30, 1997; 3,262,900 shares issued
  and outstanding..........................................      (227)      --
 Common stock, voting, $.0001 par value, 100,000,000 shares
  authorized at September 30, 1998:
 Series A, 10,135,164 shares designated; 10,135,164 shares
  issued and outstanding...................................       --          1
 Series B, 89,864,836 shares designated; 15,929,708 shares
  issued and outstanding...................................       --          2
Additional paid-in capital.................................       --     45,617
Warrants...................................................     1,001    31,963
Stockholder receivables....................................       (97)      (97)
Accumulated deficit........................................   (14,757)  (48,113)
                                                             --------  --------
  Total stockholders' equity...............................     2,264    29,373
                                                             --------  --------
                                                             $ 25,321  $294,105
                                                             ========  ========

          See accompanying notes to consolidated financial statements

                        FIRSTWORLD COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                             Year Ended September 30,
                                        -------------------------------------
                                           1996         1997         1998
                                        -----------  -----------  -----------
Service revenue........................ $       279  $        75  $     1,078
Other revenue..........................          75           96           13
                                        -----------  -----------  -----------
                                                354          171        1,091
                                        -----------  -----------  -----------
Costs and expenses:
  Network and service costs............         247          474        1,029
  Selling, general and administrative
   expenses............................       3,870        7,421       16,113
  Depreciation and amortization........          75          501        2,425
                                        -----------  -----------  -----------
                                              4,192        8,396       19,567
                                        -----------  -----------  -----------
Loss from operations...................      (3,838)      (8,225)     (18,476)
Other income (expense):
  Interest expense.....................         (27)      (1,372)     (16,898)
  Interest income......................           9          149        6,749
                                        -----------  -----------  -----------
Loss before extraordinary item.........      (3,856)      (9,448)     (28,625)
Extraordinary item--extinguishment of
 debt (Notes 4 and 5)..................         --          (105)      (4,731)
                                        -----------  -----------  -----------
Net loss............................... $    (3,856) $    (9,553) $   (33,356)
                                        ===========  ===========  ===========
Basic and diluted loss per common
 share:
  Loss before extraordinary item....... $     (1.38) $     (2.95) $     (1.56)
  Extraordinary item--extinguishment of
   debt................................         --         (0.03)       (0.25)
                                        -----------  -----------  -----------
  Net loss per common share............ $     (1.38) $     (2.98) $     (1.81)
                                        ===========  ===========  ===========
Weighted average shares outstanding--
 basic and diluted.....................   2,792,250    3,209,450   18,395,172
                                        ===========  ===========  ===========


          See accompanying notes to consolidated financial statements

                        FIRSTWORLD COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (in thousands, except share data)

                                Series A             Series B
                              Common Stock         Common Stock      Additional
                           -------------------  -------------------   Paid-in
                             Shares    Amount     Shares    Amount    Capital
                           ---------- --------  ---------- --------  ----------
Balance at October 1,
 1995....................         --  $    --          --  $    --    $   --
Issuance of Series B
 preferred stock.........         --       --          --       --        --
Issuance of Series B
 preferred stock for
 settlement of notes
 payable and for
 consulting services.....         --       --          --       --        --
Repurchase of Series A
 preferred stock.........         --       --          --       --        --
Issuance of Series B
 preferred stock for
 property and equipment..         --       --          --       --        --
Issuance of common stock
 for notes receivable....         --       --          --       --        --
Exercise of options to
 purchase common stock
 for shareholder notes
 receivable..............         --       --          --       --        --
Net loss for 1996........         --       --          --       --        --
                           ---------- --------  ---------- --------   -------
Balance at September 30,
 1996....................         --       --          --       --        --
Cancellation of
 shareholder notes
 receivable for common
 stock repurchase........         --       --          --       --        --
Repayment of shareholder
 notes receivable........         --       --          --       --        --
Issuance of Series C
 preferred stock with
 warrants to purchase
 520,000 shares of common
 stock, net of issuance
 costs of $704,638.......         --       --          --       --        --
Issuance of common stock
 warrants as finders
 fees....................         --       --          --       --        --
Issuance of common stock
 warrant for cash........         --       --          --       --        --
Exercise of options and
 warrants to purchase
 common stock............         --       --          --       --        --
Issuance of common stock
 warrants with debt......         --       --          --       --        --
Net loss for 1997........         --       --          --       --        --
                           ---------- --------  ---------- --------   -------
Balance at September 30,
 1997....................         --       --          --       --        --
Exercise of options to
 purchase common stock--
 October 1997 to December
 1997....................         --       --          --       --        --
Issuance of Series A
 common stock with
 warrants to purchase
 10,135,164 shares of
 Series B common stock,
 net of offering costs of
 $3.9 million............  10,135,164   16,914         --       --        --
Conversion of Series C
 preferred stock, Series
 B preferred stock,
 Series A preferred stock
 and common stock to
 Series B common stock as
 follows:
 Series C preferred
  stock; conversion ratio
  of 1.39:1, including
  anti-dilutive
  adjustments............         --       --    3,621,120   12,279       --
 Series B preferred stock
  and common stock;
  conversion ratio of
  1:1....................         --       --    5,545,638    3,486       --
 Series A preferred
  stock; conversion ratio
  of 1:10................         --       --       11,867      395       --
Issuance of Series B
 common stock with
 warrants to purchase
 6,666,666 shares of
 Series B common stock,
 net of offering costs of
 $1.8 million............         --       --    6,666,666   12,467       --
Issuance of warrants to
 purchase 3,713,094
 shares of Series B
 common stock in
 connection with the
 issuance of 13% Senior
 Discount Notes..........         --       --          --       --        --
Exercise of options to
 purchase Series B common
 stock...................         --       --       67,917       56       --
Establishment of $.0001
 par value for Series A
 and B common stock in
 connection with Delaware
 reincorporation.........         --   (16,913)        --   (28,681)   45,594
Exercise of options to
 purchase Series B common
 stock--post Delaware
 reincorporation.........                           16,500      --         23
Net loss for 1998........         --       --          --       --        --
                           ---------- --------  ---------- --------   -------
Balance at September 30,
 1998....................  10,135,164 $      1  15,929,708 $      2   $45,617
                           ========== ========  ========== ========   =======



                                                       See accompanying notes to

       Series C               Series B           Series A
      Convertible           Convertible         Convertible
    Preferred Stock       Preferred Stock     Preferred Stock      Common Stock
 ----------------------  -------------------  ----------------  -------------------           Shareholder Accumulated
    Shares      Amount     Shares    Amount    Shares   Amount    Shares     Amount  Warrants Receivables   Deficit
 -----------   --------  ----------  -------  --------  ------  -----------  ------  -------- ----------- -----------
         --    $    --      837,667  $ 1,257   127,601  $ 425     2,520,000  $(402)  $   --      $ --      $ (1,348)
         --         --    1,142,304    2,355       --     --            --     --        --        --           --
         --         --       33,334       50       --     --            --     --        --        --           --
         --         --          --       --     (8,934)   (30)          --     --        --        --           --
         --         --        3,333        8       --     --            --     --        --        --           --
         --         --          --       --        --     --        396,000     99       --        (99)         --
         --         --          --       --        --     --        330,000     74       --        (74)         --
         --         --          --       --        --     --            --     --        --        --        (3,856)
 -----------   --------  ----------  -------  --------  -----   -----------  -----   -------     -----     --------
         --         --    2,016,638    3,670   118,667    395     3,246,000   (229)      --       (173)      (5,204)
         --         --          --       --        --     --        (90,000)   (23)      --         23          --
         --         --          --       --        --     --            --     --        --         53          --
   2,600,000     12,279         --       --        --     --            --     --         16       --           --
         --         --          --       --        --     --            --     --         37       --           --
         --         --          --       --        --     --            --     --        200       --           --
         --         --          --       --        --     --        106,900     25       --        --           --
         --         --          --       --        --     --            --     --        748       --           --
         --         --          --       --        --     --            --     --        --        --        (9,553)
 -----------   --------  ----------  -------  --------  -----   -----------  -----   -------     -----     --------
   2,600,000     12,279   2,016,638    3,670   118,667    395     3,262,900   (227)    1,001       (97)    (14,757)
         --         --          --       --        --     --        266,100     43       --        --           --
         --         --          --       --        --     --            --     --      9,628       --           --

       Series C
      Convertible  Total
    Preferred SStockholders'tock
------------------Equity-----
    Shares       (Deficit)
-------------  -------------
         --      $    (68)
         --         2,355
         --            50
         --           (30)
         --             8
         --           --
         --           --
         --        (3,856)
-------------  -------------
         --        (1,541)
         --           --
         --            53
   2,600,000       12,295
         --            37
         --           200
         --            25
         --           748
         --        (9,553)
-------------  -------------
   2,600,000        2,264
         --            43
         --        26,542

 (2,600,000)    (12,279)        --       --        --     --            --     --        --        --           --
         --         --   (2,016,638)  (3,670)      --     --     (3,529,000)   184       --        --           --
         --         --          --       --   (118,667)  (395)          --     --        --        --           --
         --         --          --       --        --     --            --     --      6,333       --           --
         --         --          --       --        --     --            --     --     15,001       --           --
         --         --          --       --        --     --            --     --        --        --           --
         --         --          --       --        --     --            --     --        --        --           --
         --         --          --       --        --     --            --     --        --        --           --
         --         --          --       --        --     --            --     --        --        --       (33,356)
 -----------   --------  ----------  -------  --------  -----   -----------  -----   -------     -----     --------
         --    $    --          --   $   --        --   $ --            --   $ --    $31,963     $ (97)    $(48,113)
 ===========   ========  ==========  =======  ========  =====   ===========  =====   =======     =====     ========
 (2,600,000)          --
         --           --
         --           --
         --        18,800
         --        15,001
         --            56
         --           --
         --            23
         --       (33,356)
-------------  -------------
         --      $ 29,373
=============  =============

consolidated financial statements

                        FIRSTWORLD COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   Year Ended September 30,
                                                  ----------------------------
                                                   1996      1997      1998
                                                  -------  --------  ---------
Cash flows from operating activities:
 Net loss........................................ $(3,856) $ (9,553) $ (33,356)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................      75       501      2,425
  Amortization of deferred financing costs.......     --         61      1,203
  Amortization of debt discount..................     --         58     14,571
  Non-cash interest expense......................     --         38        293
  Extraordinary loss on extinguishment of debt...     --        105      3,731
  Changes in assets and liabilities:
   Restricted cash related to operating
    activities...................................     --        (50)        50
   Accounts receivable, net......................    (102)       30       (420)
   Interest receivable...........................     --        --      (3,017)
   Other assets..................................    (116)      (98)      (313)
   Accounts payable and accrued expenses.........   1,831     1,462      4,700
                                                  -------  --------  ---------
    Net cash used in operating activities........  (2,168)   (7,446)   (10,133)
                                                  -------  --------  ---------
Cash flows from investing activities:
 Purchases of property and equipment.............    (908)  (12,637)   (26,068)
 Purchases of held-to-maturity marketable
  securities.....................................     --        --    (236,701)
 Maturities of held-to-maturity marketable
  securities.....................................     --        --      71,110
 Procurement of patents..........................     (15)      (10)       --
                                                  -------  --------  ---------
    Net cash used in investing activities........    (923)  (12,647)  (191,659)
                                                  -------  --------  ---------
Cash flows from financing activities:
 Proceeds from issuance of Senior Discount Notes
  and related warrants...........................     --        --     250,205
 Proceeds from issuance of Series A common stock
  and related warrants, net of offering costs....     --        --      26,136
 Proceeds from issuance of Series B common stock
  and related warrants, net of offering costs....     --        --      18,800
 Proceeds from stock option and warrant
  exercises......................................     --         25        122
 Proceeds from issuance of Series B preferred
  stock..........................................   2,355       --         --
 Proceeds from issuance of Series C preferred
  stock and related common stock warrants, net of
  offering costs.................................     --      4,529        --
 Proceeds from issuance of commons stock
  warrants.......................................     --        200        --
 Proceeds from collection of stockholder
  receivables....................................     --         53        --
 Principal payments on capital leases............     (34)     (114)      (255)
 Proceeds from issuance of convertible bridge
  notes..........................................     835     7,347        --
 Proceeds from draws under revolving credit
  facility and related warrants..................     --     12,172      3,796
 Proceeds from short-term borrowings and related
  warrants.......................................     --      1,000        --
 Principal payments on short-term borrowings.....     --       (500)      (550)
 Proceeds from other long-term debt..............      27       --         --
 Principal payments on other long-term debt......     (27)      (27)       (12)
 Principal payments on revolving credit
  facility.......................................     --               (16,300)
 Payment of deferred financing costs.............     --     (4,128)    (8,647)
                                                  -------  --------  ---------
    Net cash provided by financing activities....   3,156    20,557    273,295
                                                  -------  --------  ---------
Net increase in cash and cash equivalents........      65       464     71,503
Cash and cash equivalents at beginning of
 period..........................................       7        72        536
                                                  -------  --------  ---------
Cash and cash equivalents at end of period....... $    72  $    536  $  72,039
                                                  =======  ========  =========
Supplemental cash flows information:
 Cash paid during the period for interest........ $    14  $    440  $   1,293
Non-cash transactions:
 Property and equipment purchased under
  capitalized leases.............................     106     7,097         45
 Issuance of Series B preferred stock for
  settlement of note payable, for consulting
  services received, and for procurement of
  property and equipment.........................      58       --         --
 Issuance of common stock for stockholder
  receivables....................................     173       --         --
 Issuance of note payable to repurchase Series A
  preferred stock................................      30       --         --
 Conversion of convertible bridge notes into
  Series C preferred stock and related warrants..     --      7,777        --
 Conversion of convertible bridge notes into
  Series A common stock and related warrants.....     --        --         405
 Issuance of common stock warrants as finders
  fees...........................................     --         10        --
 Non-cash deferred financing costs...............     --         27        --
 Issuance of note payable to vendor for up-front
  service fees...................................     --        --         150
 Issuance of note payable for consulting services
  received.......................................     --         50        --
 Cancellation of stockholder receivable for stock
  repurchase.....................................     --         23        --

          See accompanying notes to consolidated financial statements

                        FIRSTWORLD COMMUNICATIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

     FirstWorld Communications, Inc. (the Company) commenced operations in July 1992. On September 1, 1993 the Company changed its name to SpectraNet International and on January 29, 1998, changed its name to FirstWorld Communications, Inc. Effective June 26, 1998, the Company changed its state of incorporation from California to Delaware (Note 9).

     The Company is a facilities-based integrated communications provider. The Company has a data-centric focus, with service offerings bundled to address the data and voice communications needs of emerging businesses. The Company's service offerings include data connectivity, high speed Internet access, local and wide area network (LAN/WAN) connectivity, web hosting, video communications and system integration services, as well as switch-based local and long distance telephone services.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The consolidated financial statements include the accounts of FirstWorld Communications, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests primarily in high-grade short-term investments which consist of money market instruments and commercial paper.

Marketable Securities

     Marketable securities consist principally of commercial paper with original maturities of beyond three months but less than six months. The Company has classified its marketable securities as held to maturity as management has the intent and ability to hold those securities to maturity. Such securities are recorded at cost, which approximates fair value.

Restricted Cash

     Restricted cash in support of outstanding letters of credit totaled $50,000 at September 30, 1997. No restricted cash exists at September 30, 1998.

Revenue Recognition

     The Company recognizes service revenue on local competitive access services in the month such services are provided. Billings to customers for services in advance of providing such services are deferred and

                        FIRSTWORLD COMMUNICATIONS, INC.

recognized as revenue when earned. Other revenues consist primarily of royalties earned under a certain patent licensing agreement and are recorded when earned and when payment is reasonably assured.

     During fiscal 1998, approximately 25% of the Company's service revenue was derived from a single telecommunications customer. During fiscal 1997, approximately 73% of the Company's service revenue was derived under non-recurring service contracts with two governmental entities.

Concentration of Credit Risk

     The Company's financial instruments that are exposed to concentrations of credit risk consist principally of cash equivalents, marketable securities and accounts receivable. The Company places its short-term cash investments with high credit-quality financial institutions while commercial paper investments are placed with high credit-caliber corporate issuers. The Company limits the amount of credit exposure in any one institution or type of investment instrument. Credit risk with respect to accounts receivable is minimized because of the diversification of the Company's commercial telecommunications customer base. Credit is extended to commercial customers based on an evaluation of the customer's financial condition and generally collateral is not required. The Company maintains reserves for potential credit losses from such customers.

     As of September 30, 1997 and 1998, approximately 70% and 25% of accounts receivable, respectively, was due from a single customer.

Property and Equipment

     Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. Costs capitalized in connection with the development of communication networks include expenses associated with network engineering, design and construction. Depreciation of communications networks and related infrastructure commences when the applicable network becomes commercially operational.

     The estimated useful lives of the Company's principal classes of assets are as follows:

   Network infrastructure...... 20 years
   Telecommunications.......... 5-7 years
   Building and improvements... 30 years
   Furniture, office equipment
    and other.................. 3-7 years
   Leasehold improvements...... Shorter of estimated useful life or lease term

Capitalization of Interest

     Interest costs incurred during the period of time that internally constructed assets are being made ready for their intended use are capitalized as part of acquiring such assets to the extent that these interest costs relate to financing obtained in order to prepare such assets for use. During fiscal 1997 and 1998, the Company capitalized approximately $52,000 and $450,000, respectively, in interest costs associated with the development of the Company's telecommunications networks.

Deferred Financing Costs

     Deferred financing costs include commitment fees and other costs related to certain debt financing transactions and are being amortized over the term of the related debt using the interest method.

                        FIRSTWORLD COMMUNICATIONS, INC.

Debt Discount

     Discounts recorded in connection with the issuance of debt financing are deferred and amortized over the term of the related debt using the interest method.

Fair Value of Financial Instruments

     With the exception of the Company's Senior Discount Notes, management believes that the carrying amounts shown for the Company's financial instruments reasonably approximate their fair values. The fair value of the Company's Senior Discount Notes, determined based on quoted high-yield market bid prices, approximates $141.0 million at September 30, 1998. The carrying amount of such Senior Discount Notes at September 30, 1998 is $249.6 million.

Long-Lived Assets

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. Potential impairment associated with network infrastructure costs is measured on the basis of specific network projects. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been identified by the Company during the fiscal years presented.

Stock-Based Compensation Accounting

     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss as if the minimum value method had been applied in measuring compensation expense. Compensation charges for non-employee stock-based compensation is measured using fair value-based methods.

Income Taxes

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in the statement of operations in the period such changes are enacted.

Earnings Per Share

     The Company calculates net loss per share in accordance with SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined in the same manner as

                        FIRSTWORLD COMMUNICATIONS, INC.

basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options, purchase rights and warrants using the treasury stock method and conversion of the Company's convertible preferred stock using the if-converted method.

                                              September 30
                                    --------------------------------------
                                       1996          1997          1998
                                    ----------    ----------    ----------
Potential Common Share Underlying:
Options                                790,000     1,038,800     2,033,195
Purchase Rights                            --            --        300,000
Warrants                               139,494     2,928,801    25,188,021
Convertible Preferred Series A         11,867 (A)    11,867 (A)        --
Convertible Preferred Series B      2,016,638 (B) 2,016,638 (B)        --
Convertible Preferred Series C             --     3,621,120 (C)        --
                                    ----------    ----------    ----------
                                     2,957,999     9,617,226    27,521,216
                                    ==========    ==========    ==========

(A) 118,667 Series A preferred shares at September 30, 1996 and September 30, 1997 converted at a ratio of 1:10.

(B) 2,016,638 Series B preferred shares at September 30, 1996 and September 30, 1997 converted at a ratio of 1:1.

(C) 2,600,000 Series C preferred shares at September 30, 1997 converted at a ratio of 1.39:1. See further discussion in Note 9.

Reclassifications

     Certain items have been reclassified to conform with the current presentation. These reclassifications had no impact on net losses for any period presented.

NOTE 3--PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                                September 30,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                               (In Thousands)
   Network infrastructure..................................... $12,637  $19,758
   Telecommunications equipment...............................   5,048    8,972
   Building and improvements..................................   1,328    1,328
   Furniture, office equipment and other......................     976    4,447
   Leasehold improvements.....................................     508      633
   Construction in process....................................     428   11,882
                                                               -------  -------
                                                                20,925   47,020
   Accumulated depreciation...................................    (594)  (3,000)
                                                               -------  -------
                                                               $20,331  $44,020
                                                               =======  =======

                        FIRSTWORLD COMMUNICATIONS, INC.

     The following is a summary of property and equipment acquired under capital leases, included in the above:

                                                                 September 30,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
                                                                      (In
                                                                  Thousands)
   Network infrastructure....................................... $6,000  $6,000
   Telecommunications equipment.................................    219     219
   Building and improvements....................................    558     558
   Furniture, office equipment and other........................    474     519
                                                                 ------  ------
                                                                  7,251   7,296
   Accumulated depreciation.....................................   (192)   (613)
                                                                 ------  ------
                                                                 $7,059  $6,683
                                                                 ======  ======

NOTE 4--SHORT-TERM BORROWINGS

     On August 29, 1997, the Company obtained a $1.0 million, 18% per annum, short-term bridge loan with an institutional lender which was due on October 15, 1997. On September 17, 1997, the Company repaid $500,000 of the outstanding principal balance associated with this loan, plus accrued interest thereon, and extended the maturity date of the remaining principal balance of $500,000 to March 16, 1998 through the consummation of a new loan agreement with the lender. Simultaneous to the execution of the new loan agreement on September 17, 1997, which was considered to be a substantial modification of the original loan agreement which it superseded, the Company recognized an extraordinary charge on debt extinguishment totaling $104,680. The extraordinary charge consisted of the write-off of unamortized debt discount and deferred financing costs associated with the original bridge loan. The remaining $500,000 bridge loan balance was repaid during January 1998.

     On September 2, 1997, the Company issued a $50,000, 10% per annum, unsecured promissory note to a financial adviser of the Company as payment for services performed in connection with the attainment of debt financing. The note was repaid on October 2, 1997.

NOTE 5--LONG-TERM DEBT

   Long-term debt consists of the following:

                                                              September 30,
                                                             -----------------
                                                              1997      1998
                                                             -------  --------
                                                              (In Thousands)
  13% Senior Discount Notes, net of unamortized discount
   totaling $220,403,654 at September 30, 1998.............. $   --   $249,596
  14% Revolving Credit Facility, net of unamortized discount
   totaling $463,513 at September 30, 1997..................  11,747       --
  14% unsecured term note with a vendor; monthly
   installments of principal and interest payable through
   December 2000............................................     --        150
  Other.....................................................      17        10
                                                             -------  --------
                                                              11,764   249,756
  Less current portion......................................      (8)      (30)
                                                             -------  --------
                                                             $11,756  $249,726
                                                             =======  ========

                        FIRSTWORLD COMMUNICATIONS, INC.

     Aggregate principal maturities of long-term debt are as follows (in thousands):

   Fiscal Year
   -----------
   1999.............................................................. $      30
   2000..............................................................        89
   2001..............................................................        41
   2002..............................................................       --
   2003..............................................................       --
   Thereafter........................................................   470,000
                                                                      ---------
                                                                        470,160
   Less unamortized discount on the 13% Senior Discount Notes........  (220,404)
                                                                      ---------
                                                                      $ 249,756
                                                                      =========

Senior Discount Notes

     On April 13, 1998, the Company completed an offering of debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended (the Act), for gross proceeds of $250.2 million (the High Yield Debt Offering). In the High Yield Debt Offering, the Company sold 470,000 units consisting of 13% Senior Discount Notes due 2008 (the Notes) and warrants to purchase an aggregate of 3,713,094 shares of the Company's Series B common stock (Note
10). The Company allocated $235.2 million of the proceeds to the Notes and $15.0 million to the warrants, representing their estimated fair value at the date of issuance as determined via an independent valuation.

  The Notes will accrete in value through April 15, 2003 at a rate of 13% per annum, compounded semi-annually, at which time $470.0 million in aggregate principal amount at maturity will be outstanding. Cash interest will neither accrue nor be payable prior to April 15, 2003. Thereafter, cash interest on the Notes will accrue and will be payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2003, at a rate of 13% per annum. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, at a premium declining to par on April 15, 2006, plus accrued and unpaid interest through the date of redemption. In the event of a change in control, as defined in the indenture governing the Notes, the holders of the Notes will have the right to require the Company to purchase their Notes in an amount equal to 101% of the aggregate principal amount at maturity or accreted value thereof, as applicable, plus accrued and unpaid interest to the date of purchase.

     The indenture pursuant to which the Notes are issued contains certain covenants which, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company and its subsidiaries, and enter into certain mergers and consolidations. The Company is in compliance with such covenants at September 30, 1998.

Revolving Credit Facility

     On September 16, 1997, the Company entered into a five-year $23.0 million revolving credit facility (the Credit Facility) with a syndicate of lenders (the Lenders) to provide financing for the construction of telecommunication networks and for general working capital purposes. The Company terminated this facility April 13, 1998, concurrent with the closing of the High Yield Debt Offering, and paid the Lenders a $1.0 million

                        FIRSTWORLD COMMUNICATIONS, INC.

termination fee pursuant to the terms thereof. The Company has recorded an extraordinary loss of $4.7 million associated with such debt extinguishment, which loss is inclusive of the aforementioned termination fee and the write-off of unamortized debt discount and deferred financing costs associated with the Credit Facility.

NOTE 6--CONVERTIBLE BRIDGE NOTES

     Convertible bridge notes outstanding at September 30, 1997 consist of $406,000 in principal funding received through the issuance of 8% subordinated, convertible bridge notes pursuant to a private placement in fiscal 1997. On December 30, 1997, such convertible bridge notes were converted into shares of the Company's Series A common stock and related warrants at the conversion rate of $3.00 per share (Note 9).

NOTE 7--COMMITMENTS

Lease Commitments

     The Company leases its office space, certain network access facilities and fiber transport, and automobiles under noncancelable operating lease arrangements which expire on varying dates through fiscal 2008. Rent expense under noncancelable operating leases totaled $108,000, $361,000, and $549,000 during fiscal 1996, 1997 and 1998, respectively.

     The Company has procured certain of its property and equipment, including its Anaheim network central office switching facility, through capital leases which expire through fiscal 2001. Additionally, the Company has accounted for certain agreements with the City of Anaheim, as more fully described below and which extend through fiscal 2027, as both capital leases and executory contracts in the accompanying financial statements.

     Future minimum payments under capital leases (inclusive of the minimum payments allocated from the agreements with the City of Anaheim) and noncancelable operating leases are as follows:

                                                             Capital   Operating
   Fiscal Year                                                Leases    Leases
   -----------                                               --------  ---------
                                                               (In Thousands)
   1999..................................................... $  1,539   $1,207
   2000.....................................................    1,396    1,190
   2001.....................................................    1,290    1,206
   2002.....................................................    1,277    1,112
   2003.....................................................    1,277      224
   Thereafter...............................................   30,015      463
                                                             --------   ------
   Total minimum lease payments.............................   36,794   $5,402
                                                             --------   ======
   Amount representing interest.............................  (29,892)
                                                             --------
   Present value of minimum lease payments.................. $  6,902
                                                             ========

Commitments Relating to Agreements with the City of Anaheim

     During February 1997, the Company and its wholly-owned subsidiary FirstWorld Anaheim (FWA) entered into a 30-year Universal Telecommunications System Participation Agreement (as amended, the UTS Agreement) with the City of Anaheim, California (the City), under which FWA has agreed to design, construct and operate a fiber-optic telecommunications network in cooperation with the City. The UTS Agreement requires

                        FIRSTWORLD COMMUNICATIONS, INC.

FWA to pay to the City (i) an annual payment in lieu of a franchise fee based on a percentage of FWA's "adjusted gross revenues," as defined, related to the Anaheim network, subject to a minimum annual payment of $1.0 million for periods after June 30, 1999 through the term of the agreement, (ii) a percentage of FWA's "net revenues," as defined, derived from the Anaheim network, (iii) certain of the City's annual operating costs associated with the UTS Agreement, not to exceed $175,000 per year prior to the commencement of the third phase of the Anaheim network (as discussed below), and not to exceed $350,000 per year thereafter, subject to inflationary adjustments, and
(iv) $20,000 per year to support the City's presence on the Internet, subject to inflationary adjustments. The UTS Agreement also requires the Company to deposit an amount equal to up to 15% of "net revenues" derived from the Anaheim network, as defined, to fund and maintain a $6.0 million reserve account for debt service and capital improvements. As of September 30, 1998, no amounts have been deposited into such reserve account as "net revenues" have not yet been generated from the Anaheim network. Pursuant to the UTS Agreement, the City has been granted an irrevocable option to purchase all of the issued and outstanding stock of FWA at anytime after July 1, 2012 for its then current appraised fair value, the determination of which is to be derived by qualified independent appraisers selected by both the Company and the City, as more specifically defined within the UTS Agreement. Any sale or issuance of FWA stock can only be made if such sale or issuance is expressly made subject to the City's purchase option. Moreover, any sale of the Anaheim network or other sale of substantially all of FWA's assets can only be made if the City is equitably compensated for the loss of its future income stream under the UTS Agreement or the buyer expressly assumes the obligations of FWA under the UTS Agreement.

     Simultaneous to the execution of the UTS Agreement, FWA entered into a 30-year Agreement for Use of Operating Property (the Operating Property Agreement) with the City under which FWA has been granted the exclusive right to lease 60 of 96 fiber strands contained in an approximate 50 mile loop of fiber optic cable owned by the City, together with related facilities and rights. Under the terms of the Operating Property Agreement, the Company is obligated to make quarterly payments to the City in the amount of $114,000. In addition, the Company is obligated to pay all costs associated with operating and maintaining the leased property, including maintenance expenses, taxes, insurance premiums and pole usage fees. FWA has the right to assign its rights under the Operating Property Agreement, but will not be released from liability unless the City expressly consents. FWA also has the right to encumber its interest in the leased property.

     Although the Company considers the Operating Property Agreement to be a capital lease and the UTS Agreement to be an executory contract, certain of the minimum payments prescribed by the UTS Agreement have been accounted for as additional minimum capital lease payments. The Operating Property Agreement and the UTS Agreement were bid, negotiated and consummated simultaneously with each other. In addition, both agreements have identical 30-year terms and include certain cross-default provisions. Moreover, the Operating Property Agreement contains payment terms which are below the fair value of the benefits conferred by such agreement; whereas, the UTS Agreement contains payment terms which are above the fair value of the benefits conferred by such agreement. Accordingly, the Company has allocated the collective payments prescribed by the agreements between the two contracts based upon the estimated fair value of the benefits the Company receives under each of the two agreements. Future minimum payments prescribed by the UTS Agreement and not allocated to the capital lease total $240,000, $373,000, $373,000, $373,000, $373,000 and $8.8 million during each of fiscal 1999, 2000, 2001,
2002, 2003 and thereafter, respectively.

     Pursuant to the UTS Agreement, FWA is required to meet certain future performance requirements for the completion of network design and the commencement of network construction related to certain phases of the citywide network. The first phase, which extended service to identified municipal facilities, was substantially completed in October 1997. The second phase requires service to be extended in the ordinary course of business (i.e., within six months following execution of a customer service agreement) to commercial, industrial and governmental customers within certain defined service areas. The Company was required to complete 44% of

                        FIRSTWORLD COMMUNICATIONS, INC.

the first and second phases by April 1, 1998 and is further required to complete 90% of the first and second phases by December 31, 1998, plus a 180-day cure period in each case. The Company has constructed and installed the necessary infrastructure to satisfy the 44% completion requirement and expects that the completion of infrastructure currently under construction and approved for construction will satisfy the 90% completion requirement in a timely manner. In the event that FWA does not meet the specified performance deadlines related to completion of the first and second phases of the Anaheim network due to financial or other reasons, the City may elect to either terminate the Operating Property Agreement or to immediately exercise its option to purchase all of the issued and outstanding stock of FWA under the same option terms, as defined within the UTS Agreement, which otherwise do not become effective until after July 1, 2012. Any termination of the Operating Property Agreement would have a material adverse effect on the Company's business, financial condition and results of operations.

     Under the UTS Agreement, the third phase of the Anaheim network, which allows service to be extended in the ordinary course of business to all customers within the city, including residential customers, will be commenced only after the economic feasibility of the third phase is validated by an independent consultant's report and financing is arranged. FWA has agreed to cause a feasibility study with respect to the third phase to be completed no later than January 1, 2000, and thereafter to provide annual updates to the study if necessary. If the Company determines not to proceed with the development of the third phase of the Anaheim network, or if for any reason the principal financing for the third phase is not funded or construction of the third phase is not commenced by December 31, 2002, then the City may pursue development of the third phase on its own.

     The UTS Agreement also requires FWA to commence construction of a demonstration center in the City's downtown area by November 30, 1998, and to complete such demonstration center by June 30, 1999. However, as a result of a change in the proposed scope of the project, FWA now contemplates leasing additional office space in the downtown area of Anaheim and housing a demonstration center in the leased facilities. The Company expects the demonstration center to be operational prior to March 31, 1999. Although the Company believes it is in compliance with its obligations with respect to the demonstration center, the City has asserted its belief that the Company is not satisfying such obligations. The parties are currently in the process of attempting to resolve these issues. The Company does not believe that the ultimate resolution will have a material adverse effect on the Company's results of operations, liquidity or financial position.

     Pursuant to a Development Fee Arrangement dated simultaneous to the aforementioned City agreements, for a period of five years, commencing with the earlier to occur of the closing of the financing for or the commencement of construction of the first Additional Network (as defined below), the Company must pay to the City a lump sum development fee for each Additional Network which the Company develops ($300,000 for each Additional Network financed in the first year; $200,000 for each Additional Network financed in the second year; and $100,000 for each Additional Network financed in the third, fourth and fifth years, which amounts must be paid within thirty days following the closing of the principal financing for an Additional Network or the commencement of construction of such Additional Network, whichever occurs first). "Additional Network" means (a) any expansion of the Anaheim network into one or more adjacent or nearby cities where FWA enters into a revenue sharing agreement with any such city, and (b) any separate communications system developed by any other subsidiary of the Company that holds a Certificate of Public Convenience and Necessity issued by the Public Utilities Commission and enters into a revenue sharing agreement with one or more public entities.

Commitments Relating to Agreements with the Irvine Company

                        FIRSTWORLD COMMUNICATIONS, INC.

     On March 5, 1998, FirstWorld Orange Coast (FWOC), a wholly-owned subsidiary of the Company, and The Irvine Company entered into two agreements regarding FWOC's development of a network to serve certain areas that have been or are planned to be developed by The Irvine Company (the Irvine Network). The Company has guaranteed the payment obligations of FWOC under each of such agreements.

     Pursuant to an Agreement for Lease of Telecommunications Conduit dated as of March 5, 1998 (the Conduit Lease), FWOC leases from The Irvine Company space within two underground telecommunications tubes (the Conduit), and, in connection therewith, has received the non-exclusive right to use undivided space within the pull boxes serving such Conduit (collectively, the Leased Premises). The Conduit Lease applies to (i) an existing Conduit system within certain already-developed areas in the Irvine Spectrum and (ii) Conduit to be constructed in the future in the as yet undeveloped areas of the Irvine Spectrum. The Irvine Company may also install Conduit in other areas it may develop in the cities of Irvine, Newport Beach and Tustin, and in unincorporated areas of Orange County, and such areas may in the future be incorporated into the Conduit Lease upon the mutual agreement of the parties (Additional Areas). The term of the Conduit Lease runs through December 31, 2027.

     The Conduit Lease obligates FWOC to install fiber optic cable (Cable) in the Conduit pursuant to a phasing plan. A phase is completed when sufficient Cable has been installed to enable FWOC to connect and provide service (for that portion of the Irvine Network) to property abutting the Conduit. Upon termination of the agreement, the Cable will be owned by The Irvine Company. If FWOC fails to complete installation of the required Conduit within 18 months following March 5, 1998, The Irvine Company may, until such installation is completed, terminate the Conduit Lease.

     The Conduit Lease obligates FWOC to make quarterly rent payments to The Irvine Company based upon its "adjusted gross revenue", as defined, from the Irvine Network. In addition, FWOC is obligated to pay all costs associated with its lease, operation, maintenance, repair and use of the Leased Premises, including maintenance expenses, taxes and insurance premiums. Any assignment of FWOC's rights under the Conduit Lease and any sale of a controlling interest in FWOC require The Irvine Company's prior approval, and The Irvine Company has a right of first refusal in the event of any such proposed sale.

     Based upon its term, the Conduit Lease is a capital lease. However, as such lease does not prescribe any fixed rental payments and as it is not practicable for the Company to estimate any future probable contingent rental payments associated with such lease, no amount has been capitalized in the accompanying Consolidated Financial Statements. Contingent rental payments associated with this lease are recorded as additional operating expenditures when they become due pursuant to the lease.

     Concurrently with the execution of the Conduit Lease, FWOC and The Irvine Company executed a Telecommunications System License Agreement (the License Agreement) which provides FWOC, with some exceptions, with the right and obligation to provide telecommunications services to (i) the 106 buildings currently owned by The Irvine Company in the Irvine Spectrum area, (ii) commercial, industrial and retail buildings in the future owned by The Irvine Company in the Irvine Spectrum, and (iii) under certain circumstances in The Irvine Company's discretion, similar buildings located in the Additional Areas and other locations in California.

     The License Agreement requires FWOC to pay The Irvine Company a license fee each calendar quarter, subject to an annual CPI increase that will not be less than 2% or greater than 6%. The base license fee was initially $62,500 for the buildings owned by Irvine in the Irvine Spectrum area at the time that the License Agreement was consummated. Pursuant to the License Agreement, such fee is increased or decreased over its term based on the rentable square footage of the buildings that are from time to time subject to the License Agreement. As of September 30, 1998, such fee totals $88,000 per calendar quarter. Future minimum payments prescribed by the License Agreement, based upon this current fee and assuming a 2% per annum upward CPI adjustment over its term, total approximately $359,000, $366,000, $374,000, $381,000, $389,000 and $11.7 million during each of fiscal 1999, 2000, 2001, 2002, 2003 and thereafter, respectively.

                        FIRSTWORLD COMMUNICATIONS, INC.

     The License Agreement provides FWOC with the right to install, maintain, operate, replace and remove Cable and associated communications equipment (Equipment) in, as well as access rights to, such buildings, subject to the rights of The Irvine Company's tenants and to reasonable requirements and procedures imposed by The Irvine Company. Except with respect to buildings that are leased to a single tenant, The Irvine Company is required to provide FWOC with a reasonable amount of equipment room space in each building, sufficient to enable FWOC to install Cable and Equipment and deliver services. FWOC's rights to a building are non-exclusive, meaning that The Irvine Company can grant similar licenses to other service providers. Although all the Cable becomes the property of The Irvine Company upon termination of the License Agreement, FWOC has the right to remove and retain ownership of the Equipment, subject to The Irvine Company's election to purchase the Equipment at a price to be negotiated by the parties.

     Subject to certain qualifications, FWOC will have the obligation to provide telecommunications services to any tenant who wishes to subscribe with FWOC for those services, and FWOC is required to install Cable and Equipment in that tenant's building if FWOC owns or leases Conduit located within 1,000 feet of that building. Under certain circumstances, FWOC may be required to provide completion and performance bonds to The Irvine Company in connection with that work. To the extent that FWOC provides fiber optic service to a building, it is required to achieve and maintain standards of minimum reliability. Subject to force majeure, if there is a system-wide failure to provide such service that exceeds five consecutive days, The Irvine Company has the right to use the network (and if necessary bring in an alternative service provider) and to charge its costs to FWOC.

     Whenever FWOC is the first competitive access provider to a building, it is required to install a building entrance conduit system (which connects the building to the street access point) (a BECS), with a capacity equal to 200% of the capacity required by FWOC to service the building. The Irvine Company can grant other providers the right to use that BECS, but must pay or cause that provider to pay FWOC 50% of FWOC's cost of installing the BECS, which costs are subject to increase based on a CPI calculation. Where a BECS already exists, The Irvine Company must make any excess capacity therein available to FWOC.

Other Commitments

     The Company is party to a contract with a long distance carrier pursuant to which the Company is committed to minimum service fees. Such minimum fees aggregate $488,000 and $1.4 million during fiscal 1999 and 2000, respectively.

     The Company is party to a network services agreement with a provider of voicemail and data services under which future minimum payments aggregate $239,000, $287,000 and $24,000 during fiscal 1999, 2000 and 2001, respectively. Additionally, the Company is party to an agreement with a provider of data processing and billing services under which future minimum payments aggregate $150,000 during each of fiscal 1999, 2000 and 2001.

     During fiscal 1998, the Company entered into separate management consulting service agreements with its two majority shareholders (or affiliates thereof) whereby such parties will provide general management consulting services to the Company for a period of three years commencing January 1, 1998. Pursuant to such agreements, as amended, the Company is required to pay to the related parties aggregate consulting fees totaling $1.0 million per annum. Related party consulting fees recorded by the Company during fiscal 1998 totaled $840,000 which is included in selling, general and administrative expenses in the accompanying consolidated financial statements. Future minimum consulting fees under these agreements aggregate $1.0 million, $1.0 million and $250,000 during each of fiscal 1999, 2000 and 2001, respectively.

     The Company is party to an arrangement with the owner of a retail development located in Orange County, California, whereby it is required to remit to the owner of such development a percentage of "adjusted gross revenues", as defined, derived from serving tenant customers located within such development.

                        FIRSTWORLD COMMUNICATIONS, INC.

NOTE 8--CEO EMPLOYMENT AGREEMENT

     On September 28, 1998, the Company entered into an Employment Agreement (the Employment Agreement) pursuant to which the Company retained the services of a new President and Chief Executive Officer (the CEO) effective October 1, 1998 (the Commencement Date). The Employment Agreement has a three-year term ending on the close of business on September 30, 2001, unless terminated earlier by either party, and provides an initial annual base salary of $200,000 per annum. Additionally, the Employment Agreement granted the CEO an Equalization Payment (as defined within the Employment Agreement) in the amount of $4.0 million, payable in three separate installments. The first $2.0 million installment became due and was paid on October 1, 1998, the employment Commencement Date, while the second and third $1.0 million installments are due and payable on October 1, 1999 and October 1, 2000, respectively. The CEO must be employed by the Company on the date that the second and third installments become due to be eligible to receive such payments unless the Company terminates the CEO's employment other than for cause or the CEO terminates his own employment for good reason (as defined in the Employment Agreement) prior to the installment date. In addition, the CEO may elect to receive all or any portion of the second and third installment payments in the form of the Company's Series B common stock. If the CEO elects to receive any of the second or third installment payments in Series B common stock, such stock shall be valued at $5.00 and $7.50 per share, respectively.

     The Employment Agreement stipulates that the CEO will also be eligible for the following performance-based bonuses: (i) if the Company consummates a Qualified Initial Public Offering (as defined in the Employment Agreement) with a price of at least $10.00 per share (subject to adjustment as set forth in the Employment Agreement) within the first 18 months after the Commencement Date, the Company will pay the CEO a $1.0 million cash bonus; (ii) if the Company consummates a Qualified Initial Public Offering with a price of at least $10.00 per share (subject to adjustment as set forth in the Employment Agreement) before April 1, 2000, the Company will be obligated to pay the CEO a $4.2 million cash bonus on September 30, 2001 (unless otherwise accelerated as described in the Employment Agreement); (iii) if the Company consummates a Qualified Initial Public Offering with a price of at least $12.50 per share (subject to adjustment as set forth in the Employment Agreement) within the first 24 months after the Commencement Date, the Company will be obligated to pay the CEO a $8.4 million cash bonus on September 30, 2001 (unless otherwise accelerated as described in the Employment Agreement); provided that if the CEO earns the payment described in this clause (iii) he will not be entitled to receive the payment described in clause (ii) above; and (iv) if the Company has a market capitalization of at least $1.2 billion (as adjusted as described in the Employment Agreement) for a period of 20 consecutive trading days during a three-year period beginning on the Commencement Date, the Company will be obligated to pay the CEO a cash payment equal to $16.8 million minus any amounts he receives pursuant to clause (ii) or (iii) above on September 30, 2001 (unless otherwise accelerated as described in the Employment Agreement).

     The Employment Agreement also granted the CEO on October 1, 1998 an option to purchase 2,805,000 shares of Series B common stock at an exercise price of $6.00 per share (subject to anti-dilution protections set forth in the Employment Agreement). The option vests (i) with respect to 1/3 of the shares covered by the option on the Commencement Date, (ii) with respect to 1/3 of the shares covered by the option on the first anniversary of the Commencement Date and (iii) with respect to the remaining 1/3 of the shares covered by the option on the second anniversary of the Commencement Date (unless otherwise accelerated in accordance with the terms of the Employment Agreement).

NOTE 9--STOCKHOLDERS' EQUITY

Equity Recapitalization

     On December 30, 1997, the Company (i) converted its three existing classes of preferred stock into common stock in accordance with the automatic conversion provision of its then existing charter in order to

                        FIRSTWORLD COMMUNICATIONS, INC.

simplify the Company's capital structure and to eliminate the rights, preferences and privileges of the preferred stock; (ii) amended its Articles of Incorporation to substantially increase the Company's authorized capital; and (iii) amended its Articles of Incorporation to designate two series of common stock, with the investors in the below-referenced private placement occurring on December 30, 1997 receiving Series A common stock and all then existing shares of common stock (including common stock issued upon conversion of the then existing preferred stock) being designated as Series B common stock. The Series A common stock and Series B common stock are identical in all material respects, except that the holders of Series A common stock possess ten votes per share on all matters subject to a vote of shareholders while the holders of Series B common stock possess one vote per share. Pursuant to the amended Articles of Incorporation, the Company may also issue Preferred stock from time to time in one or more series. As of September 30, 1998, no such preferred stock has been issued.

Private Placements

     On April 13, 1998, the Company consummated a private placement of equity securities with Spectra 3 and Enron (the Additional Equity Investment) pursuant to the exercise of an existing option held by Spectra 3 and Enron. Pursuant to the Additional Equity Investment, the Company sold to each of Spectra 3 and Enron 3,333,333 shares of Series B common stock, resulting in aggregate offering proceeds totaling $18.8 million, net of offering commissions. In connection with this private placement, the Company also issued to each of Spectra 3 and Enron warrants to purchase an additional 3,333,333 shares of Series B common stock (Note 10).

     On December 30, 1997, the Company consummated a private placement of equity securities with Colorado Spectra 3, LLC (Spectra 3) and Enron Capital & Trade Resources Corp. (Enron). In connection with this placement, the Company issued 5,000,000 shares of newly created Series A common stock to each of Spectra 3 and Enron at an issue price of $3.00 per share pursuant to a common stock purchase agreement by and among the Company, Enron, Spectra 3 and the holders (the Noteholders) of $406,000 in principal amount of the Company's convertible subordinated bridge notes (Note 6). The Company also issued an aggregate of 135,164 shares of Series A common stock to the Noteholders upon the automatic conversion of the bridge notes pursuant to the terms thereof at a conversion price of $3.00 per share. Aggregate proceeds from this offering, exclusive of the conversion of the bridge notes, totaled $26.1 million, net of offering commissions and certain other advisory fees paid in connection with the consummation of this equity placement. In connection with this private placement, the Company also issued i) to each of Spectra 3 and Enron warrants to purchase 5,000,000 shares of newly created Series B common stock, and ii) to the Noteholders warrants to purchase an aggregate of 135,164 shares of such Series B common stock (Note 10).

     On January 31, 1997, in connection with a private placement offering, the Company issued 2,600,000 shares of Series C preferred stock, consisting of 1,044,700 shares issued for cash proceeds totaling $4.5 million, net of placement agent commissions and related fees, and 1,555,300 shares issued through the retirement of convertible bridge notes at $5.00 per share. In connection with this offering, the holders of Series C shares also received warrants for the purchase of 520,000 shares of common stock (Note 10).

     During fiscal 1996, in connection with various private placement offerings, the Company issued 1,142,304 shares of Series B preferred stock for proceeds totaling $2.4 million.

Delaware Reincorporation

     Effective June 26, 1998, the Company changed its state of incorporation from California to Delaware. In connection therewith, a par value equal to $.0001 per share was assigned to each series of common and preferred stock. As a result, the Consolidated Statement of Stockholders' Equity for fiscal 1998 reflects a reclassification to additional paid-in capital for the amounts in excess of par value.

                        FIRSTWORLD COMMUNICATIONS, INC.

NOTE 10--WARRANTS

     During fiscal 1996, 1997 and 1998, the Company's non-employee warrant activity was as follows:

     In connection with the High Yield Debt Offering which was consummated on April 13, 1998, the Company issued to the initial purchasers of the Notes warrants to purchase 3,713,094 shares of Series B common stock at an exercise price of $0.01 per share. Such warrants are exercisable at any time on or after the earlier to occur of May 1, 1999, an initial public offering of the Company's common stock or in the event of a change in control, as defined in the warrant agreement, and expire on April 15, 2008. Such warrants contain customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreement. As of September 30, 1998, all of these warrants remain outstanding.

     In connection with the April 13, 1998 private placement of Series B common stock, the Company issued warrants for the purchase of 6,666,666 shares of Series B common stock to the investors therein. Such warrants were issued with an exercise price of $3.00 per share, contain customary adjustments to protect against dilution, and may be exercised at any time prior to the first to occur of (i) April 13, 2005; (ii) the merger of the Company with or into another entity in which the shareholders of the Company immediately prior to the merger own less than 50% of the voting securities of the surviving entity immediately following the merger; and (iii) the sale by the Company of all or substantially all of its assets. As of September 30, 1998, all of these warrants remain outstanding.

     In connection with the December 30, 1997 private placement of Series A common stock, the Company issued warrants for the purchase of 10,135,164 shares of Series B common stock to the investors therein. Such warrants were issued with an exercise price of $3.00 per share, contain customary adjustments to protect against dilution, and may be exercised at any time prior to the first to occur of (i) December 30, 2004; (ii) the merger of the Company with or into another entity in which the shareholders of the Company immediately prior to the merger own less than 50% of the voting securities of the surviving entity immediately following the merger; and (iii) the sale by the Company of all or substantially all of its assets. As of September 30, 1998, all of these warrants remain outstanding.

     In connection with the private placement of Series A common stock referred to above, the Company also issued to certain financial advisors warrants to purchase 17,500 and 30,000 shares of Series B common stock at exercise prices of $6.00 and $5.00, respectively, all of which have terms of five years and contain customary adjustments to protect against dilution. As of September 30, 1998, all of these warrants remain outstanding.

     During fiscal 1997, in connection with the attainment of a revolving credit facility, the Company issued to the lender warrants to purchase 800,000 shares of common stock. Such warrants were issued with an exercise price of $6.00 per share, a term of five years, and contain customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreement. As a result of the capital transaction and the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into 800,000 shares of Series B common stock at an exercise price of $3.00 per share. As of September 30, 1998, all of these warrants remain outstanding.

     In connection with the consummation of the credit facility described above, the Company also issued to certain financial advisors warrants to purchase 83,400 shares of common stock, which warrants have an exercise price of $6.00 and a term of five years. As a result of the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into shares of Series B common stock. As of September 30, 1998, all of these warrants remain outstanding.

     During fiscal 1997, in connection with the attainment of short-term bridge financing, the Company issued to the lender warrants to purchase 300,000 shares of common stock. Such warrants were issued with an exercise price of $6.00 per share, a term of seven years, and contain customary adjustments to protect against

                        FIRSTWORLD COMMUNICATIONS, INC.

dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreements. As a result of the capital transaction and the equity recapitalization which occurred on December 30, 1997 and the capital transaction occurring on April 13, 1998, such warrants are currently exercisable into 470,092 shares of Series B common stock at an exercise price of $3.83 per share. As of September 30, 1998, all of these warrants remain outstanding.

     During fiscal 1997, in connection with the issuance of convertible bridge notes, warrants for the purchase of 33,789 shares of common stock were issued to the note holders. Such warrants, which expire in July 2002, have an exercise price of $6.00 per share and contain customary adjustments to protect against dilution. As a result of the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into shares of Series B common stock. As of September 30, 1998, all of these warrants remain outstanding.

     During fiscal 1997, the Company issued to certain legal service providers warrants to purchase 19,000 and 5,000 shares of common stock at exercise prices of $.50 and $5.00, respectively. Such warrants have terms of five years and contain customary adjustments to protect against dilution. As a result of the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into shares of Series B common stock. As of September 30, 1998, all of these warrants remain outstanding.

     During fiscal 1997, the Company issued a warrant for the purchase of 800,000 shares of common stock to a single investor for cash proceeds totaling $200,000, which warrant has a term of five years. As issued, the original warrant agreement contained a complex anti-dilution provision pursuant to which the number of underlying common shares and exercise price per common share would have been adjusted based upon the occurrence of certain future events, as defined in the warrant agreement. On December 30, 1997, the warrant agreement was amended whereby the number of shares purchasable under the warrant was set at 2,110,140 shares of Series B common stock with an exercise price of $1.80 per share. This warrant, as amended, remains subject to certain customary adjustments to protect against dilution. As of September 30, 1998, no shares have been issued pursuant to this warrant.

     In connection with a fiscal 1997 private placement of Series C preferred stock, the Company issued warrants for the purchase of 520,000 shares of common stock to the investors. Such warrants were issued with an exercise price of $5.00 per share, a term of five years, and contain customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreements. As a result of the capital transactions which occurred on December 30, 1997 and April 13, 1998, such warrants are currently exercisable into 736,564 shares of Series B common stock at an exercise price of $3.53 per share. As of September 30, 1998, all of these warrants remain outstanding.

     In connection with the private placement of Series C preferred stock referred to above, the Company also issued to certain financial advisors warrants to purchase 218,118 and 15,000 shares of common stock at exercise prices of $5.00 and $.50, respectively, all of which have terms of five years and contain customary adjustments to protect against dilution. During fiscal 1997, 5,000 of the $.50 warrants were exercised for proceeds totaling $2,500. As a result of the equity recapitalization which occurred on December 30, 1997, the remaining outstanding warrants are currently exercisable into shares of Series B common stock. As of September 30, 1998, all of the remaining warrants remain outstanding.

     As a result of the equity recapitalization which occurred on December 30, 1997, outstanding warrants to purchase 139,494 shares of Series B preferred stock, as previously issued in fiscal 1994, are currently exercisable into shares of Series B common stock. Such warrants expire in April 1999 and contain customary adjustments to protect against dilution. As of September 30, 1998, all of these warrants remain outstanding.

                        FIRSTWORLD COMMUNICATIONS, INC.

     The fair value of the above-referenced warrants was determined at their time of grant via application of the Black-Scholes option pricing model or, with respect to those warrants issued in connection with the High Yield Debt Offering, based on an independent valuation.

     The following table summarizes information about warrants outstanding at September 30, 1998:

                           Outstanding                    Exercisable
               ------------------------------------ -----------------------
                  Number      Weighted-                Number
                Outstanding    Average    Weighted-  Exercisable  Weighted-
    Range of       as of      Remaining    Average      as of      Average
    Exercise   September 30, Contractual  Exercise  September 30, Exercise
     Prices        1998      Life (years)   Price       1998        Price
   ----------  ------------- ------------ --------- ------------- ---------
   $      .01    3,713,094       9.6        $ .01           --        --
   $      .50       29,000       3.3        $ .50        29,000     $ .50
   $1.50-1.80    2,249,634       3.1        $1.78     2,249,634     $1.78
   $3.00-3.83   18,808,486       6.1        $3.04    18,808,486     $3.04
   $5.00-6.00      387,807       3.6        $5.35       387,807     $5.35
                ----------                           ----------
                25,188,021                           21,474,927
                ==========                           ==========

NOTE 11--STOCK OPTIONS AND PURCHASE RIGHTS

     The Company has a 1995 Incentive Stock Option Plan (the 1995 Plan) and a 1997 Stock Plan (the 1997 Plan) (collectively, the Plans) under which stock options or stock purchase rights to acquire an aggregate of 1,500,000 shares and 1,500,000 shares, respectively, of Series B common stock may be granted to employees and directors of the Company, as well as to non-employee consultants of the Company under the 1997 Plan. Both plans provide for the granting of incentive stock options (within the meaning of Section 422A of the Internal Revenue Code) while the 1997 Plan also provides for the granting of non-statutory stock options. Additionally, stock purchase rights may also be granted under the 1997 Plan.

     The terms of stock options granted under the Plans are determined by the Board of Directors. Stock options may be granted for periods of up to ten years at a price per share not less than the fair market value of the Company's Series B common stock at the date of grant for incentive stock options and not less than 85% of the fair market value of the Company's Series B common stock at the date of grant for non-statutory stock options. In the case of incentive and non-statutory stock options granted under Plans to employees, directors or consultants who, at the time of grant of such options, own stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the fair market value of the Company's Series B common stock at the date of grant. Additionally, the term of incentive stock option grants under the Plans is limited to five years if the grantee owns in excess of 10% of the voting power of all classes of stock of the Company at the time of grant. Options granted under the Plans generally vest to the option holder ratably over a period of four to five years beginning on the grant date. The terms of stock purchase rights granted under the 1997 Plan are determined by the Board of Directors. Such purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the 1997 Plan and/or cash awards made outside of the 1997 Plan.

     The Company has a 1998 Stock Purchase Plan (the 1998 Plan) pursuant to which it may grant to key employees and directors stock purchase rights to acquire an aggregate of 500,000 shares of Series B common stock. The terms of stock purchase rights granted under the 1998 Plan are determined by the Board of Directors. Under the 1998 Plan, up to 50% of the aggregate purchase price for shares subject to stock purchase rights may be paid by the offeree in the form of a promissory note to the Company.

     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss as if the minimum value method had

                        FIRSTWORLD COMMUNICATIONS, INC.

been applied in measuring compensation expense. Had compensation cost for the Company's stock-based compensation plans been determined based on the minimum value method at the grant dates for awards under this plan consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                            Year Ended September 30,
                                     -----------------------------------------
                                         1996          1997          1998
                                     ------------  ------------  -------------
                                      (In thousands, except per share data)
   Net loss:
     As reported...................  $      3,856  $      9,553  $      33,356
     Pro forma.....................  $      3,860  $      9,564  $      33,434
   Earnings per Share:
     As reported, basic and
      diluted......................  $      (1.38) $      (2.98) $       (1.81)
     Pro forma, basic and diluted..  $      (1.38) $      (2.98) $       (1.82)

     The minimum value of each option and stock purchase right grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during fiscal 1996, 1997 and 1998: dividend yield of 0.0% for all periods; volatility of 0.0% for all periods; risk-free interest rates of 5.79%, 6.07% and 5.88%; and an expected life of 5.0 years for all periods, except with respect to stock purchase rights granted during fiscal 1998, which rights have a term of 17 years. The weighted average fair value of options and stock purchase rights granted during fiscal 1996, 1997 and 1998 was approximately $.06, $.09 and $.57, respectively.

     Stock option and stock purchase right transactions during the three fiscal years ended September 30, 1998, all of which relate to employee transactions, are summarized as follows:

                                                    Weighted          Weighted
                                                    Average   Stock   Average
                                                    Exercise Purchase Exercise
                                          Options    Price    Rights   Price
                                         ---------  -------- -------- --------
   Outstanding at September 30, 1995....   763,333   $ .15       --      --
     Granted............................   788,667   $ .25       --      --
     Exercised..........................  (330,000)  $ .22       --      --
     Canceled...........................  (432,000)  $ .21       --      --
                                         ---------           -------
   Outstanding at September 30, 1996....   790,000   $ .18       --      --
     Granted............................   489,400   $ .82       --      --
     Exercised..........................  (101,900)  $ .22       --      --
     Canceled...........................  (138,700)  $ .48       --      --
                                         ---------           -------
   Outstanding at September 30, 1997.... 1,038,800   $ .44       --      --
     Granted............................ 1,420,766   $3.71   300,000   $4.50
     Exercised..........................  (350,517)  $ .35       --      --
     Canceled...........................   (75,854)  $2.44       --      --
                                         ---------           -------
   Outstanding at September 30, 1998.... 2,033,195   $2.66   300,000   $4.50
                                         =========           =======

                        FIRSTWORLD COMMUNICATIONS, INC.

     The following table summarizes information about stock options and stock purchase rights outstanding at September 30, 1998:

                               Outstanding                    Exercisable
                   ------------------------------------ -----------------------
                      Number      Weighted-                Number
                    Outstanding    Average    Weighted-  Exercisable  Weighted-
      Range of         as of      Remaining    Average      as of      Average
      Exercise     September 30, Contractual  Exercise  September 30, Exercise
       Prices          1998      Life (years)   Price       1998        Price
      --------     ------------- ------------ --------- ------------- ---------
   Stock Options
   $.15 -.25           301,000       7.2        $ .22       253,600     $ .22
   $.50                341,400       8.2        $ .50       153,840     $ .50
   $3.00               721,960       9.2        $3.00       453,753     $3.00
   $4.50               668,835       9.8        $4.50       181,196     $4.50
                     ---------                            ---------
                     2,033,195                            1,042,389
                     =========                            =========
   Stock Purchase
    Rights
   $4.50               300,000       .13        $4.50       300,000     $4.50
                     =========                            =========

     The Company's Board of Directors approved a repricing of stock options in December 1997, pursuant to which the exercise price of certain stock options designated at $3.20 per share was reduced to $3.00 per share.


NOTE 12--INCOME TAXES

     Deferred tax assets (liabilities) are comprised of the following:

                                                               September 30,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
                                                               (in thousands)
   Net operating loss carryforwards.......................... $ 4,734  $ 11,523
   High yield debt interest deductible when paid.............     --      4,946
   Accrued employee costs....................................      40        70
   Depreciation and amortization.............................     (79)   (1,538)
                                                              -------  --------
                                                                4,695    15,001
   Valuation allowance.......................................  (4,695)  (15,001)
                                                              -------  --------
   Deferred tax assets (liabilities), net.................... $   --   $    --
                                                              =======  ========

     As of September 30, 1998, the Company has federal and state net operating loss carryforwards of approximately $37.4 million and $24.0 million, respectively, which amounts expire beginning in fiscal 2009 and fiscal 2000, respectively. As a result of the private equity placement which occurred on December 30, 1997 (Note 9), which resulted in a change of ownership as defined by Section 382 of the Internal Revenue Code, the Company's utilization of net operating loss carryforwards generated through December 30, 1997 will be subject to an annual limitation of approximately $878,000 for both federal and state tax purposes, the effect of which has been reflected in the summary of deferred tax assets above. Additionally, if the Company is able to recognize certain built-in gains in the future, the annual utilization rate of the net operating losses would be increased. If the Company were to recognize certain built-in losses, they will be subject to the annual utilization limitation when recognized.

                        FIRSTWORLD COMMUNICATIONS, INC.

     Based upon the Company's lack of prior earnings history and other available evidence, management has recorded a full valuation allowance for the benefit of deferred tax assets. A reconciliation of the income tax benefit computed using the U.S. federal statutory rate (34%) and the Company's effective tax rate follows:

                                                    Year Ended September 30,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
                                                         (in thousands)
Computed expected federal tax benefit.............. $(1,311) $(3,248) $(11,341)
Non-deductible high yield debt interest............     --       --        684
State income taxes, net of federal benefit.........    (356)     161    (1,069)
Change in valuation allowance......................   1,690    2,427    10,306
Section 382 net operating loss limitations.........     --       557     1,458
Other..............................................     (23)     103       (38)
                                                    -------  -------  --------
                                                    $   --   $   --   $    --
                                                    =======  =======  ========

NOTE 13--LEGAL PROCEEDINGS

     On October 16, 1998, the Company filed a declaratory relief action in San Diego Superior Court, asking the Court to find that the Company is not obligated to offer stock to Dina Partners L.P. (Dina) with respect to the December 30, 1997 equity investment by Spectra 3 and Enron (Note 9). Dina had previously indicated in conversations with FirstWorld officers and counsel and in writing that it believed the Company had breached a certain Amended and Restated Investor Rights Agreement to which the Company and Dina were parties by refusing to allow Dina to purchase additional stock in the Company. On December 3, 1998, in answer to the Company's complaint, Dina filed a general denial with the court. Although the ultimate resolution of this dispute is subject to the uncertainties inherent in litigation, the Company does not believe that the resolution of the declaratory relief action will have a material adverse effect on the Company's results of operations, liquidity or financial position.

NOTE 14--SUBSEQUENT EVENTS

     On October 8, 1998, the Company commenced an offer to exchange (the Exchange Offer) its outstanding 13% Senior Discount Notes due 2008 (the Original Notes) for a new issue of 13% Senior Discount Notes due 2008, which were registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-4 (the Exchange Notes). The Exchange Offer expired on November 9, 1998. Under the terms of the Exchange Offer, the Company accepted for exchange all $470.0 million in aggregate principal amount at maturity of Original Notes and caused the cancellation of the Original Notes and the issuance of the Exchange Notes.

     On October 16, 1998, the Board of Directors of the Company elected to change the Company's fiscal year end from September 30 to December 31, commencing with the short fiscal year ending on December 31, 1998. The Company intends to file a transition report on Form 10-Q with the Securities and Exchange Commission for the period from October 1, 1998 through December 31, 1998.

     On November 1, 1998, the Company adopted a 401(k) retirement plan (the
Plan) pursuant to which eligible employees may elect to defer up to 20% of their compensation into the Plan up to a maximum of $10,000 per annum. The Plan also stipulates that the Company may provide discretionary matching contributions to the participants of the Plan, which matching contributions would be allocated to the participants on December 31 of each Plan year and would vest to the participants at the rate of 25% per annum. All administrative expenses of the Plan will be borne by the Company.

     On November 24, 1998, pursuant to a Stock Purchase Agreement between the Company and Enron Communications, Inc. (ECI), the Company purchased for cash all of the outstanding capital stock of Optec, Inc. (Optec) from ECI. ECI is the parent company of Enron Capital & Trade Resources Corp., a principal stockholder of the Company. Optec is a telecommunications systems integrator with operations in Oregon and Washington. Simultaneous to such transaction, the Company also purchased from ECI an indefeasible right of use to fiber optic cable in a metropolitan area network serving Portland with routes connecting Beaverton and Hillsboro, Oregon. In addition, the Company obtained rights to OC-3 level capacity on a wide area network being developed by ECI that will connect up to 15 cities nationwide. The Company paid an aggregate of $18.3 million for the Optec capital stock, the indefeasible rights of use and the wide area network rights. The Company also repaid at closing approximately $4.0 million of Optec's indebtedness to ECI. The Company has deposited
$1.0 million of the total purchase price into an escrow account to be held for a three year period for the purpose of satisfying any claim made by the Company for breach of any representations, warranties or covenants made by ECI in the agreement relating to the Company's purchase of the Optec capital stock.

     During the period October 1998 to December 1998, the Company entered into certain employment agreements with key executive officials. Future minimum salaries prescribed by such agreements, inclusive of equalization payments (as defined in such agreements), total $688,000, $805,000, $421,000 and $31,000 during each of fiscal 1999, 2000, 2001 and 2002, respectively. Pursuant to such agreements, the Company has also granted or committed to grant to the executives a total of 950,000 options to purchase Series B common stock at exercise prices that range from $4.50 to $7.50 per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FirstWorld Communications, Inc.

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of FirstWorld Communications, Inc. and its subsidiaries at December 31, 1998 and September 30, 1999, and the results of their operations and their cash flows for the three months ended December 31, 1998 and the nine months ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Denver, Colorado
December 14, 1999, except as to Note 14, which is as of December 22, 1999

                        FIRSTWORLD COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                       Assets
Current assets:
 Cash and cash equivalents..........................   $ 29,659     $ 58,162
 Marketable securities..............................    170,030       30,523
 Accounts receivable, net of allowance for doubtful
  accounts of $120 and $1,100, respectively               4,663        8,154
 Revenues in excess of billings.....................      1,539        2,068
 Prepaid expenses and other.........................      2,627        3,538
                                                       --------     --------
  Total current assets..............................    208,518      102,445
                                                       --------     --------
Property and equipment, net.........................     61,247      100,825
Deferred financing costs, net.......................      8,259        7,563
Goodwill and intangibles, net of accumulated
 amortization of $97 and $8,200, respectively            16,410       64,727
Other assets........................................        382        2,139
                                                       --------     --------
  Total assets......................................   $294,816     $277,699
                                                       ========     ========
   Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable...................................   $ 13,573     $ 21,515
 Accrued payroll related liabilities................      1,156        2,962
 Other accrued liabilities..........................      2,866        7,833
 Long-term debt, current portion....................         75          115
 Capital lease obligations, current portion.........        259          751
                                                       --------     --------
  Total current liabilities.........................     17,929       33,176
                                                       --------     --------
Long-term debt, net of current portion and discount
 ...................................................    258,135      284,587
Capital lease obligations, net of current portion...      6,958        7,587
                                                       --------     --------
  Total liabilities.................................    283,022      325,350
                                                       --------     --------
Commitments and contingent liabilities (Notes 6, 8
 and 12)............................................        --           --
Stockholders' equity (deficit):
 Preferred stock, $.0001 par value per share,
  10,000,000 shares authorized; no shares
  outstanding.......................................        --           --
 Common stock, voting, $.0001 par value, 100,000,000
  shares authorized;
  Series A, 10,135,164 shares designated; 10,135,164
   shares issued and outstanding at December 31,
   1998 and September 30, 1999 .....................          1            1
  Series B, 89,864,836 shares designated; 16,137,958
   and 18,564,926 shares issued and outstanding at
   December 31, 1998 and September 30, 1999,
   respectively                                               2            2
Additional paid-in capital..........................     45,830       58,661
Warrants............................................     31,963       31,963
Stockholder receivables.............................       (158)         (45)
Accumulated deficit.................................    (65,844)    (138,233)
                                                       --------     --------
  Total stockholders' equity (deficit)..............     11,794      (47,651)
                                                       --------     --------
  Total liabilities and stockholders' equity
   (deficit)........................................   $294,816     $277,699
                                                       ========     ========

                See notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                                                                      Nine Months  Three Months
                                                                                                         Ended         Ended
                                                                                                     September 30, December 31,
                                                                                                         1999          1998
                                                                                                     ------------- ------------
Revenue:
  Internet services.................................................................................  $   13,203    $      123
  Web integration and consulting services...........................................................      20,013         2,285
  Telephony services................................................................................       3,246           565
                                                                                                      ----------    ----------
    Total revenue...................................................................................      36,462         2,973
                                                                                                      ----------    ----------
Operating expenses:
  Network and service costs.........................................................................      25,776         2,707
  Selling, general and administrative (Note 12).....................................................      45,955        10,812
  Depreciation and amortization.....................................................................      14,924         1,812
                                                                                                      ----------    ----------
    Total operating expenses........................................................................      86,655        15,331
                                                                                                      ----------    ----------
Loss from operations................................................................................     (50,193)      (12,358)
Other income (expense):
  Interest income...................................................................................       5,929         3,227
  Interest expense..................................................................................     (28,125)       (8,600)
                                                                                                      ----------    ----------
    Total other expense.............................................................................     (22,196)       (5,373)
                                                                                                      ----------    ----------
Net loss............................................................................................  $  (72,389)   $  (17,731)
                                                                                                      ==========    ==========
Net loss per common share--basic and diluted........................................................       (0.68)        (2.64)
                                                                                                      ==========    ==========
Weighted average shares outstanding--basic and diluted..............................................  26,196,664    27,471,288
                                                                                                      ==========    ==========



                See notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (in thousands, except share data)

                              Series A          Series B                                                      Total
                            Common Stock      Common Stock    Additional                                  Stockholders'
                          ----------------- -----------------  Paid-in            Stockholder Accumulated    Equity
                            Shares   Amount   Shares   Amount  Capital   Warrants Receivables   Deficit     (Deficit)
                          ---------- ------ ---------- ------ ---------- -------- ----------- ----------- -------------
                              (Note 1)           (Note 1)
Balance at October 1,
 1998...................  10,135,164  $ 1   15,929,708  $ 2    $45,617   $31,963     $ (97)    $ (48,113)   $ 29,373
Proceeds from issuance
 of stock and related
 warrants...............         --    --       42,250   --        190       --        (61)          --          129
Shares issued in
 connection with the
 exercise of options....         --    --      166,000   --         23       --         --           --           23
Net loss for the three
 months ended December
 31, 1998...............         --    --          --    --        --        --         --       (17,731)    (17,731)
                          ----------  ---   ----------  ---    -------   -------     -----     ---------    --------
Balance at December 31,
 1998...................  10,135,164    1   16,137,958    2     45,830    31,963      (158)      (65,844)     11,794
Shares issued in
 connection with
 acquisitions...........         --    --    1,820,428   --      9,924       --         --           --        9,924
Shares issued in
 connection with the
 exercise of options and
 warrants...............         --    --      606,540   --      1,015       --         --           --        1,015
Charge associated with
 stock sold by
 shareholders (Note
 12)....................         --    --          --    --      1,892       --         --           --        1,892
Write-off of stockholder
 receivables............         --    --          --    --        --        --        113           --          113
Net loss for the nine
 months ended September
 30, 1999...............         --    --          --    --        --        --         --       (72,389)    (72,389)
                          ----------  ---   ----------  ---    -------   -------     -----     ---------    --------
Balance at September 30,
 1999...................  10,135,164  $ 1   18,564,926  $ 2    $58,661   $31,963     $ (45)    $(138,233)   $(47,651)
                          ==========  ===   ==========  ===    =======   =======     =====     =========    ========


                See notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                                              Nine Months Ended
                                                                                           Three Months Ended   September 30,
                                                                                           December 31, 1998        1999
                                                                                           ------------------ -----------------
Cash flows from operating activities:
 Net loss.................................................................................     $ (17,731)         $ (72,389)
  Adjustments to reconcile net loss to net cash provided (used) by operating activities:
   Depreciation and amortization expense..................................................         1,812             14,924
   Amortization of deferred financing costs...............................................           243                696
   Accretion of senior notes..............................................................         8,323             26,041
   Charge associated with stock sold by shareholders......................................           --               1,892
   Changes in assets and liabilities, net of effects of acquisitions:
    Accounts receivable...................................................................        (1,449)            (1,387)
    Other assets..........................................................................           962                120
    Accounts payable......................................................................         6,119              5,510
    Accrued payroll related liabilities...................................................           555              1,389
    Revenue in excess of billings.........................................................           --                (746)
    Other liabilities.....................................................................         1,300              1,473
                                                                                               ---------          ---------
     Net cash provided (used) by operating activities.....................................           134            (22,477)
                                                                                               ---------          ---------
Cash flows from investing activities:
 Purchases of held-to-maturity marketable securities......................................      (127,212)          (168,991)
 Maturities of held-to-maturity marketable securities.....................................       122,773            308,498
 Acquisitions, net of cash acquired.......................................................       (22,307)           (44,761)
 Purchase of property and equipment.......................................................       (15,518)           (42,798)
                                                                                               ---------          ---------
     Net cash provided (used) by investing activities.....................................       (42,264)            51,948
                                                                                               ---------          ---------
Cash flows from financing activities:
 Principal payments on debt and capital leases............................................          (117)            (1,983)
 Proceeds from exercise of stock options and warrants.....................................            23              1,015
 Proceeds from issuance of Series B Common Stock and related warrants.....................           129                --
 Payment of deferred financing costs......................................................          (285)               --
                                                                                               ---------          ---------
     Net cash used by financing activities................................................          (250)              (968)
                                                                                               ---------          ---------
Net increase (decrease) in cash and cash equivalents......................................       (42,380)            28,503
Cash and cash equivalents, beginning of period............................................        72,039             29,659
                                                                                               ---------          ---------
Cash and cash equivalents, end of period..................................................     $  29,659          $  58,162
                                                                                               =========          =========
Supplemental cash flow information:
 Effects of acquisitions:
  Assets acquired.........................................................................     $  24,617          $  63,341
  Liabilities assumed.....................................................................        (2,310)            (8,656)
  Common stock issued.....................................................................           --              (9,924)
  Less cash paid..........................................................................       (22,307)           (45,431)
                                                                                               ---------          ---------
     Net cash acquired from acquisitions..................................................     $     --           $    (670)
                                                                                               =========          =========
     Cash paid for interest...............................................................     $     110          $     685
                                                                                               =========          =========

                See notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

   FirstWorld Communications, Inc. (the "Company") commenced operations in July 1992. On January 29, 1998, the Company changed its name to FirstWorld Communications, Inc. from SpectraNet International. Effective June 26, 1998, the Company changed its state of incorporation from California to Delaware. On October 16, 1998, the Board of Directors of the Company (the "Board") voted to change the Company's fiscal year end from September 30 to December 31, beginning with a short period ending on December 31, 1998. Accordingly, the Company filed a transition report on Form 10-Q with the Securities and Exchange Commission for such period.

   The Company is a network-based provider of Internet, data and communications services. The Company's service offerings include high-speed Internet access, such as dedicated access and digital subscriber line ("DSL"); web hosting and design; data center co-location; e-commerce solutions; dial-up Internet access; and web integration and consulting services. To complement its data services offerings, the Company also provides local, long distance and other telephony services in selected markets. The Company's strategy is to offer its customers a single source solution to meet the full range of the increasingly complex Internet, data and communications needs. The Company markets its services, using a consultative sales approach, to small- and medium-sized businesses, and also selectively to larger businesses, consumers and wholesale customers.

Equity Recapitalization

   On December 30, 1997, the Company (i) converted its three existing classes of preferred stock into common stock in accordance with the automatic conversion provision of its then existing charter in order to simplify the Company's capital structure and to eliminate the rights, preferences and privileges of the preferred stock; (ii) amended its Articles of Incorporation to substantially increase the Company's authorized capital; and (iii) amended its Articles of Incorporation to designate two series of common stock (See December 30, 1997 Private Placement below). The Series A common stock and Series B common stock are identical in all material respects, except that the holders of Series A common stock possess ten votes per share on all matters subject to a vote of shareholders while the holders of Series B common stock possess one vote per share. Pursuant to the amended Articles of Incorporation, the Company may also issue Preferred stock from time to time in one or more series. As of September 30, 1999, no such preferred stock has been issued.

Private Placements

   On April 13, 1998, the Company consummated a private placement of equity securities with entities controlled by the majority shareholder (the "Sturm Entities") and Enron Communications, Inc. ("Enron Communications") pursuant to the exercise of an existing option held by the Sturm Entities and Enron Communications (the "Additional Equity Investment"). Pursuant to the Additional Equity Investment, the Company sold to each of the Sturm Entities and Enron Communications 3,333,333 shares of Series B common stock, resulting in aggregate offering proceeds totaling $18.8 million, net of offering commissions. In connection with this private placement, the Company also issued to each of the Sturm Entities and Enron Communications warrants to purchase an additional 3,333,333 shares of Series B common stock (Note 9). Enron Communications subsequently transferred its shares and warrants to an affiliate.

   On December 30, 1997, the Company consummated a private placement of equity securities with the Sturm Entities and Enron North America Corp. ("ENA"). In connection with this placement, the Company issued 5,000,000 shares of newly created Series A common stock to each of the Sturm Entities and ENA at an issue price of $3.00 per share pursuant to a common stock purchase agreement by and among the Company, the Sturm Entities, ENA and certain noteholders. The Company also issued an aggregate of 135,164 shares of Series A common stock to noteholders upon the automatic conversion of certain notes pursuant to the terms thereof at a

                        FIRSTWORLD COMMUNICATIONS, INC.

conversion price of $3.00 per share. Aggregate proceeds from this offering, exclusive of the conversion of the notes, totaled $26.1 million, net of offering commission fees paid in connection with the consummation of this equity placement. In connection with this private placement, the Company also issued to each of the Sturm Entities and ENA warrants to purchase 5,000,000 shares of newly created Series B common stock; and to noteholders, warrants to purchase an aggregate of 135,164 shares of such Series B common stock (Note
9). ENA subsequently transferred its shares and warrants to an affiliate.

   On January 31, 1997, in connection with a private placement offering, the Company issued 2,600,000 shares of Series C preferred stock, consisting of 1,044,700 shares issued for cash proceeds totaling $4.5 million, net of placement agent commissions and related fees, and 1,555,300 shares issued through the retirement of certain convertible notes at $5.00 per share. In connection with this offering, the holders of Series C shares also received warrants for the purchase of 520,000 shares of Series B common stock (Note 9).

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

   The consolidated financial statements include the accounts of FirstWorld Communications, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests primarily in high-grade, short-term investments that consist of money market instruments, commercial paper and government agency issues.

Marketable Securities

   Marketable securities consist principally of commercial paper with original maturities greater than three months but less than six months. The Company has classified its marketable securities as held-to-maturity as management has the intent and ability to hold those securities to maturity. Such securities are recorded at cost, which approximates fair value.

Concentration of Credit Risk

   The Company's financial instruments that are exposed to concentrations of credit risk consist principally of cash equivalents, marketable securities and accounts receivable. The Company places its short-term cash investments with government agencies and high credit-quality financial institutions while commercial paper investments are placed with high credit-caliber corporate issuers. The Company limits the amount of credit exposure in any one institution or type of investment instrument. Credit risk with respect to accounts receivable is minimized due to the diversification of the Company's customer base. For all customers with monthly recurring or non-recurring monthly revenue in excess of $250, and for all DSL customers, credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company maintains allowances for potential credit losses from such customers.

                        FIRSTWORLD COMMUNICATIONS, INC.

Property and Equipment

   Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Costs capitalized in connection with the development of communication networks include expenses associated with network infrastructure, communications equipment, construction, capitalized interest and capitalized labor. Labor costs incurred to construct or make assets ready for their intended use are capitalized. Interest costs incurred during the period of time that internally constructed assets are being made ready for their intended use are capitalized as part of acquiring such assets to the extent that these interest costs relate to financing obtained in order to prepare such assets for use. Depreciation of communications networks commences when the applicable network becomes commercially operational. Certain of the Company's assets are held under capital leases. Assets held under capital leases are depreciated over the lesser of the term of the lease or the estimated useful life of the asset.

   The estimated useful lives of the Company's principal classes of assets are as follows:

   Network infrastructure...... 20 years
   Telecommunications
    equipment.................. 5-7 years
   Building and improvements... 30 years
   Furniture, office equipment
    and other.................. 3-7 years
   Leasehold improvements...... Shorter of estimated useful life or lease term

Long-Lived Assets

   The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. Potential impairment associated with network infrastructure costs is measured on the basis of specific network projects. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Debt Discount and Deferred Financing Costs

   Discounts recorded in connection with the issuance of debt financing are deferred and amortized over the term of the related debt using the interest method. Deferred financing costs include commitment fees and other costs related to certain debt financing transactions and are being amortized over the term of the related debt using the interest method.

Revenue Recognition

   The Company derives revenue from three primary sources: Internet services, web integration and consulting services and telephony services.

   Internet services revenue is derived from providing DSL services, web hosting and design, e-commerce solutions, dial-up and dedicated high-speed Internet access and data center services. Revenue for all Internet services, other than e-commerce, is recognized as the service is provided. Revenue for development of e-commerce applications is recognized under the percentage-of-completion method of accounting based upon the ratio that costs incurred bear to the total estimated costs for each e-commerce application being developed. Amounts billed relating to future periods are recorded as deferred revenue and are recognized in revenue as services are rendered.

                        FIRSTWORLD COMMUNICATIONS, INC.

   Web integration and consulting services revenue is derived from network consulting, design, integration, equipment sales and management services. Revenue is recognized under the percentage-of-completion method of accounting based upon the ratio that costs incurred bear to the total estimated cost for each contract.

   Telephony services revenue is generated from local and long distance telephone services. The Company generates telephony services revenue by replacing the basic telephony services currently provided by incumbent local exchange carriers, interexchange carriers and competitive local exchange carriers, including local, long distance and other telephony services. Revenue is recognized in the month telephony services are provided. Amounts billed relating to future periods are recorded as deferred revenue and are recognized in revenue as services are rendered.

Stock-Based Compensation Accounting

   The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss as if the minimum value method had been applied in measuring compensation expense. Compensation charges for non-employee, stock-based compensation is measured using fair value-based methods.

Income Taxes

   Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in the statement of operations in the period such changes are enacted.

Earnings Per Share

   The Company calculates net loss per share in accordance with SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options, purchase rights and warrants using the treasury stock method and conversion of the Company's convertible preferred stock using the if-converted method.


                                       Three Months
                                           Ended       Nine Months Ended
                                     December 31, 1998 September 30, 1999
                                     ----------------- ------------------
Potential Common Shares Underlying:
Options                                    151,245          1,423,839
Warrants                                25,188,021         25,048,527
                                        ----------         ----------
                                        25,339,266         26,472,366
                                        ==========         ==========

Segment Reporting

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS No. 131"), effective for fiscal years beginning after December 15, 1997. Under SFAS No. 131, the Company will be required to present certain information about operating segments, including profit or loss and segment assets. The Company has not yet determined the impact of the adoption of this statement.

                        FIRSTWORLD COMMUNICATIONS, INC.

NOTE 3--BUSINESS ACQUISITIONS

Optec

   On November 24, 1998, the Company acquired Optec, Inc., doing business as FirstWorld Northwest, Inc. ("Optec"), a company providing web integration services to businesses with operations in Oregon and Washington, from Enron Communications. As part of this acquisition, the Company also acquired rights to use fiber optic cable in parts of Oregon and rights to OC-3 level capacity to connect up to 15 cities on a long-haul, nationwide network being developed by Enron Communications. As consideration for the acquisition, the Company paid $18.3 million in cash and repaid $4.0 million of Optec's outstanding debt. The Company assigned values of $11.1 million, $9.2 million and $2.0 million to the long-haul network rights, acquired net assets of Optec and the fiber optic rights, respectively. The long-haul network rights, included in goodwill and intangibles in the accompanying consolidated balance sheet, have not yet been placed into service and therefore the Company is not amortizing this asset. The Company is amortizing the fiber optic rights on a straight-line basis over 20 years.

   The acquisition of Optec was accounted for under the purchase method of accounting. The excess of the purchase price over the estimated fair value of the acquired net assets, which is approximately $5.6 million, was recorded as goodwill and is being amortized on a straight-line basis over 10 years.

Slip.Net

   On January 7, 1999, the Company purchased all of the outstanding capital stock of Accelerated Information, Inc., the parent company of Slip.Net, Inc. ("Slip.Net"), an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services, primarily in the San Francisco Bay Area. The purchase price consisted of approximately $10.5 million in cash and 187,500 shares of the Company's Series B common stock.

   The acquisition was accounted for under the purchase method of accounting. In order to determine the total consideration paid, the Company assigned a value, based on a valuation performed by an independent third party, of $3.68 per share to the Series B common stock. This resulted in total consideration of $11.1 million. The excess of the consideration over the estimated fair value of the acquired net assets, which is approximately $10.9 million, was recorded as goodwill and is being amortized on a straight-line basis over three years.

Sirius

   On March 2, 1999, the Company purchased all of the outstanding capital stock of Sirius Solutions, Inc., d/b/a Sirius Connections ("Sirius"), an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services, primarily in the San Francisco Bay Area. The purchase price consisted of approximately $7.5 million in cash and 285,000 shares of the Company's Series B common stock.

   The acquisition was accounted for under the purchase method of accounting. In order to determine the total consideration paid, the Company assigned a value, based on a valuation performed by an independent third party, of $4.02 per share to the Series B common stock. This resulted in total consideration of $8.6 million. The excess of the consideration over the estimated fair value of the acquired net liabilities, which is approximately $8.6 million, was recorded as goodwill and is being amortized on a straight-line basis over three years.

Hypercon

   On June 1, 1999, the Company purchased all of the outstanding capital stock of Hypercon, Inc. ("Hypercon"), an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services, in the Houston metropolitan area. The purchase price consisted of approximately $2.0 million in cash and 49,993 shares of the Company's Series B common stock. Subsequent to the acquisition, the Company repaid approximately $215,000 in debt.

                        FIRSTWORLD COMMUNICATIONS, INC.

   The acquisition was accounted for under the purchase method of accounting. In order to determine the total consideration paid, the Company assigned a value, based on a valuation performed by an independent third party, of $6.00 per share to the Series B common stock. This, combined with the assumption of certain net liabilities of approximately $500,000, resulted in total consideration of $2.8 million. The excess of the consideration over the estimated fair value of the acquired net assets, which is approximately $2.8 million, was recorded as goodwill and is being amortized on a straight-line basis over three years.

Internet Express
   On June 14, 1999, the Company purchased all of the outstanding membership interests of Internet Express, LLC ("Internet Express"), an Internet service company providing Internet access and web hosting services in the Denver/Front Range metropolitan area, including Colorado Springs and Fort Collins. The purchase price consisted of approximately $1.0 million in cash and 30,000 shares of the Company's Series B common stock. Subsequent to the acquisition, the Company repaid approximately $959,000 in various liabilities.

   The acquisition was accounted for under the purchase method of accounting. In order to determine the total consideration paid, the Company assigned a value, based on a valuation performed by an independent third party, of $6.00 per share to the Series B common stock. This, combined with the assumption of certain net liabilities of approximately $1.0 million, resulted in total consideration of $2.2 million, which was recorded as goodwill and is being amortized on a straight-line basis over three years.

inQuo
   On June 22, 1999, the Company purchased all of the outstanding capital stock of inQuo, Inc. ("inQuo"), an Internet service company providing dedicated Internet access in the Salt Lake City metropolitan area. The purchase price was approximately $844,000 in cash.

   The acquisition was accounted for under the purchase method of accounting. The cash payment combined with the assumption of certain net liabilities of approximately $150,000, resulted in total consideration of approximately $1.0 million, which was recorded as goodwill and is being amortized on a straight-line basis over three years.

Transport Logic
   On July 7, 1999, the Company acquired all of the outstanding capital stock of Oregon Professional Services, Inc., d/b/a Transport Logic ("Transport Logic"), an Internet service company providing Internet access, web hosting services, e-commerce solutions and co-location services in the western and northwestern United States. The purchase price consisted of approximately $7.2 million in cash and 392,935 shares of the Company's Series B common stock.

   The acquisition was accounted for under the purchase method of accounting. In order to determine the total consideration paid, the Company assigned a value, based on a valuation performed by an independent third party, of $6.00 per share to the Series B common stock. This, combined with the assumption of certain net liabilities of approximately $1.0 million, resulted in total consideration of $10.5 million, which was recorded as goodwill and is being amortized on a straight-line basis over three years.

Intelenet
   On July 14, 1999, the Company purchased all of the outstanding capital stock of Intelenet Communications, Inc. ("Intelenet"), an Internet service company providing advanced connectivity, data center services and networking consulting in Southern California. The purchase price consisted of approximately $16.0 million in cash and 875,000 shares of the Company's Series B common stock.

   The acquisition was accounted for under the purchase method of accounting. In order to determine the total consideration paid, the Company assigned a value, based on a valuation performed by an independent third party, of $6.00 per share to the Series B common stock. This resulted in total consideration of $21.3 million. The excess of the consideration less the estimated fair value of the acquired net assets, which is approximately $20.2 million, was recorded as goodwill and is being amortized on a straight-line basis over three years.

                        FIRSTWORLD COMMUNICATIONS, INC.

Pro Forma Acquisition Information

   The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if the acquisitions of the above mentioned companies had occurred on October 1, 1998 (in thousands):

                                                      Three months  Nine months
                                                         ended         ended
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
     Revenue.........................................   $ 12,168     $ 46,112
     Net loss........................................   $(24,463)    $(80,233)

   The results of operations of the above mentioned companies have been included in the consolidated financial statements from the date they were acquired. The above mentioned companies may have performed differently if they had actually been combined with the Company's operations during these periods. No reliance should be placed on the unaudited pro forma information as indicative of the historical results that the Company would have had or the future results that it will experience after the acquisitions.

NOTE 4--PROPERTY AND EQUIPMENT

   Property and equipment, including assets under capital lease, consists of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                          (in
                                                       thousands)
   Network infrastructure............................   $28,000      $ 32,547
   Telecommunications equipment......................    18,480        35,064
   Building and improvements.........................     1,092           836
   Furniture, office equipment and other.............     6,129        22,670
   Leasehold improvements............................       726           947
   Construction in process...........................    11,217        18,859
                                                        -------      --------
                                                         65,644       110,923
   Accumulated depreciation..........................    (4,397)      (10,098)
                                                        -------      --------
                                                        $61,247      $100,825
                                                        =======      ========

   The following is a summary of property and equipment acquired under capital leases, included in the above:

                                                     December 31,  September 30,
                                                         1998          1999
                                                    -------------- -------------
                                                    (in thousands)
   Network infrastructure (Note 6)................      $6,000        $ 6,000
   Telecommunications equipment...................         219            843
   Building and improvements......................         321            321
   Furniture, office equipment and other..........         470          1,202
                                                        ------        -------
                                                         7,010          8,366
   Accumulated depreciation.......................        (706)        (1,375)
                                                        ------        -------
                                                        $6,304         $6,991
                                                        ======        =======

   During the three months ended December 31, 1998 and the nine months ended September 30, 1999, the Company capitalized approximately $333,000 and $405,000, respectively, in interest costs associated with the development of the Company's data centers and communications networks. Depreciation expense was $1.4 million and $6.9 million for the three months ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

                        FIRSTWORLD COMMUNICATIONS, INC.

NOTE 5--LONG-TERM DEBT

   Long-term debt consists of the following:

                                                    December 31,  September 30,
                                                        1998          1999
                                                   -------------- -------------
                                                   (in thousands)
   13% Senior Notes, net of unamortized discount
    totaling $185.6 million at September 30, 1999
    and $212.1 million at December 31, 1998......     $257,919      $284,370
   14% unsecured term note with a vendor; monthly
    installments of principal and interest
    payable through December 2000................          150           127
   9.03% term loan secured by certain assets;
    monthly installments of principal and
    interest payable through June 2002...........          129           104
   Other.........................................           12           101
                                                      --------      --------
                                                       258,210       284,702
   Less current portion..........................          (75)         (115)
                                                      --------      --------
                                                      $258,135       284,587
                                                      ========      ========

   Listed below are the aggregate principal maturities of long-term debt for the three months ending December 31, 1999 and each of the years ending December 31,

                                                                  (in thousands)
                                                                  --------------
   Three months ended December 31, 1999..........................   $      37
   2000..........................................................         227
   2001..........................................................          46
   2002..........................................................          22
   2003..........................................................          --
   2004..........................................................          --
   Thereafter....................................................     470,000
                                                                    ---------
                                                                      470,332
   Less unamortized discount on the 13% Senior Notes.............    (185,630)
                                                                    ---------
                                                                    $ 284,702
                                                                    =========

Senior Notes

   On April 13, 1998, the Company completed an offering of debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"), for gross proceeds of $250.2 million (the "Senior Notes Debt Offering"). In the Senior Notes Debt Offering, the Company sold 470,000 units consisting of 13% Senior Discount Notes due 2008 (the "Senior Notes") and warrants to purchase an aggregate of 3,713,094 shares of the Company's Series B common stock (Note 9). The Company allocated $235.2 million of the proceeds to the Senior Notes and $15.0 million to the warrants, representing their estimated fair value at the date of issuance as determined via an independent valuation.

   The Senior Notes will accrete in value through April 15, 2003 at a rate of 13% per annum, compounded semi-annually, at which time $470.0 million in aggregate principal amount at maturity will be outstanding. Cash interest will neither accrue nor be payable prior to April 15, 2003. Thereafter, cash interest on the Senior Notes will accrue and will be payable semi-annually in arrears on each April 15 and October 15, commencing

                        FIRSTWORLD COMMUNICATIONS, INC.

October 15, 2003, at a rate of 13% per annum. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes prior to maturity. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, at a premium declining to par on April 15, 2006, plus accrued and unpaid interest through the date of redemption. In the event of a change in control, as defined in the indenture governing the Senior Notes, the holders of the Senior Notes will have the right to require the Company to purchase their Senior Notes in an amount equal to 101% of the aggregate principal amount at maturity or accreted value thereof, as applicable, plus accrued and unpaid interest to the date of purchase.

   The indenture pursuant to which the Senior Notes are issued contains certain covenants which, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company and its subsidiaries, and enter into certain mergers and consolidations. The Company was in compliance with such covenants at December 31, 1998 and at September 30, 1999.

NOTE 6--COMMITMENTS AND CONTINGENT LIABILITIES

Lease Commitments

   The Company leases its office space, certain network access facilities and fiber transport and automobiles under noncancelable operating lease arrangements which expire on varying dates through March 2014. Rent expense under noncancelable operating leases totaled $393,000 and $2.0 million during the three months ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

   The Company has procured certain of its property and equipment, including its Anaheim network central office switching facility, through capital leases that expire through October 2002. Additionally, the Company has accounted for certain agreements with the City of Anaheim, as more fully described below and which extend through January 2027, as both capital leases and executory contracts in the accompanying financial statements.

   Listed below are the future minimum payments under capital leases (inclusive of the minimum payments allocated from the agreements with the City of Anaheim) and noncancelable operating leases for three months ending December 31, 1999 and each of the years ending December 31,

                                                             Capital   Operating
                                                              Leases    Leases
                                                             --------  ---------
                                                               (in thousands)
   Three months ending December 31, 1999.................... $    596   $ 1,138
   2000.....................................................    2,136     3,930
   2001.....................................................    1,633     3,949
   2002.....................................................    1,356     3,291
   2003.....................................................    1,346     2,163
   2004.....................................................    1,349     1,851
   Thereafter...............................................   28,556     7,850
                                                             --------   -------
   Total minimum lease payments.............................   36,972   $24,172
                                                             --------   =======
   Amount representing interest.............................  (28,634)
                                                             --------
   Present value of minimum lease payments.................. $  8,338
                                                             ========

                        FIRSTWORLD COMMUNICATIONS, INC.

Commitments Relating to Agreements with the City of Anaheim

   During February 1997, the Company and its wholly owned subsidiary FirstWorld Anaheim ("FWA") entered into a 30-year Universal Telecommunications System Participation Agreement (as amended, the "UTS Agreement") with the City of Anaheim, California (the "City"), under which FWA has agreed to design, construct and operate a fiber-optic telecommunications network in cooperation with the City. The UTS Agreement provides for FWA to pay to the City (i) an annual payment in lieu of a franchise fee based on a percentage of FWA's "adjusted gross revenues," as defined, related to the Anaheim network, subject to a minimum annual payment of $1.0 million for periods after June 30, 1999 through the term of the agreement; (ii) a percentage of FWA's "net revenues," as defined, derived from the Anaheim network; (iii) certain of the City's annual operating costs associated with the UTS Agreement, not to exceed $175,000 per year prior to the commencement of the third phase of the Anaheim network (as described below), and not to exceed $350,000 per year thereafter, subject to inflationary adjustments; and (iv) $20,000 per year to support the City's presence on the Internet, subject to inflationary adjustments. The UTS Agreement also requires the Company to deposit an amount equal to up to 15% of "net revenues" derived from the Anaheim network, as defined, to fund and maintain a $6.0 million reserve account for debt service and capital improvements. As of September 30, 1999, no amounts have been deposited into such reserve account, as "net revenues" have not yet been generated from the Anaheim network. Pursuant to the UTS Agreement, the City has been granted an irrevocable option to purchase all of the issued and outstanding stock of FWA at anytime after July 1, 2012 for its then current appraised fair value, the determination of which is to be derived by qualified independent appraisers selected by both the Company and the City, as more specifically defined within the UTS Agreement. Any sale or issuance of FWA stock can only be made if such sale or issuance is expressly made subject to the City's purchase option. Moreover, any sale of the Anaheim network or other sale of substantially all of FWA's assets can only be made if the City is equitably compensated for the loss of its future income stream under the UTS Agreement or the buyer expressly assumes the obligations of FWA under the UTS Agreement.

   Simultaneous to the execution of the UTS Agreement, FWA entered into a 30-year Agreement for Use of Operating Property (the "Operating Property Agreement") with the City under which FWA has been granted the exclusive right to lease 60 of 96 fiber strands contained in an approximate 50 mile loop of fiber optic cable owned by the City, together with related facilities and rights. Under the terms of the Operating Property Agreement, the Company is obligated to make quarterly payments to the City of approximately $114,000. In addition, the Company is obligated to pay its pro rata share (62.5%) of the costs associated with operating and maintaining the leased property, including maintenance expenses, taxes, insurance premiums and pole usage fees. FWA has the right to assign its rights under the Operating Property Agreement, but will not be released from liability unless the City expressly consents. FWA also has the right to encumber its interest in the leased property.

                        FIRSTWORLD COMMUNICATIONS, INC.

   Although the Company considers the Operating Property Agreement to be a capital lease and the UTS Agreement to be an executory contract, certain of the minimum payments prescribed by the UTS Agreement have been accounted for as additional minimum capital lease payments. The Operating Property Agreement and the UTS Agreement were bid, negotiated and consummated simultaneously with each other. In addition, both agreements have identical 30-year terms and include certain cross-default provisions. Moreover, the Operating Property Agreement contains payment terms which are below the fair value of the benefits conferred by such agreement; whereas, the UTS Agreement contains payment terms which are above the fair value of the benefits conferred by such agreement. Accordingly, the Company has allocated the collective payments prescribed by the agreements between the two contracts based upon the estimated fair value of the benefits the Company receives under each of the two agreements. Future minimum payments prescribed by the UTS Agreement and not allocated to the capital lease are as follows:

                                                                  (in thousands)
   Three months ended December 31, 1999..........................    $    93
   2000..........................................................        373
   2001..........................................................        373
   2002..........................................................        373
   2003..........................................................        373
   2004..........................................................        373
   Thereafter....................................................      8,491
                                                                     -------
                                                                     $10,449
                                                                     =======

   The UTS Agreement also sets forth requirements for the completion of network design and the commencement of network construction related to certain phases of the citywide network. The first phase, which extended service to identified municipal facilities, was substantially completed in October 1997. The second phase extended the network to allow service to be provided within six months following execution of a customer service agreement to commercial, industrial and governmental customers within certain defined service areas. It is the Company's position that the second phase was substantially completed by December 1998. The City has initially rejected the Company's position regarding completion of the second phase and is conducting an independent analysis of the completion. In the event that FWA does not meet the specified performance deadlines related to completion of the first and second phases of the Anaheim network, the City may elect to either terminate the Operating Property Agreement if FWA agrees to return the leased fiber, or to immediately exercise its option to purchase all of the issued and outstanding stock of FWA under the same option terms, as defined within the UTS Agreement, which otherwise do not become effective until after July 1, 2012. Any termination of the Operating Property Agreement would have a material adverse effect on the Company's business, financial condition and results of operations.

   Under the UTS Agreement, the third phase of the Anaheim network, would allow service to be extended, within six months of a customer service agreement, to all customers within the city, including residential customers. The third phase will be commenced only after a feasibility study for the third phase, prepared by an independent consultant, validates the business plan for the third phase and financing is arranged. FWA has agreed to cause a feasibility study with respect to the third phase to be completed no later than January 1, 2000, and thereafter to provide annual updates to the study if necessary. The City has approved the consultant selected by the Company to prepare the feasibility study. The delivery of the study may occur after January 1, 2000. The contract provides for 180 days to cure any potential default. The Company believes it could cure any potential default within the applicable cure period. If the Company determines not to proceed with the development of the third phase of the Anaheim network, or if for any reason the principal financing for the third phase is not funded or construction of the third phase is not commenced by December 31, 2002, then the City may pursue development of the third phase on its own.

                        FIRSTWORLD COMMUNICATIONS, INC.

   The Company commenced operation of a demonstration center in the City's downtown area in May 1999. Although the Company believes it is in compliance with its obligations with respect to the demonstration center, the City has asserted its belief that the Company is not satisfying such obligations. The Company does not believe that the ultimate resolution of any dispute regarding the demonstration center will have a material adverse effect on the Company's results of operations, liquidity or financial position.

   Pursuant to a Development Fee Arrangement dated simultaneous to the aforementioned City agreements, for a period of five years, commencing with the earlier to occur of the closing of the financing for or the commencement of construction of the first Additional Network (as defined below), the Company must pay to the City a lump sum development fee for each Additional Network which the Company develops ($300,000 for each Additional Network financed in the first year; $200,000 for each Additional Network financed in the second year; and $100,000 for each Additional Network financed in the third, fourth and fifth years, which amounts must be paid within thirty days following the closing of the principal financing for an Additional Network or the commencement of construction of such Additional Network, whichever occurs first). "Additional Network" means (a) any expansion of the Anaheim network into one or more adjacent or nearby cities where FWA enters into a revenue sharing agreement with any such city, and (b) any separate communications system developed by any other subsidiary of the Company that holds a Certificate of Public Convenience and Necessity issued by the Public Utilities Commission and enters into a revenue sharing agreement with one or more public entities. See Note 12--Legal Proceedings for a discussion of the legal proceeding between the City and FWA and the Company.

Commitments Relating to Agreements with the Irvine Company

   On March 5, 1998, FirstWorld Orange Coast ("FWOC"), a wholly-owned subsidiary of the Company, and The Irvine Company entered into two agreements regarding FWOC's development of a network to serve certain areas that have been or are planned to be developed by The Irvine Company (the "Irvine Network"). The Company has guaranteed the payment obligations of FWOC under each of such agreements.

   Pursuant to an Agreement for Lease of Telecommunications Conduit dated as of March 5, 1998 (the "Conduit Lease"), FWOC leases from The Irvine Company space within two underground telecommunications tubes (the "Conduit"), and, in connection therewith, has received the non-exclusive right to use undivided space within the pull boxes serving such Conduit (collectively, the "Leased Premises"). The Conduit Lease applies to (i) an existing Conduit system within certain already-developed areas in the Irvine Spectrum and (ii) Conduit to be constructed in the future in the as yet undeveloped areas of the Irvine Spectrum. The Irvine Company may also install Conduit in other areas it may develop in the cities of Irvine, Newport Beach and Tustin, and in unincorporated areas of Orange County, and such areas may in the future be incorporated into the Conduit Lease upon the mutual agreement of the parties (the "Additional Areas"). The term of the Conduit Lease runs through December 31, 2027.

   The Conduit Lease obligates FWOC to install fiber optic cable (the "Cable") in the Conduit pursuant to a phasing plan. A phase is completed when sufficient Cable has been installed to enable FWOC to connect and provide service (for that portion of the Irvine Network) to property abutting the Conduit. Upon termination of the agreement, The Irvine Company will own the Cable. If FWOC fails to complete installation of the required Cable within 18 months following March 5, 1998, The Irvine Company may, until such installation is completed, terminate the Conduit Lease. The Company is currently verifying the completion of the required installation.

   The Conduit Lease obligates FWOC to make quarterly rent payments to The Irvine Company based upon its "adjusted gross revenue", as defined, from the Irvine Network. In addition, FWOC is obligated to pay all costs associated with its lease, operation, maintenance, repair and use of the Leased Premises, including maintenance expenses, taxes and insurance premiums. Any assignment of FWOC's rights under the Conduit Lease and any sale of a controlling interest in FWOC require The Irvine Company's prior approval, and The Irvine Company has a right of first refusal in the event of any such proposed sale.

                        FIRSTWORLD COMMUNICATIONS, INC.

   Based upon its term, the Conduit Lease is a capital lease. However, as such lease does not prescribe any fixed rental payments and as it is not practicable for the Company to estimate any future probable contingent rental payments associated with such lease, no amount has been capitalized in the accompanying consolidated financial statements. Contingent rental payments associated with this lease are recorded as additional operating expenditures when they become due pursuant to the lease.

   Concurrently with the execution of the Conduit Lease, FWOC and The Irvine Company executed a Telecommunications System License Agreement (the "License Agreement") which provides FWOC, with some exceptions, with the right and obligation to provide telecommunications services to (i) the 106 buildings currently owned by The Irvine Company in the Irvine Spectrum area, (ii) commercial, industrial and retail buildings in the future owned by The Irvine Company in the Irvine Spectrum, and (iii) under certain circumstances in The Irvine Company's discretion, similar buildings located in the Additional Areas and other locations in California.

   The License Agreement requires FWOC to pay The Irvine Company a license fee each calendar quarter, subject to an annual consumer price index ("CPI") increase that will not be less than 2% or greater than 6%. The base license fee was initially $62,500 for the buildings owned by Irvine in the Irvine Spectrum area at the time that the License Agreement was consummated. Pursuant to the License Agreement, such fee is increased or decreased over its term based on the rentable square footage of the buildings that are from time to time subject to the License Agreement. As of September 30, 1999, such fee totaled approximately $103,000 per calendar quarter. Future minimum payments prescribed by the License Agreement, based upon this current fee and assuming a 2% per annum upward CPI adjustment over its term, are as follows:

                                                                  (in thousands)
   Three months ended December 31, 1999..........................    $   103
   2000..........................................................        420
   2001..........................................................        429
   2002..........................................................        437
   2003..........................................................        446
   2004..........................................................        455
   Thereafter....................................................     13,383
                                                                     -------
                                                                     $15,673
                                                                     =======

   The License Agreement provides FWOC with the right to install, maintain, operate, replace and remove Cable and associated communications equipment (the "Equipment") in, as well as access rights to, such buildings, subject to the rights of The Irvine Company's tenants and to reasonable requirements and procedures imposed by The Irvine Company. Except with respect to buildings that are leased to a single tenant, The Irvine Company is required to provide FWOC with a reasonable amount of equipment room space in each building, sufficient to enable FWOC to install Cable and Equipment and deliver services. FWOC's rights to a building are non-exclusive, meaning that The Irvine Company can grant similar licenses to other service providers. Although all the Cable becomes the property of The Irvine Company upon termination of the License Agreement, FWOC has the right to remove and retain ownership of the Equipment, subject to The Irvine Company's election to purchase the Equipment at a price to be negotiated by the parties.

   Subject to certain qualifications, FWOC will have the obligation to provide telecommunications services to any tenant who wishes to subscribe with FWOC for those services, and FWOC is required to install Cable and Equipment in that tenant's building if FWOC owns or leases Conduit located within 1,000 feet of that building. Under certain circumstances, FWOC may be required to provide completion and performance bonds to The Irvine Company in connection with that work. To the extent that FWOC provides fiber optic service to a building, it is required to achieve and maintain standards of minimum reliability. Subject to force majeure, if

                        FIRSTWORLD COMMUNICATIONS, INC.

there is a system-wide failure to provide such service that exceeds five consecutive days, The Irvine Company has the right to use the network (and if necessary bring in an alternative service provider) and to charge its costs to FWOC.

   Whenever FWOC is the first competitive access provider to a building, it is required to install a building entrance conduit system (which connects the building to the street access point) (a "BECS"), with a capacity equal to 200% of the capacity required by FWOC to service the building. The Irvine Company can grant other providers the right to use that BECS, but must pay or cause that provider to pay FWOC 50% of FWOC's cost of installing the BECS, which costs are subject to increase based on a CPI calculation. Where a BECS already exists, The Irvine Company must make any excess capacity therein available to FWOC.

Other Commitments

   The Company is party to a contract with a long distance carrier pursuant to which the Company is committed to minimum service fees. Such minimum fees aggregate $1.8 million, $9.9 million, $16.2 million and $12.4 million during the three months ending December 31, 1999, and the years ending December 31, 2000, 2001 and 2002, respectively.

   The Company entered into separate management consulting service agreements with two significant shareholders (or affiliates thereof) whereby such parties will provide general management consulting services to the Company for a period of three years commencing January 1, 1998. Pursuant to such agreements, as amended, the Company is required to pay to the related parties aggregate consulting fees totaling $500,000 per annum. Related party consulting fees recorded by the Company during the nine months ended September 30, 1999 totaled $750,000. Future minimum consulting fees under these agreements aggregate $250,000 for the three months ending December 31, 1999 and $1.0 million for year 2000.

   The Company is party to an arrangement with the owner of a retail development located in Orange County, California, whereby it is required to remit to the owner of such development a percentage of "adjusted gross revenues", as defined, derived from serving tenant customers located within such development.

NOTE 7--FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments have been determined by the Company using available market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus the estimates provided herein are not necessarily indicative of the amount that the Company could realize upon the sale or refinancing of such financial instruments. Carrying value for cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximates fair value due to their short-term nature. At September 30, 1999, the fair value and the carrying value of the long-term debt, net of discount, on the consolidated balance sheet was approximately $273 million and $285 million, respectively. The fair value of the long-term debt represents the amount at which the instrument could be exchanged in a current arms-length transaction.

   NOTE 8--CEO EMPLOYMENT AGREEMENT

   On September 28, 1998, the Company entered into an Employment Agreement, as amended May 20, 1999, (the "Employment Agreement") pursuant to which the Company retained the services of a new President and Chief Executive Officer (the "CEO") effective October 1, 1998 (the "Commencement Date"). The Employment Agreement has a three-year term ending on the close of business on September 30, 2001, and thereafter will renew for one year periods unless terminated earlier by either party, and provides an initial annual base salary of $200,000 per annum. Additionally, the Employment Agreement granted the CEO an Equalization Payment (as defined within the Employment Agreement) in the amount of $4.0 million, payable in three separate installments.

                        FIRSTWORLD COMMUNICATIONS, INC.

The first $2.0 million installment and the second $1.0 million installment became due and were paid on October 1, 1998 and October 1, 1999, respectively, while the third $1.0 million installment is due and payable on October 1, 2000. The CEO must be employed by the Company on the date that the third installment becomes due to be eligible to receive the payment unless the Company terminates the CEO's employment other than for cause or the CEO terminates his own employment for good reason (as defined in the Employment Agreement) prior to the installment date. In addition, the CEO may elect to receive all or any portion of the third installment payment in the form of the Company's Series B common stock. If the CEO elects to receive any of the third installment payment in Series B common stock, such stock shall be valued at $7.50 per share.

   The Employment Agreement stipulates that the CEO will also be eligible for the following performance-based bonuses: (i) if the Company consummates a Qualified Initial Public Offering (as defined in the Employment Agreement) with a price of at least $10.00 per share (subject to adjustment as set forth in the Employment Agreement) within the first 18 months after the Commencement Date, the Company will pay the CEO a $1.0 million cash bonus; (ii) if the Company consummates a Qualified Initial Public Offering with a price of at least $10.00 per share (subject to adjustment as set forth in the Employment Agreement) within the first 18 months after the Commencement Date, the Company will be obligated to pay the CEO a $4.2 million cash bonus on September 30, 2001 (unless otherwise accelerated as described in the Employment Agreement);
(iii) if the Company consummates a Qualified Initial Public Offering with a price of at least $12.50 per share (subject to adjustment as set forth in the Employment Agreement) within the first 24 months after the Commencement Date, the Company will be obligated to pay the CEO an $8.4 million cash bonus on September 30, 2001 (unless otherwise accelerated as described in the Employment Agreement); provided that if the CEO earns the payment described in this clause (iii) he will not be entitled to receive the payment described in clause (ii) above; and (iv) if the Company has a market capitalization of at least $1.2 billion (as adjusted as described in the Employment Agreement) for a period of 20 consecutive trading days during a three-year period beginning on the Commencement Date, the Company will be obligated to pay the CEO a cash payment equal to $16.8 million minus any amounts he receives pursuant to clause (ii) or (iii) above on September 30, 2001 (unless otherwise accelerated as described in the Employment Agreement).

   The Employment Agreement also granted the CEO on October 1, 1998 an option to purchase 2,805,000 shares of Series B common stock at an exercise price of $6.00 per share (subject to anti-dilution protections set forth in the Employment Agreement). The option vests (i) with respect to 1/3 of the shares covered by the option on the Commencement Date, (ii) with respect to 1/3 of the shares covered by the option on the first anniversary of the Commencement Date and (iii) with respect to the remaining 1/3 of the shares covered by the option on the second anniversary of the Commencement Date (unless otherwise accelerated in accordance with the terms of the Employment Agreement).

NOTE 9 --WARRANTS

   At September 30, 1999 and December 31, 1998, the following non-employee warrants were outstanding:

   In connection with the Senior Notes Debt Offering, which was consummated on April 13, 1998, the Company issued to the initial purchasers of the Senior Notes warrants to purchase 3,713,094 shares of Series B common stock at an exercise price of $0.01 per share. Such warrants are currently exercisable and expire on April 15, 2008. Such warrants contain customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreement. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   In connection with the April 13, 1998 private placement of Series B common stock, the Company issued warrants for the purchase of 6,666,666 shares of Series B common stock to the investors therein. Such warrants

                        FIRSTWORLD COMMUNICATIONS, INC.

were issued with an exercise price of $3.00 per share, contain customary adjustments to protect against dilution, and may be exercised at any time prior to the first to occur of (i) April 13, 2005; (ii) the merger of the Company with or into another entity in which the shareholders of the Company immediately prior to the merger own less than 50% of the voting securities of the surviving entity immediately following the merger; and (iii) the sale by the Company of all or substantially all of its assets. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   In connection with the December 30, 1997 private placement of Series A common stock, the Company issued warrants for the purchase of 10,135,164 shares of Series B common stock to the investors therein. Such warrants were issued with an exercise price of $3.00 per share, contain customary adjustments to protect against dilution, and may be exercised at any time prior to the first to occur of (i) December 30, 2004; (ii) the merger of the Company with or into another entity in which the shareholders of the Company immediately prior to the merger own less than 50% of the voting securities of the surviving entity immediately following the merger; and (iii) the sale by the Company of all or substantially all of its assets. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   In connection with the private placement of Series A common stock referred to above, the Company also issued to certain financial advisors warrants to purchase 17,500 and 30,000 shares of Series B common stock at exercise prices of $6.00 and $5.00, respectively, all of which have terms of five years and contain customary adjustments to protect against dilution. As of September 30, 1999, all of these warrants remain outstanding.

   During January 1997, the Company issued to a lender warrants to purchase 800,000 shares of common stock. Such warrants were issued with an exercise price of $6.00 per share, a term of five years, and contain customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreement. As a result of the capital transaction and the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into 800,000 shares of Series B common stock at an exercise price of $3.00 per share. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   During January 1997, the Company issued warrants to purchase 83,400 shares of common stock to certain financial advisors, which warrants have an exercise price of $6.00 and a term of five years. As a result of the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into shares of Series B common stock. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   During August 1997, the Company issued a lender warrants to purchase 300,000 shares of common stock. Such warrants were issued with an exercise price of $6.00 per share, a term of seven years, and contain customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreements. As a result of the capital transaction and the equity recapitalization which occurred on December 30, 1997 and the capital transaction occurring on April 13, 1998, such warrants are currently exercisable into 470,092 shares of Series B common stock at an exercise price of $3.83 per share. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   During July 1997, warrants to purchase 33,789 shares of common stock were issued to the note holders. Such warrants, which expire in July 2002, have an exercise price of $6.00 per share and contain customary adjustments to protect against dilution. As a result of the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into shares of Series B common stock. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   During January 1997, the Company issued to certain legal service providers warrants to purchase 19,000 and 5,000 shares of common stock at exercise prices of $.50 and $5.00, respectively. Such warrants have terms

                        FIRSTWORLD COMMUNICATIONS, INC.

of five years and contain customary adjustments to protect against dilution. As a result of the equity recapitalization which occurred on December 30, 1997, these warrants are currently exercisable into shares of Series B common stock. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   During January 1997, the Company issued a warrant for the purchase of 800,000 shares of common stock to the Sturm Entities for cash proceeds totaling $200,000, which warrant has a term of five years. As issued, the original warrant agreement contained a complex anti-dilution provision pursuant to which the number of underlying common shares and exercise price per common share would have been adjusted based upon the occurrence of certain future events, as defined in the warrant agreement. On December 30, 1997, the warrant agreement was amended whereby the number of shares purchasable under the warrant was set at 2,110,140 shares of Series B common stock with an exercise price of $1.80 per share. This warrant, as amended, remains subject to certain customary adjustments to protect against dilution. As of December 31, 1998 and September 30, 1999, no shares have been issued pursuant to this warrant.

   In connection with a private placement of Series C preferred stock in January 1997, the Company issued warrants for the purchase of 520,000 shares of common stock to the investors. Such warrants were issued with an exercise price of $5.00 per share, a term of five years, and contain customary adjustments to protect against dilution, as well as certain additional anti-dilutive adjustments as defined in the warrant agreements. As a result of the capital transactions which occurred on December 30, 1997 and April 13, 1998, such warrants are currently exercisable into 736,564 shares of Series B common stock at an exercise price of $3.53 per share. As of December 31, 1998 and September 30, 1999, all of these warrants remain outstanding.

   In connection with the private placement of Series C preferred stock referred to above, during January 1997 the Company also issued to certain financial advisors warrants to purchase 218,118 and 15,000 shares of common stock at exercise prices of $5.00 and $.50, respectively, all of which have terms of five years and contain customary adjustments to protect against dilution. During March 1997, 5,000 of the $.50 warrants were exercised for proceeds totaling $2,500. As a result of the equity recapitalization which occurred on December 30, 1997, the remaining outstanding warrants are currently exercisable into shares of Series B common stock. As of December 31, 1998 and September 30, 1999, all of the remaining warrants remain outstanding.

   As a result of the equity recapitalization which occurred on December 30, 1997, outstanding warrants to purchase 139,494 shares of Series B preferred stock, 122,828 and 16,666 warrants issued during April 1994 and July 1994, respectively, have been exercised into shares of Series B common stock. During the nine months ended September 30, 1999, 109,495 shares of Series B Common Stock were issued pursuant to warrants exercised for total proceeds of $152,000 and 29,999 warrants expired.

   The fair value of the above-referenced warrants was determined at their time of grant via application of the Black-Scholes option pricing model, with respect to those warrants issued in connection with the Senior Notes Debt Offering, based on an independent valuation.

   The following table summarizes information about warrants outstanding at September 30, 1999:

                                    Outstanding and Exercisable
                     ---------------------------------------------------------
                                          Weighted-Average
      Range of          Number as of    Remaining Contractual Weighted-Average
   Exercise Prices   September 30, 1999     Life (years)       Exercise Price
   ---------------   ------------------ --------------------- ----------------
   $      .01             3,713,094              8.6               $ .01
   $      .50                29,000              2.3               $ .50
   $     1.80             2,110,140              2.3               $1.80
   $3.00-3.83            18,808,486              5.1               $3.04
   $5.00-6.00               387,807              2.7               $5.35
                         ----------
                         25,048,527                                $2.52
                         ==========

                        FIRSTWORLD COMMUNICATIONS, INC.

NOTE 10--EMPLOYEE BENEFIT PLANS

The Bonus Program

   The Quarterly Bonus Program of the Company (the "Bonus Program") was adopted by the Board on May 3, 1999, and also approved by the Company's stockholders at the Company's 1999 Annual Meeting of Stockholders held on June 3, 1999. The Bonus Program is intended to incentivize both individual productivity and employee retention. A bonus paid out to each eligible employee in the Bonus Program is based in part on the productivity of that participant's profit and loss center and in part on that participant's individual performance. Certain executive officers may elect to receive shares, in lieu of a cash bonus payment under the Bonus Program. An aggregate of 200,000 Shares will be available for issuance under the Bonus Program. As of September 30, 1999, the Company has issued 8,294 shares associated with the Bonus Program. The Company incurred expenses related to the Bonus Program of approximately $1.6 million for the nine months ended September 30, 1999.

1999 Equity Incentive Plan

   The 1999 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board on March 8, 1999, and approved by the Company's stockholders at the Company's 1999 Annual Meeting of Stockholders held on June 3, 1999. The principal purposes of the Incentive Plan are to provide incentives for key employees and consultants of the Company through granting of options and stock appreciation rights ("SARs"). Unless the Board determines otherwise, payment upon the exercise of any options or stock appreciation rights must be made in cash at the time of exercise. Options granted under the plan are non-transferable and expire 90 days after an employee or consultant relationship with the company is terminated. Options generally vest over a period of not more than 4 years, and expire 5 or 7 years after the grant date, based on compliance with certain securities laws. As of September 30, 1999, options covering an aggregate of 3,115,550 shares of the Company's Series B Common Stock, at exercise prices ranging from $6.00 to $7.50, were outstanding under the Incentive Plan. Included in the 3,115,550 options as of September 30, 1999, were outstanding stock appreciation rights covering an aggregate of 632,700 shares of the Company's Series B Common Stock and 1,884,450 shares remained available for future grant under the Incentive Plan. The Incentive Plan terminates automatically on March 8, 2004, unless terminated sooner. The aggregate number of shares of Series B Common Stock of the Company or the equivalent in other equity securities that may be issued upon exercise of options may not exceed 5,000,000.

1999 Employee Stock Purchase Plan

   In December 1999 the board adopted the 1999 Employee Stock Purchase Plan covering an aggregate of 1,000,000 shares of common stock. The 1999 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under the 1999 Employee Stock Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan is administered by the board or a committee authorized by the board to act on its behalf. The 1999 Employee Stock Purchase Plan will terminate at the direction of the board or when all of the shares reserved for issuance have been purchased.

1998 Stock Purchase Plan

   Under the Company's 1998 Stock Purchase Plan (the "Stock Purchase Plan") the Company is authorized to issue rights to purchase up to 500,000 shares of its Series B common stock to employees. Administration of the Stock Purchase Plan has been delegated to the compensation committee of the Board, subject to certain limitations. That committee may determine to whom purchase rights are to be granted, the number of such rights to be granted, the price per share of the purchase rights and the time limit for exercise of the purchase rights.

                        FIRSTWORLD COMMUNICATIONS, INC.

Shares granted under the Stock Purchase Plan may be purchased using a promissory note for up to 50% of the purchase price of the stock. If the purchaser elects to use a promissory note as any part of the purchase price, the shares purchased must be pledged to secure that note. Unless the compensation committee determines otherwise, shares purchased through the Stock Purchase Plan shall be subject to a right of repurchase on behalf of the Company. The right of repurchase must lapse not more slowly than 20% per year. In September 1998, the Company offered rights to purchase an aggregate of 300,000 shares of Series B Common Stock to 17 employees. Prior to the stated expiration of the stock purchase rights in November 1998, five employees purchased 42,250 shares of Series B Common Stock at a price of $4.50 per share. No stock purchase rights have been granted under the Stock Purchase Plan since September 1998. The Stock Purchase Plan terminates automatically on September 18, 2008 unless it is terminated sooner.

1997 Stock Option Plan

   Under the SpectraNet International 1997 Stock Plan the Company is authorized to issue an aggregate of 1,500,000 options to purchase Series B Common Stock. The 1997 Stock Option Plan provides for the grants of incentive stock options ("ISOs") and nonqualified stock options and the award of stock purchase rights. Subject to the terms and conditions of the 1997 Stock Option Plan and applicable law, the Board or a duly appointed committee of the Board has the authority to determine, among other things, which employees, directors or consultants should be awarded options, the type of options to be awarded, the number of shares covered by option awards, the exercise price applicable to options awarded and the vesting schedule of such options. Options awarded under the 1997 Stock Option Plan are nontransferable and generally expire ten years from the date of grant. Unless otherwise indicated in the applicable stock option agreement, the vested portion of options awarded pursuant to the 1997 Stock Option Plan generally remain exercisable for three months after the termination of the optionee's service with the Company. However, if the optionee's service with the Company ends because of death or disability, unless otherwise indicated in the Stock Option Agreement, the optionee has 12 months to exercise the vested portion of his or her options. As of September 30, 1999, options to purchase an aggregate of 720,647 shares of Series B Common Stock at exercise prices ranging from $3.00 to $6.00 were outstanding under the 1997 Stock Option Plan.

1995 Stock Option Plan

   Under the SpectraNet International 1995 Incentive Stock Option Plan the Company is authorized to issue ISOs to acquire up to an aggregate of 1,500,000 shares of Series B Common Stock. Subject to the limitations set forth in the 1995 Stock Option Plan, the Board or a committee thereof comprised of at least three directors has the authority, subject to certain limitations, to select the employees of the Company to whom grants are made, to designate the number of shares to be covered by each option, to establish vesting schedules, and to specify other terms of the options. Generally, options vest over a four and one half-year period and expire ten years from the date of grant. Options granted under the 1995 Stock Option Plan are nontransferable and expire 90 days after the termination of an optionee's employment with the Company, unless such optionee's service with the Company is terminated by death or disability, in which case the options expire six months and one year, respectively, after the optionee's employment with the Company is terminated. As of September 30, 1999, options to purchase an aggregate of 66,800 shares of Series B Common Stock at prices ranging from $.25 to 4.50 were outstanding under the 1995 Stock Option Plan.

                        FIRSTWORLD COMMUNICATIONS, INC.

   Stock option, stock appreciation rights, and stock purchase right transactions during the three months ended December 31, 1998 and the nine months ended September 30, 1999, all of which relate to employee transactions, are summarized as follows:

                                     Weighted           Weighted  Stock    Weighted
                                     Average   Stock    Average   Appre-   Average
                            Stock    Exercise Purchase  Exercise ciation   Exercise
                           Options    Price    Rights    Price    Rights    Price
                          ---------  -------- --------  -------- --------  --------
Outstanding at October
 1, 1998................  2,033,195   $2.66    300,000   $4.50        --      --
  Granted...............  3,173,275   $5.96        --      --     168,550   $6.75
  Exercised.............   (166,000)  $0.20    (42,250)  $4.50        --      --
  Canceled..............   (268,017)  $3.82   (257,750)  $4.50        --      --
                          ---------   -----   --------   -----   --------   -----
Outstanding at December
 31, 1998...............  4,772,453   $4.88        --      --     168,550   $6.75
  Granted...............  2,346,350   $6.93        --      --     572,000   $7.22
  Exercised.............   (508,209)  $1.76        --      --         --      --
  Canceled..............   (535,297)  $3.91        --      --    (107,850)  $6.75
                          ---------   -----   --------   -----   --------   -----
Outstanding at September
 30, 1999...............  6,075,297   $6.06        --      --     632,700   $7.17
                          =========   =====   ========   =====   ========   =====

   The following table summarizes information about stock options and stock appreciation rights outstanding as of September 30, 1999:

                           Outstanding                   Exercisable
               ----------------------------------- -----------------------
                              Weighted-
                               Average
                  Number      Remaining  Weighted-               Weighted-
    Range of       as of     Contractual  Average  Number as of   Average
    Exercise   September 30,    Life     Exercise  September 30, Exercise
     Prices        1999        (years)     Price       1999        Price
    --------   ------------- ----------- --------- ------------- ---------
   $.25              2,000       6.2       $ .25         2,000     $ .25
   $.50             36,500       4.4       $ .50        20,800     $ .50
   $3.00           365,562       5.9       $3.00       304,587     $3.00
   $4.50           378,385       7.6       $4.50       120,005     $4.50
   $6.00-7.50    5,925,550       6.3       $6.51       935,125     $6.00
                 ---------                           ---------
                 6,707,997       6.3       $6.17     1,382,517     $5.12
                 =========                           =========

   The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss as if the minimum value method had been applied in measuring compensation expense. Had compensation cost for the Company's stock-based compensation plans been determined based on the minimum value method at the grant dates for awards under this plan consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net loss would have been increased to the pro forma amounts indicated below:

                                           Three Months Ended Nine Months Ended
                                           December 31, 1998  September 30, 1999
                                           ------------------ ------------------
                                                      (in thousands)
   Net loss:
     As reported..........................      $17,731            $72,389
     Pro forma............................      $17,764            $72,679
   Earnings per share:
     As reported..........................         0.68               2.64
     Pro forma............................         0.68               2.65

   The minimum value of each option and stock purchase right grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during

                        FIRSTWORLD COMMUNICATIONS, INC.

the three months ended December 31, 1998 and the nine months ended September 30, 1999: dividend yield of 0.0% for all periods; volatility of 0.0% for all periods; risk-free interest rates of 4.53% and 5.28% respectively; and an expected life of 5.0 years for all periods, except with respect to stock purchase rights granted during the twelve months ended September 30, 1998, which rights have a term of 10 years. The weighted average fair value of options and stock purchase rights granted during the three month period ended December 31, 1998 and the nine month period ending September 30, 1999 was approximately $4.94 and ,$6.17 respectively.

NOTE 11--INCOME TAXES

   Deferred tax assets (liabilities) are comprised of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                            (in thousands)
   Current:
     Accrued liabilities.............................   $    481     $    644
   Non-current:
     Net operating loss carryforwards................     15,251       31,612
     Interest deductible when paid...................      7,788       16,873
     Depreciation and amortization...................     (2,236)      (5,305)
                                                        --------     --------
                                                          21,284       43,824
     Valuation allowance.............................    (21,284)     (43,824)
                                                        --------     --------
     Deferred tax assets (liabilities), net..........   $    --      $    --
                                                        ========     ========

   As of September 30, 1999, the Company has federal and state net operating loss carryforwards of approximately $91.7 million and $57.3 million, respectively, which amounts expire beginning in 2009 and 2001, respectively. As a result of a change in ownership as defined by Section 382 of the Internal Revenue Code, the Company's utilization of net operating loss carryforwards will be subject to an annual limitation of approximately $878,000 for both federal and state tax purposes, If the Company is able to recognize certain built-in gains in the future, the annual utilization rate of the net operating losses would be increased. If the Company were to recognize certain built-in losses, they will be subject to the annual utilization limitation when recognized.

                        FIRSTWORLD COMMUNICATIONS, INC.

   Based upon the Company's lack of prior earnings history and evaluation of other available evidence, management has recorded a full valuation allowance against the benefit of deferred tax assets. A reconciliation of the income tax benefit computed using the U.S. federal statutory rate (34%) and the Company's effective tax rate follows:

                                                    Three months  Nine months
                                                       ended         ended
                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
                                                          (in thousands)
Computed expected federal tax benefit..............   $(6,028)     $(24,612)
Non-deductible Senior Notes debt interest..........       392         1,239
State income taxes, net of federal benefit.........     6,121        (2,363)
Increase in valuation allowance....................       123        22,635
Section 382 net operating loss limitations.........      (591)          --
Permanent difference--meals and entertainment
 expenses..........................................         5            43
Permanent difference--goodwill amortization........       --          2,723
Permanent difference--Dina Partners stock
 allocation (Note 12)..............................       --            643
Net operating loss carryforwards from
 subsidiaries......................................      (113)         (269)
Other..............................................        91           (39)
                                                      -------      --------
                                                      $   --       $    --
                                                      =======      ========

NOTE 12--MAJOR CUSTOMER

   Revenue earned from one web integration contract with a variety of the State of Oregon governmental agencies amounted to approximately $7.5 million, or 21% of total contract revenue for the nine months ended September 30, 1999. Also, approximately $1.3 million included in accounts receivable is related to this contract as of September 30, 1999.

NOTE 13--LEGAL PROCEEDINGS

Dina Partners L.P.

   On October 16, 1998, the Company filed a declaratory relief action in San Diego Superior Court, asking the Court to find that the Company was not obligated to offer stock to Dina Partners, L.P. ("Dina") in connection with the December 30, 1997 equity investment by the Sturm Entities and ENA. On September 3, 1999, the lawsuit was dismissed with prejudice. The Company did not contribute any consideration to the settlement.

   Prior to the dismissal of the lawsuit, certain shareholders of the Company agreed to sell certain securities to Dina. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 79, the Company recorded a capital contribution and corresponding one-time, non-cash charge during the nine months ended September 30, 1999 in connection with this transaction in the amount of $1.9 million.

City of Anaheim

   On May 13, 1999, the City of Anaheim (the "City") filed a lawsuit in Orange County Superior Court, Case Number 809281, against FirstWorld and FirstWorld Anaheim (collectively "FirstWorld Parties"). The City alleges that the FirstWorld Parties repudiated their contractual obligations under the Universal Telecommunications System Participation Agreement (the
"Participation Agreement"), the Agreement for Use of Operating Property (the "Operating Property Agreement") and the Development Fee Agreement (the

                        FIRSTWORLD COMMUNICATIONS, INC.

"Development Agreement," and together with the Participation Agreement and the Operating Property Agreement, the "UTS Agreements"). In addition, the City alleges, among other things, that the FirstWorld Parties materially breached their obligations under the UTS Agreements by: (i) failing to commence construction of a demonstration center in downtown Anaheim and that the FirstWorld Parties will not commence operation of this downtown demonstration center by June 30, 1999 under the UTS Agreements; (ii) failing to provide verification that Substantial Completion of Phase I, as each such term is defined in the UTS Agreements, has been achieved; (iii) failing to provide a "Subsequent Implementation Program" (as defined in the UTS Agreements); (iv) failing to comply with various auditing procedures in the UTS Agreements; and
(v) failing to make a quarterly payment due under the Participation Agreement. The City alleges that it is entitled to damages in excess of $45.0 million as well as costs, pre-judgment interest and such other relief as the Court deems proper. The City also seeks specific performance compelling FirstWorld Parties to completely perform certain obligations under the UTS Agreements.

   In response to the lawsuit, the FirstWorld Parties filed a Motion to Compel Arbitration. On September 16, 1999, the Court granted the Company's motion. On October 6, 1999, the Court entered a written Order finding that there is a valid arbitration provision in the agreements and that the City has not established that the FirstWorld Parties unequivocally repudiated the UTS Agreements. The court action has been stayed pending completion of the arbitration. The City has not commenced arbitration procedures pursuant to the terms of the UTS Agreement.

   The Company believes that the FirstWorld Parties are not in breach as alleged and intends to vigorously defend the action; however, there can be no assurance that an unfavorable outcome of this dispute would not have a material adverse effect on the Company's results of operations, liquidity or financial position.

Other

   The Company is engaged in other legal actions arising in the ordinary course of its business and believes that the outcome of these actions will not have a material adverse effect on its results of operations, liquidity or financial position.

NOTE 14--SUBSEQUENT EVENT

   On December 2, 1999, the Company entered into an Equity Investment Agreement (the "Agreement") with Spectra 4, LLC, an entity controlled by Mr. Sturm ("Spectra 4"), for a $50.0 million equity commitment. The Agreement will allow the Company to require that Spectra 4 purchase up to $50.0 million of Series B common stock priced at $7.50 per share. The Agreement will expire on the earlier of June 18, 2000 or the closing of an initial public offering by the Company.

   The Agreement contains three dates on which the Company can require that Spectra 4 purchase the Company's Series B common stock. These dates are:
February 15, 2000, March 31, 2000 and the expiration date of the Agreement. Additionally, if at any time after the effectiveness of the Agreement the cash, cash equivalents and marketable securities position of the Company is $20.0 million or less, the Company will automatically exercise $25.0 million of the commitment. The Company is required to pay Spectra 4 a $5.0 million fee for the commitment within three days following the earlier of the effectiveness of the closing of an initial public offering by the Company or the first purchase date under the Agreement. Such commitment fee will be accounted for as a reduction of permanent equity upon payment.

                        FIRSTWORLD COMMUNICATIONS, INC.

                    CONSOLIDATED BALANCE SHEETS (Unaudited)
                       (in thousands, except share data)

                                                          DECEMBER 31, SEPTEMBER 30,
                         ASSETS                               1997         1998
                         ------                           ------------ -------------
Current assets:
  Cash and cash equivalents..............................   $    220     $ 72,039
  Restricted cash........................................         50          --
  Marketable securities..................................        --       165,591
  Interest receivable....................................        --         3,017
  Accounts receivable, net...............................         75          493
  Prepaid expenses and other.............................        124          317
                                                            --------     --------
      Total current assets...............................        469      241,457
                                                            --------     --------
Property and equipment, net..............................     22,391       44,020
Deferred financing costs, net............................      7,381        8,217
Other assets.............................................        303          411
                                                            --------     --------
      Total assets.......................................   $ 30,544     $294,105
                                                            ========     ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable.......................................   $  7,740     $  6,611
  Accrued payroll related liabilities....................        144          222
  Other accrued expenses.................................      1,352          749
  Long-term debt, current portion........................        --            30
  Capital lease obligations, current portion.............        226          788
                                                            --------     --------
      Total current liabilities..........................      9,462        8,400
                                                            --------     --------
Long-term debt, net of current portion and discount .....     15,606      249,726
Capital lease obligations including interest, net of
 current portion.........................................      6,862        6,606
                                                            --------     --------
      Total liabilities..................................     31,930      264,732
                                                            --------     --------
Stockholders' equity:
  Preferred stock, $.0001 par value per share, 10,000,000
   shares authorized September 30, 1998; no shares
   desigated, issued or outstanding......................        --           --
  Common stock, voting, no par value, 100,000,000 shares
   authorized at December 31, 1997:
    Series A, 10,135,164 shares designated; 10,135,164
     shares issued and outstanding.......................     20,778          --
    Series B, 89,864,836 shares designated at December
     31, 1997; 9,178,625 shares issued and outstanding...     16,160          --
  Common stock, voting, $.0001 par value, 100,000,000
   shares authorized at September 30, 1998:
    Series A, 10,135,164 shares designated; 10,135,164
     shares issued and outstanding.......................        --             1
    Series B, 89,864,836 shares designated; 15,929,708
     shares issued and outstanding.......................        --             2
  Additional paid-in capital.............................        --        45,617
  Warrants...............................................     10,629       31,963
  Stockholder receivables................................    (30,097)         (97)
  Accumulated deficit....................................    (18,855)     (48,113)
                                                            --------     --------
      Total stockholders' equity.........................     (1,385)      29,373
                                                            --------     --------
      Total liabilities and stockholders' equity.........   $ 30,544     $294,105
                                                            ========     ========

                See notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                       (in thousands, except share data)

                                                                                                     Three Months  Nine Months
                                                                                                        Ended         Ended
                                                                                                     December 31, September 30,
                                                                                                         1997         1998
                                                                                                     ------------ -------------
Revenue:
  Internet services.................................................................................  $     --     $      --
  Web integration and consulting services...........................................................        --            --
  Telephony services................................................................................        114           977
                                                                                                      ---------    ----------
    Total revenue...................................................................................        114           977
                                                                                                      ---------    ----------
Cost and expenses:
  Network and service costs.........................................................................        144           885
  Selling, general and administrative expenses......................................................      2,248        13,865
  Depreciation and amortization.....................................................................        478         1,947
                                                                                                      ---------    ----------
    Total costs and expenses........................................................................      2,870        16,697
                                                                                                      ---------    ----------
Loss from operations................................................................................     (2,756)      (15,720)
Other income (expense):
  Interest income...................................................................................          7         6,742
  Interest expense..................................................................................     (1,349)      (15,549)
                                                                                                      ---------    ----------
    Total other expense.............................................................................     (1,342)       (8,807)
                                                                                                      ---------    ----------
Net loss before extraordinary item..................................................................     (4,098)      (24,527)
Extraordinary item--extinguishment of debt..........................................................        --         (4,731)
                                                                                                      ---------    ----------
Net loss............................................................................................  $  (4,098)   $  (29,258)
                                                                                                      =========    ==========
Basic and diluted loss per common share:
  Loss before extraordinary item....................................................................  $   (1.25)   $    (1.05)
  Extraordinary item-extinguishment of debt.........................................................        --           (.20)
                                                                                                      ---------    ----------
  Net loss per common share.........................................................................  $   (1.25)   $    (1.25)
                                                                                                      =========    ==========
Weighted average shares outstanding--basic and diluted..............................................  3,265,567    23,411,474
                                                                                                      =========    ==========


                See notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Unaudited)

                       (in thousands, except share data)


                                Series A             Series B
                              Common Stock         Common Stock      Additional
                           -------------------  -------------------   Paid-in
                             Shares    Amount     Shares    Amount    Capital
                           ---------- --------  ---------- --------  ----------
Balance at October 1,
 1997....................         --  $    --          --  $    --    $   --
Exercise of options to
 purchase common stock--
 October 1997 to December
 1997....................         --       --          --       --        --
Issuance of Series A
 common stock with
 warrants to purchase
 10,135,164 shares of
 Series B common stock,--
 December 30, 1997.......  10,135,164   20,778         --       --        --
Conversion of Series C
 preferred stock, Series
 B preferred stock,
 Series A preferred stock
 and common stock to
 Series B common stock--
 December 30, 1997; as
 follows:
Series C preferred stock;
 conversion ratio of
 1.39:1, including anti-
 dilutive adjustments....         --       --    3,621,120   12,279       --
Series B preferred stock
 and common stock;
 conversion ratio of
 1:1.....................         --       --    5,545,638    3,486       --
Series A preferred stock;
 conversion ratio of
 1:10....................         --       --       11,867      395       --
Net loss for the three-
 month period ended
 December 31, 1997.......         --       --          --       --        --
                           ---------- --------  ---------- --------   -------
Balance at December 31,
 1997....................  10,135,164   20,778   9,178,625   16,160       --
                           ---------- --------  ---------- --------   -------
Issuance of Series B
 common stock with
 warrants to purchase
 6,666,666 shares of
 Series B common stock,
 net of offering costs of
 $1,800--April 13, 1998..         --       --    6,666,666   12,467       --
Proceeds associated with
 the issuance of Series A
 common stock, net of
 offering cost of
 $3,864..................         --    (3,864)        --       --        --
Issuance of warrants to
 purchase 3,713,094
 shares of Series B
 common stock in
 connection with the
 issuance of 13% Senior
 Discount Notes..........         --       --          --       --        --
Exercise of options to
 purchase Series B common
 stock--April 1998 to May
 1998....................         --       --       67,917       56       --
Establishment of $.0001
 par value for Series A
 and B common stock in
 connection with Delaware
 reincorporation--June
 26, 1998................         --   (16,913)        --   (28,681)   45,594
Exercise of options to
 purchase Series B common
 stock...................                           16,500                 23
Net loss for the nine-
 month period ended
 September 30, 1998......         --       --          --       --        --
                           ---------- --------  ---------- --------   -------
Balance at September 30,
 1998....................  10,135,164 $      1  15,929,708 $      2   $45,617
                           ========== ========  ========== ========   =======

     Series C               Series B            Series A                                                  Deficit
    Convertible           Convertible         Convertible                                               Accumulated     Total
  Preferred Stock       Preferred Stock     Preferred Stock      Common Stock                             During    Shareholders'
---------------------  -------------------  -----------------  ------------------           Shareholder Development    Equity
  Shares      Amount     Shares    Amount    Shares    Amount    Shares    Amount  Warrants Receivables    Stage      (Deficit)
  ------     --------  ----------  -------  ---------  ------  ----------  ------  -------- ----------- ----------- -------------
 2,600,000   $ 12,279   2,016,638  $ 3,670    118,667  $ 395    3,262,900  $(227)  $ 1,001    $   (97)   $(14,757)    $  2,264
       --         --          --       --         --     --       266,100     43       --         --          --            43
       --         --          --       --         --     --           --     --      9,628    (30,000)        --           406
(2,600,000)   (12,279)        --       --         --     --           --     --        --         --          --           --
       --         --   (2,016,638)  (3,670)       --     --    (3,529,000)   184       --         --          --           --
       --         --          --       --    (118,667)  (395)         --     --        --         --          --           --
       --         --          --       --         --     --           --     --        --         --       (4,098)      (4,098)
----------   --------  ----------  -------  ---------  -----   ----------  -----   -------    -------    --------     --------
       --         --          --       --         --     --           --     --     10,629    (30,097)    (18,855)      (1,385)
----------   --------  ----------  -------  ---------  -----   ----------  -----   -------    -------    --------     --------
       --         --          --       --         --     --           --     --      6,333        --          --        18,800
       --         --          --       --         --     --           --     --        --      30,000         --        26,136
       --         --          --       --         --     --           --     --     15,001        --          --        15,001
       --         --          --       --         --     --           --     --        --         --          --            56
       --         --          --       --         --     --           --     --        --         --          --           --
                                                                                                                            23
       --         --          --       --         --     --           --     --        --         --      (29,258)     (29,258)
----------   --------  ----------  -------  ---------  -----   ----------  -----   -------    -------    --------     --------
       --    $    --          --   $   --         --   $ --           --   $ --    $31,963    $   (97)   $(48,113)    $ 29,373
==========   ========  ==========  =======  =========  =====   ==========  =====   =======    =======    ========     ========

                        FIRSTWORLD COMMUNICATIONS, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                 (in thousands)

                                                     Three Months  Nine Months
                                                        Ended         Ended
                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
Cash flows from operating activities:
 Net loss...........................................   $(4,098)     $(29,258)
 Adjustments to reconcile net loss to net cash
  provided (used) by operating activities:
 Depreciation and amortization expense..............       478         1,947
 Amortization of deferred financing costs...........       358           845
 Accretion of senior notes..........................       120        14,451
 Non-cash interest expense..........................       293           --
 Extraordinary loss on extinguishment of debt.......                   3,731
 Changes in assets and liabilities, net of effects
  of acquisitions:
 Restricted cash....................................       --             50
  Accounts receivable...............................        (3)         (418)
  Interest receivable...............................       --         (3,016)
  Other assets......................................       (17)         (297)
  Accounts payable..................................       --          4,702
  Other liabilities.................................     1,752        (1,753)
                                                       -------      --------
   Net cash (used) provided by operating
    activities......................................    (1,117)       (9,016)
                                                       -------      --------
Cash flows from investing activities:
 Purchases of held-to-maturity marketable
  securities........................................       --       (236,701)
 Maturities of held-to-maturity marketable
  securities........................................       --         71,110
 Purchase of property and equipment.................    (2,490)      (23,578)
                                                       -------      --------
   Net cash (used) provided by investing
    activities......................................    (2,490)     (189,169)
                                                       -------      --------
Cash flows from financing activities:
 Proceeds from issuance of senior discount notes and
  related warrants..................................       --        250,205
 Proceeds from issuance of Series A Common Stock and
  related warrants..................................       --         26,136
 Proceeds from issuance of Series B Common Stock and
  related warrants..................................        43        18,757
 Proceeds from exercise of stock options and
  warrants..........................................       --            129
 Principal payments on debt and capital leases......       (70)         (702)
 Payments on revolving credit facility..............       --        (16,300)
 Proceeds from short-term borrowings and related
  warrants..........................................     3,370           426
 Payment of deferred financing costs................       --         (8,647)
 Principal payments on borrowings...................       (52)          --
                                                       -------      --------
   Net cash provided (used) by financing
    activities......................................     3,291       270,004
                                                       -------      --------
Net (decrease) increase in cash and cash
 equivalents........................................      (316)       71,819
Cash and cash equivalents, beginning of period......       536           220
                                                       -------      --------
Cash and cash equivalents, end of period............   $   220      $ 72,039
                                                       =======      ========

                See notes to consolidated financial statements.

                        FIRSTWORLD COMMUNICATIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of FirstWorld Communications, Inc. ("FirstWorld") and its wholly owned subsidiaries (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

   In the opinion of management, the accompanying consolidated financial statements include all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented for the Company. The results of operations for any interim period are not necessarily indicative of results for the full year. The consolidated financial statements and footnote disclosures should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. Certain 1998 amounts have been reclassified to conform to the 1999 basis of presentation.

NOTE 2--EARNINGS PER SHARE

   The Company calculates net loss per share in accordance with SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options, purchase rights and warrants using the treasury stock method and conversion of the Company's convertible preferred stock using the if-converted method.

                                             Three Months        Nine Months
                                                 Ended              Ended
                                           December 31, 1997  September 30, 1998
                                           -----------------  ------------------
Potential Common Shares Underlying:
Options...................................        98,388           2,681,932
Purchase rights...........................           --              300,000
Warrants..................................    14,421,605          25,188,021
Convertible Preferred Series A............        11,867 (A)             --
Convertible Preferred Series B............     2,016,638 (B)             --
Convertible Preferred Series C............     3,621,120 (C)             --
                                              ----------          ----------
                                              20,169,618          28,169,953
                                              ==========          ==========

(A) 118,667 Series A preferred shares at December 31, 1997 converted at a ratio of 1:10.
(B) 2,016,638 Series B preferred shares at December 31, 1997 converted at a ratio of 1:1.
(C) 2,600,000 Series C preferred shares at December 30, 1997 converted at a ratio of 1.39:1.

NOTE 3--OTHER MATTERS

   The Company is engaged in other legal actions arising in the ordinary course of its business and believes that the outcome of these actions will not have a material adverse effect on its results of operations, liquidity or financial position.

                                           Shares

                               [FIRSTWORLD LOGO]

                        FirstWorld Communications, Inc.

                             Series B Common Stock

                              ------------------

                                   PROSPECTUS
                                       , 2000

                              ------------------


                                Lehman Brothers

                            Bear, Stearns & Co. Inc.

                           Deutsche Banc Alex. Brown

                            PaineWebber Incorporated

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion, dated December 22, 1999

PROSPECTUS

                                            Shares

                        FirstWorld Communications, Inc.
                             Series B Common Stock
           --------------------------------------------------------

 This is our initial public offering of shares of common stock. We are offering
       shares. No public market exists for our shares. Of the           shares
 being offered, we are offering           shares outside the United States and
          Canada and           shares in the United States and Canada.

  We propose to list the shares on the Nasdaq National Market under the symbol
 "FWIS". We anticipate the public offering price to be between $     and $
                                   per share.

     Investing in the shares involves risks. Risk Factors begin on page 7.

                                                             Per Share   Total
                                                             --------- ---------
Public Offering Price....................................... $         $
Underwriting Discount....................................... $         $
Proceeds to FirstWorld Communications....................... $         $

We have granted the underwriters the right to purchase up to     additional
shares within 30 days to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about       , 2000.
           --------------------------------------------------------
Lehman Brothers

          Bear, Stearns International Limited

                  Deutsche Bank

                                                       PaineWebber International

      , 2000

                                           Shares

                 [Firstworld Communications Logo Appears Here]

                        FirstWorld Communications, Inc.

                             Series B Common Stock

                              ------------------

                                   PROSPECTUS
                                       , 2000

                              ------------------


                                Lehman Brothers

                      Bear, Stearns International Limited

                                 Deutsche Bank

                           PaineWebber International

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee..........  $   26,400
      NASD filing fee..............................................      10,500
      Nasdaq National Market listing application fee...............       5,000
      Blue Sky fees and expenses...................................       5,000
      Printing and engraving expenses..............................     200,000
      Legal fees and expenses......................................     300,000
      Accounting fees and expenses.................................     250,000
      Directors' and officers' insurance...........................     300,000
      Transfer agent and registrar fees............................      10,000
      Miscellaneous expenses.......................................     193,100
                                                                     ----------
        TOTAL......................................................  $1,300,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   The registrant's amended and restated bylaws that will become effective upon the closing of this offering provide that the company will indemnify its directors and executive officers to the fullest extent permitted by Delaware law and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

   In addition, the registrant's restated certificate of incorporation that will become effective upon the closing of this offering provides that, to the fullest extent permitted by Delaware law, its directors will not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors. This provision of the restated certificate of incorporation does not eliminate the directors' duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws.

   Each director will continue to be subject to liability for:

  . breach of a director's duty of loyalty to the company and its stockholders;

  . acts or omissions not in good faith, gross negligence, or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  . any transaction from which a director derived an improper personal benefit.

   The registrant has entered into indemnification agreements with its directors and executive officers and has obtained directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving any of the company's directors or officers as to which indemnification is being sought. The company is not aware of any pending or threatened litigation that may result in a claim for indemnification.

Item 15. Recent Sales of Unregistered Securities.

   The company has issued and sold the following securities since December 1, 1996:

   Between December 1996 and November 1999, 1,174,156 shares of the Company's Series B common stock were issued upon exercise of stock options granted under the Company's 1995 Stock Option Plan and 1997 Stock Option Plan, at exercise prices between $0.15 and $7.50 per share.

   On January 29, 1997, the Company issued and sold an aggregate of 1,044,700 shares of its Series C preferred stock for cash and issued 1,555,300 upon retirement of certain convertible bridge notes. In addition, warrants to purchase an aggregate of 520,000 shares of common stock were issued to such investors and note holders at an initial exercise price of $5.00 per share. Upon consummation of the equity restructuring of the Company, however, the shares and warrants were converted into an aggregate of 3,621,120 shares of Series B common stock and warrants to purchase 736,564 shares of Series B common stock at a purchase price of $3.53 per share. In connection with this private placement, the Company also issued to financial advisors warrants to purchase 218,118 and 15,000 shares of common stock at purchase prices of $5.00 and $0.50, respectively. In March 1997, 5,000 shares of common stock were issued upon exercise of one of the financial advisor warrants at a purchase price of $0.50 per share. As a result of the equity restructuring, these warrants were converted into warrants to purchase shares of Series B common stock.

   On January 29, 1997, the Company issued warrants to purchase 800,000 shares of common stock to a single investor at an initial purchase price of $4.75 per share. On December 30, 1997, the warrant was amended to increase the number of shares exercisable to 2,110,140 shares of Series B common stock and to decrease the purchase price to $1.80 per share.

   Warrants to purchase 19,000 and 5,000 shares of common stock at prices of $0.50 and $5.00, respectively, were issued in January 1997 in consideration for legal services provided to the Company. As a result of the equity restructuring, these warrants were converted into warrants to purchase shares of Series B common stock.

   On May 29, 1997, 60,000 shares of common stock were issued upon conversion of Series B preferred stock. These shares were converted to Series B common stock upon consummation of the Company's equity restructuring.

   During August and September 1997, in connection with a short-term bridge financing, the Company issued to a certain lender a warrant to purchase 300,000 shares of common stock at an initial purchase price of $6.00 per share. As a result of the equity restructuring of the Company, this warrant was converted into a warrant to purchase 470,092 shares of Series B common stock at a purchase price of $3.83 per share.

   On September 16, 1997, 156,208 shares of Series A preferred stock, which were later converted to 1,562 shares of Series B common stock as a result of the equity restructuring, were issued to an entity as compensation for services rendered to the Company.

   During July and September 1997, warrants to purchase 33,789 shares of common stock were issued at a purchase price of $6.00 per share to the holders of certain convertible bridge notes issued in July 1997. As a result of the equity restructuring, these warrants were converted into warrants to purchase shares of Series B common stock.

   On September 17, 1997, the lender involved in the Company's revolving credit facility was issued a warrant to purchase 800,000 shares of Series B common stock at an initial purchase price of $6.00 per share. This warrant was later amended and replaced on December 30, 1997 and on April 13, 1998. The current purchase price of the warrant is $3.00 per share. Upon consummation of the revolving credit facility, the Company also issued warrants to certain financial advisors to purchase 83,400 shares of common stock at a purchase price of $6.00 per share. As a result of the equity restructuring, these warrants were converted into warrants to purchase shares of Series B common stock.

   In connection with the equity restructuring of the Company on December 30, 1997, all outstanding shares of the Company's previously issued common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock were converted into 9,178,625 shares of Series B common stock.

   On December 30, 1997, 10,000,000 shares of Series A common stock and warrants to purchase 10,000,000 shares of Series B common stock at a purchase price of $3.00 per share were issued by the Company to certain investors. At the same time, 135,164 shares of Series A common stock and warrants to purchase 135,164 shares of Series B common stock at a purchase price of $3.00 per share were issued upon automatic conversion to the holders of certain convertible subordinated bridge notes. In connection with the Series A common stock private placement, warrants were also issued to certain financial advisors to purchase 17,500 and 30,000 shares of Series B common stock at purchase prices of $6.00 and $5.00 per share, respectively.

   On April 13, 1998, 6,666,666 shares of Series B common stock and warrants to purchase 6,666,666 shares of Series B common stock at a purchase price of $3.00 per share were issued to two existing investors pursuant to the exercise of options held by them in connection with the Company's December 30, 1997 private placement.

   In connection with the issuance and sale of its debt offering on April 13, 1998, the Company issued warrants to purchase 3,713,094 shares of Series B common stock, at a purchase price of $0.01 per share.

   On January 7, 1999, 187,500 shares of Series B common stock were issued pursuant to the Company's acquisition of Accelerated Information, Inc.

   On February 11, 1999, 42,250 shares of Series B common stock were issued to employees of the Company who participated in the 1998 Employee Stock Purchase Plan in November 1998.

   The Company issued 285,000 shares of Series B common stock in connection with its acquisition of Sirius Solutions, Inc. on March 2, 1999.

   In connection with the Hypercon acquisition on June 2, 1999, the Company issued 49,993 shares of Series B common stock.

   On June 14, 1999, the Company issued 30,000 shares of Series B common stock in connection with its acquisition of Internet Express.

   Between March and November 1999, 109,495 shares of the Company's Series B common stock were issued upon exercise of common stock Purchase Warrants, at a purchase price of $1.50 per share.

   In connection with the Transport Logic acquisition, the Company issued 392,935 shares of Series B common stock on July 7, 1999.

   The Company issued 875,000 shares of Series B common stock on July 14, 1999 in connection with its acquisition of Intelenet.

   As of November 30, 1999, 14,116 shares of Series B common stock have been issued to certain employees under the Company's quarterly stock bonus program.

   All of the above transactions were completed without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering. All of the above-referenced option shares and bonus shares were subsequently registered on Form S-8s filed with the Commission on October 10, 1998, April 14, 1999 and May 17, 1999.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

     Exhibit
       No.                           Description
     -------                         -----------
     1.1*    Form of Underwriting Agreement
     3.1     Certificate of Incorporation of the Registrant, as amended.
             (3)

     Exhibit
       No.                            Description
     -------                          -----------
      3.2*   Certificate of Amendment of Certificate of Incorporation of
             the Registrant.
      3.3    Bylaws of the Registrant, as amended. (3)
      4.1    Reference is made to Exhibits 3.1 through 3.3.
      4.2*   Specimen stock certificate representing shares of Series B
             Common Stock of the Registrant.
      4.3    Purchase Agreement, dated April 6, 1998, among the
             Registrant, Bear, Stearns & Co. Inc., ING Barings (U.S.)
             Securities, Inc., J.P. Morgan Securities, Inc. and Merrill
             Lynch, Pierce, Fenner & Smith Incorporated. (1)
      4.4    Indenture, dated as of April 13, 1998, between the
             Registrant and The Bank of New York. (1)
      4.5    Form of 13% Senior Discount Notes due 2008 and schedule of
             13% Senior Discount Notes due 2008. (1)
      4.6    Registration Rights Agreement, dated as of April 13, 1998, among the Registrant and the Initial Purchasers. (1)
      5.1*   Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
     10.1    Form of Indemnification Agreement entered into by the
             Registrant and each of its executive officers and directors and schedule listing all executive officers and directors
             who have executed an Indemnification Agreement. (3)
     10.2    1995 Stock Option Plan and related form of option agreement.
             (1)
     10.3    1997 Stock Option Plan and related form of option agreement.
             (1)
     10.4    Warrant Agreement, dated as of April 13, 1998, among the
             Registrant and the Initial Purchasers and related form of
             warrant attached thereto. (1)
     10.5    Warrant Registration Rights Agreement, dated as of April 13,
             1998, among the Registrant and the Initial Purchasers. (1)
     10.6    Common Stock Purchase Agreement, dated as of December 30,
             1997, among the Registrant, Colorado Spectra 3, LLC, Enron
             Capital & Trade Resources Corp. and the holders of $405,000 in principal amount of the Registrant's convertible
             subordinated promissory notes. (1)
     10.7    First Amendment to Common Stock Purchase Agreement, dated as of February 9, 1998, among the Registrant, Colorado Spectra
             3, LLC and Enron Capital & Trade Resources Corp. (1)
     10.8    Amended and Restated Investor Rights Agreement, dated as of
             April 13, 1998, among the Registrant and the Investors set forth therein, as amended. (2)
     10.9    Securityholders Agreement, dated as of December 20, 1997,
             among the Registrant, Enron Capital & Trade Resources Corp.,
             Colorado Spectra 1, LLC, Colorado Spectra 2, LLC and
             Colorado Spectra 3, LLC, as amended. (2)
     10.10   Business Opportunity Agreement, dated as of December 30,
             1997, among the Registrant, Enron Capital & Trade Resources
             Corp., Colorado Spectra 1, LLC, Colorado Spectra 2, LLC and
             Colorado Spectra 3, LLC. (1)

     Exhibit
       No.                            Description
     -------                          -----------
     10.11   Management Consulting Services Agreement, dated as of
             December 30, 1997, as amended by that First Amendment to
             Management to Management Consulting Services Agreement dated as of March 17, 1998, between the Registrant and Corporate
             Managers, LLC. (1)
     10.12   Management Consulting Services Agreement, dated as of
             December 30, 1997, between the Registrant and Enron Trade &
             Capital Resources Corp. (1)
     10.13   Form of Warrant to Purchase Series B Common Stock and
             schedule listing all holders of such warrants entitled to
             purchase a number of shares of Series B Common Stock equal to or greater that 1% of the Company's common stock
             outstanding as of May 31, 1998. (1)
     10.14   Warrant to Purchase 2,110,140 shares of Series B Common
             Stock issued to Colorado Spectra 2, LLC on December 30, 1997.
             (1)
     10.15   Agreement for Use of Operating Property, dated as of
             February 25, 1997, between FirstWorld Anaheim and the City of Anaheim. (1)
     10.16   Universal Telecommunications System Participation Agreement,
             dated as of February 25, 1997, among the Registrant,
             FirstWorld Anaheim and the City of Anaheim. (1)
     10.17   Development Fee Agreement, dated as of February 25, 1997,
             between the Registrant and the City of Anaheim. (1)
     10.18** Agreement for Lease of Telecommunications Conduit, dated as of March 5, 1998, between FirstWorld Orange Coast and The
             Irvine Company. (4)
     10.19** Telecommunications System License Agreement, dated as of
             March 5, 1998, between FirstWorld Orange Coast and The
             Irvine Company. (4)
     10.20   Office Lease for Genesee Executive Plaza, dated as of
             September 4, 1996, between Talcott Realty I Limited
             Partnership and the Registrant. (1)
     10.21   Standard Industrial/Commercial Single-Tenant Lease-Gross,
             dated as of August 26, 1996, between Scope Development and
             FirstWorld Anaheim. (1)

     10.22   SpectraNet International Founders' Sale Agreement. (3)

     10.23   System Acquisition Agreement. (3)

     10.24   Employment Agreement between the Registrant and Sheldon S.
             Ohringer. (4)

     10.25   Stock Option Agreement between the Registrant and Sheldon S.
             Ohringer. (5)

     10.26   Employment Agreement between the Registrant and Scott Chase.
             (6)

     10.27   Employment Agreement between the Registrant and Marion K.
             Jenkins. (6)

     10.28   Employment Agreement between the Registrant and David
             Gandini. (6)
     10.29   Employment Agreement between the Registrant and Doug Kramer.
             (6)
     10.30   Lease between the Registrant and The Prudential Insurance
             Company of America. (6)

     10.31 First Amendment to Lease (Genesee Executive Plaza), dated as of July 31, 1998, between Arden Realty Limited Partnership
             (successor in interest to Talcott Realty I Limited
             Partnership) and the Registrant. (6)

     10.32   Second Amendment to Management Consulting Services
             Agreement, dated as of October 1, 1998, between the Registrant and Corporate Managers, LLC. (6)

     Exhibit
       No.                            Description
     -------                          -----------
     10.33   First Amendment to Amended and Restated Investors Rights
             Agreement, dated as of September 28, 1998, among the
             Registrant, Enron Capital & Trade Resources Corp., Colorado
             Spectra 1, LLC, Colorado Spectra 2, LCC and Colorado Spectra
             3, LLC. (6)
     10.34   Employment Agreement, as amended, between the Registrant and
             Jeffrey L. Dykes. (7)
     10.35   Firstworld Communications, Inc. Quarterly Bonus Program. (8)
     10.36   The 1999 Equity Incentive Plan of FirstWorld Communications,
             Inc. (the "1999 Plan"). (9)
     10.37   Form of Incentive Stock Option Agreement of FirstWorld
             Communications, Inc. under the 1999 Plan. (9)
     10.38   Form of Non-Qualified Stock Option Agreement of FirstWorld
             Communications, Inc. under the 1999 Plan. (9)
     10.39   Form of Stock Appreciation Right Award Agreement of
             FirstWorld Communications, Inc. under the 1999 Plan. (9)
     10.40   First Amendment to Employment Agreement, dated as of May 20,
             1999, between the Registrant and Sheldon S. Ohringer. (10)
     10.41   Office Lease, dated June 28, 1999, between Board of
             Administration as Trustee for the Police and Fire Department
             Retirement Fund and the Registrant. (10)
     10.42   Equity Investment Agreement, effective as of December 22,
             1999, as amended, between the Registrant and Colorado
             Spectra 4, LLC.
     21.1    Subsidiaries of the Registrant, as amended.

     23.1    Consent of PricewaterhouseCoopers LLP.

     23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1).

     24.1    Power of Attorney (included on Page II-8).

     27.1    Financial Data Schedule. (11)

--------
 * To be filed by amendment.
** Portions of this exhibit have been omitted pursuant to an order granting confidential treatment filed with the Securities and Exchange Commission.
(1) Incorporated herein by reference to the Registrant's Registration Statement on Form S-4 (No. 333-57829) filed with the Securities and Exchange Commission on June 26, 1998.
(2) Original agreement incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 333-57829) filed with the Securities and Exchange Commission on August 24, 1998; amendment dated December 22, 1999 filed herewith.
(3) Incorporated herein by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (No. 333-57829) filed with the Securities and Exchange Commission on August 24, 1998.
(4) Incorporated herein by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-4 (No. 333-57829) filed with the Securities and Exchange Commission on October 8, 1998.
(5) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (No. 333-68195) filed with the Securities and Exchange Commission on December 1, 1998.
(6) Incorporated herein by reference to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 16, 1999.
(7) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 12, 1999.

(8) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (No. 333-78611) filed with the Securities and Exchange Commission on May 17, 1999.
(9) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (No. 333-76325) filed with the Securities and Exchange Commission on April 14, 1999.
(10) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999.
(11) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 1999.

   (b) Financial Statement Schedules.

   Not applicable.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, County of Arapahoe, State of Colorado, on December 22, 1999.

                                              /s/ Sheldon S. Ohringer
                                          By: ---------------------------------
                                              Sheldon S. Ohringer
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Dykes and Paul C. Adams and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                  Date
              ---------                         -----                  ----
     /s/ Sheldon S. Ohringer          President and Chief        December 22, 1999
------------------------------------- Executive Officer
         Sheldon S. Ohringer          (Principal Executive
                                      Officer)

        /s/ Paul C. Adams             Vice President, Finance,   December 22, 1999
------------------------------------- Treasurer and Assistant
            Paul C. Adams             Secretary (Principal
                                      Financial and Accounting
                                      Officer)

       /s/ Donald L. Sturm            Chairman of the Board      December 22, 1999
-------------------------------------
           Donald L. Sturm

       /s/ C. Kevin Garland           Director                   December 22, 1999
-------------------------------------
           C. Kevin Garland

       /s/ Stephen R. Horn            Director                   December 22, 1999
-------------------------------------
           Stephen R. Horn

    /s/ James O. Spitzenberger        Director                   December 22, 1999
-------------------------------------
        James O. Spitzenberger

        /s/ John C. Stiska            Director                   December 22, 1999
-------------------------------------
            John C. Stiska

       /s/ Melanie L. Sturm           Director                   December 22, 1999
-------------------------------------
           Melanie L. Sturm

                                 EXHIBIT INDEX

 Exhibit
   No.                              Description
 -------                            -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation of the Registrant, as amended. (3)
  3.2*   Certificate of Amendment of Certificate of Incorporation of the
         Registrant.
  3.3    Bylaws of the Registrant, as amended. (2)
  4.1    Reference is made to Exhibits 3.1 through 3.3.
  4.2*   Specimen stock certificate representing shares of Series B
         Common Stock of the Registrant.
  4.3    Purchase Agreement, dated April 6, 1998, among the Registrant,
         Bear, Stearns & Co. Inc., ING Barings (U.S.) Securities, Inc.,
         J.P. Morgan Securities, Inc. and Merrill Lynch, Pierce, Fenner &
         Smith Incorporated. (1)
  4.4    Indenture, dated as of April 13, 1998, between the Registrant and The Bank of New York. (1)
  4.5    Form of 13% Senior Discount Notes due 2008 and schedule of 13%
         Senior Discount Notes due 2008. (1)
  4.6    Registration Rights Agreement, dated as of April 13, 1998, among the Registrant and the Initial Purchasers. (1)
  5.1*   Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
 10.1    Form of Indemnification Agreement entered into by the Registrant and each of its executive officers and directors and schedule listing all executive officers and directors who have executed an Indemnification Agreement. (3)
 10.2    1995 Stock Option Plan and related form of option agreement. (1)
 10.3    1997 Stock Option Plan and related form of option agreement. (1)
 10.4    Warrant Agreement, dated as of April 13, 1998, among the
         Registrant and the Initial Purchasers and related form of
         warrant attached thereto. (1)
 10.5    Warrant Registration Rights Agreement, dated as of April 13,
         1998, among the Registrant and the Initial Purchasers. (1)
 10.6    Common Stock Purchase Agreement, dated as of December 30, 1997, among the Registrant, Colorado Spectra 3, LLC, Enron Capital &
         Trade Resources Corp. and the holders of $405,000 in principal amount of the Registrant's convertible subordinated promissory notes. (1)
 10.7    First Amendment to Common Stock Purchase Agreement, dated as of
         February 9, 1998, among the Registrant, Colorado Spectra 3, LLC and Enron Capital & Trade Resources Corp. (1)
 10.8    Amended and Restated Investor Rights Agreement, dated as of
         April 13, 1998, among the Registrant and the Investors set forth therein, as amended. (2)
 10.9    Securityholders Agreement, dated as of December 20, 1997, among the Registrant, Enron Capital & Trade Resources Corp., Colorado
         Spectra 1, LLC, Colorado Spectra 2, LLC and Colorado Spectra 3,
         LLC, as amended. (2)
 10.10   Business Opportunity Agreement, dated as of December 30, 1997, among the Registrant, Enron Capital & Trade Resources Corp.,
         Colorado Spectra 1, LLC, Colorado Spectra 2, LLC and Colorado
         Spectra 3, LLC. (1)

 Exhibit
   No.                              Description
 -------                            -----------
 10.11   Management Consulting Services Agreement, dated as of December
         30, 1997, as amended by that First Amendment to Management to
         Management Consulting Services Agreement dated as of March 17,
         1998, between the Registrant and Corporate Managers, LLC. (1)
 10.12   Management Consulting Services Agreement, dated as of December
         30, 1997, between the Registrant and Enron Trade & Capital
         Resources Corp. (1)
 10.13   Form of Warrant to Purchase Series B Common Stock and schedule listing all holders of such warrants entitled to purchase a number of shares of Series B Common Stock equal to or greater that 1% of the Company's common stock outstanding as of May 31,
         1998. (1)
 10.14   Warrant to Purchase 2,110,140 shares of Series B Common Stock issued to Colorado Spectra 2, LLC on December 30, 1997. (1)
 10.15   Agreement for Use of Operating Property, dated as of February
         25, 1997, between FirstWorld Anaheim and the City of Anaheim.
         (1)
 10.16   Universal Telecommunications System Participation Agreement,
         dated as of February 25, 1997, among the Registrant, FirstWorld
         Anaheim and the City of Anaheim. (1)
 10.17   Development Fee Agreement, dated as of February 25, 1997,
         between the Registrant and the City of Anaheim. (1)
 10.18** Agreement for Lease of Telecommunications Conduit, dated as of
         March 5, 1998, between FirstWorld Orange Coast and The Irvine
         Company. (4)
 10.19** Telecommunications System License Agreement, dated as of March
         5, 1998, between FirstWorld Orange Coast and The Irvine Company.
         (4)
 10.20   Office Lease for Genesee Executive Plaza, dated as of September
         4, 1996, between Talcott Realty I Limited Partnership and the
         Registrant. (1)
 10.21   Standard Industrial/Commercial Single-Tenant Lease-Gross, dated as of August 26, 1996, between Scope Development and FirstWorld
         Anaheim. (1)

 10.22   SpectraNet International Founders' Sale Agreement. (3)

 10.23   System Acquisition Agreement. (3)

 10.24   Employment Agreement between the Registrant and Sheldon S.
         Ohringer. (4)

 10.25   Stock Option Agreement between the Registrant and Sheldon S.
         Ohringer. (5)

 10.26   Employment Agreement between the Registrant and Scott Chase. (6)

 10.27   Employment Agreement between the Registrant and Marion K.
         Jenkins. (6)

 10.28   Employment Agreement between the Registrant and David Gandini.
         (6)
 10.29   Employment Agreement between the Registrant and Doug Kramer. (6)
 10.30   Lease between the Registrant and The Prudential Insurance
         Company of America. (6)

 10.31   First Amendment to Lease (Genesee Executive Plaza), dated as of
         July 31, 1998, between Arden Realty Limited Partnership
         (successor in interest to Talcott Realty I Limited Partnership) and the Registrant. (6)

 10.32 Second Amendment to Management Consulting Services Agreement, dated as of October 1, 1998, between the Registrant and Corporate Managers, LLC. (6)

 Exhibit
   No.                              Description
 -------                            -----------
 10.33   First Amendment to Amended and Restated Investors Rights
         Agreement, dated as of September 28, 1998, among the Registrant,
         Enron Capital & Trade Resources Corp., Colorado Spectra 1, LLC,
         Colorado Spectra 2, LCC and Colorado Spectra 3, LLC. (6)
 10.34   Employment Agreement, as amended, between the Registrant and
         Jeffrey L. Dykes. (7)
 10.35   Firstworld Communications, Inc. Quarterly Bonus Program. (8)
 10.36   The 1999 Equity Incentive Plan of FirstWorld Communications,
         Inc. (the "1999 Plan"). (9)
 10.37   Form of Incentive Stock Option Agreement of FirstWorld
         Communications, Inc. under the 1999 Plan. (9)
 10.38   Form of Non-Qualified Stock Option Agreement of FirstWorld
         Communications, Inc. under the 1999 Plan. (9)
 10.39   Form of Stock Appreciation Right Award Agreement of FirstWorld
         Communications, Inc. under the 1999 Plan. (9)
 10.40   First Amendment to Employment Agreement, dated as of May 20,
         1999, between the Registrant and Sheldon S. Ohringer. (9)
 10.41   Office Lease, dated June 28, 1999, between Board of
         Administration as Trustee for the Police and Fire Department
         Retirement Fund and the Registrant. (10)
 10.42   Equity Investment Agreement, effective as of December 22, 1999, as amended, betweeen the Registrant and Colorado Spectra 4, LLC.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1    Power of Attorney (included on Page II-8).
 27.1    Financial Data Schedule. (11)

--------
 * To be filed by amendment.
** Portions of this exhibit have been omitted pursuant to an order granting confidential treatment filed with the Securities and Exchange Commission.
(1) Incorporated herein by reference to the Registrant's Registration
    Statement on Form S-4 (No. 333-57829) filed with the Securities and
    Exchange Commission on June 26, 1998.
(2) Original agreement incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 333-57829) filed with Securities and Exchange Commission on August 24, 1998; amendment dated December 22, 1998 filed herewith.
(3) Incorporated herein by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (No. 333-57829) filed with the
    Securities and Exchange Commission on August 24, 1998.
(4) Incorporated herein by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-4 (No. 333-57829) filed with the
    Securities and Exchange Commission on October 8, 1998.
(5) Incorporated herein by reference to the Registrant's Registration
    Statement on Form S-8 (No. 333-68195) filed with the Securities and
    Exchange Commission on December 1, 1998.
(6) Incorporated herein by reference to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 16, 1999.

(7) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 12, 1999.
(8) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (No. 333-78611) filed with the Securities and Exchange Commission on May 17, 1999.
(9) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (No. 333-76325) filed with the Securities and Exchange Commission on April 14, 1999.
(10) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 1999.
(11) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 1999.